Form 10KT405, Exhibit 13
period 2000-12-31
FIRST FEDERAL BANCSHARES INC /DE
filed 2001-03-30
CIK 1113107

TABLE OF CONTENTS

Letter from the President.........................................................................................1
Selected Consolidated Financial and Other Data....................................................................2
Management's Discussion and Analysis of Financial Condition and Results of Operations.............................5
Report of Independent Auditors...................................................................................13
Consolidated Statements of Financial Condition...................................................................14
Consolidated Statements of Income................................................................................15
Consolidated Statements of Changes in Shareholders' Equity.......................................................16
Consolidated Statements of Cash Flows............................................................................17
Notes to Consolidated Financial Statements.......................................................................19
Directors and Officers...........................................................................................38
Investor and Corporate Information...............................................................................39
Office Locations.................................................................................................40


                            LETTER FROM THE PRESIDENT

To Our Stockholders:

         The year 2000 was a historic year for First Federal Bancshares, Inc. In December 1999, our directors approved the conversion of First Federal Bank, FSB, from a mutual institution to a public stock organization. This conversion was completed on September 27, 2000.

         As part of this restructuring, our strategic business plan included the enhancement of products and services offered by First Federal. New offerings were needed to aid the bank in making the transition from a traditional savings and loan to a community bank. With these additions, we are better equipped to maintain our vital role in the economies of our local communities.

         During the past 24 months, our employees have initiated the following product developments:

      o  Affiliation with the Shazam ATM/Debit Card network
      o  An agent bank credit card program
      o A new checking account program with benefits for senior citizens and small businesses
      o  An overdraft protection program
      o Numerous computer hardware and software upgrades including loan-doc software
      o  ATM installations and drive-up facilities' improvements
      o  Real-time ATM/Debit Card transactions
      o  A fully staffed commercial loan department
      o Membership in the Mortgage Partnership Finance program offered through the Federal Home Loan Bank of Chicago. This service allows First Federal to offer fixed interest rate home mortgage loans.
      o  Website enhancements
      o  Signature guaranty program
      o  Credit card cash advance system
      o  Sales and redemptions of U.S. Savings Bonds
      o  Preliminary plans for the implementation of a PC banking network

I appreciate and congratulate our hard-working employees for their efforts in making this impressive list possible.

         As you review our financial statements included in this report, you will see that First Federal had a very good year. The conversion allowed our assets to reach an all time level of $237.6 million compared to $213.2 million at February 29, 2000, an 11.4% increase. We also experienced significant growth in the commercial lending area. For the ten months ended December 31, 2000, our commercial loan portfolio grew $1.4 million, to 4.6% of total loans.

         The directors were pleased to announce our first dividend payment of five cents per share in December 2000. As regulatory guidelines permit, our intentions are to reward you for your trust and investment in our company.



                                                                              1.

         Although we have made numerous changes, one fundamental element of our business plan remains constant--our outstanding customer service. The treatment and care of our customers continues to be our paramount priority. Our experienced staff understands and practices this concept daily. The management and staff truly care about you, our customers and shareholders.

         The directors, officers, and staff look forward to a bright future and a long-lasting relationship with our valued shareholders.

                                              Sincerely,


                                              /s/ James J. Stebor
                                              James J. Stebor
                                              President and CEO
                                              First Federal Bancshares, Inc.







                                                                              2.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following table sets forth certain consolidated summary historical financial information concerning the financial position of First Federal Bancshares, Inc. including its subsidiary, First Federal Bank, for the dates indicated. The financial data is derived in part from, and should be read in conjunction with, the consolidated financial statements and related notes of First Federal Bancshares, Inc. contained later in this annual report.

                                        AT DECEMBER 31,   AT FEBRUARY 29,
                                        ---------------   ---------------
                                            2000               2000
                                            ----               ----
                                                 (IN THOUSANDS)

SELECTED FINANCIAL DATA:

Total assets                               $237,602          $213,187
Cash and cash equivalents                    11,244             5,762
Loans receivable, net                       115,619           113,602
Securities available-for-sale                42,592            29,441
Securities held-to-maturity                  61,619            58,927
Deposits                                    184,878           182,572
Total borrowings                              5,000             6,000
Total equity                                 45,867            24,025


                                                                        TEN MONTHS ENDED           YEAR ENDED
                                                                          DECEMBER 31,            FEBRUARY 29,
                                                                          ------------            ------------
                                                                     2000             1999            2000
                                                                     ----             ----            ----
                                                                                  (IN THOUSANDS)
SELECTED OPERATING DATA:

Total interest income                                            $     12,898     $     11,288    $     13,660
Total interest expense                                                  8,186            7,127           8,642
                                                                 ------------     ------------    ------------
     Net interest income                                                4,712            4,161           5,018
Provision for loan losses                                                  71               61             119
                                                                 ------------     ------------    ------------
Net interest income after provision for loan losses                     4,641            4,090           4,899
Noninterest income                                                        287              245             291
Noninterest expense:
     Compensation and benefits                                          1,443            1,237           1,464
     Other noninterest expense                                          1,241            1,176           1,381
                                                                 ------------     ------------    ------------
         Total noninterest expense                                      2,684            2,413           2,845
                                                                 ------------     ------------    ------------
Income before income taxes                                              2,244            1,932           2,345
Income tax provision                                                      788              680             838
                                                                 ------------     ------------    ------------

     Net income                                                  $      1,456     $      1,252    $      1,507
                                                                 ============     ============    ============



                                                                              3.

                                                                         AT OR FOR THE TEN         AT OR FOR THE
                                                                            MONTHS ENDED             YEAR ENDED
                                                                            DECEMBER 31,            FEBRUARY 29,
                                                                            ------------            ------------
                                                                         2000           1999            2000
                                                                         ----           ----            ----
SELECTED FINANCIAL RATIOS AND
  OTHER DATA:
PERFORMANCE RATIOS:
     Return on assets (1)                                                0.78%           0.73%            0.72%
     Return on equity (2)                                                6.01            6.40             6.55
     Average interest rate spread (3)                                    1.95            2.02             2.06
     Net interest margin (4)                                             2.56            2.49             2.50
     Operating (noninterest) expense to average total assets             1.43            1.40             1.36
     Efficiency Ratio (5)                                               53.69           54.77            54.59
     Average interest-earning assets to average
       interest-bearing liabilities                                    113.58          111.02           110.14

CAPITAL RATIOS:
     Tangible capital ratio                                             15.15           11.02            11.29
     Core capital ratio                                                 15.15           11.02            11.29
     Risk-based capital ratio                                           35.60           25.23            24.86
     Ratio of average equity to average assets                          12.93           11.34            11.03

ASSET QUALITY RATIOS:
     Non-performing loans to total loans                                 0.94            1.09             0.89
     Allowance for loan losses to non-performing loans (6)              52.48           37.33            47.73
     Allowance for loan losses to total loans                            0.49            0.41             0.42


(1)  Net income divided by average total assets.
(2)  Net income divided by average total equity.
(3) Difference between weighted average yield on interest-earning assets and weighted average cost of interest-bearing liabilities.
(4)  Net interest income as a percentage of average interest-earning assets.
(5) Noninterest expense divided by the sum of net interest income and noninterest income.
(6) Nonperforming loans consist of nonaccrual loans and loans greater than 90 days delinquent and still accruing.



                                                                              4.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

First Federal Bancshares, Inc. (the "Company") is engaged primarily in attracting deposits from the general public and using these deposits to originate one-to-four family residential mortgages and, to a lesser extent, consumer and other loans and purchase securities. The Company derives revenues principally from interest earned on loans and securities and fees from other banking-related services. The operations of the Company are influenced significantly by general economic conditions and by policies of financial institution regulatory agencies, primarily the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. The Company's cost of funds is influenced by interest rates on competing investments and general market interest rates. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financings may be offered.

The Company's net interest income is dependent primarily upon the difference or spread between the average yield earned on loans receivable and securities and the average rate paid on deposits and borrowings, as well as the relative amounts of such assets and liabilities. The Company, like other thrift institutions, is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different times, or on a different basis, than its interest-earning assets.

FORWARD-LOOKING STATEMENTS

This Annual Report contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company's loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake--and specifically disclaims any obligation--to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following presents management's discussion and analysis of the results of operations and financial condition of the Company as of the dates and for the periods indicated. You should read this discussion in conjunction with the Company's consolidated financial statements and the notes thereto and other financial data appearing elsewhere in this annual report.



                                                                              5.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2000 AND FEBRUARY 29, 2000

Total assets at December 31, 2000 were $237.6 million compared to $213.2 million at February 29, 2000, an increase of $24.4 million, or 11.4%. The increase was primarily a result of the proceeds from the sale of stock totaling $19.5 million in the Company's initial public offering. These proceeds were primarily reinvested in securities available-for-sale, which increased $13.2 million. Securities held-to-maturity increased $2.7 million and loans receivable increased $2.0 million due to continued loan demand.

Total equity at December 31, 2000 was $45.9 million compared to $24.0 at February 29, 2000, an increase of $21.9 million or 91.2%. The increase was primarily the result of the Company's initial public offering which raised $19.5 million. Net income of $1.5 million for the ten months ended December 31, 2000 and a $901,000 increase in the unrealized gain on securities available-for-sale, net of tax also contributed to the increase in equity.

COMPARISON OF OPERATING RESULTS FOR THE TEN MONTHS ENDED DECEMBER 31, 2000 AND DECEMBER 31, 1999

GENERAL. Net income for the ten months ended December 31, 2000 was $1.5 million compared to $1.3 million for the ten months ended December 31, 1999, an increase of $204,000. The increase was primarily a result of a $551,000 increase in net interest income, partially offset by a $271,000 increase in noninterest expense primarily related to compensation and benefits.

INTEREST INCOME. Interest income for the ten months ended December 31, 2000 was $12.9 million compared to $11.3 million for the ten months ended December 31, 1999, an increase of $1.6 million, or 14.2%. The increase was primarily a result of an increase in the average balance of interest earning assets to $221.0 million for the ten months ended December 31, 2000 from $200.9 million for the ten months ended December 31, 1999 while the average yield on interest-earning assets increased to 7.00% for the ten months ended December 31, 2000 from 6.74% for the ten months ended December 31, 1999. The average balance of loans receivable increased $11.2 million as a result of continued loan demand and management's new focus on commercial lending during 2000. In addition, the yield on loans receivable increased to 7.85% for the ten months ended December 31, 2000 from 7.47% in the prior period as a result of increased market rates.

INTEREST EXPENSE. Interest expense for the ten months ended December 31, 2000 was $8.2 million compared to $7.1 million for the ten months ended December 31, 1999, an increase of $1.1 million, or 15.5%. The increase was primarily the result of an increase in the average balance of interest-bearing liabilities to $194.6 million for the ten months ended December 31, 2000 from $180.9 for the ten months ended December 31, 1999 as a result of stock subscriptions held in savings accounts during the subscription period and the introduction of tiered interest rates for money market deposit accounts. Additionally, the average cost of funds increased to 5.05% for the ten months ended December 31, 2000 from 4.73% for the ten months ended December 31, 1999, primarily due to increased rates on savings, certificates of deposit, and money market accounts as a response to increased market rates. The average cost of savings and certificates of deposit in particular increased to 5.18% for the ten months ended December 31, 2000 from 4.94% for the ten months ended December 31, 1999.




                                                                              6.

NET INTEREST INCOME. Net interest income of $4.7 million for the ten months ended December 31, 2000 reflects an increase of $551,000 or 12.0% from the same period in 1999. The increase in net interest income was primarily a result of an increase in both the Company's interest-earning assets, which was offset by a decrease in the net interest spread to 1.95% for the ten months ended December 31, 2000 from 2.02% for the ten months ended December 31, 1999, as well as an increase in the net interest margin to 2.56% from 2.49% for the same period. The increase in net interest margin was due primarily to the increase in the ratio of interest-earning assets to interest-bearing liabilities to 113.58% from 111.02%.

PROVISION FOR LOAN LOSSES. The Company establishes provisions for loan losses at a level that management believes is appropriate to absorb probable incurred credit losses in the loan portfolio. The provision for loan losses for the ten months ended December 31, 2000 was $71,000 compared to $61,000 for the ten months ended December 31, 1999. Management increases the allowance for loan losses through a provision charged to expense based on a statistical percentage developed considering past loss experiences, an evaluation of losses inherent in the portfolio, the evaluation of problem credits, delinquency trends and other factors such as portfolio composition. The increase in the provision for the ten months ended December 31, 2000 reflects an increase in commercial loans, which generally have a higher risk than loans secured by real estate, and a continued increase in delinquencies and nonperforming loans. Management assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses as necessary in order to maintain the adequacy of the allowance. While management believes the existing level of reserves is adequate, future adjustments to the allowance may be necessary due to economic, operating, regulatory and other conditions that may be beyond the Company's control. The allowance for loan losses as of December 31, 2000 is maintained at a level that represents management's best estimate of losses in the loan portfolio and such losses were both probable and reasonably estimable.

NONINTEREST INCOME. Noninterest income for the ten months ended December 31, 2000 was $287,000 compared to $245,000 for the ten months ended December 31, 1999, an increase of $42,000, or 17.1%. The increase was primarily a result of an increase in service charges and ATM fees due to increased volume of transactional accounts.

NONINTEREST EXPENSE. Noninterest expense for the ten months ended December 31, 2000 was $2.7 million compared to $2.4 million for the ten months ended December 31, 1999, an increase of $271,000, or 11.4%. Several factors contributed to the increase, including a $206,000 increase in compensation and employee benefits attributable primarily to the hiring of a full-time commercial loan officer and additional staffing as a result of continued growth of the Company, as well as the recording of compensation expense related to the ESOP that was established as part of the stock conversion. The increase in noninterest expense was also the result of a $39,000 increase in data processing expense attributable to an increase in volume of loan and deposit accounts and a $88,000 increase in miscellaneous other expense.

INCOME TAXES. The provision for income taxes increased to $788,000 for the ten months ended December 31, 2000 from $680,000 for the same period in 1999. The increase was a direct result of an increase in pretax income.

LIQUIDITY AND CAPITAL RESOURCES

The Company's primary sources of funds are deposits and proceeds from principal and interest payments on loans and mortgage-backed securities. While maturities and scheduled



                                                                              7.

amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. The Company generally manages the pricing of its deposits to be competitive and to increase core deposit relationships.

The Company's cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities and financing activities. Cash flows provided by operating activities were $1.1 million and $502,000 for the ten months ended December 31, 2000 and the year ended February 29, 2000, respectively. Net cash from investing activities consisted primarily of disbursements for loan originations and the purchase of securities, offset by principal collections on loans, proceeds from maturation of securities and paydowns on mortgage-backed securities. Net cash from financing activities consisted primarily of the stock issuance proceeds, activity in deposit accounts and Federal Home Loan Bank advances.

The Company's most liquid assets are cash and short-term investments. The levels of these assets are dependent on the Company's operating, financing, lending and investing activities during any given period. At December 31, 2000, cash and short-term investments totaled $13.8 million. The Company has other sources of liquidity if a need for additional funds arises, including securities maturing within one year and the repayment of loans. The Company may also utilize the sale of securities available-for-sale, federal funds purchased, and Federal Home Loan Bank advances as a source of funds. At December 31, 2000, the Company had the ability to borrow a total of approximately $18.9 million from the Federal Home Loan Bank of Chicago. On that date, the Company had outstanding advances of $5.0 million.

At December 31, 2000, the Company had outstanding commitments to originate loans of $1.9 million, of which $1.1 million had fixed interest rates. These loans are to be secured by properties located in its market area. The Company anticipates that it will have sufficient funds available to meet its current loan commitments. Loan commitments have, in recent periods, been funded through liquidity or through FHLB borrowings. Certificates of deposit which are scheduled to mature in one year or less from December 31, 2000 totaled $113.5 million. Management believes, based on past experience, that a significant portion of such deposits will remain with the Company. Based on the foregoing, in addition to the Company's high level of core deposits and capital, the Company considers its liquidity and capital resources sufficient to meet its outstanding short-term and long-term needs.

Liquidity management is both a daily and long-term responsibility of management. The Company adjusts its investments in liquid assets based upon management's assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and investment securities, and (4) the objectives of its asset/liability management program. Excess liquid assets are invested generally in interest-earning overnight deposits and short- and intermediate-term U.S. government and agency obligations and mortgage-backed securities of short duration. If the Company requires funds beyond its ability to generate them internally, it has additional borrowing capacity with the Federal Home Loan Bank of Chicago.

The Bank is subject to various regulatory capital requirements imposed by the OTS. At December 31, 2000, the Company was in compliance with all applicable capital requirements. See Note 13 of the Notes to Consolidated Financial Statements.



                                                                              8.

IMPACT OF ACCOUNTING PRONOUNCEMENTS

Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, issued in June 1998 (as amended by SFAS No.
137), standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts. The statement requires entities to carry all derivative instruments in the statement of financial position at fair value. The accounting for changes in the fair value, gains and losses, of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, on the reasons for holding it. If certain conditions are met, entities may elect to designate a derivative instrument as a hedge of exposures to changes in fair value, cash flows or foreign currencies. The statement is effective for fiscal years beginning after June 15, 2000. The statement did not have an affect on the Company because the Company does not currently purchase derivative instruments or enter into hedging activities.

EFFECT OF INFLATION AND CHANGING PRICES

The consolidated financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on the operations of the Bank is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates, generally, have a more significant impact on a financial institution's performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS/COST

The following table presents certain information for the periods indicated regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities and average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented and annualizing the yields and costs for the ten month periods. Nonaccruing loans have been included in the average loan amounts. Average balances were derived from average daily balances.




                                                                              9.

                                                                    Ten months ended December 31,
                                                                    -----------------------------
                                                             2000                                  1999
                                             ------------------------------------   ------------------------------------
                                                                         Average                                Average
                                                Average                  Yield/      Average                    Yield/
                                                Balance    Interest       Rate       Balance     Interest        Rate
                                             ----------   ----------   ----------   ----------   ----------   ----------
INTEREST-EARNING ASSETS:
   Loans  receivable                         $  116,094   $    7,593      7.85%     $  104,891   $    6,527       7.47%
   Securities (1)                                91,716        4,793      6.27          87,446        4,494       6.17
   Other interest-
     earning assets                              13,212          512      4.65           8,520          267       3.76
                                             ----------   ----------                ----------   ----------
     Total interest-
       earning assets                           221,022       12,898      7.00         200,857       11,288       6.74
   Non-interest-
     earning assets                               4,096                                  6,184
                                             ----------                             ----------
     Total assets                            $  225,118                             $  207,041
                                             ==========                             ==========

INTEREST-BEARING
  LIABILITIES:
   Deposits:
     NOW and money
       market  accounts                    $     39,036   $    1,402      4.31%     $   32,051   $      972       3.64%
     Savings and
       certificates                             150,765        6,512      5.18         144,355        5,939       4.94
                                             ----------   ----------                ----------   ----------
       Total deposits                           189,801        7,914      5.00         176,406        6,911       4.05
   FHLB advances                                  4,789          272      6.80           4,510          216       5.75
                                             ----------   ----------                ----------   ----------
     Total interest-
       bearing liabilities                      194,590        8,186      5.05         180,916        7,127       4.73
                                             ----------   ----------                ----------   ----------
   Noninterest-
     bearing liabilities                          1,431                                  2,644
                                             ----------                             ----------
     Total liabilities                          196,021                                183,560
   Equity                                        29,097                                 23,481
                                             ----------                             ----------

     Total liabilities
       and equity                            $  225,118                             $  207,041
                                             ==========                             ==========

Net interest income/
  interest rate spread                                    $    4,712      1.95%                  $    4,161       2.02%
                                                          ========== =========                   ==========   ========
Net interest margin/
  interest earning assets                                                 2.56%                                   2.49%
                                                                     =========                                ========
Ratio of interest-
  earning assets to
  interest-bearing liabilities                                          113.58%                                 111.02%
                                                                     =========                                ========



(1) Includes Federal Home Loan Bank stock and FHLMC stock.



                                                                             10.

RATE/VOLUME ANALYSIS

The following table presents the effects of changing rates and volumes on the interest income and interest expense of the Company. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). For purposes of this table, changes attributable to changes in both rate and volume, which cannot be segregated, have been allocated proportionately based on the absolute value of the change due to rate and the change due to volume.

                                                             Ten months ended December 31, 2000
                                                                compared to ten months ended
                                                                      December 31, 1999
                                                                      -----------------
                                                             Increase (Decrease)
                                                                   Due to
                                                                   ------
                                                              Rate         Volume        Total
                                                              ----         ------        -----
                                                                   (Dollars in thousands)
INTEREST-EARNING ASSETS:
    Loans receivable                                      $      201   $      865   $    1,066
    Securities                                                    32          267          299
    Other interest-earning assets                                245            -          245
                                                          ----------   ----------   ----------
       Total interest-earning assets                             478        1,132        1,610

INTEREST-BEARING LIABILITIES:
    Deposits:
       Savings accounts and certificates                         249          324          573
       NOW and money market accounts                             430            -          430
    FHLB advances                                                 56            -           56
                                                          ----------   ----------   ----------
       Total interest-bearing liabilities                        735          324        1,059
                                                          ----------   ----------   ----------

          Increase (decrease) in net interest income      $     (257)  $      808   $      551
                                                          ===========  ==========   ==========

MARKET RISK ANALYSIS

QUALITATIVE ASPECTS OF MARKET RISK. The Company's most significant form of market risk is interest rate risk. The principal objectives of the Company's interest rate risk management are to evaluate the interest rate risk inherent in certain balance sheet accounts, determine the level of risk appropriate given the Company's business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with the Board of Director's approved guidelines. The Company has an Asset/Liability Committee, responsible for reviewing its asset/liability policies and interest rate risk position, which meets monthly and reports trends and interest rate risk position to the Board of Directors quarterly. The extent of the movement of interest rates is uncertainty that could have a negataive impact on the earnings of the Company.

The Company has used the following strategies to manage interest rate risk: (1) emphasizing the origination of adjustable-rate and balloon loans and not originating long-term, fixed-rate loans for retention in its portfolio; (2) emphasizing shorter term consumer loans; (3) introducing floating-rate commercial business loans tied to the prime rate; (4) maintaining a high quality securities portfolio that provides adequate liquidity and flexibility to take advantage of


                                                                             11.

opportunities that may arise from fluctuations in market interest rates, the overall maturity of which is monitored in relation to the repricing of its loan portfolio; and (5) using Federal Home Loan Bank advances to better structure maturities of its interest rate sensitive liabilities. The Company currently does not participate in hedging programs, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments.

QUANTITATIVE ASPECTS OF MARKET RISK. The Company primarily utilizes an interest sensitivity analysis prepared by the Office of Thrift Supervision to review the level of interest rate risk. This analysis measures interest rate risk by computing changes in the net portfolio value of the Company's cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. Net portfolio value represents the market value of portfolio equity and its equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. This analysis assesses the risk of loss in market risk sensitive instruments in the event of a sudden and sustained 100 to 300 basis point increase or decrease in market interest rates with no effect give to any steps that management might take to counter the effect of that interest rate movement. The following table, which is based on information provided to the Company by the Office of Thrift Supervision, presents the change in the Company's net portfolio value at December 31, 2000, that would occur upon an immediate change in interest rates based on Office of Thrift Supervision assumptions, but without giving effect to any steps that management might take to counteract that change.

                                                                                       NPV as % of
                                                                                  Portfolio Value of Assets
    Change in                                                                     -------------------------
 Interest Rates                       Net Portfolio Value
 in Basis Points                      -------------------                         NPV              Basis Point
  (Rate Shock)            Amount           $ Change         % Change             Ratio               Change
--------------            ------           --------         --------             -----               ------
                                    (Dollars in thousands)
       300            $    25,280           (11,096)              (31)%         11.65%             (419) bp
       200                 29,167            (7,209)              (20)          13.18              (267) bp
       100                 32,930            (3,446)               (9)          14.60              (125) bp
    Static                 36,376                 -                 -           15.84                     -
     (100)                 37,800             1,424                 4           16.32                48  bp
     (200)                 38,414             2,038                 6           16.51                66  bp
     (300)                 39,941             3,565                10           17.01               117  bp



The Office of Thrift Supervision uses certain assumptions in assessing the interest rate risk of savings associations. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under differing interest rate scenarios, among others.

As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate mortgage loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, if interest rates change, expected rates of prepayments on loans and early withdrawals from certificates could deviate significantly from those assumed in calculating the table.


                                                                             12.

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors
First Federal Bancshares, Inc.
Colchester, Illinois

We have audited the accompanying consolidated statements of financial condition of First Federal Bancshares, Inc. and subsidiary (the Corporation) as of December 31, 2000 and February 29, 2000 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the ten months ended December 31, 2000 and the year ended February 29, 2000. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects the financial position of First Federal Bancshares, Inc. and subsidiary as of December 31, 2000 and February 29, 2000 and the results of its operations and its cash flows for the ten months ended December 31, 2000 and the year ended February 29, 2000 in conformity with generally accepted accounting principles.

                                      Crowe, Chizek and Company LLP
                                      /s/ Crowe, Chizek and Company LLP

Oak Brook, Illinois
February 9, 2001

                                                                             13.

                         FIRST FEDERAL BANCSHARES, INC.
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                     December 31, 2000 and February 29, 2000
                             (Dollars in thousands)

--------------------------------------------------------------------------------

                                                                                      December 31,  February 29,
                                                                                         2000          2000
                                                                                      -----------   -----------
ASSETS

    Cash and cash equivalents (interest-bearing:
      December 31, 2000 - $8,922; February 29, 2000 - $4,942)                         $    11,244   $     5,762
    Time deposits in other financial institutions                                           2,562         1,572
    Securities available-for-sale                                                          42,592        29,441
    Securities held-to-maturity (fair value: December 31, 2000 -
      $60,991; February 29, 2000 - $56,037)                                                61,619        58,927
    Loans receivable, net                                                                 115,619       113,602
    Real estate owned, net                                                                      -            48
    Premises and equipment                                                                  1,547         1,637
    Accrued interest receivable                                                             2,041         2,013
    Other assets                                                                              378           185
                                                                                      -----------   -----------
       Total assets                                                                   $   237,602   $   213,187
                                                                                      ===========   ===========

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities
    Deposits
       Non-interest-bearing                                                           $     2,643   $     1,414
       Interest-bearing                                                                   182,235       181,158
                                                                                      -----------   -----------
                                                                                          184,878       182,572

    Advances from borrowers for taxes and insurance                                           189           296
    Federal Home Loan Bank advances                                                         5,000         6,000
    Accrued interest payable                                                                  669           120
    Other liabilities                                                                         999           174
                                                                                      -----------   -----------

       Total liabilities                                                                  191,735       189,162

Shareholders' equity
    Preferred stock, $.01 par value per share,
      1,000,000 shares authorized, no shares issued
      and outstanding                                                                           -             -
    Common stock, $.01 par value per share,
      4,000,000 shares authorized, 2,242,500 shares issued                                     22             -
    Additional paid-in capital                                                             21,315             -
    Unearned ESOP shares                                                                   (1,749)            -
    Retained earnings                                                                      25,483        24,130
    Accumulated other comprehensive income (loss)                                             796          (105)
                                                                                      -----------   -----------
       Total equity                                                                        45,867        24,025
                                                                                      -----------   -----------

          Total liabilities and shareholders' equity                                  $   237,602   $   213,187
                                                                                      ===========   ===========



--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                                                                             14.

                         FIRST FEDERAL BANCSHARES, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
          For the ten months ended December 31, 2000, ten months ended
       December 31, 1999 (unaudited), and the year ended February 29, 2000
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

                                                                                    December 31,
                                                                     December 31,       1999       February 29,
                                                                         2000        (Unaudited)       2000
                                                                     -----------    -----------    -----------
Interest income
     Loans                                                           $     7,593    $     6,527    $     7,933
     Securities                                                            4,793          4,494          5,409
     Deposits in other financial institutions                                512            267            318
                                                                     -----------    -----------    -----------
         Total interest income                                            12,898         11,288         13,660

Interest expense
     Savings and certificates                                              6,512          5,939          7,108
     NOW and money market accounts                                         1,402            972          1,216
     Federal Home Loan Bank advances                                         272            216            318
                                                                     -----------    -----------    -----------
         Total interest expense                                            8,186          7,127          8,642
                                                                     -----------    -----------    -----------

NET INTEREST INCOME                                                        4,712          4,161          5,018

Provision for loan losses                                                     71             61            119
                                                                     -----------    -----------    -----------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                        4,641          4,100          4,899

Noninterest income
     Service charges on NOW accounts                                         119             94            116
     Other fee income                                                        100             82             97
     Other income                                                             68             69             78
                                                                     -----------    -----------    -----------
         Total noninterest income                                            287            245            291

Noninterest expense
     Compensation and benefits                                             1,443          1,237          1,464
     Occupancy and equipment                                                 310            290            354
     Data processing                                                         412            373            425
     Federal insurance premiums                                               65            126            151
     Advertising                                                              69             90            104
     Other noninterest expense                                               385            297            347
                                                                     -----------    -----------    -----------
         Total noninterest expense                                         2,684          2,413          2,845
                                                                     -----------    -----------    -----------

INCOME BEFORE INCOME TAXES                                                 2,244          1,932          2,345

Provision for income taxes                                                   788            680            838
                                                                     -----------    -----------    -----------

NET INCOME                                                           $     1,456    $     1,252          1,507
                                                                     ===========    ===========    ===========

Earnings per share
     Basic and diluted                                               $      .22              NA             NA

--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                                                                             15.

                         FIRST FEDERAL BANCSHARES, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
For the ten months ended December 31, 2000 and the year ended February 29, 2000
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

                                                                                        Accumulated
                                             Additional     Unearned                       Other
                                 Common        Paid-in        ESOP       Retained      Comprehensive
                                  Stock        Capital       Shares      Earnings      Income (Loss)     Total
                                  -----        -------       ------      --------      ------------      -----
Balance at
  March 1, 1999               $        -    $        -     $        -    $   22,623    $      713    $   23,336

Comprehensive income
   Net income                          -             -              -         1,507             -         1,507
   Unrealized loss
     on securities
     available-for-sale,
     net of reclassification
     and tax effects                   -             -              -             -          (818)         (818)
                                                                                                     ----------
     Total comprehensive
       income                                                                                               689
                              ----------    ----------     ----------    ----------    ----------    ----------

Balance at
  February 29, 2000                    -             -              -        24,130          (105)       24,025

Issuance of common stock,
  net of expenses                     22        21,302         (1,794)            -             -        19,530

ESOP shares earned                     -            13             45             -             -            58

Dividend declared
  ($.05 per share)                     -             -              -          (103)            -          (103)

Comprehensive income
   Net income                          -             -              -         1,456             -         1,456
     Unrealized gain on
       securities available-
       for-sale, net of
       reclassification
       and tax effects                 -             -              -             -           901           901
                                                                                                     ----------

     Total comprehensive
       income                                                                                             2,357
                              ----------    ----------     ----------    ----------    ----------    ----------

Balance at
  December 31, 2000           $       22    $   21,315     $   (1,749)   $   25,483    $      796    $   45,867
                              ==========    ==========     ==========    ==========    ==========    ==========


--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                                                                             16.

                         FIRST FEDERAL BANCSHARES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
 For the ten months ended December 31, 2000 and the year ended February 29, 2000
                             (Dollars in thousands)

--------------------------------------------------------------------------------

                                                                                   December 31,      February 29,
                                                                                       2000              2000
                                                                                       ----              ----
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                                     $     1,456     $    1,507
     Adjustments to reconcile net income to net cash provided by operating activities
         Provision for depreciation                                                         150            159
         Loss (gain) on sale of real estate owned                                           (27)             8
         Net amortization of premiums and discounts                                         (70)           (22)
         ESOP compensation expense                                                           58              -
         Amortization of intangible assets                                                   35             37
         Provision for loan losses                                                           71            119
         Deferred income taxes                                                              (32)           (82)
         Dividend reinvestments                                                          (1,044)          (933)
         Net changes in
              Accrued interest receivable                                                   (28)          (286)
              Other assets                                                                 (228)           (26)
              Deferred loan costs                                                            13            (21)
              Accrued interest payable and other liabilities                                731             42
                                                                                    -----------    -----------
                  Net cash provided by operating activities                               1,085            502

CASH FLOWS FROM INVESTING ACTIVITIES
     Net change in time deposits in other financial institutions                           (990)          (198)
     Purchase of securities available-for-sale                                          (12,738)        (5,103)
     Purchase of securities held-to-maturity                                             (2,952)       (18,803)
     Principal paydowns on mortgage-backed securities
        available-for-sale                                                                2,135          1,572
     Principal paydowns on mortgage-backed securities
       held-to-maturity                                                                     299          2,564
     Proceeds from maturities of securities held-to-maturity                                  -          9,104
     Redemption of Federal Home Loan Bank stock                                               -             35
     Net increase in loans receivable                                                    (2,133)       (11,902)
     Capital expenditures on real estate owned                                                -             (5)
     Proceeds from sale of real estate owned                                                107             46
     Purchase of property and equipment                                                     (60)          (132)
                                                                                    -----------    -----------
         Net cash used in investing activities                                          (16,332)       (22,822)


--------------------------------------------------------------------------------


                                   (Continued)

                                                                             17.

                         FIRST FEDERAL BANCSHARES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
 For the ten months ended December 31, 2000 and the year ended February 29, 2000
                             (Dollars in thousands)

--------------------------------------------------------------------------------


                                                                                   December 31,      February 29,
                                                                                       2000              2000
                                                                                       ----              ----
CASH FLOWS FROM FINANCING ACTIVITIES
     Net increase in deposits                                                       $     2,306    $     5,890
     Net change in advances from borrowers for taxes
       and insurance                                                                       (107)            21
     Federal Home Loan Bank advances                                                          -          6,000
     Repayment of Federal Home Loan Bank advances                                        (1,000)             -
     Net proceeds from stock issuance                                                    19,530              -
                                                                                    -----------    -----------
         Net cash provided by financing activities                                       20,729         11,911
                                                                                    -----------    -----------

Net change in cash and cash equivalents                                                   5,482        (10,409)

Cash and cash equivalents
     Beginning of period                                                                  5,762         16,171
                                                                                    -----------    -----------

     End of period                                                                  $    11,244    $     5,762
                                                                                    ===========    ===========

Supplemental disclosures of cash flow information
     Cash paid during the period for
         Interest                                                                   $     7,637    $     8,648
         Taxes, net of refunds                                                              652            900
     Transfer of loans to real estate owned                                                  32             36




--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                                                                             18.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     December 31, 2000, December 31, 1999 (unaudited), and February 29, 2000
             (Tables in thousands, except share and per share data)

--------------------------------------------------------------------------------

NOTE 1 - PLAN OF CONVERSION

On December 8, 1999, the Board of Directors of First Federal Bank (the Bank) adopted a Plan of Conversion to convert from a federal mutual savings bank to a federal stock savings bank with the concurrent formation of a holding company. On September 27, 2000, First Federal Bancshares, Inc. (the Corporation) sold 2,242,500 shares of common stock at $10 per share and received proceeds of $19,530,000 net of conversion expenses of $550,000 and ESOP shares. Approximately 50% of the net proceeds were used by the Corporation to acquire all of the capital stock of the Bank.

At the time of conversion, the Bank established a liquidation account in an amount equal to its total net worth as of the latest statement of financial condition appearing in the final prospectus. The liquidation account will be maintained for the benefit of eligible depositors who continue to maintain their accounts at the Bank after the conversion. The liquidation account will be reduced annually to the extent that eligible depositors have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible depositor will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. The liquidation account balance is not available for payment of dividends.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The accompanying consolidated financial statements include the accounts of the Corporation and its wholly owned subsidiary, the Bank. All significant intercompany transactions and balances are eliminated in consolidation.

Nature of Operations: The only business of the Corporation is the ownership of the Bank. The Bank provides a full range of banking and related financial services to individual and corporate business customers primarily located in west central Illinois. The Bank's primary deposit products are demand deposits and time and savings accounts. Its primary lending products are commercial and residential real estate loans to customers who are predominantly small and middle market businesses and individuals. The accounting and reporting policies of the Corporation are based upon generally accepted accounting principles and conform to predominant practices within the banking industry. Significant accounting policies followed by the Corporation are presented below.



--------------------------------------------------------------------------------

                                   (Continued)

                                                                             19.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     December 31, 2000, December 31, 1999 (unaudited), and February 29, 2000
             (Tables in thousands, except share and per share data)

--------------------------------------------------------------------------------

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates: In preparing consolidated financial statements, management must make estimates and assumptions. These estimates and assumptions affect the amounts reported for assets, liabilities, income, and expenses, as well as affecting the disclosures provided. Actual results could differ from the current estimates. The collectibility of loans, fair values of financial instruments, and status of contingencies are particularly subject to change.

Securities: Securities are classified as held-to-maturity when the Corporation has the positive intent and ability to hold those securities to maturity. Accordingly, they are stated at cost, adjusted for amortization of premiums and accretion of discounts. All other securities are classified as available-for-sale since the Corporation may decide to sell those securities in response to changes in market interest rates, liquidity needs, changes in yields or alternative investments, and for other reasons. These securities are carried at market value with unrealized gains and losses charged or credited, net of income taxes, to a valuation allowance included in other comprehensive income. Realized gains and losses on disposition are based on the net proceeds and the adjusted carrying amounts of the securities sold, using the specific identification method.

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses.

Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Interest income is not reported when full loan repayment is in doubt, typically when the loan is impaired or payments are past due over 90 days. Payments received on such loans are reported as principal reductions.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged off. Loan losses are charged against the allowance when management believes that the uncollectibility of a loan balance is confirmed.


--------------------------------------------------------------------------------

                                   (Continued)

                                                                             20.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     December 31, 2000, December 31, 1999 (unaudited), and February 29, 2000
             (Tables in thousands, except share and per share data)

--------------------------------------------------------------------------------

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

A loan is impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage, consumer, and credit card loans and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the respective premises and equipment.

Income Taxes: The provision for income taxes is based on an asset and liability approach, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.

Earnings Per Share: The amount reported as earnings per common share for the year ended December 31, 2000 reflects the earnings since September 27, 2000 available to common shareholders divided by the weighted average number of common shares outstanding since that date.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available-for-sale, net of tax, which are also recognized as separate components of equity.

Employee Stock Ownership Plan: The cost of shares issued to the ESOP but not yet allocated to participants is presented in the consolidated balance sheet as a reduction of shareholders' equity. Compensation expense is recorded based on the market price of the shares as they are committed to be released for allocation to participant accounts. The difference between the market price and the cost of the shares committed to be released is recorded as an adjustment to paid-in capital. Dividends on allocated ESOP shares reduce retained earnings; dividends on unallocated ESOP shares reduce debt.

Shares are considered outstanding in the earnings per share calculations as they are committed to be released, unallocated shares are not considered outstanding.

--------------------------------------------------------------------------------

                                  (Continued)

                                                                             21.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     December 31, 2000, December 31, 1999 (unaudited), and February 29, 2000
             (Tables in thousands, except share and per share data)

--------------------------------------------------------------------------------


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Statement of Cash Flows: Cash and cash equivalents include cash on hand, amounts due from banks, and daily federal funds sold. The Bank reports net cash flows for customer loan transactions, deposit transactions, and time deposits in other financial institutions.

New Accounting Pronouncement: Beginning January 1, 2001, a new accounting standard will require all derivatives to be recorded at fair value. Unless designated as hedges, changes in these fair values will be recorded in the income statement. Fair value changes involving hedges will generally be recorded by offsetting gains and losses on the hedge and on the hedged item, even if the fair value of the hedged item is not otherwise recorded. Adoption of this standard on January 1, 2001 did not have a material effect on the consolidated financial statements.

NOTE 3 - SECURITIES

The amortized cost and estimated fair value of securities at December 31, 2000 were as follows:

                                                                            Gross           Gross      Estimated
                                                             Amortized   Unrealized      Unrealized      Fair
                                                               Cost         Gains          Losses        Value
                                                               ----         -----          ------        -----
    Securities available-for-sale
       U.S. government agency                               $     4,000   $        -    $      (50)  $    3,950
       State and municipal obligations                              600            4            (4)         600
                                                            -----------   ----------    ----------   ----------
                                                                  4,600            4           (54)       4,550
       U.S. government agency mortgage-
         backed securities
          FHLMC                                                   3,550           26           (23)       3,553
          FNMA                                                    4,010           47           (29)       4,028
          GNMA                                                    9,472           24           (35)       9,461
                                                            -----------   ----------    ----------   ----------
                                                                 17,032           97           (87)      17,042
    Marketable equity securities
       U.S. League government mortgage
         securities fund                                         15,461            -          (390)      15,071
       Federal Home Loan Bank stock                                 944            -             -          944
       Federal Home Loan Mortgage
         Corporation stock                                           29        1,728             -        1,757
       Adjustable rate mortgage securities fund                   3,227            4            (3)       3,228
                                                            -----------   ----------    ----------   ----------
                                                                 19,661        1,732          (393)      21,000
                                                            -----------   ----------    ----------   ----------

          Total                                             $    41,293   $    1,833    $     (534)  $   42,592
                                                            ===========   ==========    ==========   ==========



--------------------------------------------------------------------------------

                                  (Continued)

                                                                             22.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     December 31, 2000, December 31, 1999 (unaudited), and February 29, 2000
             (Tables in thousands, except share and per share data)

--------------------------------------------------------------------------------

NOTE 3 - SECURITIES (Continued)

                                                                            Gross           Gross      Estimated
                                                             Amortized   Unrealized      Unrealized      Fair
                                                               Cost         Gains          Losses        Value
                                                               ----         -----          ------        -----
    Securities held-to-maturity
       U.S. government agency                               $    58,783   $        -    $     (666)  $   58,117
       State and municipal obligations                            1,329           16            (2)       1,343
                                                            -----------   ----------    ----------   ----------
                                                                 60,112           16          (668)      59,460

       U.S. government agency mortgage-
         backed securities
          FHLMC                                                     705           27             -          732
          FNMA                                                      802            -            (3)         799
                                                            -----------   ----------    ----------   ----------
                                                                  1,507           27            (3)       1,531
                                                            -----------   ----------    ----------   ----------

              Total                                         $    61,619   $       43    $     (671)  $   60,991
                                                            ===========   ==========    ==========   ==========


The amortized cost and estimated fair value of securities at February 29, 2000 were as follows:

                                                                            Gross           Gross      Estimated
                                                             Amortized   Unrealized      Unrealized      Fair
                                                               Cost         Gains          Losses        Value
                                                               ----         -----          ------        -----
Securities available-for-sale
    U.S. government agency                                  $     4,000   $        -    $     (213)  $    3,787
    State and municipal obligations                                 526            -           (34)         492
                                                            -----------   ----------    ----------   ----------
                                                                  4,526            -          (247)       4,279

    U.S. government agency mortgage-
      backed securities
       FHLMC                                                      3,669           23           (36)       3,656
       FNMA                                                       2,369            1          (115)       2,255
       GNMA                                                       1,434            -           (44)       1,390
                                                            -----------   ----------    ----------   ----------
                                                                  7,472           24          (195)       7,301



--------------------------------------------------------------------------------

                                  (Continued)

                                                                             23.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     December 31, 2000, December 31, 1999 (unaudited), and February 29, 2000
             (Tables in thousands, except share and per share data)

--------------------------------------------------------------------------------

NOTE 3 - SECURITIES (Continued)

                                                                            Gross           Gross      Estimated
                                                             Amortized   Unrealized      Unrealized      Fair
                                                               Cost         Gains          Losses        Value
                                                               ----         -----          ------        -----
    Marketable equity securities
       U.S. League government mortgage
         securities fund                                    $    14,605   $        -    $     (816)  $   13,789
       Federal Home Loan Bank stock                                 894            -             -          894
       Federal Home Loan Mortgage
         Corporation stock                                           26        1,084             -        1,110
       Adjustable rate mortgage securities fund                   2,093            -           (25)       2,068
                                                            -----------   ----------    ----------   ----------
                                                                 17,618        1,084          (841)      17,861
                                                            -----------   ----------    ----------   ----------

          Total                                             $    29,616   $    1,108    $   (1,283)  $   29,441
                                                            ===========   ==========    ==========   ==========

    Securities held-to-maturity
       U.S. government agency                               $    55,801   $        -    $   (2,883)  $   52,918
       State and municipal obligations                            1,329            2            (3)       1,328
                                                            -----------   ----------    ----------   ----------
                                                                 57,130            2        (2,886)      54,246

       U.S. government agency mortgage-
         backed securities
          FHLMC                                                     817           12            (5)         824
          FNMA                                                      968            -           (13)         955
          GNMA                                                       12            -             -           12
                                                            -----------   ----------    ----------   ----------
                                                                  1,797           12           (18)       1,791
                                                            -----------   ----------    ----------   ----------

              Total                                         $    58,927   $       14    $   (2,904)  $   56,037
                                                            ===========   ==========    ==========   ==========



Securities with a carrying amount of $2,000,000 and $895,000 at December 31, 2000 and February 29, 2000, respectively, were pledged to secure public deposits and for other purposes as required by law.

--------------------------------------------------------------------------------

                                  (Continued)

                                                                             24.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     December 31, 2000, December 31, 1999 (unaudited), and February 29, 2000
             (Tables in thousands, except share and per share data)

--------------------------------------------------------------------------------

NOTE 3 - SECURITIES (Continued)

The scheduled maturities of securities available-for-sale and securities held-to-maturity at December 31, 2000 were as follows:

                                                                   Securities                Securities
                                                               Available-for-Sale         Held-to-Maturity
                                                               ------------------         ----------------
                                                              Amortized        Fair       Amortized      Fair
                                                                Cost           Value        Cost         Value
                                                                ----           -----        ----         -----
    Due in one year or less                                 $         -   $        -    $    2,981   $    2,977
    Due after one year through five years                             -            -        30,987       30,644
    Due after five years through ten years                        4,600        4,550        26,094       25,787
    Due after ten years                                               -            -            50           52
                                                            -----------   ----------    ----------   ----------
       Subtotal                                                   4,600        4,550        60,112       59,460
    Mortgage-backed securities                                   17,032       17,042         1,507        1,531
    Marketable equity securities                                 19,661       21,000             -            -
                                                            -----------   ----------    ----------   ----------

       Total                                                $    41,293   $   42,592    $   61,619   $   60,991
                                                            ===========   ==========    ==========   ==========


NOTE 4 - LOANS RECEIVABLE

Loans receivable consist of the following:

                                                                                  December 31,       February 29,
                                                                                      2000              2000
                                                                                      ----              ----
     First mortgage loans

         One to four family                                                       $     81,630    $     80,383
         Multi-family and commercial                                                    15,767          15,580
         Construction                                                                      964           1,675
                                                                                  ------------    ------------
              Total first mortgage loans                                                98,361          97,638
     Commercial loans                                                                    5,281           3,885
     Consumer loans
         Automobile                                                                      5,599           5,874
         Home improvement                                                                2,491           2,434
         Share loans                                                                     1,004             783
         Other                                                                           3,347           3,379
                                                                                  ------------    ------------
              Total consumer loans                                                      12,441          12,470
                                                                                  ------------    ------------
                  Total loans                                                          116,083         113,993
     Less

         Unearned discounts                                                                (18)            (47)
         Deferred loans costs, net                                                         126             139
         Allowance for loan losses                                                        (572)           (483)
                                                                                  ------------    ------------

              Loans receivable, net                                               $    115,619    $    113,602
                                                                                  ============    ============

--------------------------------------------------------------------------------

                                  (Continued)

                                                                             25.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     December 31, 2000, December 31, 1999 (unaudited), and February 29, 2000
             (Tables in thousands, except share and per share data)

--------------------------------------------------------------------------------

NOTE 4 - LOANS RECEIVABLE (Continued)

The Bank makes commercial and residential real estate loans, commercial business loans, and consumer loans to customers located primarily in the west central Illinois area. Generally, the loans are backed by collateral and are expected to be repaid from cash flow or proceeds from the sale of selected assets of the borrowers.

Activity in the allowance for loan losses is summarized as follows for the ten months ended December 31, 2000 and 1999 and the year ended February 29, 2000.

                                                                    December 31,    December 31,     February 29,
                                                                        2000            1999             2000
                                                                        ----            ----             ----
                                                                                     (Unaudited)
     Balance at beginning of period                                  $       483    $       457    $       457
     Provision charged to income                                              71             61            119
     Charge-offs                                                               -            (63)           (93)
     Recoveries                                                               18              -              -
                                                                     -----------    -----------    -----------

         Balance at end of year                                      $       572    $       455    $       483
                                                                     ===========    ===========    ===========

Impaired loans on which accrual of interest have been discontinued totaled $23,800 and $32,360 as of December 31, 2000 and February 29, 2000, respectively. Differences in interest income recorded on the cash basis on nonaccrual loans for the ten months ended December 31, 2000 and the amounts that would have been recorded if interest on such nonaccrual loans had been accrued were not material to the consolidated financial statements.

Loans outstanding to directors, executive officers, and their associates totaled $121,440 at December 31, 2000 and $123,761 at February 29, 2000.

--------------------------------------------------------------------------------

                                  (Continued)

                                                                             26.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     December 31, 2000, December 31, 1999 (unaudited), and February 29, 2000
             (Tables in thousands, except share and per share data)

--------------------------------------------------------------------------------

NOTE 5 - LOAN SERVICING

Mortgage loans serviced for others are not included in the accompanying consolidated financial statements. The unpaid principal balances of these loans are summarized below:

                                                                                   December 31,     February 29,
                                                                                       2000             2000
                                                                                       ----             ----

     FHLMC                                                                          $        93    $       157
     City of Quincy, Illinois                                                               824            954
     Federal Home Loan Bank                                                                 690            111
                                                                                    -----------    -----------

         Total                                                                      $     1,607    $     1,222
                                                                                    ===========    ===========


NOTE 6 - PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

                                                                                  December 31,     February 29,
                                                                                      2000             2000
                                                                                      ----             ----
     Land, buildings, and improvements                                              $     2,354    $     2,311
     Furniture, fixtures, and equipment                                                   1,023          1,390
                                                                                    -----------    -----------
                                                                                          3,377          3,701
     Less accumulated depreciation                                                        1,830          2,064
                                                                                    -----------    -----------

         Totals                                                                     $     1,547    $     1,637
                                                                                    ===========    ===========


NOTE 7 - DEPOSITS

Certificate of deposit accounts with balances of $100,000 or more totaled approximately $16,785,000 and $17,079,000 at December 31, 2000 and February 29, 2000, respectively. Deposits greater than $100,000 are not federally insured.

Scheduled maturities of certificates of deposit at December 31, 2000 were as follows:

                2001                                               $    113,530
                2002                                                      8,946
                2003                                                      2,961
                2004                                                        480
                                                                   ------------

                     Total                                         $    125,917
                                                                   ============


--------------------------------------------------------------------------------

                                  (Continued)

                                                                             27.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     December 31, 2000, December 31, 1999 (unaudited), and February 29, 2000
             (Tables in thousands, except share and per share data)

--------------------------------------------------------------------------------

NOTE 8 - FEDERAL HOME LOAN BANK ADVANCES

The Bank maintains an open line of credit with the Federal Home Loan Bank. The line of credit has a variable rate of interest. At December 31, 2000, the balance was $5,000,000 and the interest rate was 6.24%. At February 29, 2000, the balance was $6,000,000 and the interest rate was 6.16%.

The Bank maintains a collateral pledge agreement covering secured advances whereby the Bank has agreed to at all times keep on hand, free of all other pledges, liens, and encumbrances, whole first mortgage loans on improved residential property not more than 90 days delinquent, aggregating no less than 167% of the outstanding secured advances from the Federal Home Loan Bank of Chicago.

NOTE 9 - INCOME TAXES

An analysis of the provision for income taxes is as follows:

                                                                                     10 Months
                                                                                       Ended
                                                                     December 31,   December 31,   February 29,
                                                                        2000           1999           2000
                                                                        ----           ----           ----
                                                                                    (Unaudited)
     Current                                                         $       820    $       747    $       920
     Deferred                                                                (32)           (67)           (82)
                                                                     -----------    -----------    -----------

                                                                     $       788    $       680    $       838
                                                                     ===========    ===========    ===========

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2000 and February 29, 2000 are as follows:

                                                                                  December 31,     February 29,
                                                                                      2000             2000
                                                                                      ----             ----
     Deferred tax assets
         Unrealized losses on securities available-for-sale                         $         -    $        70
         Deferred loan fees                                                                  45             53
         Bad debts                                                                           18              -
         Other                                                                                7              -
                                                                                    -----------    -----------

              Total deferred tax assets                                                      70            123



--------------------------------------------------------------------------------

                                  (Continued)

                                                                             28.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     December 31, 2000, December 31, 1999 (unaudited), and February 29, 2000
             (Tables in thousands, except share and per share data)

--------------------------------------------------------------------------------

NOTE 9 - INCOME TAXES (Continued)

                                                                                  December 31,     February 29,
                                                                                      2000             2000
                                                                                      ----             ----
     Deferred tax liabilities
         Unrealized gains on securities available-for-sale                          $       503    $         -
         Bad debts                                                                            -             23
         Depreciation                                                                        63             57
         Other                                                                               19             17
                                                                                    -----------    -----------
              Total deferred tax liabilities                                                585             97
                                                                                    -----------    -----------

                  Net deferred tax asset (liability)                                $      (515)   $        26
                                                                                    ===========    ===========


A reconciliation of the federal statutory tax rate of 34% for the ten months ended December 31, 2000 and 1999 and the year ended February 29, 2000 to the effective tax rate on income before income taxes is as follows:

                                      December 31,                  December 31,                February 29,
                                          2000                          1999                       2000
                               ------------------------       ----------------------        --------------------
                                                                   (Unaudited)
                                  Amount        Percent       Amount         Percent        Amount       Percent
                                  ------        -------       ------         -------        ------       -------
   Tax expense at
     statutory rate            $       762         34.0%    $       657        34.0%     $       797       34.0%
   Tax-exempt interest
     income                            (22)        (1.0)            (19)       (1.0)             (25)      (1.1)
   State income taxes,
     net of federal                     25          1.2              22         1.1               26        1.1
   Other                                23           .9              20         1.1               40        1.7
                               -----------     --------     -----------    --------      -----------     ------
       Tax expense at
         effective rate        $       788         35.1%    $       680        35.2%     $       838       35.7%
                               ===========     ========     ===========    ========      ===========     ======

Retained earnings at December 31, 2000 include allocations for federal income tax purposes representing tax bad debt deductions of approximately $2,300,000 through December 31, 2000, on which no tax has been paid and no deferred federal income taxes have been provided. Reductions of amounts so allocated for purposes other than tax bad debt losses will create income for tax purposes only, which will be subject to the then current corporate income tax rate.


--------------------------------------------------------------------------------

                                  (Continued)

                                                                             29.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     December 31, 2000, December 31, 1999 (unaudited), and February 29, 2000
             (Tables in thousands, except share and per share data)

--------------------------------------------------------------------------------

NOTE 10 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to fund loans and previously approved unused lines of credit. The Bank's exposure to credit loss in the event of nonperformance by the parties to these financial instruments is represented by the contractual amount of the instruments. The Bank uses the same credit policy for commitments as it uses for on-balance-sheet items. The contract amount of these financial instruments is summarized as follows:

                                               December 31,     February 29,
                                                   2000             2000
                                                   ----             ----

         Commitments to extend credit          $     1,922       $     1,362
         Unused lines of credit                      1,943             1,984
         Construction loans in process                 513             1,117
         Letters of credit                              50                 -

At December 31, 2000, commitments to extend credit include $1,142,800 of fixed rate loan commitments with rates ranging from 9.25% to 10.76%. These commitments are due to expire within 60 days of issuance. Since many commitments expire without being used, the amounts above do not necessarily represent future cash commitments. Collateral may be obtained upon exercise of a commitment. The amount of collateral is determined by management and may include commercial and residential real estate and other business and consumer assets.

NOTE 11 - PENSION PLAN

The Corporation participates in a multi-employer defined benefit pension plan. The plan provides benefits to substantially all of the Corporation's employees. The plan is funded through contributions to a nationwide plan for savings and loan associations. Beginning April 1, 1997, payments to the plan were suspended by the plan's executive committee due to the fully funded status of the plan. No contributions were made to the plan for the ten months ended December 31, 1999 (Unaudited) or the year ended February 29, 2000. Contributions in the amount of $24,000 were made to the plan during the ten months ended December 31, 2000.


--------------------------------------------------------------------------------

                                  (Continued)

                                                                             30.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     December 31, 2000, December 31, 1999 (unaudited), and February 29, 2000
             (Tables in thousands, except share and per share data)

--------------------------------------------------------------------------------

NOTE 12 - EMPLOYEE STOCK OWNERSHIP PLAN

As part of the conversion transaction, the Corporation established an employee stock ownership plan (ESOP) for the benefit of substantially all employees. The ESOP borrowed $1,794,000 from the Corporation and used those funds to acquire 179,400 shares of the Corporation's stock at $10 per share.

Shares issued to the ESOP are allocated to ESOP participants based on principal and interest repayments made by the ESOP on the loan from the Corporation. The loan is secured by shares purchased with the loan proceeds and will be repaid by the ESOP with funds from the Corporation's discretionary contributions to the ESOP and earnings on the ESOP's assets. Principal payments are scheduled to occur over a ten-year period. However, in the event the Corporation's contributions exceed the minimum debt service requirements, additional principal payments will be made.

During 2000, 4,485 shares of stock with an average fair value of $12.89 per share were committed to be released, resulting in ESOP compensation expense of $57,834. Shares held by the ESOP at December 31, 2000 are as follows:

         Allocated shares                                                4,485
         Unallocated shares                                            174,915
                                                                  ------------
              Total ESOP shares                                        179,400
                                                                  ------------

         Fair value of unallocated shares at December 31, 2000    $      2,339
                                                                  ============


NOTE 13 - REGULATORY CAPITAL REQUIREMENTS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.


--------------------------------------------------------------------------------

                                  (Continued)

                                                                             31.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     December 31, 2000, December 31, 1999 (unaudited), and February 29, 2000
             (Tables in thousands, except share and per share data)

--------------------------------------------------------------------------------

NOTE 13 - REGULATORY CAPITAL REQUIREMENTS (Continued)

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required.

The following is a reconciliation of the Bank's equity under generally accepted accounting principles (GAAP) to regulatory capital:

                                                                                   December 31,      February 29,
                                                                                       2000              2000
                                                                                       ----              ----
     GAAP equity                                                                    $    35,218    $    24,026
     Disallowed intangible assets                                                           (13)           (47)
     Unrealized loss (gain) on securities available-for-sale                               (796)           105
                                                                                    -----------    -----------
         Tier I capital                                                                  34,409         24,084
     Unrealized gain on equity securities available-for-sale                                602            109
     General regulatory loan loss reserves                                                  507            433
                                                                                    -----------    -----------

         Total regulatory capital                                                   $    35,518    $    24,626
                                                                                    ===========    ===========


The Bank's actual and required capital amounts and ratios are presented below.

                                                                                          To Be Well Capitalized
                                                                       For Capital        Under Prompt Corrective
                                               Actual               Adequacy Purposes        Action Provisions
                                               ------               -----------------        -----------------
                                          Amount    Ratio           Amount      Ratio        Amount      Ratio
                                          ------    -----           ------      -----        ------      -----
As of December 31, 2000
    Total capital (to risk-weighted
      assets)                           $  35,518     35.6%      $   8,146       8.0%     $  10,183      10.0%
    Tier I capital (to risk-weighted
      assets)                              34,409     33.8           4,073       4.0          6,110       6.0
    Tier I (core) capital (to adjusted
      total assets)                        34,409     15.2           9,085       4.0         11,357       5.0
As of February 29, 2000
    Total capital (to risk-weighted
      assets)                           $  24,626     24.9%      $   7,924       8.0%     $   9,905      10.0%
    Tier I capital (to risk-weighted
      assets)                              24,084     24.3           3,962       4.0          5,943       6.0
    Tier I (core) capital (to adjusted
      total assets)                        24,084     11.3           8,533       4.0         10,666       5.0


--------------------------------------------------------------------------------

                                  (Continued)

                                                                             32.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     December 31, 2000, December 31, 1999 (unaudited), and February 29, 2000
             (Tables in thousands, except share and per share data)

--------------------------------------------------------------------------------

NOTE 14 - EARNINGS PER COMMON SHARE

A reconciliation of the numerator and denominator of the earnings per common share computation for the three-month period ended December 31, 2000:

     Earnings per common share
         Net income                                             $        1,456
         Less net income of Bank prior to conversion                       998
                                                                --------------

              Net income attributable to common shareholders    $          458
                                                                ==============

         Total weighted average common shares outstanding            2,065,343
                                                                --------------

              Basic earnings per share                          $          .22
                                                                ==============


NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The approximate carrying amount and estimated fair value of financial instruments as of December 31, 2000 and February 29, 2000 are as follows:

                                                            December 31,                    February 29,
                                                                2000                            2000
                                                     --------------------------     ----------------------------
                                                      Approximate     Estimated     Approximate        Estimated
                                                       Carrying         Fair         Carrying            Fair
                                                        Amount          Value         Amount             Value
                                                        ------          -----         ------             -----
Financial assets
    Cash and cash equivalents                        $    11,244     $    11,244    $     5,762     $     5,762
    Time deposits in other financial institutions          2,562           2,562          1,572           1,572
    Securities available-for-sale                         42,592          42,592         29,441          29,441
    Securities held-to-maturity                           61,619          60,991         58,927          56,037
    Loans receivable, net                                115,619         115,562        113,602         113,150
    Accrued interest receivable                            2,041           2,041          2,013           2,013

Financial liabilities
    Deposits                                         $   184,878     $   185,388    $   182,572     $   182,883
    Advance payments by borrowers for taxes
      and insurance                                          189             189            296             296
    Federal Home Loan Bank advances                        5,000           5,000          6,000           6,000
    Accrued interest payable                                 669             669            120             120




--------------------------------------------------------------------------------

                                  (Continued)

                                                                             33.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     December 31, 2000, December 31, 1999 (unaudited), and February 29, 2000
             (Tables in thousands, except share and per share data)

--------------------------------------------------------------------------------

NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

The methods and assumptions used to estimate fair value are described as follows:

Carrying amount is the estimated fair value for cash and cash equivalents, short-term borrowings, Federal Home Loan Bank stock, accrued interest receivable and payable, demand deposits, short-term debt, and variable rate loans or deposits that reprice frequently and fully. Security fair values are based on market prices or dealer quotes and, if no such information is available, on the rate and term of the security and information about the issuer. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. Fair value of debt is based on current rates for similar financing.

NOTE 16 - OTHER COMPREHENSIVE INCOME

Other comprehensive income components and related taxes were as follows:

                                                           10 Months
                                                             Ended
                                                           December 31,      February 29,
                                                               2000              2000
                                                               ----              ----
     Unrealized holdings gains (losses) on securities
       available-for-sale                                   $     1,474    $    (1,363)
     Tax effect                                                    (573)           545
                                                            -----------    -----------

     Other comprehensive income (loss)                      $       901    $      (818)
                                                            ===========    ===========



--------------------------------------------------------------------------------

                                  (Continued)

                                                                             34.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     December 31, 2000, December 31, 1999 (unaudited), and February 29, 2000
             (Tables in thousands, except share and per share data)

--------------------------------------------------------------------------------

NOTE 17 - PARENT COMPANY CONSOLIDATED FINANCIAL STATEMENTS

                             CONDENSED BALANCE SHEET
                                December 31, 2000

ASSETS

Cash and cash equivalents                                 $     1,075
Securities available-for-sale                                   4,960
Securities held-to-maturity                                     2,981
ESOP loan                                                       1,768
Investment in bank subsidiary                                  35,227
Accrued interest receivable and other assets                       44
                                                          -----------

                                                          $    46,055
                                                          ===========
LIABILITIES AND SHAREHOLDERS' EQUITY

Accrued expenses and other liabilities                    $       188
Shareholders' equity                                           45,867
                                                          -----------

                                                          $    46,055
                                                          ===========













--------------------------------------------------------------------------------

                                  (Continued)

                                                                             35.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     December 31, 2000, December 31, 1999 (unaudited), and February 29, 2000
             (Tables in thousands, except share and per share data)

--------------------------------------------------------------------------------

NOTE 17 - PARENT COMPANY CONSOLIDATED FINANCIAL STATEMENTS
  (Continued)

                          CONDENSED STATEMENT OF INCOME
          For the period September 27, 2000 through December 31, 2000

Income
     Securities                                           $       105
     ESOP loan                                                     44
     Deposits in other financial institutions                      15
                                                          -----------
         Total income                                             164

Other expenses
     Other operating expenses                                      34
                                                          -----------

INCOME BEFORE INCOME TAXES AND EQUITY IN
 UNDISTRIBUTED EARNINGS OF BANK SUBSIDIARY                        130

Income taxes                                                       50
                                                          -----------

INCOME BEFORE EQUITY IN UNDISTRIBUTED
 EARNINGS OF BANK SUBSIDIARY                                       80

Equity in undistributed earnings of bank subsidiary               378
                                                          -----------


NET INCOME                                                $       458
                                                          ===========

--------------------------------------------------------------------------------

                                  (Continued)

                                                                             36.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     December 31, 2000, December 31, 1999 (unaudited), and February 29, 2000
             (Tables in thousands, except share and per share data)

--------------------------------------------------------------------------------

NOTE 17 - PARENT COMPANY CONSOLIDATED FINANCIAL STATEMENTS
  (Continued)

                      CONDENSED STATEMENT OF CASH FLOWS
             For the period September 27, 2000 to December 31, 2000

OPERATING ACTIVITIES
     Net income                                                    $       458
     Adjustments to reconcile net income to net cash provided by operating activities
         Equity in undistributed earnings of bank subsidiary              (378)
         Net accretion                                                     (38)
         Dividend reinvestments                                             (9)
         Change in other assets and liabilities                             33
                                                                   -----------
              Net cash provided by operating activities                     66

INVESTING ACTIVITIES
     Purchase of bank subsidiary stock                                 (10,662)
     Purchase of securities available-for-sale                          (4,932)
     Purchase of securities held-to-maturity                            (2,952)
     Paydowns on mortgage-backed securities                                  8
     Capital contribution to subsidiary                                     (9)
                                                                   -----------
         Net cash used in investing activities                         (18,547)

FINANCING ACTIVITIES
     Net proceeds from sale of common stock                             19,530
     Payment received on loan to ESOP                                       26
                                                                   -----------
         Net cash provided by financing activities                      19,556
                                                                   -----------

Net change in cash and cash equivalents                                  1,075

Cash and cash equivalents at beginning of period                             -
                                                                   -----------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                         $     1,075
                                                                   ===========



                                                                             37.

                             DIRECTORS AND OFFICERS

Directors of First Federal
Bancshares, Inc. and First
     Federal Bank
     ------------

GERALD L. PRUNTY
    CHAIRMAN OF THE BOARD, FIRST FEDERAL BANK
    RETIRED PRESIDENT, FIRST FEDERAL BANK

FRANKLIN M. HARTZELL
    CHAIRMAN OF THE BOARD, FIRST FEDERAL BANCSHARES, INC.
    PARTNER IN LAW FIRM HARTZELL, GLIDDEN, TUCKER & HARTZELL;

MURREL HOLLIS
    PARTNER AND FUNERAL DIRECTOR OF MARTIN-HOLLIS FUNERAL HOME

DR. STEPHEN L. ROTH
    RETIRED FAMILY PHYSICIAN

ELDON M. SNOWDEN
    RETIRED GENERAL MANAGER AND CHIEF OPERATING OFFICER OF
    MCDONOUGH TELEPHONE COOPERATIVE

JAMES J. STEBOR
    PRESIDENT AND CHIEF EXECUTIVE OFFICER

RICHARD D. STEPHENS
    RETIRED ATTORNEY SERVING AS OF COUNSEL TO THE LAW FIRM OF
    FLACK, MCRAVEN & STEPHENS


   Principal Officers of
First Federal Bancshares, Inc.
------------------------------

JAMES J. STEBOR
    PRESIDENT AND CHIEF EXECUTIVE OFFICER

CATHY D. PENDELL
    TREASURER

PEGGY L. HIGGINS
    ASSISTANT TREASURER

RONALD A. FELD
    CORPORATE SECRETARY

Principal Officers of
  First Federal Bank
  ------------------

JAMES J. STEBOR
    PRESIDENT AND CHIEF EXECUTIVE OFFICER

CATHY D. PENDELL
    SR. VICE PRESIDENT

PEGGY L. HIGGINS
    SR. VICE PRESIDENT AND TREASURER

MILLIE R. SHIELDS
    SR. VICE PRESIDENT

RONALD A. FELD
    VICE PRESIDENT, SECRETARY AND BRANCH MANAGER

                                                                             38.

                       INVESTOR AND CORPORATE INFORMATION

ANNUAL MEETING

The annual meeting of stockholders will be held at 2 p.m., on May 22, 2001 at the Quincy Days Inn located at 200 Maine Street, Quincy, Illinois 62301.

STOCK LISTING

First Federal Bancshares, Inc. common stock is listed on the Nasdaq National Market under the symbol "FFBI."

PRICE RANGE OF COMMON STOCK

The high and low bid prices and dividends paid per share of the common stock for each quarter since the common stock began trading on September 28, 2000 was as follows:

                                                                       Dividend
         Quarter Ended                   High           Low            Declared
         -------------                   ----           ---            --------
         September 30, 2000          $    12.81      $   12.69         $     -
         December 31, 2000                13.38          12.50             .05


The stock price information set forth in the table above was provided by The Nasdaq Stock Market. The closing sale price of First Federal Bancshares, Inc.'s common stock on December 31, 2000 was $13.38.

At March 1, 2001, there were 2,242,500 shares of First Federal Bancshares, Inc. common stock outstanding (including unallocated ESOP shares) and there were 488 holders of record.

STOCKHOLDERS AND GENERAL INQUIRIES            TRANSFER AGENT

Cathy D. Pendell                              Computershare Investor Services
First Federal Bancshares, Inc.                12039 W. Alameda Pkwy, Suite Z2
109 East Depot Street                         Lakewood, CO 80228
Colchester, Illinois 62326                    (303) 984-4103
(309) 776-3225


ANNUAL AND OTHER REPORTS

A copy of the First Federal Bancshares, Inc.'s Annual Report on Form 10-KSB without exhibits for the year ended December 31, 2000, as filed with the Securities and Exchange Commission, may be obtained without charge by contacting Cathy D. Pendell, First Federal Bancshares, Inc., 109 East Depot Street, Colchester, Illinois 62326.


                                                                             39.

                                OFFICE LOCATIONS

MAIN OFFICE
-----------

     109 East Depot Street
     Colchester, Illinois  62326


BRANCH OFFICES
--------------

     QUINCY
     2001 Maine Street
     Quincy, Illinois 62301

     QUINCY
     101 North 36th Street
     Quincy, Illinois 62301

     MT. STERLING
     201 West Main Street
     Mt. Sterling, Illinois 62353

     MACOMB
     430 West Jackson Street
     Macomb, Illinois 61455

     BUSHNELL
     190 East Hurst Street
     Bushnell, Illinois 61422


                                                                             40.