Form 10KSB40, Exhibit 13
period 2001-12-31
FIRST FEDERAL BANCSHARES INC /DE
filed 2002-03-28
CIK 1113107

EXHIBIT 13


                                TABLE OF CONTENTS


Letter from the President......................................................1

Selected Consolidated Financial and Other Data.................................2

Management's Discussion and Analysis of Financial Condition and Results
  of Operations................................................................4

Report of Independent Auditors................................................14

Consolidated Statements of Financial Condition................................15

Consolidated Statements of Income.............................................16

Consolidated Statements of Changes in Shareholders' Equity....................17

Consolidated Statements of Cash Flows.........................................18

Notes to Consolidated Financial Statements....................................20

Directors and Officers........................................................40

Investor and Corporate Information............................................41

Office Locations..............................................................42




                         FIRST FEDERAL BANCSHARES, INC.


First Federal Bancshares, Inc., headquartered in Colchester, Illinois, is the holding company for First Federal Bank. First Federal operates as a community-oriented financial institution, serving the needs of consumers and small businesses with a variety of deposit and loan products from its six full-service banking offices in West-Central Illinois.

                            LETTER FROM THE PRESIDENT


To Our Stockholders:

         On behalf of the directors and employees of First Federal Bancshares, Inc. and its wholly owned subsidiary, First Federal Bank, I am pleased to present our second annual report as a public entity.

         As you review the financial information contained in this annual report, you will find that First Federal Bancshares, Inc. had a successful year. Total assets as of December 31, 2001, increased to $242.2 million from $237.6 million at December 31, 2000, an increase of $4.6 million or 1.92%. Consolidated net income for the twelve months ended December 31, 2001, was $1.9 million or $.91 per share. Growth was experienced in the commercial lending area as the commercial loan portfolio grew $403,000 to 5.02% of total loans. Also, I am pleased to report that our efficiency ratio was 56.10%, which substantiates our ability to limit expenses.

         The directors continue to review opportunities to enhance shareholder value. The quarterly dividend was increased to $.08 per share from $.05 per share during the second quarter of 2001. The company also successfully repurchased 10% of its outstanding stock in October 2001. This first repurchase program was completed substantially below book value. We will evaluate future stock repurchases and dividends based on their effect on return on equity and book value per share.

         The company continues to expand its products and services beyond those of traditional thrifts, as additional customer relationships can be obtained with community bank products. In 2001, the bank began the sale of U.S. savings bonds, installed our ninth ATM machine, initiated a merchant credit card program, and progressed with the implementation of internet banking.

         I would like to compliment our experienced staff who fully understands the priority of excellent customer service. This allows First Federal to effectively compete in its market area.

         Thank you to our shareholders. We pledge our continued commitment to the soundness and profitability of your investment.

                                        Sincerely,



                                        /s/ James J. Stebor
                                        James J. Stebor
                                        President and CEO
                                        First Federal Bancshares, Inc.


                                       1.

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

                                                         AT DECEMBER 31,   AT DECEMBER 31,
                                                               2001             2000
                                                               ----             ----
                                                                (IN THOUSANDS)
SELECTED FINANCIAL DATA:
Total assets                                               $  242,170        $  237,602
Cash and cash equivalents                                      18,249            11,244
Loans receivable, net                                         112,911           115,619
Securities available-for-sale                                  97,106            42,592
Securities held-to-maturity                                    10,036            61,619
Deposits                                                      192,784           184,878
Total borrowings                                                4,000             5,000
Total equity                                                   43,701            45,867

                                                                             TEN MONTHS
                                                           YEAR ENDED           ENDED
                                                          DECEMBER 31,       DECEMBER 31,
                                                              2001              2000
                                                              ----              ----
                                                                 (IN THOUSANDS)
SELECTED OPERATING DATA:
Total interest income                                      $   15,417        $   12,898
Total interest expense                                          9,135             8,186
                                                           ----------        ----------
     Net interest income                                        6,282             4,712
Provision for loan losses                                         103                71
                                                           ----------        ----------
Net interest income after provision for loan losses             6,179             4,641
Noninterest income                                                588               287
Noninterest expense:
     Compensation and benefits                                  2,199             1,443
     Other noninterest expense                                  1,655             1,241
                                                           ----------        ----------
         Total noninterest expense                              3,854             2,684
                                                           ----------        ----------
Income before income taxes                                      2,913             2,244
Income tax provision                                            1,062               788
                                                           ----------        ----------

     Net income                                            $    1,851        $    1,456
                                                           ==========        ==========


                                       2.

                                                                 AT OR FOR THE   AT OR FOR THE TEN
                                                                  YEAR ENDED       MONTHS ENDED
                                                                  DECEMBER 31,      DECEMBER 31,
                                                                     2001              2000*
                                                                     ----              ----
SELECTED FINANCIAL RATIOS AND
  OTHER DATA:
PERFORMANCE RATIOS:
     Return on assets (1)                                              .76%             .78%
     Return on equity (2)                                             4.01             6.01
     Average interest rate spread (3)                                 1.75             1.95
     Net interest margin (4)                                          2.64             2.56
     Operating (noninterest) expense to average total assets          1.58             1.43
     Efficiency Ratio (5)                                            56.10            53.69
     Average interest-earning assets to average
       interest-bearing liabilities                                 123.17           113.58

CAPITAL RATIOS:
     Tangible capital ratio                                          14.13            15.15
     Core capital ratio                                              14.13            15.15
     Risk-based capital ratio                                        31.38            35.60
     Ratio of average equity to average assets                       18.91            12.93

ASSET QUALITY RATIOS:
     Non-performing loans to total loans                               .80              .94
     Allowance for loan losses to non-performing loans (6)           59.01            52.48
     Allowance for loan losses to total loans                          .47              .49


* Ratios for the ten months ended December 31, 2000 have been annualized where applicable.

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


                                       3.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


GENERAL

First Federal Bancshares, Inc. (the "Company") is engaged primarily in attracting deposits from the general public and using these deposits to originate loans and purchase securities. The Company derives revenues principally from interest earned on loans and securities and fees from other banking-related services. The operations of the Company are influenced significantly by general economic conditions and by policies of financial institution regulatory agencies, primarily the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. The Company's cost of funds is influenced by interest rates on competing investments and general market interest rates. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financings may be offered.

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

FORWARD-LOOKING STATEMENTS

This Annual Report contains certain forward-looking statements that are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company's loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake--and specifically disclaims any obligation--to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following presents management's discussion and analysis of the results of operations and financial condition of the Company as of the dates and for the periods indicated. You should read this discussion in conjunction with the Company's consolidated financial statements and the notes thereto and other financial data appearing elsewhere in this annual report.


                                       4.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2001 AND 2000

Total assets at December 31, 2001 were $242.2 million compared to $237.6 million at December 31, 2000, an increase of $4.6 million. The growth in total assets primarily reflects an increase in cash and cash equivalents. During the year ended December 31, 2001 cash and cash equivalents increased $7.0 million, reflecting excess operating cash resulting from the timing of called and matured securities and loan prepayments due to the interest rate environment, as well as an increase in customer deposits. The increase in cash and cash equivalents was partially offset by a decrease in loans of $2.7 million, primarily due to an increased volume of refinancings as a result of the lower interest rate environment. In addition, some portfolio loans refinanced into the Federal Home Loan Bank Mortgage Partnership Finance program during 2001. This program allows the Bank to offer long-term fixed rate loans funded by the Federal Home Loan Bank, while the Bank maintains the customer relationship through the servicing of the loan. During the year ended December 31, 2001, securities available-for-sale increased $54.5 million as a result of calls and maturities of securities held-to-maturity being reinvested in securities available-for-sale.

Total liabilities at December 31, 2001 were $198.5 million compared to $191.7 million at December 31, 2000, an increase of $6.8 million. The increase in total liabilities was primarily due to an increase in deposits of $7.9 million partially offset by a $1.0 million decrease in Federal Home Loan Bank advances. The increase in deposits resulting from interest credited to depositors' accounts was used to pay down Federal Home Loan Bank advances and purchase securities available for sale.

Shareholders' equity at December 31, 2001 was $43.7 million compared to $45.9 million at December 31, 2000, a decrease of $2.2 million. The decrease was a result of the repurchase of Company stock for $3.7 million, partially offset by net income of $1.9 million. During 2001, the Company repurchased 224,250 shares of common stock for the purpose of offsetting stock options and awards of restricted stock. In 2001, the company granted options to purchase 208,549 shares of common stock at a strike price of $15.10 per share and awarded 89,700 shares of restricted stock.


                                       5.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2001 AND THE TEN MONTHS ENDED DECEMBER 31, 2000

The following table compares results of operations for the year ended December 31, 2001 to annualized results of operations for the year ended December 31, 2000. The ten-month period has been annualized.

                                                                             ANNUALIZED
                                                                             TEN MONTHS
                                                           YEAR ENDED          ENDED
                                                          DECEMBER 31,      DECEMBER 31,
                                                              2001             2000
                                                              ----             ----
                                                                 (IN THOUSANDS)
SELECTED OPERATING DATA:
Total interest income                                      $   15,417        $   15,478
Total interest expense                                          9,135             9,823
                                                           ----------        ----------
     Net interest income                                        6,282             5,655
Provision for loan losses                                         103                85
                                                           ----------        ----------
Net interest income after provision for loan losses             6,179             5,570
Noninterest income                                                588               344
Noninterest expense:
     Compensation and benefits                                  2,199             1,732
     Other noninterest expense                                  1,655             1,489
                                                           ----------        ----------
         Total noninterest expense                              3,854             3,221
                                                           ----------        ----------
Income before income taxes                                      2,913             2,693
Income tax provision                                            1,062               946
                                                           ----------        ----------

     Net income                                            $    1,851        $    1,747
                                                           ==========        ==========

The following discussion refers to the annualized results of operations for the ten months ended December 31, 2000.

GENERAL. Net income increased $104,000 to $1.9 million for the year ended December 31, 2001 compared to $1.7 million (annualized) for the ten months ended December 31, 2000. The increase was primarily a result of a $627,000 increase in net interest income, combined with a $244,000 increase in noninterest income, partially offset by a $631,000 increase in noninterest expense primarily related to compensation and benefits.

INTEREST INCOME. Interest income for the year ended December 31, 2001 was $15.4 million compared to $15.5 million (annualized) for the ten months ended December 31, 2000, a decrease of $61,000. The decrease was primarily a result of a decrease in the average yield on interest-earning assets to 6.47% for the year ended December 31, 2001 from 7.00% for the ten months ended December 31, 2000, partially offset by an increase in the average balance of interest earning assets to $238.2 million for the year ended December 31, 2001 from $221.0 million for the ten months ended December 31, 2000. The average balance of securities increased $13.5 million as funds generated from the initial public offering in September of 2000 were reinvested in securities during the year ended December 31, 2001. The increase in the average balance of securities was partially offset by the decrease in the yield on securities to 5.61% for the year ended December 31, 2001 from 6.27% for the ten months ended December 31, 2000.

INTEREST EXPENSE. Interest expense for the year ended December 31, 2001 was $9.1 million compared to $9.8 million (annualized) for the ten months ended December 31, 2000, a decrease of $688,000 or 7.0%. The decrease primarily represents a decrease in the average cost of funds from 5.05% for the ten months ended December 31, 2000 to 4.72% for the year ended December 31, 2001. This was partially offset by an increase in the average balance of savings and certificates of deposit to $153.2 million for the year ended December 31, 2001 compared to $150.8 million for the ten months ended December 31, 2000.


                                       6.

NET INTEREST INCOME. Net interest income of $6.3 million for the year ended December 31, 2001 reflects an increase of $627,000, or 11.1%, as compared to $5.7 million (annualized) for the ten months ended December 31, 2000. The increase in net interest income was primarily a result of an increase in the Company's interest-earning assets, which was offset by a decrease in the net interest spread to 1.75% for the year ended December 31, 2001 from 1.95% for the ten months ended December 31, 2000, as well as an increase in the net interest margin to 2.64% from 2.56% for the same period. The increase in the net interest margin was due primarily to the increase in the ratio of interest-earning assets to interest-earning liabilities to 123.17% from 113.58%.

PROVISION FOR LOAN LOSSES. The Company establishes provisions for loan losses, which are charged to operations, at a level that management believes is appropriate to absorb probable credit losses in the loan portfolio. In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, an evaluation of losses inherent in the loan portfolio, problem loans, delinquency trends, and prevailing economic conditions. In evaluating the level of the allowance for loan losses, the Company evaluates larger commercial, commercial real estate, and construction loans individually for impairment based upon collateral values, adverse situations that may affect the borrowers ability to repay, and other factors. Smaller balance homogeneous mortgage and consumer loans are evaluated independently based upon loss factors derived from historical loss experience, peer group information, and similar factors adjusted for current economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as circumstances change. Based on the Company's evaluation of these factors, the Company made provisions of $103,000 for the year ended December 31, 2001 and $71,000 ($85,000 annualized) for the ten months ended December 31, 2000. The increase in the provision for loan losses for the year ended December 31, 2001 was a direct result of increased charge-offs of consumer loans, as management charged off all consumer loans greater than 120 days delinquent. Net charge-offs for the year ended December 31, 2001, totaled $141,000 compared to net recoveries of $18,000 for the ten months ended December 31, 2000. A downturn in the local economy could have a significant impact on the valuation of collateral and the ability for the Bank to foreclose or repossess and find an interested buyer as a means of recovery.

Management assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses as necessary in order to maintain the adequacy of the allowance. While management believes the existing level of reserves is adequate, future adjustments to the allowance may by necessary due to economic, operating, regulatory and other conditions that may be beyond the Company's control. The allowance for loan losses as of December 31, 2001 is maintained at a level that represents management's best estimate of losses in the loan portfolio and such losses were both probable and reasonably estimatable.

NONINTEREST INCOME. Noninterest income was $588,000 for the year ended December 31, 2001 compared to $344,000 (annualized) for the ten months ended December 31, 2001, an increase of $244,000, or 70.9%. The increase reflects a net gain on sales of securities of $819,000 during the year ended December 31, 2001 offset by an impairment loss of $596,000 related to certificates of deposits (CDs) purchased through a broker that has been charged by the SEC with securities fraud in relation to these certificates. While the receiver that was appointed for the CD broker has identified significant assets of the broker, there has been no indication at this time as to what amount the Company might recover with respect to these CDs. In addition, service charges and fee income have increased due to the increase in average deposits.


                                       7.

NONINTEREST EXPENSE. Noninterest expense was $3.9 million for the year ended December 31, 2001 and $3.2 million (annualized) for the ten months ended December 31, 2000, an increase of $633,000, or 19.6%. The increase in noninterest expense primarily resulted from an increase in compensation and benefits expense of $446,000, due to normal salary and retirement benefit increases, expense of $283,000 associated with the ESOP established as part of the stock conversion, and expense of $68,000 related to restricted stock awards granted in October 2001. Professional fees increased $128,000 as a result of filings associated with being a public company. Other expenses increased, including expenses associated with being a public company, such as Illinois franchise taxes, filing fees, and printing and supplies.

INCOME TAXES. The provision for income taxes increased $116,000 to $1.1 million for the year ended December 31, 2001 compared to $946,000 (annualized) for the ten-month period in 2000. The increase was a direct result of an increase in pretax income.

LIQUIDITY AND CAPITAL RESOURCES

The Company's primary sources of funds are deposits and proceeds from principal and interest payments on loans and mortgage-backed securities. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. The Company generally manages the pricing of its deposits to be competitive and to increase core deposit relationships.

The Company's cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities and financing activities. Cash flows provided by operating activities were $1.2 million and $1.1 million for the year ended December 31, 2001 and the ten months ended December 31, 2000, respectively. Net cash from investing activities consisted primarily of disbursements for loan originations and the purchase of securities, offset by principal collections on loans, proceeds from maturation of securities and paydowns on mortgage-backed securities. Net cash from financing activities consisted primarily of the stock issuance proceeds, activity in deposit accounts and Federal Home Loan Bank advances. During 2001, the Company used excess liquidity to repurchase 224,250 shares of its stock for a total of $3.6 million.

The Company's most liquid assets are cash and short-term investments. The levels of these assets are dependent on the Company's operating, financing, lending and investing activities during any given period. At December 31, 2001, cash and short-term investments totaled $18.8 million. The Company has other sources of liquidity if a need for additional funds arises, including securities maturing within one year and the repayment of loans. The Company may also utilize the sale of securities available-for-sale, federal funds purchased, and Federal Home Loan Bank advances as sources of funds. At December 31, 2001, the Company had the ability to borrow a total of approximately $20.2 million from the Federal Home Loan Bank of Chicago. On that date, the Company had outstanding advances of $4.0 million.


                                       8.

At December 31, 2001, the Company had outstanding commitments to originate loans of $682,000, of which $57,800 had fixed interest rates. These loans are to be secured by properties located in its market area. The Company anticipates that it will have sufficient funds available to meet its current loan commitments. Loan commitments have, in recent periods, been funded through liquidity or through FHLB borrowings. Certificates of deposit, which are scheduled to mature in one year or less from December 31, 2001, totaled $86.6 million. Management believes, based on past experience, that a significant portion of such deposits will remain with the Company. Based on the foregoing, in addition to the Company's high level of core deposits and capital, the Company considers its liquidity and capital resources sufficient to meet its outstanding short-term and long-term needs.

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

The following tables disclose contractual obligations and commercial commitments of the Company as of December 31, 2001 (in thousands):

                                          Less Than                                  After
                              Total        1 Year      1 - 3 Years   4 - 5 Years    5 Years
                              -----        ------      -----------   -----------    -------
     FHLB advances         $    4,000    $    4,000    $       --    $       --    $       --
                           ----------    ----------    ----------    ----------    ----------
     Total contractual
       cash obligations    $    4,000    $    4,000    $       --    $       --    $       --
                           ==========    ==========    ==========    ==========    ==========

                              Total
                             Amounts      Less Than                                  Over
                            Committed      1 Year      1 - 3 Years   4 - 5 Years    5 Years
                            ---------      ------      -----------   -----------    -------
     Lines of credit       $    2,157    $    2,157    $       --    $       --    $       --
     Other loan
       commitments                682           682            --            --            --
                           ----------    ----------    ----------    ----------    ----------
     Total commercial
       commitments         $    2,839    $    2,839    $       --    $       --    $       --
                           ==========    ==========    ==========    ==========    ==========

The Bank is subject to various regulatory capital requirements imposed by the OTS. At December 31, 2001, the Company was in compliance with all applicable capital requirements. See Note 13 of the Notes to Consolidated Financial Statements.


                                       9.

NEW ACCOUNTING PRONOUNCEMENTS

In July 2001, the FASB issued SFAS 141, BUSINESS COMBINATIONS, which requires that all business combinations be accounted for under the purchase method. Use of the pooling-of-interests method is no longer permitted. SFAS 141 requires that the purchase method be used for business combinations initiated after June 30, 2001. This pronouncement will have no effect on the Company's financial statements unless it enters into a business combination transaction.

In July 2001, the FASB also issued SFAS 142, GOODWILL AND OTHER INTANGIBLE ASSETS, which requires that goodwill no longer be amortized to earnings, but instead that the assets received in a business combination transaction be reviewed for impairment. The amortization of goodwill ceases upon adoption of the Statement, which for most companies will be January 1, 2001. This pronouncement will not have any effect on the Company's financial statements.

EFFECT OF INFLATION AND CHANGING PRICES

The consolidated financial statements and related data presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on the operations of the Bank is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates, generally, have a more significant impact on a financial institution's performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

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


                                      10.

                                                                                            Annualized
                                                Year ended                               Ten months ended
                                               December 31,                                December 31,
                                               ------------                                ------------
                                    ---------------2001------------------      ----------------2000--------------------
                                                   ----                                        ----
                                                                  Average                                      Average
                                    Average                        Yield/      Average                          Yield/
                                    Balance      Interest          Cost        Balance      Interest(2)         Cost(2)
                                    -------      --------          ----        -------      -----------         -------
INTEREST-EARNING ASSETS:
   Loans receivable               $  115,136    $    8,941          7.77%    $  116,094     $    9,112           7.85%
   Securities (1)                    105,189         5,898          5.61         91,716          5,752           6.27
   Other interest-
     earning assets                   17,839           578          3.24         13,212            614           4.65
                                  ----------    ----------                   ----------     ----------
     Total interest-
       earning assets                238,164        15,417          6.47        221,022         15,478           7.00
   Non-interest-
     earning assets                    6,144                                      4,096
                                  ----------                                 ----------

     Total assets                 $  244,308                                 $  225,118
                                  ==========                                 ==========

INTEREST-BEARING
  LIABILITIES:
   Deposits:
     NOW and money
       market accounts            $   37,842    $    1,088          2.88%    $   39,036     $    1,682           4.31%
     Savings and
       certificates                  153,161         7,920          5.17        150,765          7,814           5.18
                                  ----------    ----------                   ----------     ----------
       Total deposits                191,003         9,008          4.72        189,801          9,496           5.00
   FHLB advances                       2,362           127          5.38          4,789            326           6.80
                                  ----------    ----------                   ----------     ----------
     Total interest-
       bearing liabilities           193,365         9,135          4.72        194,590          9,822           5.05
                                  ----------    ----------                   ----------     ----------
   Noninterest-
     bearing liabilities               4,732                                      1,431
                                  ----------                                 ----------
     Total liabilities               198,097                                    196,021
   Equity                             46,211                                     29,097
                                  ----------                                 ----------

     Total liabilities
       and equity                 $  244,308                                 $  225,118
                                  ==========                                 ==========

Net interest income/
  interest rate spread                          $    6,282          1.75%                   $    5,656           1.95%
                                                ==========    ==========                    ==========     ==========
Net interest margin/
  interest earning assets                                           2.64%                                        2.56%
                                                              ==========                                   ==========
Ratio of interest-
  earning assets to
  interest-bearing liabilities                                    123.17%                                      113.58%
                                                              ==========                                   ==========

(1)  Includes Federal Home Loan Bank stock and FHLMC stock.
(2)  Interest and average yield/cost have been annualized.


                                      11.

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

                                                  Year ended December 31, 2001 compared to ten
                                                   months ended December 31, 2000 (annualized)
                                                   -------------------------------------------
                                                                Increase (Decrease)
                                                                      Due to
                                                                      ------
                                                         Rate         Volume        Total
                                                         ----         ------        -----
                                                              (Dollars in thousands)
INTEREST-EARNING ASSETS:
    Loans receivable                                    $    (96)    $    (75)    $   (171)
    Securities                                              (647)         793          146
    Other interest-earning assets                            (36)          --          (36)
                                                        --------     --------     --------
       Total interest-earning assets                        (779)         718          (61)

INTEREST-BEARING LIABILITIES:
    Deposits:
       Savings accounts and certificates                     106           --          106
       NOW and money market accounts                        (544)         (50)        (594)
    FHLB advances                                           (199)          --         (199)
                                                        --------     --------     --------
       Total interest-bearing liabilities                   (637)         (50)        (687)
                                                        --------     --------     --------

          Increase (decrease) in net interest income    $   (142)    $    768     $    626
                                                        ========     ========     ========


MARKET RISK ANALYSIS

QUALITATIVE ASPECTS OF MARKET RISK. The Company's most significant form of market risk is interest rate risk. The principal objectives of the Company's interest rate risk management are to evaluate the interest rate risk inherent in certain balance sheet accounts, determine the level of risk appropriate given the Company's business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with the Board of Director's approved guidelines. The Company has an Asset/Liability Committee, responsible for reviewing its asset/liability policies and interest rate risk position, which meets monthly and reports trends and interest rate risk position to the Board of Directors quarterly. The extent of the movement of interest rates is uncertainty that could have a negative impact on the earnings of the Company.

The Company has used the following strategies to manage interest rate risk: (1) emphasizing the origination of adjustable-rate and balloon loans and not originating long-term, fixed-rate loans for retention in its portfolio; (2) emphasizing shorter term consumer loans; (3) introducing floating-rate commercial business loans tied to the prime rate; (4) maintaining a high quality securities portfolio that provides adequate liquidity and flexibility to take advantage of opportunities that may arise from fluctuations in market interest rates, the overall maturity of which is monitored in relation to the repricing


                                      12.

of its loan portfolio; and (5) using Federal Home Loan Bank advances to better structure maturities of its interest rate sensitive liabilities. The Company currently does not participate in hedging programs, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments.

QUANTITATIVE ASPECTS OF MARKET RISK. The Company primarily utilizes an interest sensitivity analysis prepared by the Office of Thrift Supervision to review the level of interest rate risk. This analysis measures interest rate risk by computing changes in the net portfolio value of the Company's cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. Net portfolio value represents the market value of portfolio equity and its equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. This analysis assesses the risk of loss in market risk sensitive instruments in the event of a sudden and sustained 100 to 300 basis point increase or decrease in market interest rates with no effect give to any steps that management might take to counter the effect of that interest rate movement. The following table, which is based on information provided to the Company by the Office of Thrift Supervision, presents the change in the Company's net portfolio value at December 31, 2001, that would occur upon an immediate change in interest rates based on Office of Thrift Supervision assumptions, but without giving effect to any steps that management might take to counteract that change.

                                                                     NPV as % of
    Change in                                                 Portfolio Value of Assets
 Interest Rates             Net Portfolio Value               -------------------------
 in Basis Points            -------------------               NPV           Basis Point
  (Rate Shock)       Amount       $ Change      % Change      Ratio           Change
--------------       ------       --------      --------      -----           ------
                           (Dollars in thousands)
      300          $  30,741       (9,587)         (24)%      13.42%        (324) bp
      200             33,818       (6,510)         (16)       14.50         (216) bp
      100             36,975       (3,353)          (8)       15.57         (110) bp
   Static             40,328           --           --        16.66               --
    (100)             43,151        2,823            7        17.54            88 bp
    (200)                 --            0            0         0.00             0 bp
    (300)                 --            0            0         0.00             0 bp

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


                                      13.

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors
First Federal Bancshares, Inc.
Colchester, Illinois


We have audited the accompanying consolidated statements of financial condition of First Federal Bancshares, Inc. and subsidiary (the Corporation) as of December 31, 2001 and 2000 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the year ended December 31, 2001 and the ten months ended December 31, 2000. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects the financial position of First Federal Bancshares, Inc. and subsidiary as of December 31, 2001 and 2000 and the results of its operations and its cash flows for the year ended December 31, 2001 and the ten months ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.



                                        /s/ Crowe, Chizek and Company LLP
                                        Crowe, Chizek and Company LLP

Oak Brook, Illinois
February 7, 2002


                                      14.

                         FIRST FEDERAL BANCSHARES, INC.
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                           December 31, 2001 and 2000
                             (Dollars in thousands)

--------------------------------------------------------------------------------

                                                                    2001           2000
                                                                    ----           ----
ASSETS
Cash and cash equivalents (interest-bearing:  2001 - $16,786;
  2000 - $8,922)                                                 $   18,249     $   11,244
Time deposits in other financial institutions                           588          2,562
Securities available-for-sale                                        97,106         42,592
Securities held-to-maturity (fair value: 2001 - $10,033;
  2000 - $60,991)                                                    10,036         61,619
Loans receivable, net                                               112,911        115,619
Real estate owned, net                                                  195             --
Premises and equipment                                                1,522          1,547
Accrued interest receivable                                           1,445          2,041
Other assets                                                            118            378
                                                                 ----------     ----------

    Total assets                                                 $  242,170     $  237,602
                                                                 ==========     ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
    Deposits
       Non-interest-bearing                                      $    3,156     $    2,643
       Interest-bearing                                             189,628        182,235
                                                                 ----------     ----------
                                                                    192,784        184,878

    Advances from borrowers for taxes and insurance                     157            189
    Federal Home Loan Bank advances                                   4,000          5,000
    Accrued interest payable                                            536            669
    Other liabilities                                                   992            999
                                                                 ----------     ----------

       Total liabilities                                            198,469        191,735

Shareholders' equity
    Preferred stock, $.01 par value per share,
      1,000,000 shares authorized, no shares issued
      and outstanding                                                    --             --
    Common stock, $.01 par value per share,
      4,000,000 shares authorized, 2,242,500 shares issued               22             22
    Additional paid-in capital                                       21,418         21,315
    Unearned ESOP shares                                             (1,570)        (1,749)
    Unearned stock awards                                            (1,287)            --
    Treasury stock, 134,550 shares                                   (2,322)            --
    Retained earnings                                                26,745         25,483
    Accumulated other comprehensive income                              695            796
                                                                 ----------     ----------
       Total equity                                                  43,701         45,867
                                                                 ----------     ----------

          Total liabilities and shareholders' equity             $  242,170     $  237,602
                                                                 ==========     ==========

--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                                      15.

                         FIRST FEDERAL BANCSHARES, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
 For the year ended December 31, 2001 and the ten months ended December 31, 2000
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

                                                           2001          2000
                                                           ----          ----
Interest income
    Loans                                              $    8,941     $    7,593
    Securities                                              5,898          4,793
    Deposits in other financial institutions                  578            512
                                                       ----------     ----------
       Total interest income                               15,417         12,898

Interest expense
    Savings and certificates                                7,920          6,512
    NOW and money market accounts                           1,088          1,402
    Federal Home Loan Bank advances                           127            272
                                                       ----------     ----------
       Total interest expense                               9,135          8,186
                                                       ----------     ----------

NET INTEREST INCOME                                         6,282          4,712

Provision for loan losses                                     103             71
                                                       ----------     ----------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES         6,179          4,641

Noninterest income
    Service charges on NOW accounts                           138            119
    Other fee income                                          135            100
    Net gain on sale of securities                            819             --
    Impairment loss                                          (596)            --
    Other income                                               92             68
                                                       ----------     ----------
       Total noninterest income                               588            287

Noninterest expense
    Compensation and benefits                               2,199          1,443
    Occupancy and equipment                                   353            310
    Data processing                                           428            412
    Federal insurance premiums                                 96             65
    Advertising                                                98             69
    Professional fees                                         177             41
    Other noninterest expense                                 503            344
                                                       ----------     ----------
       Total noninterest expense                            3,854          2,684
                                                       ----------     ----------

INCOME BEFORE INCOME TAXES                                  2,913          2,244

Provision for income taxes                                  1,062            788
                                                       ----------     ----------

NET INCOME                                             $    1,851     $    1,456
                                                       ==========     ==========

Earnings per share
    Basic and diluted                                  $      .91     $      .22

--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                                      16.

                         FIRST FEDERAL BANCSHARES, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
 For the year ended December 31, 2001 and the ten months ended December 31, 2000
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

                                                                                                                Accumulated
                                                         Additional  Unearned   Unearned                           Other
                                                  Common   Paid-in     ESOP      Stock    Treasury   Retained  Comprehensive
                                                   Stock   Capital    Shares     Awards    Stock     Earnings      Income    Total
                                                   -----   -------    ------     ------    -----     --------      ------    -----
Balance at February 29, 2000                    $     --  $     --  $     --   $     --   $     --   $ 24,130   $   (105)  $ 24,025

Issuance of common stock, net of expenses             22    21,302    (1,794)        --         --         --         --     19,530

ESOP shares earned                                    --        13        45         --         --         --         --         58

Dividend declared ($.05 per share)                    --        --        --         --         --       (103)        --       (103)

Comprehensive income
   Net income                                         --        --        --         --         --      1,456         --      1,456
   Unrealized gain on securities available-
     for-sale, net of reclassification and tax
     effects                                          --        --        --         --         --         --        901        901
                                                                                                                           --------

     Total comprehensive income                                                                                               2,357
                                                --------  --------  --------   --------   --------   --------   --------   --------


Balance at December 31, 2000                          22    21,315    (1,749)        --         --     25,483        796     45,867

Purchase of 224,250 shares of treasury stock          --        --        --         --     (3,677)        --         --     (3,677)

Allocation of stock awards                            --        --        --     (1,355)     1,355         --         --          0

ESOP shares earned                                    --       103       179         --         --         --         --        282

Stock awards earned                                   --        --        --         68         --         --         --         68

Dividend declared ($.29 per share)                    --        --        --         --         --       (589)        --       (589)

Comprehensive income
   Net income                                         --        --        --         --         --      1,851         --      1,851
     Unrealized loss on securities available-
      for-sale, net of reclassification and tax
      effects                                         --        --        --         --         --         --       (101)      (101)
                                                                                                                           --------

     Total comprehensive income                                                                                               1,750
                                                --------  --------  --------   --------   --------   --------   --------   --------

Balance at December 31, 2001                    $     22  $ 21,418  $ (1,570)  $ (1,287)  $ (2,322)  $ 26,745   $    695   $ 43,701
                                                ========  ========  ========   ========   ========   ========   ========   ========

--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                                      17.

                         FIRST FEDERAL BANCSHARES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
 For the year ended December 31, 2001 and the ten months ended December 31, 2000
                             (Dollars in thousands)

--------------------------------------------------------------------------------

                                                                        2001           2000
                                                                        ----           ----
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                      $    1,851     $    1,456
     Adjustments to reconcile net income to net cash provided by operating activities
         Depreciation                                                       116            150
         Gain on sale of real estate owned                                  (25)           (27)
         Net amortization of premiums and discounts                        (286)           (70)
         ESOP compensation expense                                          282             58
         Stock award compensation expense                                    68             --
         Amortization of intangible assets                                   12             35
         Provision for loan losses                                          103             71
         Deferred income taxes                                              (70)           (32)
         Dividend reinvestments                                          (1,323)        (1,044)
         Federal Home Loan Bank stock dividends                             (67)            --
         Gain on sale of securities                                        (819)            --
         Impairment loss                                                    596             --
         Net changes in
              Accrued interest receivable and other assets                  844           (256)
              Deferred loan costs                                           (10)            13
              Accrued interest payable and other liabilities                (23)           731
                                                                     ----------     ----------
                  Net cash provided by operating activities               1,249          1,085

CASH FLOWS FROM INVESTING ACTIVITIES
     Net change in time deposits in other financial institutions          1,378           (990)
     Purchase of securities available-for-sale                          (84,595)       (12,738)
     Purchase of securities held-to-maturity                             (8,192)        (2,952)
     Principal paydowns on mortgage-backed securities
        available-for-sale                                                6,821          2,135
     Principal paydowns on mortgage-backed securities
       held-to-maturity                                                     850            299
     Proceeds from maturities of securities available-for-sale            5,917             --
     Proceeds from maturities of securities held-to-maturity             58,843             --
     Proceeds from sale of securities available-for-sale                 19,757             --
     Purchase of loans                                                     (742)            --
     Net (increase) decrease in loans receivable                          3,073         (2,133)
     Proceeds from sale of real estate owned                                114            107
     Purchase of property and equipment                                     (91)           (60)
                                                                     ----------     ----------
         Net cash provided by (used in) investing activities              3,133        (16,332)


--------------------------------------------------------------------------------

                                   (Continued)

                                      18.

                         FIRST FEDERAL BANCSHARES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
 For the year ended December 31, 2001 and the ten months ended December 31, 2000
                             (Dollars in thousands)

--------------------------------------------------------------------------------

                                                                        2001           2000
                                                                        ----           ----
CASH FLOWS FROM FINANCING ACTIVITIES
     Net increase in deposits                                        $    7,906     $    2,306
     Net change in advances from borrowers for taxes
       and insurance                                                        (32)          (107)
     Federal Home Loan Bank advances                                      4,000             --
     Repayment of Federal Home Loan Bank advances                        (5,000)        (1,000)
     Purchase of treasury stock                                          (3,677)            --
     Dividends paid                                                        (574)            --
     Net proceeds from stock issuance                                        --         19,530
                                                                     ----------     ----------
         Net cash provided by financing activities                        2,623         20,729
                                                                     ----------     ----------

Net change in cash and cash equivalents                                   7,005          5,482

Cash and cash equivalents
     Beginning of period                                                 11,244          5,762
                                                                     ----------     ----------

     End of period                                                   $   18,249     $   11,244
                                                                     ==========     ==========

Supplemental disclosures of cash flow information
     Cash paid during the period for
         Interest                                                    $    9,268     $    7,637
         Taxes, net of refunds                                            1,058            652
     Transfer of loans to real estate owned                                 284             32


--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                                      19.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000
             (Tables in thousands, except share and per share data)

--------------------------------------------------------------------------------

NOTE 1 - PLAN OF CONVERSION

On December 8, 1999, the Board of Directors of First Federal Bank (the Bank) adopted a Plan of Conversion to convert from a federal mutual savings bank to a federal stock savings bank with the concurrent formation of a holding company. On September 27, 2000, First Federal Bancshares, Inc. (the Corporation) sold 2,242,500 shares of common stock at $10 per share and received proceeds of $19,530,000 net of conversion expenses of $550,000 and employee stock ownership plan (ESOP) shares. Approximately 50% of the net proceeds were used by the Corporation to acquire all of the capital stock of the Bank.

At the time of conversion, the Bank established a liquidation account in an amount equal to its total net worth as of the latest statement of financial condition appearing in the final prospectus. The liquidation account will be maintained for the benefit of eligible depositors who continue to maintain their accounts at the Bank after the conversion. The liquidation account will be reduced annually to the extent that eligible depositors have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation of the Bank, each eligible depositor will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. The liquidation account balance is not available for payment of dividends.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The accompanying consolidated financial statements include the accounts of the Corporation and its wholly owned subsidiary, the Bank. All significant intercompany transactions and balances are eliminated in consolidation.

Nature of Operations: The only business of the Corporation is the ownership of the Bank. The Bank provides a full range of banking and related financial services to individual and corporate business customers located primarily in west central Illinois. The Bank's primary deposit products are demand deposits and time and savings accounts. Its primary lending products are commercial and residential real estate loans to customers who are predominantly small and middle market businesses and individuals. The accounting and reporting policies of the Corporation are based upon accounting principles generally accepted in the United States of America and conform to predominant practices within the banking industry. Significant accounting policies followed by the Corporation are presented below.


--------------------------------------------------------------------------------

                                   (Continued)

                                       20.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000
             (Tables in thousands, except share and per share data)

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


--------------------------------------------------------------------------------

                                   (Continued)

                                       21.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000
             (Tables in thousands, except share and per share data)

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

Earnings Per Share: The amount reported as earnings per common share for the year ended December 31, 2000 reflects the earnings since September 27, 2000 available to common shareholders divided by the weighted average number of common shares outstanding since that date. Diluted earnings per share is computed using the weighted number of shares determined for the basic computation plus the number of shares of common stock that would be issued assuming all contingently issuable shares having a dilutive effect on earnings per share were outstanding for the period.

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


--------------------------------------------------------------------------------

                                   (Continued)

                                      22.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000
             (Tables in thousands, except share and per share data)

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

New Accounting Pronouncements: A new accounting standard requires all business combinations to be recorded using the purchase method of accounting for any transaction initiated after June 30, 2001. Under the purchase method, all identifiable tangible and intangible assets and liabilities of the acquired company must be recorded at fair value at date of acquisition and the excess of cost over fair value of net assets acquired is recorded as goodwill. Identifiable intangible assets must be separated from goodwill. Identifiable intangible assets with finite useful lives will be amortized under the new standard, whereas goodwill, both amounts previously recorded and future amounts purchased, will cease being amortized starting in 2002. Annual impairment testing will be required for goodwill with impairment being recorded if the carrying amount of goodwill exceeds its implied fair value. Adoption of this standard on January 1, 2002 will not have a material effect on the Company's financial statements.


NOTE 3 - SECURITIES

The amortized cost and estimated fair value of securities at December 31, 2001 were as follows:

                                                                 Gross          Gross        Estimated
                                                 Amortized     Unrealized     Unrealized        Fair
                                                    Cost         Gains          Losses          Value
                                                    ----         -----          ------          -----
    Securities available-for-sale
       U.S. government agency                    $    9,114    $       39     $      (85)    $    9,068
       SLMA bonds                                    20,735            25            (19)        20,741
       State and municipal obligations                2,708             6            (49)         2,665
                                                 ----------    ----------     ----------     ----------
                                                     32,557            70           (153)        32,474
       U.S. government agency mortgage-
         backed securities and collateralized
         mortgage obligations
          FHLMC                                      16,869            49           (162)        16,756
          FNMA                                       19,598            40           (198)        19,440
          GNMA                                          908            31             --            939
                                                 ----------    ----------     ----------     ----------
                                                     37,375           120           (360)        37,135

--------------------------------------------------------------------------------

                                   (Continued)

                                       23.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000
             (Tables in thousands, except share and per share data)

--------------------------------------------------------------------------------

NOTE 3 - SECURITIES (Continued)

                                                                          Gross         Gross        Estimated
                                                         Amortized     Unrealized     Unrealized       Fair
                                                            Cost          Gains         Losses         Value
                                                            ----          -----         ------         -----
       Marketable equity securities
          Mortgage securities fund                       $   16,368    $       --     $     (278)    $   16,090
          Federal Home Loan Bank stock                        1,010            --             --          1,010
          Federal Home Loan Mortgage
            Corporation stock                                    31         1,699             --          1,730
          Adjustable rate mortgage securities fund            8,630            37             --          8,667
                                                         ----------    ----------     ----------     ----------
                                                             26,039         1,736           (278)        27,497
                                                         ----------    ----------     ----------     ----------

              Total                                      $   95,971    $    1,926     $     (791)    $   97,106
                                                         ==========    ==========     ==========     ==========

    Securities held-to-maturity
       Corporate bonds                                   $    8,102    $       26     $      (83)    $    8,045
       State and municipal obligations                        1,329            28             --          1,357
                                                         ----------    ----------     ----------     ----------
                                                              9,431            54            (83)         9,402
       U.S. government agency mortgage-
         backed securities
          FHLMC                                                 388            23             --            411
          FNMA                                                  209             3             --            212
          GNMA                                                    8            --             --              8
                                                         ----------    ----------     ----------     ----------
                                                                605            26             --            631
                                                         ----------    ----------     ----------     ----------

              Total                                      $   10,036    $       80     $      (83)    $   10,033
                                                         ==========    ==========     ==========     ==========

The amortized cost and estimated fair value of securities at December 31, 2000 were as follows:

                                                                          Gross         Gross        Estimated
                                                         Amortized     Unrealized     Unrealized       Fair
                                                            Cost          Gains         Losses         Value
                                                            ----          -----         ------         -----
    Securities available-for-sale
       U.S. government agency                            $    4,000    $       --     $      (50)    $    3,950
       State and municipal obligations                          600             4             (4)           600
                                                         ----------    ----------     ----------     ----------
                                                              4,600             4            (54)         4,550
       U.S. government agency mortgage-
         backed securities
          FHLMC                                               3,550            26            (23)         3,553
          FNMA                                                4,010            47            (29)         4,028
          GNMA                                                9,472            24            (35)         9,461
                                                         ----------    ----------     ----------     ----------
                                                             17,032            97            (87)        17,042

--------------------------------------------------------------------------------

                                   (Continued)

                                       24.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000
             (Tables in thousands, except share and per share data)

--------------------------------------------------------------------------------

NOTE 3 - SECURITIES (Continued)

                                                                          Gross         Gross        Estimated
                                                         Amortized     Unrealized     Unrealized       Fair
                                                            Cost          Gains         Losses         Value
                                                            ----          -----         ------         -----
    Marketable equity securities
       U.S. League government mortgage
         securities fund                                 $   15,461    $       --     $     (390)    $   15,071
       Federal Home Loan Bank stock                             944            --             --            944
       Federal Home Loan Mortgage
         Corporation stock                                       29         1,728             --          1,757
       Adjustable rate mortgage securities fund               3,227             4             (3)         3,228
                                                         ----------    ----------     ----------     ----------
                                                             19,661         1,732           (393)        21,000
                                                         ----------    ----------     ----------     ----------

          Total                                          $   41,293    $    1,833     $     (534)    $   42,592
                                                         ==========    ==========     ==========     ==========

    Securities held-to-maturity
       U.S. government agency                            $   58,783    $       --     $     (666)    $   58,117
       State and municipal obligations                        1,329            16             (2)         1,343
                                                         ----------    ----------     ----------     ----------
                                                             60,112            16           (668)        59,460
       U.S. government agency mortgage-
         backed securities
          FHLMC                                                 705            27             --            732
          FNMA                                                  802            --             (3)           799
                                                         ----------    ----------     ----------     ----------
                                                              1,507            27             (3)         1,531
                                                         ----------    ----------     ----------     ----------

              Total                                      $   61,619    $       43     $     (671)    $   60,991
                                                         ==========    ==========     ==========     ==========

Securities with a carrying amount of $5,026,256 and $2,000,000 at December 31, 2001 and 2000, respectively, were pledged to secure public deposits and for other purposes as required by law.

Proceeds from the sale of securities available-for-sale were $19,757,000 at December 31, 2001. Gross gains of $819,000 were realized on those sales. There were no security sales for the ten months ended December 31, 2000.

During the year ended December 31, 2001, the Company incurred an impairment loss of $596,000 related to certificates of deposit purchased through a broker that has been charged by the SEC with securities fraud in relation to these certificates of deposit. While the receiver that was appointed for the broker has identified significant assets of the broker, there has been no indication at this time as to what amount the Company might recover with respect to these certificates of deposit.


--------------------------------------------------------------------------------

                                   (Continued)

                                       25.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000
             (Tables in thousands, except share and per share data)

--------------------------------------------------------------------------------

NOTE 3 - SECURITIES (Continued)

The scheduled maturities of securities available-for-sale and securities held-to-maturity at December 31, 2001 were as follows:

                                                    Securities                  Securities
                                                Available-for-Sale           Held-to-Maturity
                                                ------------------           ----------------
                                              Amortized       Fair        Amortized       Fair
                                                 Cost         Value          Cost         Value
                                                 ----         -----          ----         -----
    Due in one year or less                   $       --    $       --    $    8,302    $    8,348
    Due after one year through five years          5,200         5,118           928           848
    Due after five years through ten years        17,089        17,095           201           206
    Due after ten years                           10,268        10,261            --            --
                                              ----------    ----------    ----------    ----------
       Subtotal                                   32,557        32,474         9,431         9,402
    Mortgage-backed securities                    37,375        37,135           605           631
    Marketable equity securities                  26,039        27,497            --            --
                                              ----------    ----------    ----------    ----------

       Total                                  $   95,971    $   97,106    $   10,036    $   10,033
                                              ==========    ==========    ==========    ==========


NOTE 4 - LOANS RECEIVABLE

Loans receivable consist of the following:

                                                                              2001          2000
                                                                              ----          ----
     First mortgage loans
         One-to-four-family                                               $   75,904    $   81,630
         Multi-family and commercial                                          19,973        15,767
         Construction                                                            439           964
                                                                          ----------    ----------
              Total first mortgage loans                                      96,316        98,361
     Commercial loans                                                          5,684         5,281
     Consumer loans
         Automobile                                                            5,055         5,599
         Home improvement                                                      2,270         2,491
         Share loans                                                             931         1,004
         Other                                                                 3,068         3,347
                                                                          ----------    ----------
              Total consumer loans                                            11,324        12,441
                                                                          ----------    ----------
                  Total loans                                                113,324       116,083
     Less
         Unearned discounts                                                      (15)          (18)
         Deferred loans costs, net                                               136           126
         Allowance for loan losses                                              (534)         (572)
                                                                          ----------    ----------

              Loans receivable, net                                       $  112,911    $  115,619
                                                                          ==========    ==========


--------------------------------------------------------------------------------

                                   (Continued)

                                       26.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000
             (Tables in thousands, except share and per share data)

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

Activity in the allowance for loan losses is summarized as follows for the year ended December 31, 2001 and the ten months ended December 31, 2000.

                                                          2001          2000
                                                          ----          ----

     Balance at beginning of period                    $      572    $      483
     Provision charged to income                              103            71
     Charge-offs                                             (178)           --
     Recoveries                                                37            18
                                                       ----------    ----------

         Balance at end of year                        $      534    $      572
                                                       ==========    ==========

Impaired loans on which accrual of interest has been discontinued totaled $34,120 and $23,800 as of December 31, 2001 and 2000, respectively. Differences in interest income recorded on the cash basis on nonaccrual loans for the year ended December 31, 2001 and for the ten months ended December 31, 2000 and the amounts that would have been recorded if interest on such nonaccrual loans had been accrued were not material to the consolidated financial statements.

Loans outstanding to directors, executive officers, and their associates totaled $134,093 and $121,440 at December 31, 2001 and 2000, respectively.


NOTE 5 - LOAN SERVICING

Mortgage loans serviced for others are not included in the accompanying consolidated financial statements. The unpaid principal balances of these loans are summarized below:

                                                          2001           2000
                                                          ----           ----

     FHLMC                                             $       56    $       93
     City of Quincy, Illinois                                 600           824
     Federal Home Loan Bank                                 5,016           690
                                                       ----------    ----------

         Total                                         $    5,672    $    1,607
                                                       ==========    ==========


--------------------------------------------------------------------------------

                                   (Continued)

                                       27.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000
             (Tables in thousands, except share and per share data)

--------------------------------------------------------------------------------

NOTE 6 - PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

                                                           2001          2000
                                                           ----          ----

         Land, buildings, and improvements             $    2,368    $    2,354
         Furniture, fixtures, and equipment                 1,091         1,023
                                                       ----------    ----------
                                                            3,459         3,377
         Less accumulated depreciation                      1,937         1,830
                                                       ----------    ----------

              Total                                    $    1,522    $    1,547
                                                       ==========    ==========

In 2002, the Bank will begin the process of constructing an addition to the Quincy branch, located at 101 North 36th Street. Total estimated costs to complete the addition to the branch are $500,000 at December 31, 2001.


NOTE 7 - DEPOSITS

Certificate of deposit accounts with balances of $100,000 or more totaled approximately $19,885,000 and $16,785,000 at December 31, 2001 and 2000,
respectively. Deposits greater than $100,000 are not federally insured.

Scheduled maturities of certificates of deposit at December 31, 2001 were as follows:

                           2002                        $   86,601
                           2003                            31,286
                           2004                             6,896
                           2005                             6,571
                                                       ----------

                               Total                   $  131,354
                                                       ==========


NOTE 8 - FEDERAL HOME LOAN BANK ADVANCES

Advances from the Federal Home Loan Bank consist of:

       Maturity Date     Rate    Rate Adjustment        2001            2000
       -------------     ----    ---------------        ----            ----

     January 16, 2002    5.40%        Fixed        $  2,000,000    $         --
     November 24, 2003   3.31%        Fixed           2,000,000              --
     Open Line           1.74%       Variable                --       5,000,000
                                                   ------------    ------------

                                                   $  4,000,000    $  5,000,000
                                                   ============    ============


--------------------------------------------------------------------------------

                                   (Continued)

                                       28.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000
             (Tables in thousands, except share and per share data)

--------------------------------------------------------------------------------

NOTE 8 - FEDERAL HOME LOAN BANK ADVANCES (Continued)

The Bank maintains a collateral pledge agreement covering secured advances whereby the Bank has agreed to at all times keep on hand, free of all other pledges, liens, and encumbrances, whole first mortgage loans on improved residential property not more than 90 days delinquent, aggregating no less than 167% of the outstanding secured advances from the Federal Home Loan Bank of Chicago.


NOTE 9 - INCOME TAXES

An analysis of the provision for income taxes is as follows:

                                                          2001          2000
                                                          ----          ----

     Current                                           $    1,132    $      820
     Deferred                                                 (70)          (32)
                                                       ----------    ----------

                                                       $    1,062    $      788
                                                       ==========    ==========

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2001 and 2000 are as follows:

                                                          2001          2000
                                                          ----          ----
     Deferred tax assets
         Deferred loan fees                            $       50    $       45
         Bad debts                                            102            18
         Other                                                 58             7
                                                       ----------    ----------
              Total deferred tax assets                       210            70

     Deferred tax liabilities
         Unrealized gains on securities available-
           for-sale                                           440           503
         Depreciation                                          65            63
         Federal Home Loan Bank stock dividends                45            19
         Other                                                 42             -
                                                       ----------    ----------
              Total deferred tax liabilities                  592           585
                                                       ----------    ----------

                  Net deferred tax liability           $     (382)   $     (515)
                                                       ==========    ==========


--------------------------------------------------------------------------------

                                   (Continued)

                                       29.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000
             (Tables in thousands, except share and per share data)

--------------------------------------------------------------------------------

NOTE 9 - INCOME TAXES (Continued)

A reconciliation of the federal statutory tax rate of 34% for the year ended December 31, 2001 and the ten months ended December 31, 2000 to the effective tax rate on income before income taxes is as follows:

                                          ---------2001--------          ---------2000--------
                                          Amount        Percent          Amount        Percent
                                          ------        -------          ------        -------
   Tax expense at statutory rate        $      990           34.0%     $      762           34.0%
   Tax-exempt interest income                  (43)          (1.5)            (22)          (1.0)
   State income taxes, net of federal          101            3.5              25            1.2
   Other                                        14             .5              23             .9
                                        ----------     ----------      ----------     ----------

       Tax expense at effective rate    $    1,062           36.5%     $      788           35.1%
                                        ==========     ==========      ==========     ==========

Retained earnings at December 31, 2001 include allocations for federal income tax purposes representing tax bad debt deductions of approximately $2,300,000 through December 31, 2001, on which no tax has been paid and no deferred federal income taxes have been provided. Reductions of amounts so allocated for purposes other than tax bad debt losses will create income for tax purposes only, which will be subject to the then current corporate income tax rate.


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

                                                          2001             2000
                                                          ----             ----
              Commitments to extend credit             $      682       $    1,922
              Unused lines of credit                        2,087            1,943
              Construction loans in process                    70              513
              Letters of credit                                --               50


--------------------------------------------------------------------------------

                                   (Continued)

                                       30.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000
             (Tables in thousands, except share and per share data)

--------------------------------------------------------------------------------

NOTE 10 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK (Continued)

At December 31, 2001, the Bank had one 7.125% fixed rate commitment to extend credit in the amount of $57,800. This commitment is due to expire within 60 days of issuance. Since many commitments expire without being used, the amounts above do not necessarily represent future cash commitments. Collateral may be obtained upon exercise of a commitment. The amount of collateral is determined by management and may include commercial and residential real estate and other business and consumer assets.


NOTE 11 - PENSION PLAN

The Corporation participates in a multi-employer defined benefit pension plan. The plan provides benefits to substantially all of the Corporation's employees. The plan is funded through contributions to a nationwide plan for savings and loan associations. Beginning April 1, 1997, payments to the plan were suspended by the plan's executive committee due to the fully funded status of the plan. During the ten months ended December 31, 2000, payments to the plan were reinstated. Pension expense was $120,000 and $24,000 during the year ended December 31, 2001 and the ten months ended December 31, 2000.


NOTE 12 - STOCK-BASED COMPENSATION PLANS

As part of the conversion transaction, the Corporation established an ESOP for the benefit of substantially all employees. The ESOP borrowed $1,794,000 from the Corporation and used those funds to acquire 179,400 shares of the Corporation's stock at $10 per share.

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


--------------------------------------------------------------------------------

                                   (Continued)

                                       31.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000
             (Tables in thousands, except share and per share data)

--------------------------------------------------------------------------------

NOTE 12 - STOCK-BASED COMPENSATION PLANS (Continued)

During 2001 and 2000, 17,940 and 4,485 shares of stock with an average fair value of $15.73 and $12.89 per share were committed to be released, resulting in ESOP compensation expense of $282,959 and $57,834, respectively. Shares held by the ESOP at December 31 are as follows:

                                                           2001          2000
                                                           ----          ----

         Allocated shares                                  22,425         4,485
         Unallocated shares                               156,975       174,915
                                                       ----------    ----------

              Total ESOP shares                           179,400       179,400
                                                       ==========    ==========

         Fair value of unallocated shares              $    2,582    $    2,339
                                                       ==========    ==========

The Corporation adopted a stock-based incentive plan during 2001 under the terms of which 224,250 shares of the Corporation's common stock were reserved for issuance. The options become exercisable in equal installments over a five-year period from the date of grant. The options expire ten years from the date of grant.

A summary of the status of the Corporation's stock option plan and changes during 2001 is presented below:

                                                                      Weighted-
                                                                       Average
                                                                      Exercise
                                                           Shares      Price
                                                           ------      -----

         Outstanding at beginning of year                      --            --
         Granted                                          208,549    $    15.10
         Exercised                                             --            --
         Forfeited                                             --            --
                                                       ----------    ----------

         Outstanding at end of year                       208,549    $    15.10
                                                       ==========    ==========

                                                                        2001
                                                                        ----

     Options exercisable at end of year                                      --
     Weighted-average fair value of options granted
       during year                                                   $     3.50
     Average remaining option term                                     10 years


--------------------------------------------------------------------------------

                                   (Continued)

                                       32.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000
             (Tables in thousands, except share and per share data)

--------------------------------------------------------------------------------

NOTE 12 - STOCK-BASED COMPENSATION PLANS (Continued)

The Corporation applies Accounting Principles Board (APB) Opinion 25 and related Interpretations in accounting for its stock option plan. Accordingly, no compensation cost has been recognized at the date of grant. Had compensation cost been determined based on the fair value at the grant dates for awards under the plan consistent with the method of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," the Corporation's net income and earnings per share for 2001 would have been reduced to the pro forma amounts in the table below. For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' vesting period.

                                                                Year Ended
                                                             December 31, 2001
                                                             -----------------

     Net income as reported                                       $ 1,851
     Pro forma net income                                           1,814
     Earnings per share as reported
         Basic and diluted                                            .91
     Pro forma earnings per share
         Basic and diluted                                            .89

The Black-Scholes option pricing valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

     Date of grant                                            October 10, 2001
     Options granted                                              208,549
     Estimated fair value of stock options granted                 $ 3.50
     Assumptions used:
         Risk-free interest rate                                     3.88%
         Expected option life                                     5 years
         Expected stock price volatility                            20.1%
         Expected dividend yield                                     1.93%

--------------------------------------------------------------------------------

                                   (Continued)

                                       33.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000
             (Tables in thousands, except share and per share data)

--------------------------------------------------------------------------------

NOTE 12 - STOCK-BASED COMPENSATION PLANS (Continued)

Pursuant to its 2001 stock-based incentive plan, the Corporation awarded 89,700 shares of restricted stock during 2001. These shares vest over a five-year period. The unamortized cost of shares not yet earned (vested) is reported as a reduction of shareholders' equity. Compensation expense for restricted stock awards totaled $68,000 for the year ended December 31, 2001.


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

                                                                                       To Be Well Capitalized
                                                                    For Capital       Under Prompt Corrective
                                               Actual            Adequacy Purposes       Action Provisions
                                               ------            -----------------       -----------------
                                          Amount     Ratio       Amount      Ratio       Amount      Ratio
                                          ------     -----       ------      -----       ------      -----
As of December 31, 2001
    Total capital (to risk-weighted
      assets)                           $  34,071     31.4%   $   8,687       8.0%    $  10,858      10.0%
    Tier I capital (to risk-weighted
      assets)                              32,888     30.3        4,343       4.0         6,515       6.0
    Tier I (core) capital (to adjusted
      total assets)                        32,888     14.1        9,309       4.0        11,636       5.0


--------------------------------------------------------------------------------

                                   (Continued)

                                       34.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000
             (Tables in thousands, except share and per share data)

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


NOTE 14 - EARNINGS PER COMMON SHARE

A reconciliation of the numerator and denominator of the earnings per common share computation for the year ended December 31, 2001 and the three-month period ended December 31, 2000:

                                                                               2001          2000
                                                                               ----          ----
     Earnings per common share
         Net income                                                         $    1,851    $    1,456
         Less net income of the Bank prior to conversion                            --           998
                                                                            ----------    ----------

              Net income attributable to common shareholders                $    1,851    $      458
                                                                            ==========    ==========

         Total weighted average common shares outstanding                    2,031,347     2,065,343
                                                                            ----------    ----------

              Basic earnings per share                                      $      .91    $      .22
                                                                            ==========    ==========

     Diluted
         Net income attributable to common shareholders                     $    1,851    $      458
                                                                            ==========    ==========

         Weighted average common shares outstanding
           for basic earnings per common share                               2,031,347     2,065,343
         Add:  dilutive effects of assumed exercises of
           stock options and stock awards                                        2,350            --
                                                                            ----------    ----------

         Average shares and dilutive potential common
           shares                                                            2,033,697     2,065,343
                                                                            ==========    ==========

         Diluted earnings per common share                                  $      .91    $      .22
                                                                            ==========    ==========


--------------------------------------------------------------------------------

                                   (Continued)

                                       35.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000
             (Tables in thousands, except share and per share data)

--------------------------------------------------------------------------------

NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The approximate carrying amount and estimated fair value of financial instruments as of December 31, 2001 and 2000 are as follows:

                                                      -----------2001-----------    ------------2000-----------
                                                                ----                            ----
                                                      Approximate      Estimated    Approximate       Estimated
                                                       Carrying          Fair        Carrying           Fair
                                                        Amount           Value        Amount            Value
                                                        ------           -----        ------            -----
    Financial assets
       Cash and cash equivalents                     $    18,249     $    18,249    $    11,244     $    11,244
       Time deposits in other financial
         institutions                                        588             588          2,562           2,562
       Securities available-for-sale                      97,106          97,106         42,592          42,592
       Securities held-to-maturity                        10,036          10,033         61,619          60,991
       Loans receivable, net                             112,911         113,011        115,619         115,562
       Accrued interest receivable                         1,445           1,445          2,041           2,041

    Financial liabilities
       Deposits                                      $   192,784     $   194,024    $   184,878     $   185,388
       Advance payments by borrowers
         for taxes and insurance                             157             157            189             189
       Federal Home Loan Bank advances                     4,000           3,989          5,000           5,000
       Accrued interest payable                              536             536            669             669

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


--------------------------------------------------------------------------------

                                   (Continued)

                                       36.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000
             (Tables in thousands, except share and per share data)

--------------------------------------------------------------------------------

NOTE 16 - OTHER COMPREHENSIVE INCOME

Other comprehensive income components and related taxes were as follows:

                                                                                   Ten Months
                                                                                     Ended
                                                                   December 31,   December 31,
                                                                       2001           2000
                                                                       ----           ----
     Unrealized holdings gains on securities available-for-sale     $      655     $    1,474
     Reclassification adjustments for gains recognized in income          (819)            --
                                                                    ----------     ----------
     Net unrealized gains (losses)                                        (164)         1,474
     Tax effect                                                             63           (573)
                                                                    ----------     ----------

     Other comprehensive income (loss)                              $     (101)    $      901
                                                                    ==========     ==========


NOTE 17 - PARENT COMPANY CONSOLIDATED FINANCIAL STATEMENTS

                             CONDENSED BALANCE SHEET
                           December 31, 2001 and 2000

                                                                       2001          2000
                                                                       ----          ----
ASSETS
Cash and cash equivalents                                           $    1,017    $    1,075
Securities available-for-sale                                            7,594         4,960
Securities held-to-maturity                                                 --         2,981
ESOP loan                                                                1,652         1,768
Investment in bank subsidiary                                           33,565        35,227
Accrued interest receivable and other assets                                48            44
                                                                    ----------    ----------

                                                                    $   43,876    $   46,055
                                                                    ==========    ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Accrued expenses and other liabilities                              $      175    $      188
Shareholders' equity                                                    43,701        45,867
                                                                    ----------    ----------

                                                                    $   43,876    $   46,055
                                                                    ==========    ==========

--------------------------------------------------------------------------------

                                   (Continued)

                                       37.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000
             (Tables in thousands, except share and per share data)

--------------------------------------------------------------------------------

NOTE 17 - PARENT COMPANY CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

                          CONDENSED STATEMENT OF INCOME
                    For the year ended December 31, 2001 and the three months ended December 31, 2000

                                                             2001           2000
                                                             ----           ----
Income
     Securities                                           $      402     $      105
     ESOP loan                                                   164             44
     Deposits in other financial institutions                     48             15
     Dividend income from bank subsidiary                      3,500             --
     Gain on sale of securities                                   59             --
     Other operating income                                        8             --
                                                          ----------     ----------
         Total income                                          4,181            164

Other expenses
     Other operating expenses                                    224             34
                                                          ----------     ----------

INCOME BEFORE INCOME TAXES AND EQUITY IN UNDISTRIBUTED
 EARNINGS OF BANK SUBSIDIARY                                   3,957            130

Income taxes                                                     151             50
                                                          ----------     ----------


INCOME BEFORE EQUITY IN UNDISTRIBUTED EARNINGS OF BANK
 SUBSIDIARY                                                    3,806             80

Equity in undistributed (over distributed) earnings of
  bank subsidiary                                             (1,955)           378
                                                          ----------     ----------


NET INCOME                                                $    1,851     $      458
                                                          ==========     ==========


--------------------------------------------------------------------------------

                                   (Continued)

                                       38.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000
             (Tables in thousands, except share and per share data)

--------------------------------------------------------------------------------

NOTE 17 - PARENT COMPANY CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

                        CONDENSED STATEMENT OF CASH FLOWS
                    For the year ended December 31, 2001 and the three months ended December 31, 2000

OPERATING ACTIVITIES
     Net income                                                   $    1,851     $      458
     Adjustments to reconcile net income to net cash provided
       by operating activities
         Equity in (undistributed) earnings of bank subsidiary         1,955           (378)
         Net accretion                                                   (30)           (38)
         Dividend reinvestments                                          (60)            (9)
         Gain on sale of securities                                      (59)            --
         Change in other assets and liabilities                          (37)            33
                                                                  ----------     ----------
              Net cash provided by operating activities                3,620             66

INVESTING ACTIVITIES
     Purchase of bank subsidiary stock                                    --        (10,662)
     Purchase of securities available-for-sale                        (6,778)        (4,932)
     Purchase of securities held-to-maturity                              --         (2,952)
     Paydowns on mortgage-backed securities                              422              8
     Proceeds from sales of securities available-for-sale              3,864             --
     Maturities of securities held-to-maturity                         3,000             --
     Capital contribution to subsidiary                                  (51)            (9)
                                                                  ----------     ----------
         Net cash used in investing activities                           457        (18,547)

FINANCING ACTIVITIES
     Net proceeds from sale of common stock                               --         19,530
     Payment received on loan to ESOP                                    116             26
     Purchase of treasury stock                                       (3,677)            --
     Dividends paid                                                     (574)            --
                                                                  ----------     ----------
         Net cash provided by (used in) financing activities          (4,135)        19,556
                                                                  ----------     ----------

Net change in cash and cash equivalents                                  (58)         1,075

Cash and cash equivalents at beginning of period                       1,075             --
                                                                  ----------     ----------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                        $    1,017     $    1,075
                                                                  ==========     ==========


--------------------------------------------------------------------------------

                                   (Continued)

                                       39.

                             DIRECTORS AND OFFICERS


   Directors of First Federal
   Bancshares, Inc. and First                    Principal Officers of
         Federal Bank                       First Federal Bancshares, Inc.
         ------------                       ------------------------------


GERALD L. PRUNTY                            JAMES J. STEBOR
  CHAIRMAN OF THE BOARD, FIRST                PRESIDENT AND CHIEF EXECUTIVE
  FEDERAL BANK                                OFFICER
  RETIRED PRESIDENT, FIRST FEDERAL
  BANK                                      CATHY D. PENDELL
                                              TREASURER
FRANKLIN M. HARTZELL
  CHAIRMAN OF THE BOARD, FIRST              PEGGY L. HIGGINS
  FEDERAL BANCSHARES, INC.                    ASSISTANT TREASURER
  PARTNER IN LAW FIRM HARTZELL,
  GLIDDEN, TUCKER & HARTZELL                RONALD A. FELD
                                              CORPORATE SECRETARY
MURREL HOLLIS
  PARTNER AND FUNERAL DIRECTOR OF
  MARTIN-HOLLIS FUNERAL HOME

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

CATHY D. PENDELL
  SR. VICE PRESIDENT

PEGGY L. HIGGINS
  SR. VICE PRESIDENT AND
  TREASURER

MILLIE R. SHIELDS
  SR. VICE PRESIDENT

RONALD A. FELD
  VICE PRESIDENT, SECRETARY AND
  BRANCH MANAGER

MARK TYRPIN
  VICE PRESIDENT


                                       40.

                       INVESTOR AND CORPORATE INFORMATION


ANNUAL MEETING

The annual meeting of stockholders will be held at 2:00 p.m., on May 28, 2002 at the Quincy Days Inn located at 200 Maine Street, Quincy, Illinois 62301.

STOCK LISTING

First Federal Bancshares, Inc. common stock is listed on the Nasdaq National Market under the symbol "FFBI."

PRICE RANGE OF COMMON STOCK

The high and low bid prices and dividends paid per share of the common stock for each quarter since the common stock began trading on September 28, 2000 were as follows:

                                                                  Dividend
              Quarter Ended              High          Low        Declared
              -------------              ----          ---        --------

           September 30, 2000        $   12.81     $   12.69       $    --
           December 31, 2000             13.38         12.50           .05
           March 31, 2001                15.50         13.125          .05
           June 30, 2001                 17.30         14.375          .08
           September 30, 2001            17.03         15.60           .08
           December 31, 2001             16.69         14.83           .08

The stock price information set forth in the table above was provided by The Nasdaq Stock Market. The closing sale price of First Federal Bancshares, Inc.'s common stock on December 31, 2001 was $16.449.

At March 1, 2002, there were 2,107,950 shares of First Federal Bancshares, Inc. common stock outstanding (including unallocated ESOP shares) and there were 488 holders of record.

STOCKHOLDERS AND GENERAL INQUIRIES             TRANSFER AGENT

Cathy D. Pendell                               Computershare Investor Services
First Federal Bancshares, Inc.                 12039 W. Alameda Pkwy, Suite Z2
109 East Depot Street                          Lakewood, CO 80228
Colchester, Illinois 62326                     (303) 984-4103
(309) 776-3225

ANNUAL AND OTHER REPORTS

A copy of the First Federal Bancshares, Inc.'s Annual Report on Form 10-KSB without exhibits for the year ended December 31, 2001, as filed with the Securities and Exchange Commission, may be obtained without charge by contacting Cathy D. Pendell, First Federal Bancshares, Inc., 109 East Depot Street, Colchester, Illinois 62326.


                                      41.

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


                                      42.