Form 10-K, Exhibit 13
period 2002-12-31
FIRST FEDERAL BANCSHARES INC /DE
filed 2003-04-11
CIK 1113107

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

                                               AT DECEMBER 31,                  AT FEBRUARY 29/28,
                                     2002          2001          2000          2000           1999
                                     ----          ----          ----          ----           ----
                                                            (IN THOUSANDS)
SELECTED FINANCIAL DATA:
Total assets                       $316,400      $242,170      $237,602      $213,187      $201,171
Cash and cash equivalents            42,827        18,249        11,244         5,762        16,171
Loans receivable, net               150,269       112,911       115,619       113,602       101,834
Securities available-for-sale        91,562        97,106        42,592        29,442        26,622
Securities held-to-maturity          24,471        10,036        61,619        58,927        51,524
Deposits                            263,834       192,784       184,878       182,572       176,682
Total borrowings                      4,000         4,000         5,000         6,000            --
Total equity                         47,031        43,701        45,867        24,026        23,337


                                                              TEN MONTHS
                                        YEARS ENDED              ENDED             YEARS ENDED
                                        DECEMBER 31,          DECEMBER 31,       FEBRUARY 29/28,
                                     2002          2001          2000          2000           1999
                                     ----          ----          ----          ----           ----
                                                            (IN THOUSANDS)
SELECTED OPERATING
  DATA:
Total interest income              $ 13,092      $ 15,417      $ 12,898      $ 13,660      $ 13,295
Total interest expense                6,154         9,135         8,186         8,642         8,350
                                   --------      --------      --------      --------      --------
    Net interest income               6,938         6,282         4,712         5,018         4,945
Provision for loan losses                 7           103            71           119             6
                                   --------      --------      --------      --------      --------
Net interest income after
  provision for loan losses           6,931         6,179         4,641         4,899         4,939
Noninterest income                      573           630           287           291           236
Noninterest expense:
    Compensation and
      benefits                        2,713         2,199         1,443         1,464         1,336
    Other noninterest
      expense                         1,730         1,697         1,241         1,381         1,387
                                   --------      --------      --------      --------      --------
        Total noninterest
          expense                     4,443         3,896         2,684         2,845         2,723
                                   --------      --------      --------      --------      --------
Income before income
  taxes                               3,061         2,913         2,244         2,345         2,452
Income tax provision                  1,124         1,062           788           837           851
                                   --------      --------      --------      --------      --------

    Net income                     $  1,937      $  1,851      $  1,456      $  1,508      $  1,601
                                   ========      ========      ========      ========      ========


                                       2.

                                                              TEN MONTHS
                                        YEARS ENDED              ENDED             YEARS ENDED
                                        DECEMBER 31,          DECEMBER 31,       FEBRUARY 29/28,
                                     2002          2001          2000          2000           1999
                                     ----          ----          ----          ----           ----
                                                            (IN THOUSANDS)
PER SHARE DATA:
Earnings per share:
  Basic                            $ 1.09        $  .91        $  .22           N/A            N/A
  Diluted                            1.07           .91           .22           N/A            N/A
Dividend declared                     .32           .29           .05           N/A            N/A


                                       AT OR FOR THE        AT OR FOR THE TEN     AT OR FOR THE
                                         YEAR ENDED           MONTHS ENDED         YEAR ENDED
                                        DECEMBER 31,          DECEMBER 31,       FEBRUARY 29/28,
                                     2002          2001          2000*         2000           1999
                                     ----          ----          ----          ----           ----
SELECTED FINANCIAL
  RATIOS AND OTHER DATA:
PERFORMANCE RATIOS:
  Return on assets(1)                 .77%          .76%          .78%          .72%           .83%
  Return on equity(2)                4.49          4.01          6.01          6.55           7.37
  Dividend payout ratio              1.77          1.84           .38           N/A            N/A
  Average interest rate
    spread(3)                        2.36          1.75          1.95          2.06           2.10
  Net interest margin(4)             2.84          2.64          2.56          2.50           2.62
  Operating (noninterest)
    expense to average total
    assets                           1.70          1.58          1.43          1.33           1.40
  Efficiency ratio(5)               59.15         56.37         53.69         54.59          52.56
  Average interest-earning
    assets to average interest-
    bearing liabilities            119.01        123.17        113.58        110.14         111.65

CAPITAL RATIOS:
  Tangible capital ratio            11.97         14.13         15.15          11.3           11.7
  Core capital ratio                11.97         14.13         15.15          11.3           11.7
  Risk-based capital ratio          25.92         31.38         35.60          24.9           26.0
  Ratio of average equity to
    average assets                  17.15         18.91         12.93         11.03          11.20

ASSET QUALITY RATIOS:
  Non-performing loans to
    total loans                      1.27           .80           .94           .89            .76
  Allowance for loan losses to
    non-performing loans(6)         50.89         59.01         52.48         47.73          58.44
  Allowance for loan losses
    to total loans                    .65           .47           .49           .42            .45

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


                                       3.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


GENERAL

First Federal Bancshares, Inc. ("the Company") is engaged primarily in attracting deposits from the general public and using these deposits to originate loans and purchase securities. The Company derives revenues principally from interest earned on loans and securities and fees from other banking-related services. The operations of the Company are influenced significantly by general economic conditions and by policies of financial institution regulatory agencies, primarily the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. The Company's cost of funds is influenced by interest rates on competing investments and general market interest rates. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financings may be offered.

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


                                       4.

ACQUISITIONS

On November 22, 2002, the Company completed the acquisition of PFSB Bancorp, Inc. ("PFSB"), and its wholly owned subsidiary Palmyra Savings pursuant to an Agreement and Plan of Merger dated as of June 4, 2002, by and between the Company and PFSB. The acquisition was completed through the merger of PFSB with and into the Company. As part of the acquisition, Palmyra Savings merged with and into First Federal with First Federal being the surviving bank. First Federal Bancshares paid approximately $4.4 million in cash and issued approximately 252,000 shares of the Company's common stock to the former stockholders of PFSB. The PFSB acquisition included total assets of approximately $73.8 and three banking offices in northeast Missouri.


COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2002 AND 2001

Total assets at December 31, 2002 were $316.4 million compared to $242.2 million at December 31, 2001, an increase of $74.2 million. The growth in total assets primarily reflects the purchase of PFSB resulting in the addition of loans totaling $46.9 million, securities totaling $2.4 million, cash and cash equivalents totaling $23.1 million, premises and equipment totaling $1.2 million, and miscellaneous other assets, including goodwill of $1.5 million. The increase in loans receivable was partially offset by the refinancing of existing loans outside of the Bank as a result of competition in the low interest rate environment. Additional offset occurred due to existing loans refinancing into the Federal Home Loan Bank Mortgage Partnership Finance Program. This program allows the Bank to offer long-term fixed rate loans funded by the Federal Home Loan Bank, while the Bank maintains the customer relationship through the servicing of the loan. During the year ended December 31, 2002, securities available-for-sale decreased $5.5 million to $91.6 million at December 31, 2002 from $97.1 million at December 31, 2001, as paydowns on available-for-sale securities were reinvested in held-to-maturity securities. Held-to-maturity securities increased $14.4 million to $24.5 million at December 31, 2002 as a result of additional purchases of held-to-maturity securities funded through increases in customer deposits.

Total liabilities at December 31, 2002 were $269.4 million compared to $198.5 million at December 31, 2001, an increase of $70.9 million. The increase in total liabilities was primarily due to an increase in deposits. Deposits increased $71.0 million, primarily reflecting the purchase of PFSB and the resulting assumption of deposits totaling $64.8 million.

Shareholders' equity at December 31, 2002 was $47.0 million compared to $43.7 million at December 31, 2001, an increase of $3.3 million. The increase was primarily a result of the acquisition of PFSB resulting in the issuance of common stock of $5.6 million, net income totaling $1.9 million, and an increase in comprehensive income of $1.3 million, partially offset by dividends of $592,000 and the purchase of treasury shares totaling $5.6 million.


COMPARISON OF RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2002 AND DECEMBER 31, 2001

GENERAL. Net income remained relatively stable, increasing $86,000 to $1.9 million for the year ended December 31, 2002. While net income remained stable from 2001 to 2002, net interest income increased $656,000, noninterest income decreased $57,000 and noninterest expense increased $547,000, primarily due to compensation and benefits.


                                       5.

INTEREST INCOME. Interest income for the year ended December 31, 2002 was $13.1 million compared to $15.4 million for the year ended December 31, 2001, a decrease of $2.3 million. The decrease was primarily a result of the decrease in the average yield on interest-earning assets to 5.37% for the year ended December 31, 2002 from 6.47% for the year ended December 31, 2001, partially offset by an increase in the average balance of interest-earning assets to $244.0 million for the year ended December 31, 2002 from $238.2 million for the year ended December 31, 2001. The average yield on securities decreased to 4.66% for the year ended December 31, 2002 from 5.61% for the year ended December 31, 2001, as proceeds from paydowns, sales, and maturities of higher yielding securities were reinvested in lower yielding securities. The average balance of securities decreased to $102.7 million for the year ended December 31, 2002 from $105.2 million for the year ended December 31, 2001. The average balance of other interest earning assets increased $10.2 million to $28.0 million for the year ended December 31, 2002 as a result of assets acquired in the acquisition of PFSB. The increase in the average balance of other interest earning assets was partially offset by the decrease in the yield on other interest earning assets to 1.24% for the year ended December 31, 2002 from 3.24% for the year ended December 31, 2001.

INTEREST EXPENSE. Interest expense for the year ended December 31, 2002 was $6.1 million compared to $9.1 million for the year ended December 31, 2001, a decrease of $3.0 million. The decreases primarily represent decreases in the average cost of funds from 4.72% for the year ended December 31, 2001 to 3.00% for the year ended December 31, 2002. The decrease in the average cost of funds was partially offset by an increase in the average balance of savings and certificates of deposit to $161.9 million for the year ended December 31, 2002 compared to $153.2 million for the year ended December 31, 2001 due to the acquisition of PFSB.

NET INTEREST INCOME. Net interest income of $6.9 million for the year ended December 31, 2002 reflects an increase of $656,000 as compared to $6.3 million for the year ended December 31, 2001. The increase in net interest income was primarily a result of the increase in the net interest spread to 2.36% for the year ended December 31, 2002 from 1.75% for the year ended December 31, 2001, as well as an increase in the net interest margin to 2.84% from 2.64% for the same period. The increase in the Company's net interest margin was primarily due to the decrease in the average cost of interest-bearing liabilities during the year, partially offset by the decrease in the ratio of interest-earning assets to interest-earning liabilities to 119.01% from 123.17%.

PROVISION FOR LOAN LOSSES. The Company establishes an allowance for loan losses at a level that management believes is appropriate to absorb probable credit losses in the loan portfolio. The allowance for loan losses is increased by provisions for loan losses, which are charged to operations. In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, an evaluation of losses inherent in the loan portfolio, problem loans, delinquency trends, and prevailing economic conditions. In evaluating the level of the allowance for loan losses, the Company evaluates larger commercial, commercial real estate, and construction loans individually for impairment based upon collateral values, adverse situations that may affect the borrowers ability to repay, and other factors. Smaller balance homogeneous mortgage and consumer loans are evaluated independently based upon loss factors derived from historical loss experience, peer group information, and similar factors adjusted for current economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as circumstances change. Based on the Company's evaluation of these factors, the Company made provisions of $7,000


                                       6.

for the year ended December 31, 2002 and $103,000 for the year ended December 31, 2001. The decrease in the provision for loan losses for the year ended December 31, 2002 was largely due to decreases in net loans charged off from $141,000 for the year ended December 31, 2001, compared to net recoveries of $63,000 for the year ended December 31, 2002. The Company also acquired additional loan loss reserves of $372,000 with the acquisition of PFSB.

Management assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses as necessary in order to maintain the adequacy of the allowance. While management believes the existing level of reserves is adequate, future adjustments to the allowance may be necessary due to economic, operating, regulatory and other conditions that may be beyond the Company's control. The allowance for loan losses as of December 31, 2002 is maintained at a level that represents management's best estimate of losses in the loan portfolio and such losses were both probable and reasonably estimatable.

NONINTEREST INCOME. Noninterest income was $573,000 for the year ended December 31, 2002 compared to $630,000 for the year ended December 31, 2001, a decrease of $57,000. During the year ended December 31, 2001, the Company realized gains on the sale of securities of $819,000, which was offset by an impairment loss of $596,000 related to certificates of deposits (CDs) purchased through a broker that has been charged by the SEC with securities fraud in relation to these certificates. During 2002 gains on the sales of securities totaled $68,000. In addition, the Company continued to originate loans through the Federal Home Loan Bank of Chicago Mortgage Partnership Finance program, resulting in loan origination and servicing fees of $164,000 during 2002 compared to $42,000 during 2001.

NONINTEREST EXPENSE. Noninterest expense was $4.4 million for the year ended December 31, 2002 and $3.9 million for the year ended December 31, 2001, an increase of $547,000. The increase in noninterest expense primarily resulted from an increase in compensation and benefits expense and data processing expense, partially offset by a decrease in other noninterest expense. Compensation and benefits expense increased $514,000 to $2.7 million for the year ended December 31, 2002 due to increases in normal salary and retirement benefits, an increase of $61,000 for health insurance benefits, and expense of $271,000 related to restricted stock awards granted in October 2001. Data processing expense increased $56,000 due to the increases in average deposits from 2001 to 2002. Other noninterest expense decreased $63,000 compared to the prior year as a result of an increase in deferred loan origination costs associated with increased loan originations.

INCOME TAXES. The provision for income taxes increased $72,000 to $1.1 million for the year ended December 31, 2002. The increase was a direct result of an increase in pretax income. The effective tax rate was 36.7% for 2002 and 36.5% for 2001.


COMPARISON OF RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2001, AND THE TEN MONTHS ENDED DECEMBER 31, 2000 (ANNUALIZED)

The following table compares results of operations for the year ended December 31, 2001, to the annualized results of operations for the ten months ended December 31, 2000.


                                       7.

                                                                    ANNUALIZED
                                                                    TEN MONTHS
                                                       YEAR ENDED      ENDED
                                                      DECEMBER 31,  DECEMBER 31,
                                                          2001         2000
                                                          ----         ----
                                                            (IN THOUSANDS)
SELECTED OPERATING DATA:
Total interest income                                   $15,417      $15,478
Total interest expense                                    9,135        9,823
                                                        -------      -------
     Net interest income                                  6,282        5,655
Provision for loan losses                                   103           85
                                                        -------      -------
Net interest income after provision for loan losses       6,179        5,570
Noninterest income                                          630          344
Noninterest expense:
     Compensation and benefits                            2,199        1,732
     Other noninterest expense                            1,697        1,489
                                                        -------      -------
         Total noninterest expense                        3,896        3,221
                                                        -------      -------
Income before income taxes                                2,913        2,693
Income tax provision                                      1,062          946
                                                        -------      -------

     Net income                                         $ 1,851      $ 1,747
                                                        =======      =======

GENERAL. Net income increased $104,000 to $1.9 million for the year ended December 31, 2001 compared to $1.7 million (annualized) for the ten months ended December 31, 2000. The increase was primarily a result of a $627,000 increase in net interest income, combined with a $286,000 increase in noninterest income, partially offset by a $675,000 increase in noninterest expense primarily related to compensation and benefits.

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


                                       8.

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

NONINTEREST INCOME. Noninterest income was $630,000 for the year ended December 31, 2001 compared to $344,000 (annualized) for the ten months ended December 31, 2001, an increase of $286,000, or 83.1%. The increase primarily reflects a net gain on sales of securities of $819,000 during the year ended December 31, 2001 offset by an impairment loss of $596,000 related to certificates of deposits
(CDs) purchased through a broker that has been charged by the SEC with securities fraud in relation to these certificates. In addition, service charges and fee income have increased due to the increase in average deposits.

NONINTEREST EXPENSE. Noninterest expense was $3.9 million for the year ended December 31, 2001 and $3.2 million (annualized) for the ten months ended December 31, 2000, an increase of $675,000, or 21.0%. The increase in noninterest expense primarily resulted from an increase in compensation and benefits expense of $446,000, due to normal salary and retirement benefit increases, expense of $283,000 associated with the ESOP established as part of the stock conversion, and expense of $68,000 related to restricted stock awards granted in October 2001. Professional fees increased $128,000 as a result of filings associated with being a public company. Other expenses increased, including expenses associated with being a public company, such as Illinois franchise taxes, filing fees, and printing and supplies.

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

The Company's cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities and financing activities. Cash flows provided by


                                       9.

operating activities were $635,000, $1.2 million, and $1.1 million for the years ended December 31, 2002 and 2001 and the ten months ended December 31, 2000, respectively. Net cash from investing activities consisted primarily of disbursements for loan originations and the purchase of securities, offset by principal collections on loans, proceeds from maturation of securities and paydowns on mortgage-backed securities. Net cash from financing activities consisted primarily of the stock issuance proceeds, activity in deposit accounts and Federal Home Loan Bank advances. During 2002 and 2001, the Company used excess liquidity to repurchase 300,920 and 224,250 shares of its common stock for a total of $5.6 million and $3.6 million, respectively.

The Company's most liquid assets are cash and short-term investments. The levels of these assets are dependent on the Company's operating, financing, lending and investing activities during any given period. At December 31, 2002, cash and short-term investments totaled $43.1 million. The Company has other sources of liquidity if a need for additional funds arises, including securities maturing within one year and the repayment of loans. The Company may also utilize the sale of securities available-for-sale, federal funds purchased, and Federal Home Loan Bank advances as sources of funds. At December 31, 2002, the Company had the ability to borrow a total of approximately $22.4 million from the Federal Home Loan Bank of Chicago. On that date, the Company had outstanding advances of $4.0 million.

At December 31, 2002, the Company had outstanding commitments to originate loans of $611,000, none of which had fixed interest rates. These loans are to be secured by properties located in its market area. The Company anticipates that it will have sufficient funds available to meet its current loan commitments. Loan commitments have, in recent periods, been funded through liquidity or through FHLB borrowings. Certificates of deposit, which are scheduled to mature in one year or less from December 31, 2002, totaled $119.5 million. Management believes, based on past experience, that a significant portion of such deposits will remain with the Company. Based on the foregoing, in addition to the Company's high level of core deposits and capital, the Company considers its liquidity and capital resources sufficient to meet its outstanding short-term and long-term needs.

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

The following tables disclose contractual obligations and commercial commitments of the Company as of December 31, 2002 (in thousands):

                                        Less Than                         After
                              Total      1 Year    1-3 Years  4-5 Years  5 Years
                              -----      ------    ---------  --------   -------

      FHLB advances          $ 4,000    $ 2,000     $ 2,000    $    -    $    -
                             -------    -------     -------    ------    ------
      Total contractual
        cash obligations     $ 4,000    $ 2,000     $ 2,000    $    -    $    -
                             =======    =======     =======    ======    ======


                                      10.

                              Total
                             Amounts    Less Than                         Over
                            Committed    1 Year    1-3 Years  4-5 Years  5 Years
                            ---------    ------    ---------  ---------  -------

        Lines of credit      $ 4,195    $ 4,195     $     -    $    -    $    -
        Other loan
          commitments            611        611           -         -         -
                             -------    -------     -------    ------    ------
        Total commercial
          commitments        $ 4,806    $ 4,806     $     -    $    -    $    -
                             =======    =======     =======    ======    ======

The Bank is subject to various regulatory capital requirements imposed by the OTS. At December 31, 2002, the Company was in compliance with all applicable capital requirements. See Note 13 of the Notes to Consolidated Financial Statements.


NEW ACCOUNTING PRONOUNCEMENTS

In January 2003, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure." This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement also amends the disclosure requirements of SFAS No. 123 to require more prominent and frequent disclosure in the financial statements about the effects of stock-based compensation. The transitional guidance and annual disclosure provisions of this Statement are effective for the December 31, 2003 financial statements. The interim reporting disclosure requirements will be effective for the Company's March 31, 2003 Form 10-Q. The Company is currently reviewing the transitional guidance of SFAS No. 148 to determine the effect on the financial statements.


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


AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS/COST

The following table presents certain information for the periods indicated regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities and average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented and annualizing the yields and costs for the ten month period. Nonaccruing loans have been included in the average loan amounts. Average balances were derived from average daily balances.


                                      11.


                                                           Year ended                          Year ended
                                                          December 31,                        December 31,
                                                          ------------                        ------------
                                                --------------2002--------------    --------------2001--------------
                                                                         Average                             Average
                                                 Average                 Yield/      Average                 Yield/
                                                 Balance     Interest     Cost       Balance     Interest(2)  Cost(2)
                                                 -------     --------     ----       -------     --------     ----
INTEREST-EARNING ASSETS:
   Loans receivable(1)                          $113,246     $  7,961     7.03%     $115,136     $  8,941     7.77%
   Securities(2)                                 102,739        4,783     4.66       105,189        5,898     5.61
   Other interest-earning assets                  28,021          348     1.24        17,839          578     3.24
                                                --------     --------               --------     --------
     Total interest-earning assets               244,006       13,092     5.37       238,164       15,417     6.47
   Non-interest-earning assets                     7,428                               6,144
                                                --------                            --------

     Total assets                               $251,434                            $244,308
                                                ========                            ========

INTEREST-BEARING
  LIABILITIES:
   Deposits:
     NOW and money market accounts              $ 39,222     $    572     1.46      $ 37,842     $  1,088     2.88%
     Savings and certificates                    161,878        5,428     3.35       153,161        7,920     5.17
                                                --------     --------               --------     --------
       Total deposits                            201,100        6,000     2.98       191,003        9,008     4.72
   FHLB advances                                   3,934          154     3.91         2,362          127     5.38
                                                --------     --------               --------     --------
     Total interest-bearing liabilities          205,034        6,154     3.00       193,365        9,135     4.72
                                                --------     --------               --------     --------
   Noninterest-bearing liabilities                 3,281                               4,732
                                                --------                            --------
     Total liabilities                           208,315                             198,097
   Equity                                         43,119                              46,211
                                                --------                            --------

     Total liabilities and equity               $251,434                            $244,308
                                                ========                            ========

Net interest income/interest rate spread                     $  6,938     2.36%                  $  6,282     1.75%
                                                             ========     ====                   ========     ====
Net interest margin/interest earning assets                               2.84%                               2.64%
                                                                          ====                                ====
Ratio of interest-earning assets to
  interest-bearing liabilities                                          119.01%                             123.17%
                                                                        ======                              ======


[WIDE TABLE CONTINUED FROM ABOVE]

                                                       Annualized
                                                    Ten months ended
                                                      December 31,
                                                      ------------
                                            --------------2000--------------
                                                                     Average
                                             Average                 Yield/
                                             Balance     Interest(2)  Cost(2)
                                             -------     --------     ----
INTEREST-EARNING ASSETS:
   Loans receivable(1)                      $116,094     $  9,112     7.85%
   Securities(2)                              91,716        5,752     6.27
   Other interest-earning assets              13,212          614     4.65
                                            --------     --------
     Total interest-earning assets           221,022       15,478     7.00
   Non-interest-earning assets                 4,096
                                            --------

     Total assets                           $225,118
                                            ========

INTEREST-BEARING
  LIABILITIES:
   Deposits:
     NOW and money market accounts          $ 39,036     $  1,682     4.31%
     Savings and certificates                150,765        7,815     5.18
                                            --------     --------
       Total deposits                        189,801        9,497     5.00
   FHLB advances                               4,789          326     6.80
                                            --------     --------
     Total interest-bearing liabilities      194,590        9,823     5.05
                                            --------     --------
   Noninterest-bearing liabilities             1,431
                                            --------
     Total liabilities                       196,021
   Equity                                     29,097
                                            --------

     Total liabilities and equity           $225,118
                                            ========

Net interest income/interest rate spread                 $  5,655     1.95%
                                                         ========     ====
Net interest margin/interest earning assets                           2.56%
                                                                      ====
Ratio of interest-earning assets to
  interest-bearing liabilities                                      113.58%
                                                                    ======

(1) Includes nonaccrual loans at a 0% yield. Net of deferred fees and allowance for loan losses.

(2) Includes Federal Home Loan Bank stock and FHLMC stock.

(3) Interest and average yield/cost have been annualized.


                                      12.

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

                                                                        2002 - 2001
                                                                        -----------
                                                                    Increase (Decrease)
                                                                          Due to
                                                                          ------
                                                               Rate      Volume       Total
                                                               ----      ------       -----
                                                                  (Dollars in thousands)
INTEREST-EARNING ASSETS:
    Loans receivable                                       $   (835)   $   (155)   $   (980)
    Securities                                                 (980)       (135)     (1,115)
    Other interest-earning assets                              (462)        232        (230)
                                                           --------    --------    --------
       Total interest-earning assets                         (2,277)        (58)     (2,325)

INTEREST-BEARING LIABILITIES:
    Deposits:
       Savings accounts and certificates                       (554)         38        (516)
       NOW and money market accounts                         (2,921)        429      (2,492)

    FHLB advances                                               (41)         68          27
                                                           --------    --------    --------
       Total interest-bearing liabilities                    (3,516)        535      (2,981)
                                                           --------    --------    --------

          Increase (decrease) in net interest income       $  1,239    $   (593)   $    656
                                                           ========    ========    ========


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


                                      13.

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

The Company has used the following strategies to manage interest rate risk: (1) emphasizing the origination of adjustable-rate and balloon loans and not originating long-term, fixed-rate loans for retention in its portfolio; (2) using the Federal Home Loan Bank Mortgage Partnership Finance Program to continue to offer a fixed rate loans with no interest rate risk to the Company;
(3) introducing floating-rate commercial business loans tied to the prime rate;
(4) maintaining a high quality securities portfolio that provides adequate liquidity and flexibility to take advantage of opportunities that may arise from fluctuations in market interest rates, the overall maturity of which is monitored in relation to the repricing of its loan portfolio; and (5) using Federal Home Loan Bank advances to better structure maturities of its interest rate sensitive liabilities. The Company currently does not participate in hedging programs, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments.

QUANTITATIVE ASPECTS OF MARKET RISK. The Company primarily utilizes an interest sensitivity analysis prepared by the Office of Thrift Supervision (OTS) to review the level of interest rate risk. This analysis measures interest rate risk by computing changes in the net portfolio value of the Company's cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. Net portfolio value represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. This analysis assesses the risk of loss in market risk sensitive instruments in the event of a sudden and sustained 100 to 300 basis point increase or decrease in market interest rates with no effect given to any steps that management might take to counter the effect of that interest rate movement. The following tables, which are based on information provided to the Company by the Office of Thrift Supervision, presents the change in the Company's net portfolio value at December 31, 2002 and 2001, that would occur upon an immediate change in interest rates based on Office of Thrift Supervision assumptions, but without giving effect to any steps that management might take to counteract that change. Due to the abnormally low prevailing interest rate environment, the OTS report did not provide NPV estimated for the -200 and -300 basis points.


                                      14.

                                                          2 0 0 2
                    --------------------------------------------------------------------------------
                                                                                  NPV as % of
   Change in                                                               Portfolio Value of Assets
Interest Rates                      Net Portfolio Value                    -------------------------
in Basis Points                     -------------------                    NPV           Basis Point
 (Rate Shock)           Amount           $ Change         % Change         Ratio            Change
-------------           ------           --------         --------         -----            ------
                                  (Dollars in thousands)
      300           $   37,370            (7,832)             (17)%        12.16%         (195) bp
      200               40,352            (4,850)             (11)         12.94          (117) bp
      100               43,095            (2,107)              (5)         13.62           (49) bp
   Static               45,202                --               --          14.11                --
     (100)              46,334             1,132                3          14.34            23  bp


                                                          2 0 0 1
                    --------------------------------------------------------------------------------
                                                                                  NPV as % of
   Change in                                                               Portfolio Value of Assets
Interest Rates                      Net Portfolio Value                    -------------------------
in Basis Points                     -------------------                    NPV           Basis Point
 (Rate Shock)           Amount           $ Change         % Change         Ratio            Change
-------------           ------           --------         --------         -----            ------
                                  (Dollars in thousands)
      300           $   30,741            (9,587)             (24)%        13.42%         (324) bp
      200               33,818            (6,510)             (16)         14.50          (216) bp
      100               36,975            (3,353)              (8)         15.57          (109) bp
   Static               40,328                --               --          16.66                --
     (100)              43,151             2,823                7          17.54            88  bp

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


                                      15.

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors
First Federal Bancshares, Inc.
Colchester, Illinois


We have audited the accompanying consolidated statements of financial condition of First Federal Bancshares, Inc. (the Corporation) as of December 31, 2002 and 2001 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years ended December 31, 2002 and 2001 and the ten months ended December 31, 2000. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects the financial position of First Federal Bancshares, Inc. as of December 31, 2002 and 2001 and the results of its operations and its cash flows for the years ended December 31, 2002 and 2001 and the ten months ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.




                                                /s/ Crowe Chizek and Company LLC

Oak Brook, Illinois
March 11, 2003


                                      16.

                         FIRST FEDERAL BANCSHARES, INC.
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                           December 31, 2002 and 2001
                             (Dollars in thousands)

--------------------------------------------------------------------------------

                                                                            2002          2001
                                                                         ---------     ---------
ASSETS
Cash and cash equivalents (interest-bearing:  2002 - $40,992;
  2001 - $16,786)                                                        $  42,827     $  18,249
Time deposits in other financial institutions                                  295           588
Securities available-for-sale                                               91,562        97,106
Securities held-to-maturity (fair value: 2002 - $24,764;
  2001 - $10,033)                                                           24,471        10,036
Loans receivable, net                                                      150,269       112,911
Real estate owned, net                                                         277           195
Premises and equipment                                                       3,294         1,522
Accrued interest receivable                                                  1,473         1,445
Goodwill                                                                     1,515            --
Core deposits and other intangibles                                            327            --
Other assets                                                                    90           118
                                                                         ---------     ---------

    Total assets                                                         $ 316,400     $ 242,170
                                                                         =========     =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
    Deposits
       Non-interest-bearing                                              $   3,722     $   3,156
       Interest-bearing                                                    260,112       189,628
                                                                         ---------     ---------
                                                                           263,834       192,784

    Advances from borrowers for taxes and insurance                            167           157
    Federal Home Loan Bank advances                                          4,000         4,000
    Accrued interest payable                                                   606           536
    Other liabilities                                                          762           992
                                                                         ---------     ---------

       Total liabilities                                                   269,369       198,469

Shareholders' equity
    Preferred stock, $.01 par value per share,
      1,000,000 shares authorized, no shares issued
      and outstanding                                                           --            --
    Common stock, $.01 par value per share,
      4,000,000 shares authorized, 2,242,500 shares issued                      22            22
    Additional paid-in capital                                              22,629        21,418
    Unearned ESOP shares                                                    (1,390)       (1,570)
    Unearned stock awards                                                   (1,016)       (1,287)
    Treasury stock, 180,557 shares in 2002 and 134,550 shares in 2001       (3,272)       (2,322)
    Retained earnings                                                       28,090        26,745
    Accumulated other comprehensive income                                   1,968           695
                                                                         ---------     ---------
       Total equity                                                         47,031        43,701
                                                                         ---------     ---------

          Total liabilities and shareholders' equity                     $ 316,400     $ 242,170
                                                                         =========     =========

--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.


                                      17.

                         FIRST FEDERAL BANCSHARES, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                 For the years ended December 31, 2002 and 2001
                   and the ten months ended December 31, 2000
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

                                                         2002        2001         2000
                                                       --------    --------     --------
Interest income
    Loans                                              $  7,961    $  8,941     $  7,593
    Securities                                            4,783       5,898        4,793
    Deposits in other financial institutions                348         578          512
                                                       --------    --------     --------
       Total interest income                             13,092      15,417       12,898

Interest expense
    Savings and certificates                              5,428       7,920        6,512
    NOW and money market accounts                           572       1,088        1,402
    Federal Home Loan Bank advances                         154         127          272
                                                       --------    --------     --------
       Total interest expense                             6,154       9,135        8,186
                                                       --------    --------     --------

NET INTEREST INCOME                                       6,938       6,282        4,712

Provision for loan losses                                     7         103           71
                                                       --------    --------     --------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES       6,931       6,179        4,641

Noninterest income
    Service charges on NOW accounts                         142         138          119
    Loan origination and servicing fees                     164          42           --
    Other fee income                                        149         135          100
    Net gain on sale of securities                           68         819           --
    Impairment loss                                          --        (596)          --
    Other income                                             50          92           68
                                                       --------    --------     --------
       Total noninterest income                             573         630          287

Noninterest expense
    Compensation and benefits                             2,713       2,199        1,443
    Occupancy and equipment                                 383         353          310
    Data processing                                         484         428          412
    Federal insurance premiums                              100          96           65
    Advertising                                             109          98           69
    Professional fees                                       172         177           41
    Other noninterest expense                               482         545          344
                                                       --------    --------     --------
       Total noninterest expense                          4,443       3,896        2,684
                                                       --------    --------     --------

INCOME BEFORE INCOME TAXES                                3,061       2,913        2,244

Provision for income taxes                                1,124       1,062          788
                                                       --------    --------     --------

NET INCOME                                             $  1,937    $  1,851     $  1,456
                                                       ========    ========     ========

Earnings per share
    Basic                                              $   1.09    $    .91     $    .22
    Diluted                                            $   1.07    $    .91     $    .22

--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.


                                      18.

                         FIRST FEDERAL BANCSHARES, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                 For the years ended December 31, 2002 and 2001
                   and the ten months ended December 31, 2000
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

                                                                         Additional     Unearned       Unearned
                                                             Common        Paid-in        ESOP          Stock         Treasury
                                                              Stock        Capital       Shares         Awards         Stock
                                                            --------      --------      --------       --------       --------
Balance at February 29, 2000                                $     --      $     --      $     --       $     --       $     --

Issuance of common stock, net of expenses                         22        21,302        (1,794)            --             --

ESOP shares earned                                                --            13            45             --             --

Dividends declared ($.05 per share)                               --            --            --             --             --

Comprehensive income
   Net income                                                     --            --            --             --             --
     Unrealized gain on securities available-for-sale,
     net of reclassification and tax effects                      --            --            --             --             --

     Total comprehensive income
                                                            --------      --------      --------       --------       --------

Balance at December 31, 2000                                      22        21,315        (1,749)            --             --

Purchase of 224,250 shares of treasury stock                      --            --            --             --         (3,677)

Allocation of stock awards                                        --            --            --         (1,355)         1,355

ESOP shares earned                                                --           103           179             --             --

Stock awards earned                                               --            --            --             68             --

Dividends declared ($.29 per share)                               --            --            --             --             --

Comprehensive income
   Net income                                                     --            --            --             --             --
     Unrealized loss on securities available-for-sale,
     net of reclassification and tax effects                      --            --            --             --             --

     Total comprehensive income
                                                            --------      --------      --------       --------       --------


[WIDE TABLE CONTINUED FROM ABOVE]

                                                                         Accumulated
                                                                            Other
                                                            Retained    Comprehensive
                                                            Earnings        Income         Total
                                                            --------       --------       --------

Balance at February 29, 2000                                $ 24,130       $   (105)      $ 24,025

Issuance of common stock, net of expenses                         --             --         19,530

ESOP shares earned                                                --             --             58

Dividends declared ($.05 per share)                             (103)            --           (103)

Comprehensive income
   Net income                                                  1,456             --          1,456
     Unrealized gain on securities available-for-sale,
     net of reclassification and tax effects                      --            901            901
                                                                                          --------

     Total comprehensive income                                                              2,357
                                                            --------       --------       --------

Balance at December 31, 2000                                  25,483            796         45,867

Purchase of 224,250 shares of treasury stock                      --             --         (3,677)

Allocation of stock awards                                        --             --              0

ESOP shares earned                                                --             --            282

Stock awards earned                                               --             --             68

Dividends declared ($.29 per share)                             (589)            --           (589)

Comprehensive income
   Net income                                                  1,851             --          1,851
     Unrealized loss on securities available-for-sale,
     net of reclassification and tax effects                      --           (101)          (101)
                                                                                          --------

     Total comprehensive income                                                              1,750
                                                            --------       --------       --------

--------------------------------------------------------------------------------

                                  (Continued)


                                      19.

                         FIRST FEDERAL BANCSHARES, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                 For the years ended December 31, 2002 and 2001
                   and the ten months ended December 31, 2000
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

                                                                         Additional     Unearned       Unearned
                                                             Common        Paid-in        ESOP          Stock         Treasury
                                                              Stock        Capital       Shares         Awards         Stock
                                                            --------      --------      --------       --------       --------
Balance at December 31, 2001                                $     22      $ 21,418       $ (1,570)      $ (1,287)      $ (2,322)

Purchase of 300,920 shares of treasury stock                      --            --             --             --         (5,572)

Acquisition of PFSB Bancorp, Inc. (252,310 shares)                --         1,072             --             --          4,575

ESOP shares earned                                                --           143            180             --             --

Options exercised (2,603 shares)                                  --            (4)            --             --             47

Stock awards earned                                               --            --             --            271             --

Dividends declared ($.32 per share)                               --            --             --             --             --

Comprehensive income
   Net income                                                     --            --             --             --             --
     Unrealized gain on securities available-for-sale,
     net of reclassification and tax effects                      --            --             --             --             --


     Total comprehensive income
                                                            --------      --------       --------       --------       --------

Balance at December 31, 2002                                $     22      $ 22,629       $ (1,390)      $ (1,016)      $ (3,272)
                                                            ========      ========       ========       ========       ========


[WIDE TABLE CONTINUED FROM ABOVE]

                                                                         Accumulated
                                                                            Other
                                                            Retained    Comprehensive
                                                            Earnings        Income         Total
                                                            --------       --------       --------
Balance at December 31, 2001                                $ 26,745       $    695      $ 43,701

Purchase of 300,920 shares of treasury stock                      --             --        (5,572)

Acquisition of PFSB Bancorp, Inc. (252,310 shares)                --             --         5,647

ESOP shares earned                                                --             --           323

Options exercised (2,603 shares)                                  --             --            43

Stock awards earned                                               --             --           271

Dividends declared ($.32 per share)                             (592)            --          (592)

Comprehensive income
   Net income                                                  1,937             --         1,937
     Unrealized gain on securities available-for-sale,
     net of reclassification and tax effects                      --          1,273         1,273
                                                                                         --------

     Total comprehensive income                                                             3,210
                                                            --------       --------      --------

Balance at December 31, 2002                                $ 28,090       $  1,968      $ 47,031
                                                            ========       ========      ========

--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.


                                      20.

                         FIRST FEDERAL BANCSHARES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 For the years ended December 31, 2002 and 2001
                   and the ten months ended December 31, 2000
                             (Dollars in thousands)

--------------------------------------------------------------------------------

                                                                      2002         2001         2000
                                                                    --------     --------     --------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                     $  1,937     $  1,851     $  1,456
     Adjustments to reconcile net income to net cash
       provided by operating activities
         Depreciation                                                    126          116          150
         Loss (gain) on sale of real estate owned                         17          (25)         (27)
         Net amortization of premiums and discounts                      149         (286)         (70)
         ESOP compensation expense                                       323          282           58
         Stock award compensation expense                                271           68           --
         Amortization of intangible assets                               (32)          12           35
         Provision for loan losses                                         7          103           71
         Deferred income taxes                                            87          (70)         (32)
         Dividend reinvestments                                       (1,102)      (1,323)      (1,044)
         Federal Home Loan Bank stock dividends                          (55)         (67)          --
         Gain on sale of securities                                      (68)        (819)          --
         Impairment loss                                                  --          596           --
         Net changes in
              Accrued interest receivable and other assets               607          844         (256)
              Deferred loan (fees) costs                                 (52)         (10)          13
              Accrued interest payable and other liabilities          (1,580)         (23)         731
                                                                    --------     --------     --------
                  Net cash from operating activities                     635        1,249        1,085

CASH FLOWS FROM INVESTING ACTIVITIES
     Cash acquired from PFSB Bancorp, Inc. net of cash
       paid (Note 2)                                                  18,108           --           --
     Net change in time deposits in other financial institutions         293        1,378         (990)
     Purchase of securities available-for-sale                       (25,464)     (84,595)     (12,738)
     Purchase of securities held-to-maturity                         (23,422)      (8,192)      (2,952)
     Principal paydowns on mortgage-backed securities
        available-for-sale                                            10,659        6,821        2,135
     Principal paydowns on mortgage-backed securities
       held-to-maturity                                                  396          850          299
     Redemption of Federal Home Loan Bank stock                          509           --           --
     Purchase of Federal Home Loan Bank stock                            (54)          --           --
     Proceeds from maturities of securities available-for-sale         1,000        5,917           --
     Proceeds from maturities of securities held-to-maturity          10,025       58,843           --
     Proceeds from sale of securities available-for-sale              22,973       19,757           --
     Capital expenditures on real estate owned                            (1)          --           --
     Net (increase) decrease in loans receivable                       9,196        2,331       (2,133)
     Proceeds from sale of real estate owned                             417          114          107
     Purchase of property and equipment                                 (739)         (91)         (60)
                                                                    --------     --------     --------
         Net cash from investing activities                           23,896        3,133      (16,332)

--------------------------------------------------------------------------------

                                  (Continued)


                                      21.

                         FIRST FEDERAL BANCSHARES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 For the years ended December 31, 2002 and 2001
                   and the ten months ended December 31, 2000
                             (Dollars in thousands)

--------------------------------------------------------------------------------

                                                          2002         2001         2000
                                                        --------     --------     --------
CASH FLOWS FROM FINANCING ACTIVITIES
     Net increase in deposits                           $  6,278     $  7,906     $  2,306
     Net change in advances from borrowers for taxes
       and insurance                                         (55)         (32)        (107)
     Federal Home Loan Bank advances                          --        4,000           --
     Repayment of Federal Home Loan Bank advances             --       (5,000)      (1,000)
     Purchase of treasury stock                           (5,572)      (3,677)          --
     Dividends paid                                         (647)        (574)          --
     Net proceeds from stock issuance                         --           --       19,530
     Exercise of stock options                                43           --           --
                                                        --------     --------     --------
         Net cash from financing activities                   47        2,623       20,729
                                                        --------     --------     --------

Net change in cash and cash equivalents                   24,578        7,005        5,482

Cash and cash equivalents
     Beginning of period                                  18,249       11,244        5,762
                                                        --------     --------     --------

     End of period                                      $ 42,827     $ 18,249     $ 11,244
                                                        ========     ========     ========

Supplemental disclosures of cash flow information
     Cash paid during the period for
         Interest                                       $  6,084     $  9,268     $  7,637
         Taxes, net of refunds                             1,384        1,058          652
     Transfer of loans to real estate owned                  346          284           32




--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.


                                      22.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001
             (Tables in thousands, except share and per share data)

--------------------------------------------------------------------------------


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The accompanying consolidated financial statements include the accounts of First Federal Bancshares, Inc. (the Corporation) and its wholly owned subsidiary, First Federal Bank (the Bank). All significant intercompany transactions and balances are eliminated in consolidation.

Nature of Operations: The only business of the Corporation is the ownership of the Bank. The Bank provides a full range of banking and related financial services to individual and corporate business customers located primarily in west central Illinois and northeast Missouri. The Bank's primary deposit products are demand deposits and time and savings accounts. Its primary lending products are commercial and residential real estate loans to customers who are predominantly small and middle market businesses and individuals. The accounting and reporting policies of the Corporation are based upon accounting principles generally accepted in the United States of America and conform to predominant practices within the banking industry. Significant accounting policies followed by the Corporation are presented below.

Use of Estimates: In preparing consolidated financial statements, management must make estimates and assumptions. These estimates and assumptions affect the amounts reported for assets, liabilities, income, and expenses, as well as affecting the disclosures provided. Actual results could differ from the current estimates. The collectibility of loans, fair values of financial instruments, impairment of goodwill, and status of contingencies are particularly subject to change.

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

--------------------------------------------------------------------------------

                                  (Continued)


                                      23.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001
             (Tables in thousands, except share and per share data)

--------------------------------------------------------------------------------


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Interest income is not reported when full loan repayment is in doubt, typically when the loan is impaired or payments are past due over 90 days. Payments received on such loans are reported as principal reductions.

All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

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

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Buildings and related components are depreciated using the straight-line method with useful lives ranging from 5 to 50 years. Furniture, fixtures and equipment are depreciated using the straight-line or accelerated method with useful lives ranging from 3 to 10 years.

Income Taxes: The provision for income taxes is based on an asset and liability approach, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.

--------------------------------------------------------------------------------

                                  (Continued)


                                      24.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001
             (Tables in thousands, except share and per share data)

--------------------------------------------------------------------------------


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

Goodwill and Other Intangible Assets: Goodwill results from business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified.

Other intangible assets consist of core deposit and customer relationship assets arising from bank acquisitions. These intangibles are initially measured at fair value and then are amortized on an accelerated method over their useful lives, estimated to be 10 years.

--------------------------------------------------------------------------------

                                  (Continued)


                                      25.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001
             (Tables in thousands, except share and per share data)

--------------------------------------------------------------------------------


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Off-Balance-Sheet Financial Instruments: Financial instruments include off-balance-sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Stock Options: The Corporation applies Accounting Principles Board (APB) Opinion 25 and related interpretations in accounting for its stock option plan. Accordingly, no compensation cost has been recognized at the date of grant. Had compensation cost been determined based on the fair value at the grant dates for awards under the plan consistent with the method of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," the Corporation's net income and earnings per share would have been reduced to the pro forma amounts in the table below. For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company did not issue stock options prior to 2001.

                                         Year Ended               Year Ended
                                      December 31, 2002        December 31, 2001
                                      -----------------        -----------------

Net income as reported                  $     1,937              $      1,851
Pro forma net income                          1,849                     1,814
Earnings per share as reported
    Basic                                      1.09                       .91
    Diluted                                    1.04                       .91
Pro forma earnings per share
    Basic                                      1.07                       .91
    Diluted                                    1.02                       .89

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

--------------------------------------------------------------------------------

                                  (Continued)


                                      26.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001
             (Tables in thousands, except share and per share data)

--------------------------------------------------------------------------------


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Date of grant                                                   October 10, 2001
Options granted                                                      208,549
Estimated fair value of stock options granted                         $ 3.50
Assumptions used:
    Risk-free interest rate                                             3.88%
    Expected option life                                             5 years
    Expected stock price volatility                                    20.10%
    Expected dividend yield                                             1.93%

Pursuant to its 2001 stock-based incentive plan, the Corporation awarded 89,700 shares of restricted stock during 2001. These shares vest over a five-year period. The unamortized cost of shares not yet earned (vested) is reported as a reduction of shareholders' equity. Compensation expense for restricted stock awards totaled $270,894 and $68,000 for the years ended December 31, 2002 and 2001.

Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Newly Issued But Not Yet Effective Accounting Standards: New accounting standards on asset retirement obligations, restructuring activities and exit costs, operating leases, and early extinguishment of debt were issued in 2002. Management determined that when the new accounting standards are adopted in 2003, they will not have a material impact on the Corporation's financial condition or results of operations.

Operating Segments: While the chief decision-makers monitor the revenue streams of the various products and services, the identifiable segments are not material, and operations are managed and financial performance is evaluated on a corporate-wide basis. Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable operating segment.

Reclassifications: Some items in the prior year financial statements were reclassified to conform to the current presentation.

--------------------------------------------------------------------------------

                                  (Continued)


                                      27.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001
             (Tables in thousands, except share and per share data)

--------------------------------------------------------------------------------


NOTE 2 - ACQUISITION OF PFSB BANCORP, INC.

On November 22, 2002, the Corporation acquired 100 percent of the outstanding common shares of PFSB Bancorp, Inc. (PFSB). As a result of the acquisition, the Corporation expects to be better positioned to compete in the financial services industry in Illinois and Missouri through expanded operations and market coverage.

The aggregate purchase price was $10.6 million, including $4.4 million of cash, the exchange of 252,310 shares of the Corporation's common stock valued at $5.6 million, and transaction costs totaling $550,000. The value of the 252,310 common shares issued was determined based on the average closing price of the Corporation's common stock over a ten-day trading period shortly before the closing of the merger.

The following table presents the allocation of the acquisition cost for PFSB to assets acquired and liabilities assumed, based on their fair values:

Cash and cash equivalents                                             $  23,067
Securities                                                                2,359
Loans, net of allowance for loan losses                                  46,852
Premises and equipment                                                    1,159
Other assets                                                                776
Goodwill                                                                  1,515
Intangible assets                                                           331
                                                                      ---------
Total assets acquired                                                    76,059
                                                                      ---------

Deposits                                                                (64,796)
Other liabilities                                                          (657)
                                                                      ---------
Total liabilities acquired                                              (65,453)
                                                                      ---------

Net assets acquired                                                   $  10,606
                                                                      =========

Intangible assets consist primarily of a core deposit intangible, which is being amortized over 10 years on an accelerated basis. Intangible assets are reported net of accumulated amortization of $4,000 at December 31, 2002. Estimated amortization for intangibles for each of the next five years is approximately $40,000.

--------------------------------------------------------------------------------

                                  (Continued)


                                      28.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001
             (Tables in thousands, except share and per share data)

--------------------------------------------------------------------------------


NOTE 2 - ACQUISITION OF PFSB BANCORP, INC. (Continued)

PFSB Bancorp, Inc.'s results of operations have been reflected in the Corporation's consolidated statements of income beginning as of the acquisition date. The pro forma total net interest income, total income, net income, and basic and diluted earnings per share for the years ended December 31, 2002 and 2001 after giving effect to the PFSB Bancorp, Inc. acquisition as if it occurred on January 1, 2001 are as follows:

                                                              2002        2001
                                                            -------     -------

Net interest income                                         $ 8,799     $ 7,877
Total income                                                  9,238       8,547
Net income                                                    1,928       1,950
Basic earnings per share                                        .98         .86
Diluted earnings per share                                      .96         .86


NOTE 3 - SECURITIES

The fair value of securities available-for-sale and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows:

                                                    Estimated      Gross        Gross
                                                      Fair       Unrealized   Unrealized
                                                      Value        Gains        Losses
                                                   ----------    ----------   ----------
2002
----
   U.S. government agency                          $   21,519    $      529   $       --
   SLMA bonds                                           9,480            45          (13)
   Corporate bonds                                      3,000            --           --
   State and municipal obligations                      4,952           207           (5)
                                                   ----------    ----------   ----------
                                                       38,951           781          (18)
   U.S. government agency mortgage-
     backed securities and collateralized
     mortgage obligations
      FHLMC                                            13,238           538           --
      FNMA                                             10,368           774           --
      GNMA                                                653            33           --
                                                   ----------    ----------   ----------
                                                       24,259         1,345           --
   Marketable equity securities
      Mortgage securities fund                         17,236            49           --
      Federal Home Loan Bank stock                      1,119            --           --
      Federal Home Loan Mortgage
        Corporation stock                               1,051         1,012           (2)
      Adjustable rate mortgage securities fund          8,946            46            -
                                                   ----------    ----------   ----------
                                                       28,352         1,107           (2)
                                                   ----------    ----------   ----------

          Total                                    $   91,562    $    3,233   $      (20)
                                                   ==========    ==========   ==========

--------------------------------------------------------------------------------

                                  (Continued)


                                      29.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001
             (Tables in thousands, except share and per share data)

--------------------------------------------------------------------------------


NOTE 3 - SECURITIES (Continued)

                                                    Estimated      Gross         Gross
                                                      Fair       Unrealized    Unrealized
                                                      Value        Gains        Losses
                                                   ----------    ----------   ----------
2001
----
   U.S. government agency                          $    9,068    $       39   $      (85)
   SLMA bonds                                          20,741            25          (19)
   State and municipal obligations                      2,665             6          (49)
                                                   ----------    ----------   ----------
                                                       32,474            70         (153)
   U.S. government agency mortgage-
    backed securities and collateralized
     mortgage obligations
      FHLMC                                            16,756            49         (162)
      FNMA                                             19,440            40         (198)
      GNMA                                                939            31           --
                                                   ----------    ----------   ----------
                                                       37,135           120         (360)
   Marketable equity securities
      Mortgage securities fund                         16,090            --         (278)
      Federal Home Loan Bank stock                      1,010            --           --
      Federal Home Loan Mortgage
        Corporation stock                               1,730         1,699           --
      Adjustable rate mortgage securities fund          8,667            37           --
                                                   ----------    ----------   ----------
                                                       27,497         1,736         (278)
                                                   ----------    ----------   ----------

      Total                                        $   97,106    $    1,926   $     (791)
                                                   ==========    ==========   ==========


The carrying amount, unrecognized gains and losses, and fair value of securities held to maturity were as follows:

                                                       Gross           Gross      Estimated
                                        Carrying    Unrealized      Unrealized      Fair
                                         Amount        Gains          Losses        Value
                                        ----------   ----------    ----------   ----------
2002
----
   U.S. government agency               $    9,690   $       82    $       --   $    9,772
   Corporate bonds                          13,369          166            --       13,535
   State and municipal obligations           1,199           30            --        1,229
                                        ----------   ----------    ----------   ----------
                                            24,258          278            --       24,536
   U.S. government agency mortgage-
    backed securities
      FHLMC                                    141           13            --          154
      FNMA                                      68            2            --           70
      GNMA                                       4           --            --            4
                                        ----------   ----------    ----------   ----------
                                               213           15            --          228
                                        ----------   ----------    ----------   ----------

          Total                         $   24,471   $      293    $       --   $   24,764
                                        ==========   ==========    ==========   ==========

--------------------------------------------------------------------------------
                                  (Continued)


                                      30.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001
             (Tables in thousands, except share and per share data)

--------------------------------------------------------------------------------


NOTE 3 - SECURITIES (Continued)

                                                        Gross         Gross       Estimated
                                          Carrying    Unrealized    Unrealized      Fair
                                           Amount       Gains        Losses        Value
                                        -----------   ----------    ----------   ----------
2001
----
   Corporate bonds                      $     8,102   $       26    $      (83)  $    8,045
   State and municipal obligations            1,329           28            --        1,357
                                        -----------   ----------    ----------   ----------
                                              9,431           54           (83)       9,402
   U.S. government agency mortgage-
    backed securities
      FHLMC                                     388           23            --          411
      FNMA                                      209            3            --          212
      GNMA                                        8           --            --            8
                                        -----------   ----------    ----------   ----------
                                                605           26            --          631
                                        -----------   ----------    ----------   ----------

          Total                         $    10,036   $       80    $      (83)  $   10,033
                                        ===========   ==========    ==========   ==========

Securities with a carrying amount of $9,147,145 and $5,026,256 at December 31, 2002 and 2001 were pledged to secure public deposits and for other purposes as required by law.

Proceeds from the sale of securities available-for-sale were $22,973,000 and $19,757,000 at December 31, 2002 and 2001. Gross gains of $68,000 and $819,000 were realized on those sales. There were no security sales for the ten months ended December 31, 2000.

During the year ended December 31, 2001, the Corporation incurred an impairment loss of $596,000 related to certificates of deposit purchased through a broker that has been charged by the SEC with securities fraud in relation to these certificates of deposit. Recently, correspondence has been received by the Corporation indicating that a portion of the losses incurred in prior years may be partially recovered. However, the amount of recovery, if any, is not determinable at this time.




--------------------------------------------------------------------------------
                                  (Continued)


                                      31.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001
             (Tables in thousands, except share and per share data)

--------------------------------------------------------------------------------


NOTE 3 - SECURITIES (Continued)

The scheduled maturities of securities available-for-sale and securities held-to-maturity at December 31, 2002 were as follows:

                                            Available-
                                             for-Sale           Held-to-Maturity
                                               Fair         Carrying        Fair
                                               Value         Amount         Value
                                           ----------     ----------     ----------
Due in one year or less                    $       25     $   10,640     $   10,771
Due after one year through five years          15,020         13,568         13,713
Due after five years through ten years         22,374             50             52
Due after ten years                             1,532             --             --
                                           ----------     ----------     ----------
   Subtotal                                    38,951         24,258         24,536
Mortgage-backed securities                     24,259            213            228
Marketable equity securities                   28,352             --             --
                                           ----------     ----------     ----------

   Total                                   $   91,562     $   24,471     $   24,764
                                           ==========     ==========     ==========


NOTE 4 - LOANS RECEIVABLE

Loans receivable consist of the following:

                                             2002         2001
                                          ---------    ---------
  First mortgage loans
      One-to-four-family                  $ 108,816    $  75,904
      Multi-family and commercial            24,281       19,973
      Construction                            1,221          439
                                          ---------    ---------
           Total first mortgage loans       134,318       96,316
  Commercial loans                            6,136        5,684
  Consumer loans
      Automobile                              4,342        5,055
      Home improvement                        1,823        2,270
      Share loans                             1,279          931
      Other                                   3,400        3,068
                                          ---------    ---------
           Total consumer loans              10,844       11,324
                                          ---------    ---------

               Total loans                  151,298      113,324
  Less
      Unearned discounts                       (241)         (15)
      Deferred loans costs, net                 188          136
      Allowance for loan losses                (976)        (534)
                                          ---------    ---------

           Loans receivable, net          $ 150,269    $ 112,911
                                          =========    =========

--------------------------------------------------------------------------------

                                  (Continued)


                                      32.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001
             (Tables in thousands, except share and per share data)

--------------------------------------------------------------------------------


NOTE 4 - LOANS RECEIVABLE (Continued)

The Bank makes commercial and residential real estate loans, commercial business loans, and consumer loans to customers located primarily in the west central Illinois and northeast Missouri areas. Generally, the loans are backed by collateral and are expected to be repaid from cash flow or proceeds from the sale of selected assets of the borrowers.

Activity in the allowance for loan losses is summarized as follows for the years ended December 31, 2002 and 2001 and the ten months ended December 31, 2000:

                                                       2002      2001      2000
                                                      ------    ------    ------

Balance at beginning of period                        $  534    $  572    $  483
Provision charged to income                                7       103        71
Charge-offs                                              (25)     (178)       --
Recoveries                                                88        37        18
Acquired allowance for loan losses                       372        --        --
                                                      ------    ------    ------

    Balance at end of year                            $  976    $  534    $  572
                                                      ======    ======    ======

There were no impaired loans as of December 31, 2002. Impaired loans on which accrual of interest had been discontinued totaled $34,120 as of December 31, 2001. Differences in interest income recorded on the cash basis on nonaccrual loans for the years ended December 31, 2002 and 2001 and for the ten months ended December 31, 2000 and the amounts that would have been recorded if interest on such nonaccrual loans had been accrued were not material to the consolidated financial statements.

Loans outstanding to directors, executive officers, and their associates totaled $398,801 and $134,093 at December 31, 2002 and 2001.




--------------------------------------------------------------------------------

                                  (Continued)


                                      33.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001
             (Tables in thousands, except share and per share data)

--------------------------------------------------------------------------------


NOTE 5 - LOAN SERVICING

Mortgage loans serviced for others are not included in the accompanying consolidated financial statements. The unpaid principal balances of these loans are summarized below:

                                                           2002        2001
                                                         --------    --------

FHLMC                                                    $      2    $     56
City of Quincy, Illinois                                      367         600
Federal Home Loan Bank                                     16,303       5,016
                                                         --------    --------

    Total                                                $ 16,672    $  5,672
                                                         ========    ========


NOTE 6 - PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

                                                           2002        2001
                                                         --------    --------

Land, buildings, and improvements                        $  3,620    $  2,368
Furniture, fixtures, and equipment                          1,797       1,091
                                                         --------    --------
                                                            5,417       3,459
Less accumulated depreciation                               2,694       1,937
                                                         --------    --------
                                                            2,723       1,522
Construction in progress                                      571           -
                                                         --------    --------

     Total                                               $  3,294    $  1,522
                                                         ========    ========

In 2002, the Bank began constructing an addition to the Quincy branch, located at 101 North 36th Street. Total estimated costs to complete the addition to the branch are $229,000 at December 31, 2002.


NOTE 7 - DEPOSITS

Certificate of deposit accounts with balances of $100,000 or more totaled approximately $25,088,000 and $19,885,000 at December 31, 2002 and 2001.
Deposits greater than $100,000 are not federally insured.

--------------------------------------------------------------------------------

                                  (Continued)


                                      34.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001
             (Tables in thousands, except share and per share data)

--------------------------------------------------------------------------------


NOTE 7 - DEPOSITS (Continued)

Scheduled maturities of certificates of deposit at December 31, 2002 were as follows:

                           2003                   $ 119,766
                           2004                      30,371
                           2005                      17,115
                           2006                      10,965
                           2007                      3,912
                                                  --------

                               Total              $ 182,129
                                                  =========


NOTE 8 - FEDERAL HOME LOAN BANK ADVANCES

Advances from the Federal Home Loan Bank consist of:

  Maturity Date       Rate      Rate Adjustment         2002           2001
  -------------       ----      ---------------         ----           ----

November 24, 2003     3.31%           Fixed         $ 2,000,000    $ 2,000,000
January 31, 2005      4.40%           Fixed           2,000,000      2,000,000
                                                    -----------    -----------

                                                    $ 4,000,000    $ 4,000,000
                                                    ===========    ===========

The Bank maintains a collateral pledge agreement covering secured advances whereby the Bank has agreed to at all times keep on hand, free of all other pledges, liens, and encumbrances, whole first mortgage loans on improved residential property not more than 90 days delinquent, aggregating no less than 167% of the outstanding secured advances from the Federal Home Loan Bank of Chicago.


NOTE 9 - INCOME TAXES

An analysis of the provision for income taxes is as follows:

                                        2002        2001      2000
                                        ----       ----       ----

     Current                          $ 1,037    $ 1,132    $   820
     Deferred                              87        (70)       (32)
                                      -------    -------    -------

                                      $ 1,124    $ 1,062    $   788
                                      =======    =======    =======

--------------------------------------------------------------------------------

                                  (Continued)


                                      35.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001
             (Tables in thousands, except share and per share data)

--------------------------------------------------------------------------------


NOTE 9 - INCOME TAXES (Continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2002 and 2001 are as follows:

                                                            2002       2001
                                                            ----       ----
Deferred tax assets
    Deferred loan fees                                    $    74    $    50
    Bad debts                                                 354        102
    Purchase accounting adjustments                           115         --
    Stock awards                                               80         35
    Other                                                      17         23
                                                          -------    -------
         Total deferred tax assets                            640        210

Deferred tax liabilities
    Unrealized gains on securities available-for-sale      (1,245)      (440)
    Depreciation                                             (166)       (65)
    Federal Home Loan Bank stock dividends                   (112)       (45)
    Other                                                     (87)       (42)
                                                          -------    -------
         Total deferred tax liabilities                    (1,610)      (592)
                                                          -------    -------

             Net deferred tax liability                   $  (970)   $  (382)
                                                          =======    =======

As a result of the acquisition of PFSB Bancorp, Inc., deferred tax assets increased approximately $304,000.

A reconciliation of the federal statutory tax rate of 34% for the years ended December 31, 2002 and 2001 and the ten months ended December 31, 2000 to the effective tax rate on income before income taxes is as follows:

                                       ----------2002---------     ----------2001---------     ----------2000---------
                                         Amount        Percent       Amount        Percent       Amount        Percent
                                         ------        -------       ------        -------       ------        -------
Tax expense at statutory rate          $    1,041         34.0%    $     990         34.0%     $      762        34.0%
Tax-exempt interest income                    (67)        (2.2)          (43)        (1.5)            (22)       (1.0)
State income taxes, net of federal             82          2.7           101          3.5              25         1.2
ESOP expense                                   50          1.6            --           --              --          --
Other                                          18          0.6            14           .5              23          .9
                                       ----------   ----------     ---------   ----------      ----------   ---------
    Tax expense at effective rate      $    1,124         36.7%    $   1,062         36.5%     $      788        35.1%
                                       ==========   ==========     =========   ==========      ==========   =========

--------------------------------------------------------------------------------

                                  (Continued)


                                      36.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001
             (Tables in thousands, except share and per share data)

--------------------------------------------------------------------------------


NOTE 9 - INCOME TAXES (Continued)

Retained earnings at December 31, 2002 include allocations for federal income tax purposes representing tax bad debt deductions of approximately $2,300,000 through December 31, 2002, on which no tax has been paid and no deferred federal income taxes have been provided. Reductions of amounts so allocated for purposes other than tax bad debt losses will create income for tax purposes only, which will be subject to the then current corporate income tax rate.


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

                                                             2002        2001
                                                             ----        ----

Commitments to extend credit                               $   611     $   682
Unused lines of credit                                       3,520       2,087
Construction loans in process                                  675          70

At December 31, 2002, the Bank did not have any fixed rate commitments to extend credit. Since many commitments expire without being used, the amounts above do not necessarily represent future cash commitments. Collateral may be obtained upon exercise of a commitment. The amount of collateral is determined by management and may include commercial and residential real estate and other business and consumer assets.


NOTE 11 - PENSION PLAN

The Corporation participates in a multi-employer defined benefit pension plan. The plan provides benefits to substantially all of the Corporation's employees. The plan is funded through contributions to a nationwide plan for savings and loan associations. Pension expense was $142,500, $120,000, and $24,000 during the years ended December 31, 2002 and 2001 and the ten months ended December 31, 2000.

--------------------------------------------------------------------------------

                                  (Continued)


                                      37.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001
             (Tables in thousands, except share and per share data)

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

During 2002, 2001, and 2000, 17,940 shares, 17,940 shares, and 4,485 shares of stock with an average fair value of $18.03, $15.73, and $12.89 per share were committed to be released, resulting in ESOP compensation expense of $323,485, $282,959, and $57,834. During 2002, 71 shares were released from the plan for terminated employees. Shares held by the ESOP at December 31 are as follows:

                                                   2002          2001
                                                   ----          ----

Allocated shares                                   40,294        22,425
Unallocated shares                                139,035       156,975
                                                ---------     ---------

     Total ESOP shares                            179,329       179,400
                                                =========     =========

Fair value of unallocated shares                $   2,822     $   2,582
                                                =========     =========

The Corporation adopted a stock-based incentive plan during 2001 under the terms of which 224,250 shares of the Corporation's common stock were reserved for issuance. The options become exercisable in equal installments over a five-year period from the date of grant. The options expire ten years from the date of grant.

As part of the acquisition of PFSB, the Corporation assumed the outstanding stock options of PFSB and converted them into options to purchase the Corporation's common stock. The options were converted at the same exchange ratio that was utilized for the acquisition of the outstanding common stock of PFSB as of the acquisition date. All converted options are fully vested and exercisable as of the conversion date.

--------------------------------------------------------------------------------

                                  (Continued)


                                      38.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001
             (Tables in thousands, except share and per share data)

--------------------------------------------------------------------------------


NOTE 12 - STOCK-BASED COMPENSATION PLANS (Continued)

A summary of the status of the Corporation's stock option plan and changes during 2002, including the conversion of all shares of PFSB into shares of the Corporation's common stock effective November 22, 2002, is presented below:

                                              2 0 0 2                    2 0 0 1
                                              -------                    -------
                                                    Weighted                   Weighted
                                                     Average                    Average
                                                    Exercise                   Exercise
                                       Shares          Price       Shares         Price
                                     ---------     ---------     ---------    ---------
Outstanding at beginning of year       208,549     $   15.10            --    $      --
Granted                                     --            --       208,549        15.10
Exercised                                2,603         18.35            --           --
Options converted*                      47,815          8.52            --           --
                                     ---------     ---------     ---------    ---------

Outstanding at end of year             253,761     $   13.86       208,549    $   15.10
                                     =========     =========     =========    =========

Options exercisable at year-end         86,922                         --

Weighted average fair value of
  options granted during year               --                   $   3.50

Average remaining option term        8.8 years                   10 years

*Represents conversion of all outstanding PFSB options that were converted into options to purchase options of the Corporation on November 22, 2002.

At December 31, 2002, 205,946 shares had an exercise price of $15.10 with an average remaining life of 9 years and 47,815 shares had an exercise price of $8.52 with an average remaining life of 8 years.


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

--------------------------------------------------------------------------------

                                  (Continued)


                                      39.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001
             (Tables in thousands, except share and per share data)

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

                                                                                        To Be Well Capitalized
                                                                     For Capital        Under Prompt Corrective
                                               Actual             Adequacy Purposes        Action Provisions
                                               ------             -----------------        -----------------
                                          Amount      Ratio       Amount      Ratio        Amount     Ratio
                                          ------      -----       ------      -----        ------     -----
As of December 31, 2002
    Total capital (to risk-weighted
      assets)                           $  38,225     25.92%    $  11,796      8.0%     $  14,745     10.0%
    Tier I capital (to risk-weighted
      assets)                              36,757     24.93         5,898      4.0          8,847      6.0
    Tier I (core) capital (to adjusted
      total assets)                        36,757     11.97        12,278      4.0         15,348      5.0

As of December 31, 2001
    Total capital (to risk-weighted
      assets)                           $  34,071     31.40%    $   8,687      8.0%     $  10,858     10.0%
    Tier I capital (to risk-weighted
      assets)                              32,888     30.30         4,343      4.0          6,515      6.0
    Tier I (core) capital (to adjusted
      total assets)                        32,888     14.10         9,309      4.0         11,636      5.0

On December 8, 1999, the Board of Directors of the Bank adopted a Plan of Conversion to convert from a federal mutual savings bank to a federal stock savings bank with the concurrent formation of a holding company. On September 27, 2000, the Corporation sold 2,242,500 shares of common stock at $10 per share and received proceeds of $19,530,000 net of conversion expenses of $550,000 and ESOP shares. Approximately 50% of the net proceeds were used by the Corporation to acquire all of the capital stock of the Bank.

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

--------------------------------------------------------------------------------

                                  (Continued)


                                      40.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001
             (Tables in thousands, except share and per share data)

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


NOTE 14 - EARNINGS PER COMMON SHARE

The following is a reconciliation of the numerator and denominator of the earnings per common share computation for the years ended December 31, 2002 and 2001 and the three-month period ended December 31, 2000. The 2000 reconciliation represents earnings since September 27, 2000, the date of conversion.

                                                            2002           2001           2000
                                                            ----           ----           ----
Earnings per common share
   Net income                                            $     1,937    $     1,851    $     1,456
   Less net income of the Bank prior to conversion                --             --            998
                                                         -----------    -----------    -----------

      Net income attributable to common shareholders     $     1,937    $     1,851    $       458
                                                         ===========    ===========    ===========

   Total weighted average common shares outstanding        1,776,719      2,031,347      2,065,343
                                                         -----------    -----------    -----------

      Basic earnings per share                           $      1.09    $       .91    $       .22
                                                         ===========    ===========    ===========


Diluted
   Net income attributable to common shareholders        $     1,937    $     1,851    $       458
                                                         ===========    ===========    ===========

   Weighted average common shares outstanding
     for basic earnings per common share                   1,776,719      2,031,347      2,065,343
   Add:  dilutive effects of assumed exercises of
     stock options and stock awards                           38,821          2,350             --
                                                         -----------    -----------    -----------

   Average shares and dilutive potential common
     shares                                                1,815,540      2,033,697      2,065,343
                                                         ===========    ===========    ===========

   Diluted earnings per common share                     $      1.07    $       .91    $       .22
                                                         ===========    ===========    ===========

--------------------------------------------------------------------------------

                                  (Continued)


                                      41.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001
             (Tables in thousands, except share and per share data)

--------------------------------------------------------------------------------


NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The approximate carrying amount and estimated fair value of financial instruments as of December 31, 2002 and 2001 are as follows:

                                         -----------2002----------       -----------2001-----------
                                                    ----                            ----
                                         Approximate      Estimated      Approximate      Estimated
                                          Carrying          Fair          Carrying          Fair
                                           Amount           Value          Amount           Value
                                           ------           -----          ------           -----
Financial assets
   Cash and cash equivalents             $   42,827      $   42,827      $   18,249      $   18,249
   Time deposits in other financial
     institutions                               295             295             588             588
   Securities available-for-sale             91,562          91,562          97,106          97,106
   Securities held-to-maturity               24,471          24,764          10,036          10,033
   Loans receivable, net                    150,269         151,451         112,911         113,011
   Accrued interest receivable                1,473           1,473           1,445           1,445

Financial liabilities
   Deposits                              $  263,834      $  266,281      $  192,784      $  194,024
   Advance payments by borrowers
     for taxes and insurance                    167             167             157             157
   Federal Home Loan Bank advances            4,000           4,095           4,000           3,989
   Accrued interest payable                     606             606             536             536

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

--------------------------------------------------------------------------------

                                  (Continued)


                                      42.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001
             (Tables in thousands, except share and per share data)

--------------------------------------------------------------------------------


NOTE 16 - OTHER COMPREHENSIVE INCOME

Other comprehensive income components and related taxes were as follows:

                                                                                       Ten Months
                                                                                          Ended
                                                                  --December 31--      December 31,
                                                                  2002        2001        2000
                                                                  ----        ----        ----
Unrealized holdings gains on securities available-for-sale      $  2,146    $    655    $  1,474
Reclassification adjustments for gains recognized in income          (68)       (819)          -
                                                                --------    --------    --------
Net unrealized gains (losses)                                      2,078        (164)      1,474
Tax effect                                                          (805)         63        (573)
                                                                --------    --------    --------

Other comprehensive income (loss)                               $  1,273    $   (101)   $    901
                                                                ========    ========    ========


NOTE 17 - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

                             CONDENSED BALANCE SHEET
                           December 31, 2002 and 2001

                                                  2002       2001
                                                -------    -------
ASSETS
Cash and cash equivalents                       $ 2,815    $ 1,017
Securities available-for-sale                     2,307      7,594
ESOP loan                                         1,524      1,652
Investment in bank subsidiary                    40,528     33,565
Accrued interest receivable and other assets          8         48
                                                -------    -------

                                                $47,182    $43,876
                                                =======    =======

LIABILITIES AND SHAREHOLDERS' EQUITY
Accrued expenses and other liabilities          $   151    $   175
Shareholders' equity                             47,031     43,701
                                                -------    -------

                                                $47,182    $43,876
                                                =======    =======

--------------------------------------------------------------------------------

                                  (Continued)


                                      43.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001
             (Tables in thousands, except share and per share data)

--------------------------------------------------------------------------------


NOTE 17 - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS (Continued)

                          CONDENSED STATEMENT OF INCOME
                 For the years ended December 31, 2002 and 2001
                  and the three months ended December 31, 2000

                                                            2002        2001        2000
                                                          -------     -------     -------
Income
     Securities                                           $   178     $   402     $   105
     ESOP loan                                                153         164          44
     Deposits in other financial institutions                  62          48          15
     Dividend income from bank subsidiary                   7,000       3,500          --
     Gain on sale of securities                                 8          59          --
     Other operating income                                    --           8          --
                                                          -------     -------     -------
         Total income                                       7,401       4,181         164

Other expenses
     Other operating expenses                                 186         224          34
                                                          -------     -------     -------

INCOME BEFORE INCOME TAXES AND EQUITY IN UNDISTRIBUTED
 EARNINGS OF BANK SUBSIDIARY                                7,215       3,957         130

Income taxes                                                   82         151          50
                                                          -------     -------     -------

INCOME BEFORE EQUITY IN UNDISTRIBUTED EARNINGS OF BANK
 SUBSIDIARY                                                 7,133       3,806          80

Equity in undistributed (over distributed) earnings of
  bank subsidiary                                          (5,196)     (1,955)        378
                                                          -------     -------     -------

NET INCOME                                                $ 1,937     $ 1,851     $   458
                                                          =======     =======     =======



--------------------------------------------------------------------------------

                                  (Continued)


                                      44.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001
             (Tables in thousands, except share and per share data)

--------------------------------------------------------------------------------


NOTE 17 - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS (Continued)

                        CONDENSED STATEMENT OF CASH FLOWS
                  For the year ended December 31, 2002 and 2001
                  and the three months ended December 31, 2000

                                                                    2002         2001         2000
                                                                  --------     --------     --------
OPERATING ACTIVITIES
     Net income                                                   $  1,937     $  1,851     $    458
     Adjustments to reconcile net income to net cash
       provided by operating activities
         Equity in (undistributed) earnings of bank subsidiary       5,196        1,955         (378)
         Net accretion                                                  (3)         (30)         (38)
         Dividend reinvestments                                        (34)         (60)          (9)
         Gain on sale of securities                                     (8)         (59)          --
         Change in other assets and liabilities                        401          (37)          33
                                                                  --------     --------     --------
              Net cash provided by operating activities              7,489        3,620           66

INVESTING ACTIVITIES
     Purchase of bank subsidiary stock                                  --           --      (10,662)
     Purchase of securities available-for-sale                          --       (6,778)      (4,932)
     Purchase of securities held-to-maturity                            --           --       (2,952)
     Paydowns on mortgage-backed securities                            581          422            8
     Proceeds from sales of securities available-for-sale            3,785        3,864           --
     Maturities of securities available-for-sale                     1,000           --           --
     Maturities of securities held-to-maturity                          --        3,000           --
     Capital contribution to subsidiary                             (5,009)         (51)          (9)
                                                                  --------     --------     --------
         Net cash provided by (used in) investing activities           357          457      (18,547)

FINANCING ACTIVITIES
     Net proceeds from sale of common stock                             --           --       19,530
     Payment received on loan to ESOP                                  128          116           26
     Purchase of treasury stock                                     (5,572)      (3,677)          --
     Exercise of options                                                43           --           --
     Dividends paid                                                   (647)        (574)          --
                                                                  --------     --------     --------
         Net cash provided by (used in) financing activities        (6,048)      (4,135)      19,556
                                                                  --------     --------     --------

Net change in cash and cash equivalents                              1,798          (58)       1,075

Cash and cash equivalents at beginning of period                     1,017        1,075           --
                                                                  --------     --------     --------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                        $  2,815     $  1,017     $  1,075
                                                                  ========     ========     ========

--------------------------------------------------------------------------------


                                      45.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001
             (Tables in thousands, except share and per share data)

--------------------------------------------------------------------------------


NOTE 18 - QUARTERLY FINANCIAL DATA (UNAUDITED)

                                         Net
                         Interest      Interest       Net        Earnings
                          Income        Income      Income      Per Share
                          ------        ------      ------      ---------
2002
     First quarter      $   3,276     $  1,739     $    517     $   0.28
     Second quarter         3,240        1,751          485         0.26
     Third quarter          3,183        1,704          497         0.30
     Fourth quarter         3,393        1,744          438         0.25

2001
     First quarter      $   4,112     $  1,727     $    553     $   0.27
     Second quarter         4,022        1,666          564         0.27
     Third quarter          3,883        1,572          467         0.23
     Fourth quarter         3,400        1,317          267         0.14








--------------------------------------------------------------------------------


                                      46.

                             DIRECTORS AND OFFICERS

Directors of First Federal
Bancshares, Inc. and First                      Principal Officers of            Principal Officers of
      Federal Bank                         First Federal Bancshares, Inc.         First Federal Bank
      ------------                         ------------------------------         ------------------
GERALD L. PRUNTY                           JAMES J. STEBOR                     JAMES J. STEBOR
    CHAIRMAN OF THE BOARD,                     PRESIDENT AND                       PRESIDENT AND CHIEF
    FIRST FEDERAL BANK                         CHIEF EXECUTIVE OFFICER             EXECUTIVE OFFICER
    RETIRED PRESIDENT,
    FIRST FEDERAL BANK                     CATHY D. PENDELL                    CATHY D. PENDELL
                                               TREASURER                           SR. VICE PRESIDENT AND
FRANKLIN M. HARTZELL                                                               CHIEF FINANCIAL OFFICER
    CHAIRMAN OF THE BOARD,                 PEGGY L. HIGGINS
    FIRST FEDERAL BANCSHARES, INC.             ASSISTANT TREASURER             PEGGY L. HIGGINS
    PARTNER IN LAW FIRM HARTZELL,                                                  SR. VICE PRESIDENT AND
    GLIDDEN, TUCKER & HARTZELL             RONALD A. FELD                          TREASURER
                                               CORPORATE SECRETARY
MURREL HOLLIS                                                                  MILLIE R. SHIELDS
    EX-PARTNER AND RETIRED PRESIDENT                                               SR. VICE PRESIDENT
    OF MARTIN-HOLLIS FUNERAL HOME
                                                                               RONALD A. FELD
DR. STEPHAN L. ROTH                                                                VICE PRESIDENT, SECRETARY
    RETIRED FAMILY PHYSICIAN                                                       AND BRANCH MANAGER

JAMES J. STEBOR                                                                MARK TYRPIN
    PRESIDENT AND CHIEF EXECUTIVE                                                  VICE PRESIDENT
    OFFICER

RICHARD D. STEPHENS
    RETIRED ATTORNEY SERVING AS
    COUNSEL TO THE LAW FIRM OF FLACK,
    MCRAVEN & STEPHENS

B. BRADFORD BILLINGS
    PRESIDENT AND CHIEF EXECUTIVE
    OFFICER OF BLESSING CORPORATE
    SERVICES, INC.

ELDON R. METTE
    RETIRED PRESIDENT AND CHIEF
    EXECUTIVE OFFICER, PFSB
    BANCORP, INC. AND PALMYRA
    SAVINGS

Director Emeritus of First Federal
    Bancshares, Inc. and First
        Federal Bank
        ------------

ELDON M. SNOWDEN
    RETIRED GENERAL MANAGER AND
    CHIEF OPERATING OFFICER OF
    MCDONOUGH TELEPHONE COOPERATIVE


--------------------------------------------------------------------------------


                                      47.

                       INVESTOR AND CORPORATE INFORMATION

ANNUAL MEETING

The annual meeting of stockholders will be held at 2:00 p.m., on May 27, 2003 at the Quincy Holiday Inn located at 201 S. Third Street, Quincy, Illinois 62301.

STOCK LISTING

First Federal Bancshares, Inc. common stock is listed on the Nasdaq National Market under the symbol "FFBI."

PRICE RANGE OF COMMON STOCK

The high and low bid prices and dividends paid per share of the common stock for each quarter during the last two fiscal years were as follows:

                                                                      Dividend
    Quarter Ended                      High            Low            Declared
    -------------                      ----            ---            --------

March 31, 2001                      $    15.50      $   13.125       $      .05
June 30, 2001                            17.30          14.375              .08
September 30, 2001                       17.03          15.60               .08
December 31, 2001                        16.69          14.83               .08
March 31, 2002                           17.00          16.01               .08
June 30, 2002                            18.48          16.60               .08
September 30, 2002                       19.85          17.50               .08
December 31, 2002                        20.75          17.60               .08

The stock price information set forth in the table above was provided by The Nasdaq Stock Market. The closing sale price of First Federal Bancshares, Inc.'s common stock on December 31, 2002 was $20.30.

At March 11, 2003, there were 2,061,943 shares of First Federal Bancshares, Inc. common stock outstanding (including unallocated ESOP shares) and there were 616 holders of record.

STOCKHOLDERS AND GENERAL INQUIRIES               TRANSFER AGENT

Cathy D. Pendell                                 Computershare Investor Services
First Federal Bancshares, Inc.                   350 Indiana Street, Suite 800
109 East Depot Street                            Golden, CO 80401
Colchester, Illinois 62326                       (303) 262-0600
(309) 776-3225

ANNUAL AND OTHER REPORTS

A copy of the First Federal Bancshares, Inc.'s Annual Report on Form 10-K without exhibits for the year ended December 31, 2002, as filed with the Securities and Exchange Commission, may be obtained without charge by contacting Cathy D. Pendell, First Federal Bancshares, Inc., 109 East Depot Street, Colchester, Illinois 62326.


                                      48.