Form 10-K, Exhibit 13
period 2003-12-31
FIRST FEDERAL BANCSHARES INC /DE
filed 2004-03-30
CIK 1113107

EXHIBIT 13.0



                                TABLE OF CONTENTS


Selected Consolidated Financial and Other Data................................2

Management's Discussion and Analysis of Financial Condition
and Results of Operations.....................................................4

Report of Independent Auditors...............................................17

Consolidated Statements of Financial Condition...............................18

Consolidated Statements of Income............................................19

Consolidated Statements of Changes in Shareholders' Equity...................20

Consolidated Statements of Cash Flows........................................22

Notes to Consolidated Financial Statements...................................24

Directors and Officers.......................................................49

Investor and Corporate Information...........................................50

Office Locations.............................................................51




                         First Federal Bancshares, Inc.

First Federal Bancshares, Inc., headquartered in Colchester, Illinois, is the holding company for First Federal Bank. First Federal operates as a community-oriented financial institution, serving the needs of consumers and small businesses with a variety of deposit and loan products from its eight full-service banking offices located in West-Central Illinois and North-East Missouri.


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

                                                              AT DECEMBER 31,                      AT FEBRUARY 29,
                                          2003            2002           2001           2000            2000
                                          ----            ----           ----           ----            ----
                                                                  (IN THOUSANDS)
SELECTED FINANCIAL DATA:
Total assets                           $   328,730    $    316,400   $    242,170    $   237,602    $   213,187
Cash and cash equivalents                   29,124          42,827         18,249         11,244          5,762
Loans receivable, net                      131,935         150,269        112,911        115,619        113,602
Securities available for sale              160,337          91,562         97,106         42,592         29,442
Securities held to maturity                     --          24,471         10,036         61,619         58,927
Deposits                                   271,850         263,834        192,784        184,878        182,572
Total borrowings                             6,000           4,000          4,000          5,000          6,000
Total equity                                41,393          47,031         43,701         45,867         24,026


                                                                                   TEN MONTHS
                                                       YEARS ENDED                    ENDED            YEAR ENDED
                                        --------------DECEMBER 31,---------------  DECEMBER 31,       FEBRUARY 29,
                                          2003            2002           2001         2000                2000
                                          ----            ----           ----         ----                ----
                                                                  (IN THOUSANDS)
SELECTED OPERATING
  DATA:
Total interest income                  $    15,311    $     13,092   $     15,417    $    12,898    $    13,660
Total interest expense                       6,555           6,154          9,135          8,186          8,642
                                       -----------    ------------   ------------    -----------    -----------
    Net interest income                      8,756           6,938          6,282          4,712          5,018
Provision for loan losses                       90               7            103             71            119
                                       -----------    ------------   ------------    -----------    -----------
Net interest income after
  provision for loan losses                  8,666           6,931          6,179          4,641          4,899
Noninterest income                           2,493             573            630            287            291
Noninterest expense:
    Compensation and
      benefits                               4,010           2,713          2,199          1,443          1,464
    Other noninterest
      expense                                2,766           1,730          1,697          1,241          1,381
                                       -----------    ------------   ------------    -----------    -----------

        Total noninterest
          expense                            6,776           4,443          3,896          2,684          2,845
                                       -----------    ------------   ------------    -----------    -----------

Income before income
  taxes                                      4,383           3,061          2,913          2,244          2,345
Income tax provision                         1,551           1,124          1,062            788            837
                                       -----------    ------------   ------------    -----------    -----------

    Net income                         $     2,832    $      1,937   $      1,851    $     1,456    $     1,508
                                       ===========    ============   ============    ===========    ===========



                                       2.

                                                                                    TEN MONTHS
                                                       YEARS ENDED                     ENDED            YEAR ENDED
                                        --------------DECEMBER 31,---------------   DECEMBER 31,       FEBRUARY 29,
                                        2003             2002            2001           2000               2000
                                        ----             ----            ----           ----               ----
                                                                    (IN THOUSANDS)
PER SHARE DATA:
Earnings per share:
     Basic                          $    1.58       $     1.09       $     .91     $      .22               N/A
     Diluted                             1.48             1.07             .91            .22               N/A
Dividend declared                         .41              .32             .29            .05               N/A


                                                     AT OR FOR THE                 AT OR FOR THE      AT OR FOR THE
                                                      YEAR ENDED                  TEN MONTHS ENDED     YEAR ENDED
                                                     DECEMBER 31,                   DECEMBER 31,      FEBRUARY 29,
                                        2003             2002            2001             2000*           2000
                                        ----             ----            ----             ----            ----
SELECTED FINANCIAL
  RATIOS AND OTHER DATA:
PERFORMANCE RATIOS:
     Return on assets (1)                 .88%             .77%            .76%            .78%             .72%
     Return on equity (2)                6.26             4.49            4.01            6.01             6.55
     Dividend payout ratio              25.95            29.36           31.87           22.73              N/A
     Average interest rate
       spread (3)                        2.50             2.36            1.75            1.95             2.06
     Net interest margin (4)             2.80             2.84            2.64            2.56             2.50
     Operating (noninterest)
       expense to average total
       assets                            2.10             1.70            1.58            1.43             1.33
     Efficiency ratio (5)               60.24            59.15           56.37           53.69            54.59
     Average interest-earning
       assets to average interest-
       bearing liabilities             114.36           119.01          123.17          113.58           110.14

CAPITAL RATIOS:
     Tangible capital ratio              8.58            11.97           14.13           15.15            11.3
     Core capital ratio                  8.58            11.97           14.13           15.15            11.3
     Risk-based capital ratio           21.13            25.92           31.38           35.60            24.9
     Ratio of average equity to
       average assets                   13.99            17.15           18.91           12.93            11.03

ASSET QUALITY RATIOS:
     Nonperforming loans to
       total loans                        .87             1.27             .80             .94              .89
     Allowance for loan losses to
       nonperforming loans (6)          83.52            50.89           59.01           52.48            47.73
     Allowance for loan losses
       to total loans                     .72              .65             .47             .49              .42

* Ratios for the ten months ended December 31, 2000 have been annualized where applicable

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

CRITICAL ACCOUNTING POLICIES

The Company considers the accounting policy relating to the allowance for loan losses to be a critical accounting policy given the uncertainty in evaluating the level of the allowance required for probable credit losses and the material effect that such judgments can have on the results of operations. The Company's policies on the allowance for loan losses is disclosed in note 1 to the consolidated financial statements and discussed below under "Provision for Loan Losses" in the comparison of results of operations for 2003 and 2002. All accounting policies are important, and as such, the Company encourages the reader to review each of the policies included in note 1 to the consolidated financial statements to obtain a better understanding of how the Company's financial performance is reported.

FORWARD-LOOKING STATEMENTS

This Annual Report contains certain forward-looking statements that are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company include, but are not limited to, changes in interest rates; general economic conditions; legislative/regulatory changes; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality or composition of the Company's loan or investment portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company's market area; and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements,


                                       4.

and undue reliance should not be placed on such statements. The Company does not undertake--and specifically disclaims any obligation--to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following presents management's discussion and analysis of the results of operations and financial condition of the Company as of the dates and for the periods indicated. You should read this discussion in conjunction with the Company's consolidated financial statements and the notes thereto and other financial data appearing elsewhere in this annual report.

ACQUISITIONS

On November 22, 2002, the Company completed the acquisition of PFSB Bancorp, Inc. ("PFSB"), and its wholly owned subsidiary, Palmyra Savings, pursuant to an Agreement and Plan of Merger dated as of June 4, 2002, by and between the Company and PFSB. The acquisition was completed through the merger of PFSB with and into the Company. As part of the acquisition, Palmyra Savings merged with and into First Federal with First Federal being the surviving bank. First Federal Bancshares paid approximately $4.4 million in cash and issued approximately 252,000 shares of the Company's common stock to the former shareholders of PFSB. The PFSB acquisition included total assets of approximately $73.8 million and three banking offices in northeast Missouri.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2003 AND 2002

Total assets at December 31, 2003 were $328.7 million compared to $316.4 million at December 31, 2002, an increase of $12.3 million. Decreases in loans receivable and cash and cash equivalents during 2003 were more than offset by an increase in the securities portfolio.

Loans receivable totaled $131.9 million, or 40.1% of total assets, at December 31, 2003. Loans receivable decreased $18.4 million, or 12.2%, from the prior year end primarily due to a decline in the balance of one- to four-family mortgage loans. During 2003, one- to four-family mortgage loans decreased $25.9 million as a result of the refinancing of existing loans outside of the Bank or into the Federal Home Loan Bank Mortgage Partnership Finance ("MPF") Program as more fully discussed below. This decrease was partially offset by an increase of $6.2 million in multi-family and commercial real estate loans. Commercial loans increased $1.1 million in 2003, while consumer loans were substantially unchanged. The decrease in one- to four-family mortgage loans was the result of competition in the low interest rate environment and customer preference for fixed-rate mortgage loans, which the Bank does not maintain in its portfolio. By participating in the Federal Home Loan Bank's Mortgage Partnership Finance Program, the Bank has been able to offer long-term fixed rate loans funded by the Federal Home Loan Bank, while maintaining the customer relationship through the servicing of the loan. During 2003, the Bank's portfolio of loans serviced for the Federal Home Loan Bank increased from $16.3 million to $40.6 million.

As previously discussed, the Bank participates in a MPF program with the FHLB of Chicago. Through this program, the Bank underwrites long-term fixed rate loans that are funded and owned by the FHLB of Chicago while allowing the Bank to maintain the customer relationship through servicing the loans and to manage interest rate risk more effectively by not originating


                                       5.

long-term fixed rate loans in a low rate environment to be held in portfolio. The Bank receives loan origination fees from the FHLB and also receives servicing fees on a monthly basis.

The Company's securities portfolio totaled $160.3 million, or 48.8% of total assets, at December 31, 2003. During 2003, the securities portfolio increased 38.2%. As a result of the acquisition of PFSB, changes in the structure of the balance sheet, and for asset/liability management purposes, management reclassified all securities as available for sale effective January 31, 2003. The securities that were reclassified had a book value of $24.2 million and a fair value of $24.5 million as of that date. The remainder of the increase in securities available for sale resulted from additional purchases funded by the decrease in cash and cash equivalents, increases in customer deposits, and reinvestment of proceeds from loan repayments.

Cash and cash equivalents totaled $29.1 million, or 8.9% of total assets, at December 31, 2003. Cash and cash equivalents decreased $13.7 million in 2003 primarily as a result of the timing of called and purchased securities.

Total liabilities at December 31, 2003 were $287.3 million compared to $269.4 million at December 31, 2002, an increase of $17.9 million. The increase in total liabilities was primarily due to an increase in deposits of $8.1 million, an increase in Federal Home Loan Bank advances of $2.0 million, and an increase in other liabilities of $8.0 million primarily resulting from securities purchased but not yet settled.

Shareholders' equity at December 31, 2003 was $41.4 million compared to $47.0 million at December 31, 2002, a decrease of $5.6 million. The decrease was primarily a result of the purchase of treasury shares totaling $7.3 million and a decrease in the fair value of securities available for sale, net of tax, of $1.8 million, offset by net income of $2.8 million. Other items affecting equity include ESOP and stock awards earned, dividends paid, and options exercised.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2003 AND DECEMBER 31, 2002

GENERAL. Net income increased $895,000, or 46.2%, to $2.8 million for the year ended December 31, 2003. Increases in both net interest income and noninterest income drove the increase in net income.

INTEREST INCOME. Interest income for the year ended December 31, 2003 was $15.3 million compared to $13.1 million for the year ended December 31, 2002, an increase of $2.2 million. The increase was primarily a result of an increase in the volume of interest-earning assets due to the acquisition of PFSB in the fourth quarter of 2002. The average balance of interest-earning assets increased to $313.1 million for the year ended December 31, 2003 from $244.0 million for 2002. The average yield on interest-earning assets decreased to 4.89% for the year ended December 31, 2003 compared to 5.37% for the year ended December 31, 2002.

INTEREST EXPENSE. Interest expense for the year ended December 31, 2003 was $6.6 million compared to $6.2 million for the year ended December 31, 2002, an increase of $400,000. The increase was primarily due to an increase in the volume of interest-bearing liabilities for the year ended December 31, 2003 to $273.7 million from $205.0 million. However, a decrease in the average cost on interest-bearing liabilities to 2.39% from 3.00% for the years 2003 and 2002


                                       6.

resulted in keeping interest expense from increasing as much as otherwise would have occurred.

NET INTEREST INCOME. Net interest income of $8.8 million for the year ended December 31, 2003 reflects an increase of $1.9 million from $6.9 million for the year ended December 31, 2002. The increase in net interest income was primarily a result of the increase in the net interest spread to 2.50% for the year ended December 31, 2003 from 2.36% for the year ended December 31, 2002 because rates on deposits decreased faster than rates on assets during this period. Net interest income was negatively impacted by a decrease in the net interest margin to 2.80% for the year ended December 31, 2003 from 2.84% in the prior year because of the decrease in the ratio of average interest-earning assets to average interest-bearing liabilities to 114.36% in 2003 from 119.01% in 2002.

PROVISION FOR LOAN LOSSES. The Company establishes an allowance for loan losses at a level that management believes is appropriate to absorb probable incurred credit losses in the loan portfolio. The allowance for loan losses is increased by provisions for loan losses, which are charged to operations. In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, an evaluation of losses inherent in the loan portfolio, problem loans, delinquency trends, and prevailing economic conditions. In evaluating the level of the allowance for loan losses, the Company evaluates larger commercial, commercial real estate, and construction loans individually for impairment based upon collateral values, adverse situations that may affect the borrowers' ability to repay, and other factors. Smaller balance homogeneous mortgage and consumer loans are evaluated independently based upon loss factors derived from historical loss experience, peer group information, and similar factors adjusted for current economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as circumstances change. Based on the Company's evaluation of these factors, the Company made provisions of $90,000 for the year ended December 31, 2003 and $7,000 for the year ended December 31, 2002. The increase in the provision for loan losses for the year ended December 31, 2003 was largely due to increases in consumer loan charge-offs, increased classified loans, and a shift in the composition of the loan portfolio due to a decrease in lower risk one- to four-family mortgage loans, offset by an increase in commercial loans, which are inherently higher risk in nature.

Management assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses as necessary in order to maintain the adequacy of the allowance. While management believes that the existing level of the allowance is adequate, future adjustments to the allowance may be necessary due to economic, operating, regulatory, and other conditions that may be beyond the Company's control. The allowance for loan losses as of December 31, 2003 is maintained at a level that represents management's best estimate of losses in the loan portfolio and such losses were both probable and reasonably estimatable.


                                       7.

NONINTEREST INCOME. The following table summarizes noninterest income in 2003 and 2002 (dollars in thousands):

                                              2003             2002            $ change          % change
                                           ------------    --------------    --------------    --------------
Service charges on NOW accounts                 $ 209               $142              $ 67              47.2
Loan origination and servicing fees               482                164               318             193.9
Other fee income                                  210                149                61              40.9
Net gain on sale of securities                    599                 68               531               N/M
Gain on sale of branch                            428                 --               428               N/M
Recovery of impairment loss                       452                 --               452               N/M
Other income                                      113                 50                63             126.0
                                                  ---                 --                --
  Total                                        $2,493               $573            $1,920               N/M

N/M  Not meaningful


Net gain on the sale of securities, gain on the sale of a branch office and related deposits, and recovery of an impairment loss related to certificates of deposit purchased through a broker that has been charged by the Securities and Exchange Commission ("SEC") with securities fraud in relation to these certificates all contributed significantly to the increase in noninterest income over 2002. Loan origination and servicing fees increased significantly over 2002 as the result of the Company's participation in the Federal Home Loan Bank's MPF program and the growth of the Company's loan servicing portfolio. The increases in service charges and other fee income were primarily the result of the expansion of the customer base through the acquisition of PFSB.

NONINTEREST EXPENSE. The following table summarizes noninterest expense in 2003 and 2002 (dollars in thousands):

                                              2003             2002            $ change          % change
                                           ------------    --------------    --------------    --------------
Compensation and benefits                       $4,010            $2,713            $1,297              47.8
Occupancy and equipment                            542               383               159              41.5
Data processing                                    765               484               281              58.1
Federal insurance premiums                         116               100                16              16.0
Advertising                                        150               109                41              37.6
Professional fees                                  319               172               147              85.5
Other                                              874               482               229              47.5
                                                   ---               ---               ---
  Total                                         $6,776            $4,443            $2,170              48.8

The acquisition of PFSB resulted in overall increases to all line items detailed above and classified in noninterest expense. Compensation and benefits expense increased due to an increase of $183,000 for health insurance benefits, an increase of $152,000 related to ESOP expense, and increases related to normal salary and retirement benefits. Data processing expense increased due to the increases in average balances of loans and deposits and due to deconversion costs totaling approximately $73,000 related to the conversion to a new service bureau.

INCOME TAXES. The provision for income taxes increased $427,000 to $1.6 million for the year ended December 31, 2003. The increase was a direct result of an increase in pretax income. The effective tax rate was approximately 35% for 2003 and 37% for 2002. The decrease in the effective tax rate was primarily due to federal and state tax refunds totaling approximately $102,000. Prior period state tax returns were amended to reflect apportionment of income.


                                       8.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2002 AND DECEMBER 31, 2001

GENERAL. Net income remained relatively stable, increasing $86,000 to $1.9 million for the year ended December 31, 2002. While net income remained stable from 2001 to 2002, net interest income increased $656,000, noninterest income decreased $57,000, and noninterest expense increased $547,000, primarily due to compensation and benefits.

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

PROVISION FOR LOAN LOSSES. The Company made provisions for loan losses of $7,000 for the year ended December 31, 2002 and $103,000 for the year ended December 31, 2001. The decrease in the provision for loan losses for the year ended December 31, 2002 was largely due to decreases in net loans charged off from $141,000 for the year ended December 31, 2001, compared to net recoveries of $63,000 for the year ended December 31, 2002. The Company also acquired additional loan loss reserves of $372,000 with the acquisition of PFSB.


                                       9.

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

LIQUIDITY AND CAPITAL RESOURCES

The Company's primary sources of funds are deposits and proceeds from principal and interest payments on loans and mortgage-backed securities. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions, and competition. The Company generally manages the pricing of its deposits to be competitive and to increase core deposit relationships.


The Company's cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities, and financing activities. Cash flows provided by operating activities were $2,383,000, $635,000, and $1,249,000 for the years ended December 31, 2003, 2002, and 2001, respectively. Net cash from investing activities consisted primarily of disbursements for loan originations and the purchase of securities, offset by principal collections on loans, proceeds from maturation of securities, and paydowns on mortgage-backed securities. Net cash from financing activities consisted primarily of the activity in deposit accounts and Federal Home Loan Bank advances. During 2003 and 2002, the Company used excess liquidity to repurchase 240,666 and 300,920 shares of its common stock for a total of $7.3 million and $5.6 million, respectively.


The Company's most liquid assets are cash and short-term investments. The levels of these assets are dependent on the Company's operating, financing, lending, and investing activities during any given period. At December 31, 2003, cash and short-term investments totaled $29.1 million. The Company has other sources of liquidity if a need for additional funds arises,


                                      10.

including securities maturing within one year and the repayment of loans. The Company may also utilize the sale of securities available for sale, federal funds purchased, and Federal Home Loan Bank advances as sources of funds. At December 31, 2003, the Company had the ability to borrow a total of approximately $27.8 million from the Federal Home Loan Bank of Chicago. On that date, the Company had outstanding advances of $6.0 million.

At December 31, 2003, the Company had outstanding commitments to originate loans of $612,000, none of which had fixed interest rates. These loans are to be secured by properties located in its market area. The Company anticipates that it will have sufficient funds available to meet its current loan commitments. Loan commitments have, in recent periods, been funded through liquidity or through Federal Home Loan Bank borrowings. Certificates of deposit, which are scheduled to mature in one year or less from December 31, 2003, totaled $63.5 million. Management believes, based on past experience, that a significant portion of such deposits will remain with the Company. Based on the foregoing, in addition to the Company's high level of core deposits and capital, the Company considers its liquidity and capital resources sufficient to meet its outstanding short-term and long-term needs.

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

The Bank is subject to various regulatory capital requirements imposed by the Office of Thrift Supervision ("OTS"). At December 31, 2003, the Company was in compliance with all applicable capital requirements. See Note 13 of the Notes to Consolidated Financial Statements.

On August 20, 2003, the Board of Directors approved a stock repurchase plan to repurchase an additional 150,000 shares of the Company's common stock. As part of this plan, 149,489 shares have been repurchased through December 31, 2003. An additional 90,461 shares were repurchased during 2003 under the prior repurchase program. On October 15, 2003, the Board of Directors approved a stock repurchase plan to repurchase 12% of outstanding shares, or 222,024 shares. No shares have been repurchased under this plan.

CONTRACTUAL OBLIGATIONS

The following table sets forth the contractual obligations of the Company as of December 31, 2003 (in thousands):

                                                  Less Than                                       After
                                     Total         1 Year        1 - 3 Years    4 - 5 Years      5 Years
                                     -----         ------        -----------    -----------      -------
FHLB advances                    $     6,000    $     4,000     $     2,000    $         0    $         0
                                 -----------    -----------     -----------    -----------    -----------
Total contractual
  cash obligations               $     6,000    $     4,000     $     2,000    $         0    $         0
                                 ===========    ===========     ===========    ===========    ===========


                                      11.

OFF-BALANCE-SHEET ARRANGEMENTS

In the normal course of operations, the Company engages in a variety of financial transactions that, in accordance with generally accepted accounting principles, are not recorded in its financial statements. These transactions involve, to varying degrees, elements of credit, interest rate, and liquidity risk. Such transactions are used primarily to manage customers' requests for funding and take the form of loan commitments, lines of credit, and letters of credit.

For the year ended December 31, 2003, the Company engaged in no off-balance-sheet transactions reasonably likely to have a material effect on its financial condition, results of operations or cash flows.

NEW ACCOUNTING PRONOUNCEMENTS

During 2003, the Company adopted FASB Statement 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities; FASB Statement 150, Accounting for Certain Financial Instruments With Characteristics of Both Liabilities and Equities; FASB Statement 132 (revised 2003), Employers' Disclosures about Pensions and Other Postretirement Benefits; FASB Interpretation 45, Guarantor's Accounting and Disclosure Requirements for Guarantees; and FASB Interpretation 46, Consolidation of Variable Interest Entities. Adoption of the new standards did not materially affect the Company's operating results or financial condition.

EFFECT OF INFLATION AND CHANGING PRICES

The consolidated financial statements and related data presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on the operations of the Bank is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates, generally, have a more significant impact on a financial institution's performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

AVERAGE BALANCES, INTEREST, AND AVERAGE YIELDS/COST

The following table presents certain information for the periods indicated regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities and average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. Nonaccruing loans have been included in the average loan amounts. Average balances were derived from average daily balances.


                                      12.

                                                                          Year ended                           Year ended
                                                                         December 31,                         December 31,
                                                                         ------------                         ------------
                                                                --------------2003------------      --------------2002------------
                                                                              ----                                ----
                                                                                          Average                            Average
                                                                  Average                 Yield/      Average                Yield/
                                                                  Balance    Interest      Cost       Balance    Interest     Cost
                                                                  -------    --------      ----       -------    --------     ----
INTEREST-EARNING ASSETS:
   Loans receivable (1)                                        $  138,533    $  9,327      6.73%   $  113,246  $    7,961     7.03%
   Securities (2)                                                 143,478       5,728      3.99       102,739       4,783     4.66
   Other interest-earning assets                                   31,052         256      0.82        28,021         348     1.24
                                                               ----------    --------              ----------  ----------
     Total interest-earning assets                                313,063      15,311      4.89       244,006      13,092     5.37
   Non-interest-earning assets                                     10,214                               7,428
                                                               ----------                          ----------

     Total assets                                              $  323,277                          $  251,434
                                                               ==========                          ==========

INTEREST-BEARING LIABILITIES:
   Deposits:
     NOW and money market accounts                             $   45,602    $    487      1.07    $   39,222  $      572     1.46
     Savings and certificates                                     223,251       5,901      2.64       161,878       5,428     3.35
                                                               ----------    --------              ----------  ----------
       Total deposits                                             268,853       6,388      2.38       201,100       6,000     2.98
   FHLB advances                                                    4,888         167      3.42         3,934         154     3.91
                                                               ----------    --------              ----------  ----------
     Total interest-bearing liabilities                           273,741       6,555      2.39       205,034       6,154     3.00
                                                               ----------    --------              ----------  ----------
   Non-interest-bearing liabilities                                 4,287                               3,281
                                                               ----------                          ----------
     Total liabilities                                            278,028                             208,315
   Equity                                                          45,249                              43,119
                                                               ----------                          ----------

     Total liabilities and equity                              $  323,277                          $  251,434
                                                               ==========                          ==========

Net interest income/ interest rate spread                                    $  8,756      2.50%                  $ 6,938     2.36%
                                                                             ========      ====                ==========     ====
Net interest margin                                                                        2.80%                              2.84%
                                                                                           ====                               ====
Ratio of interest-earning assets to
  interest-bearing liabilities                                                           114.36%                            119.01%
                                                                                         ======                             ======

[WIDE TABLE CONTINUED FROM ABOVE]

                                                                              Year ended
                                                                             December 31,
                                                                             ------------
                                                                    -------------2001------------
                                                                                 ----
                                                                                            Average
                                                                    Average                 Yield/
                                                                    Balance    Interest      Cost
                                                                    -------    --------      ----
INTEREST-EARNING ASSETS:
   Loans receivable (1)                                          $  115,136  $    8,941       7.77%
   Securities (2)                                                   105,189       5,898       5.61
   Other interest-earning assets                                     17,839         578       3.24
                                                                 ----------  ----------
     Total interest-earning assets                                  238,164      15,417       6.47
   Non-interest-earning assets                                        6,144
                                                                 ----------

     Total assets                                                $  244,308
                                                                 ==========

INTEREST-BEARING
  LIABILITIES:
   Deposits:
     NOW and money market accounts                               $   37,842  $    1,088       2.88%
     Savings and certificates                                       153,161       7,920       5.17
                                                                 ----------  ----------
       Total deposits                                               191,003       9,008       4.72
   FHLB advances                                                      2,362         127       5.38
                                                                 ----------  ----------
     Total interest-bearing liabilities                             193,365       9,135       4.72
                                                                 ----------  ----------
   Non-interest-bearing liabilities                                   4,732
                                                                 ----------
     Total liabilities                                              198,097
   Equity                                                            46,211
                                                                 ----------

     Total liabilities and equity                                $  244,308
                                                                 ==========

Net interest income/ interest rate spread                                    $    6,282       1.75%
                                                                             ==========       ====
Net interest margin                                                                           2.64%
                                                                                              ====
Ratio of interest-earning assets to
  interest-bearing liabilities                                                              123.17%
                                                                                            ======

(1) Includes nonaccrual loans at a 0% yield. Net of deferred fees and allowance for loan losses.
(2)  Includes Federal Home Loan Bank stock and FHLMC stock.


                                      13.

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

                                                                                        2003 - 2002
                                                                                        -----------
                                                                                    Increase (Decrease)
                                                                                          Due to
                                                                                          ------
                                                                               Rate       Volume         Total
                                                                               ----       ------         -----
                                                                                   (Dollars in thousands)
INTEREST-EARNING ASSETS:
    Loans receivable                                                       $     (348)  $    1,714   $    1,366
    Securities                                                                   (753)       1,698          945
    Other interest-earning assets                                                 (92)          --          (92)
                                                                           ----------   ----------   ----------
       Total interest-earning assets                                           (1,193)       3,412        2,219

INTEREST-BEARING LIABILITIES:
    Deposits:
       Savings accounts and certificates                                       (1,305)       1,778          473
       NOW and money market accounts                                              (85)          --          (85)
    FHLB advances                                                                  13           --           13
                                                                           ----------   ----------   ----------
       Total interest-bearing liabilities                                      (1,377)       1,778          401
                                                                           ----------   ----------   ----------

          Increase (decrease) in net interest income                       $      184   $    1,634   $    1,818
                                                                           ==========   ==========   ==========

                                                                                        2002 - 2001
                                                                                        -----------
                                                                                    Increase (Decrease)
                                                                                          Due to
                                                                                          ------
                                                                               Rate       Volume         Total
                                                                               ----       ------         -----
                                                                                   (Dollars in thousands)
INTEREST-EARNING ASSETS:
    Loans receivable                                                       $     (835)  $     (155)  $     (980)
    Securities                                                                   (980)        (135)      (1,115)
    Other interest-earning assets                                                (462)         232         (230)
                                                                           ----------   ----------   ----------
       Total interest-earning assets                                           (2,277)         (58)      (2,325)

INTEREST-BEARING LIABILITIES:
    Deposits:
       Savings accounts and certificates                                         (554)          38         (516)
       NOW and money market accounts                                           (2,921)         429       (2,492)
    FHLB advances                                                                 (41)          68           27
                                                                           ----------   ----------   ----------
       Total interest-bearing liabilities                                      (3,516)         535       (2,981)
                                                                           ----------   ----------   ----------

          Increase (decrease) in net interest income                       $    1,239   $     (593)  $      656
                                                                           ==========   ==========   ==========


                                      14.

MARKET RISK ANALYSIS

QUALITATIVE ASPECTS OF MARKET RISK. The Company's most significant form of market risk is interest rate risk. The principal objectives of the Company's interest rate risk management are to evaluate the interest rate risk inherent in certain balance sheet accounts; determine the level of risk appropriate given the Company's business strategy, operating environment, capital and liquidity requirements; and performance objectives; and manage the risk consistent with the Board of Director's approved guidelines. The Company has an Asset/Liability Committee, responsible for reviewing its asset/liability policies and interest rate risk position. The committee meets monthly and reports trends and interest rate risk position to the Board of Directors quarterly. The extent of the movement of interest rates is uncertainty that could have a negative impact on the earnings of the Company.

The Company has used the following strategies to manage interest rate risk: (1) emphasizing the origination of adjustable-rate and balloon loans and not originating long-term, fixed-rate loans for retention in its portfolio; (2) using the Federal Home Loan Bank Mortgage Partnership Finance Program to continue to offer fixed-rate loans with no interest rate risk to the Company;
(3) introducing floating-rate commercial business loans tied to the prime rate;
(4) maintaining a high quality securities portfolio that provides adequate liquidity and flexibility to take advantage of opportunities that may arise from fluctuations in market interest rates, the overall maturity of which is monitored in relation to the repricing of its loan portfolio; and (5) using Federal Home Loan Bank advances to better structure maturities of its interest rate sensitive liabilities. The Company currently does not participate in hedging programs, interest rate swaps, or other activities involving the use of off-balance-sheet derivative financial instruments.

QUANTITATIVE ASPECTS OF MARKET RISK. The Company primarily utilizes an interest sensitivity analysis prepared by the Office of Thrift Supervision ("OTS") to review the level of interest rate risk. This analysis measures interest rate risk by computing changes in the net portfolio value of the Company's cash flows from assets, liabilities, and off-balance-sheet items in the event of a range of assumed changes in market interest rates. Net portfolio value represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance-sheet items. This analysis assesses the risk of loss in market risk sensitive instruments in the event of a sudden and sustained 100 to 300 basis point increase or decrease in market interest rates with no effect given to any steps that management might take to counter the effect of that interest rate movement. The following tables, which are based on information provided to the Company by the Office of Thrift Supervision, presents the change in the Company's net portfolio value at December 31, 2003, that would occur upon an immediate change in interest rates based on Office of Thrift Supervision assumptions, but without giving effect to any steps that management might take to counteract that change. Due to the abnormally low prevailing interest rate environment, the OTS report did not provide NPV estimated for the -200 and -300 basis points.


                                      15.

                                                               2 0 0 3
                      --------------------------------------------------------------------------------------
                                                                                       NPV as % of
   Change in                                                                     Portfolio Value of Assets
 Interest Rates                       Net Portfolio Value                        -------------------------
 in Basis Points                      -------------------                        NPV              Basis Point
  (Rate Shock)            Amount           $ Change         % Change             Ratio               Change
--------------            ------           --------         --------             -----               ------
                                    (Dollars in thousands)
       300            $    17,380           (17,357)              (50)%         5.59%              (480) bp
       200                 23,133           (11,603)              (33)          7.26               (313) bp
       100                 28,708            (6,029)              (17)          8.80               (159) bp
    Static                 34,737                --                --           10.39                    --
     (100)                 39,110             4,374                13           11.48                109 bp

                                                               2 0 0 2
                      --------------------------------------------------------------------------------------
                                                                                       NPV as % of
   Change in                                                                     Portfolio Value of Assets
 Interest Rates                       Net Portfolio Value                        -------------------------
 in Basis Points                      -------------------                        NPV              Basis Point
  (Rate Shock)            Amount           $ Change         % Change             Ratio               Change
--------------            ------           --------         --------             -----               ------
                                    (Dollars in thousands)
       300            $    37,370            (7,832)              (17)%         12.16%             (195) bp
       200                 40,352            (4,850)              (11)          12.94              (117) bp
       100                 43,095            (2,107)               (5)          13.62               (49) bp
    Static                 45,202                --                --           14.11                    --
     (100)                 46,334             1,132                 3           14.34                 23 bp

The Office of Thrift Supervision uses certain assumptions in assessing the interest rate risk of savings associations. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under differing interest rate scenarios, among others.

As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. Further, if interest rates change, expected rates of prepayments on loans and early withdrawals from certificates could deviate significantly from those assumed in calculating the table.


                                      16.

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors
First Federal Bancshares, Inc.
Colchester, Illinois


We have audited the accompanying consolidated statements of financial condition of First Federal Bancshares, Inc. (the Corporation) as of December 31, 2003 and 2002 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2003. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Federal Bancshares, Inc. as of December 31, 2003 and 2002 and the results of its operations and its cash flows for each of the years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.


                                               /s/ Crowe Chizek and Company LLC
                                               --------------------------------
                                               Crowe Chizek and Company LLC

Oak Brook, Illinois
February 6, 2004


                                      17.

                         FIRST FEDERAL BANCSHARES, INC.
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                           December 31, 2003 and 2002
             (Dollars in thousands, except share and per share data)

-------------------------------------------------------------------------------

                                                                                          2003           2002
                                                                                          ----           ----
ASSETS
Cash and due from banks                                                               $     2,068   $     1,835
Interest-bearing deposits                                                                  27,056        40,992
                                                                                      -----------   -----------
    Cash and cash equivalents                                                              29,124        42,827
Time deposits in other financial institutions                                                 295           295
Securities available for sale                                                             160,337        91,562
Securities held to maturity (2002 - $24,764)                                                   --        24,471
Loans receivable, net of allowance of $963 and $976                                       131,935       150,269
Real estate owned, net                                                                        149           277
Premises and equipment                                                                      3,535         3,294
Accrued interest receivable                                                                 1,489         1,473
Goodwill                                                                                    1,340         1,515
Core deposits and other intangibles                                                           288           327
Other assets                                                                                  238            90
                                                                                      -----------   -----------

    Total assets                                                                      $   328,730   $   316,400
                                                                                      ===========   ===========


LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
    Deposits
       Non-interest-bearing                                                           $     4,012   $     3,722
       Interest-bearing                                                                   267,838       260,112
                                                                                      -----------   -----------
                                                                                          271,850       263,834

    Advances from borrowers for taxes and insurance                                           137           167
    Federal Home Loan Bank advances                                                         6,000         4,000
    Accrued interest payable                                                                  484           606
    Other liabilities                                                                       8,866           762
                                                                                      -----------   -----------
       Total liabilities                                                                  287,337       269,369


Shareholders' equity
    Preferred stock, $.01 par value per share,
      1,000,000 shares authorized, no shares issued
      and outstanding                                                                          --            --
    Common stock, $.01 par value per share,
      4,000,000 shares authorized, 2,242,500 shares issued                                     22            22
    Additional paid-in capital                                                             22,852        22,629
    Unearned ESOP shares                                                                   (1,211)       (1,390)
    Unearned stock awards                                                                    (745)       (1,016)
    Treasury stock, 388,313 shares in 2003 and 180,557 shares in 2002                      (9,902)       (3,272)
    Retained earnings                                                                      30,180        28,090
    Accumulated other comprehensive income                                                    197         1,968
                                                                                      -----------   -----------
       Total shareholders' equity                                                          41,393        47,031
                                                                                      -----------   -----------


          Total liabilities and shareholders' equity                                  $   328,730   $   316,400
                                                                                      ===========   ===========


-------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.


                                       18.

                         FIRST FEDERAL BANCSHARES, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
              For the years ended December 31, 2003, 2002, and 2001
                  (Dollars in thousands, except per share data)

-------------------------------------------------------------------------------

                                                                              2003         2002         2001
                                                                              ----         ----         ----
Interest income
    Loans                                                                 $    9,327   $    7,961   $    8,941
    Securities                                                                 5,728        4,783        5,898
    Deposits in other financial institutions                                     256          348          578
                                                                          ----------   ----------   ----------
       Total interest income                                                  15,311       13,092       15,417

Interest expense
    Savings and certificates                                                   5,901        5,428        7,920
    NOW and money market accounts                                                487          572        1,088
    Federal Home Loan Bank advances                                              167          154          127
                                                                          ----------   ----------   ----------
       Total interest expense                                                  6,555        6,154        9,135
                                                                          ----------   ----------   ----------

NET INTEREST INCOME                                                            8,756        6,938        6,282

Provision for loan losses                                                         90            7          103
                                                                          ----------   ----------   ----------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                            8,666        6,931        6,179

Noninterest income
    Service charges on NOW accounts                                              209          142          138
    Loan origination and servicing fees                                          482          164           42
    Other fee income                                                             210          149          135
    Net gain on sale of securities                                               599           68          819
    Gain on sale of branch                                                       428           --           --
    Impairment loss                                                               --           --         (596)
    Recovery of impairment loss                                                  452           --           --
    Other income                                                                 113           50           92
                                                                          ----------   ----------   ----------
       Total noninterest income                                                2,493          573          630

Noninterest expense
    Compensation and benefits                                                  4,010        2,713        2,199
    Occupancy and equipment                                                      542          383          353
    Data processing                                                              765          484          428
    Federal insurance premiums                                                   116          100           96
    Advertising                                                                  150          109           98
    Professional fees                                                            319          172          177
    Other noninterest expense                                                    874          482          545
                                                                          ----------   ----------   ----------
       Total noninterest expense                                               6,776        4,443        3,896
                                                                          ----------   ----------   ----------

INCOME BEFORE INCOME TAXES                                                     4,383        3,061        2,913

Provision for income taxes                                                     1,551        1,124        1,062
                                                                          ----------   ----------   ----------


NET INCOME                                                                $    2,832   $    1,937   $    1,851
                                                                          ==========   ==========   ==========

Earnings per share
    Basic                                                                 $     1.58   $     1.09   $      .91
    Diluted                                                               $     1.48   $     1.07   $      .91


-------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.


                                       19.

                         FIRST FEDERAL BANCSHARES, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
              For the years ended December 31, 2003, 2002, and 2001
             (Dollars in thousands, except share and per share data)

-------------------------------------------------------------------------------


                                                                              Additional     Unearned      Unearned
                                                                  Common        Paid-in        ESOP          Stock        Treasury
                                                                   Stock        Capital       Shares        Awards          Stock
                                                                   -----        -------       ------        ------          -----
Balance at December 31, 2000                                   $       22    $   21,315     $  (1,749)    $       --    $       --

Purchase of 224,250 shares of treasury stock                           --            --            --             --        (3,677)

Allocation of stock awards                                             --            --            --         (1,355)        1,355

ESOP shares earned                                                     --           103           179             --            --

Stock awards earned                                                    --            --            --             68            --

Dividends declared ($.29 per share)                                    --            --            --             --            --

Comprehensive income
   Net income                                                          --            --            --             --            --
     Unrealized loss on securities available-for-sale,
     net of reclassification and tax effects                           --            --            --             --            --


        Total comprehensive income
                                                               ----------    ----------     ---------     ----------    ----------

Balance at December 31, 2001                                           22        21,418        (1,570)        (1,287)       (2,322)

Purchase of 300,920 shares of treasury stock                           --            --            --             --        (5,572)

Acquisition of PFSB Bancorp, Inc. (252,310 shares)                     --         1,072            --             --         4,575

ESOP shares earned                                                     --           143           180             --            --

Options exercised (2,603 shares)                                       --            (4)           --             --            47

Stock awards earned                                                    --            --            --            271            --

Dividends declared ($.32 per share)                                    --            --            --             --            --

[WIDE TABLE CONTINUED FROM ABOVE]

                                                                                Accumulated
                                                                                   Other
                                                                   Retained    Comprehensive
                                                                   Earnings       Income         Total
                                                                   --------       ------         -----
Balance at December 31, 2000                                      $  25,483     $      796    $   45,867

Purchase of 224,250 shares of treasury stock                             --             --        (3,677)

Allocation of stock awards                                               --             --             0

ESOP shares earned                                                       --             --           282

Stock awards earned                                                      --             --            68

Dividends declared ($.29 per share)                                    (589)            --          (589)

Comprehensive income
   Net income                                                         1,851             --         1,851
     Unrealized loss on securities available-for-sale,
     net of reclassification and tax effects                             --           (101)         (101)
                                                                                              ----------

        Total comprehensive income                                                                 1,750
                                                                 ----------     ----------    ----------

Balance at December 31, 2001                                         26,745            695        43,701

Purchase of 300,920 shares of treasury stock                             --             --        (5,572)

Acquisition of PFSB Bancorp, Inc. (252,310 shares)                       --             --         5,647

ESOP shares earned                                                       --             --           323

Options exercised (2,603 shares)                                         --             --            43

Stock awards earned                                                      --             --           271

Dividends declared ($.32 per share)                                    (592)            --          (592)


-------------------------------------------------------------------------------

                                   (Continued)

                                       20.

                         FIRST FEDERAL BANCSHARES, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
              For the years ended December 31, 2003, 2002, and 2001
            (Dollars in thousands, except shares and per share data)

-------------------------------------------------------------------------------


                                                                              Additional     Unearned      Unearned
                                                                  Common        Paid-in        ESOP          Stock        Treasury
                                                                   Stock        Capital       Shares        Awards          Stock
                                                                   -----        -------       ------        ------          -----
Comprehensive income
   Net income                                                  $       --    $       --     $      --     $       --    $       --
     Unrealized gain on securities available for sale,
     net of reclassification and tax effects                           --            --            --             --            --


     Total comprehensive income
                                                               ----------    ----------     ---------     ----------    ----------

Balance at December 31, 2002                                           22        22,629        (1,390)        (1,016)       (3,272)

Purchase of 240,666 shares of treasury stock                           --            --            --             --        (7,333)

ESOP shares earned                                                     --           293           179             --            --

Options exercised (32,910 shares)                                      --          (185)           --             --           703

Stock awards earned and related tax benefit                            --           115            --            271            --

Dividends declared ($.41 per share)                                    --            --            --             --            --

Comprehensive income
   Net income                                                          --            --            --             --            --
   Unrealized loss on securities available for sale,
     net of reclassification and tax effects                           --            --            --             --            --


     Total comprehensive income
                                                               ----------    ----------     ---------     ----------    ----------

Balance at December 31, 2003                                   $       22    $   22,852     $  (1,211)    $     (745)   $   (9,902)
                                                               ==========    ==========     =========     ==========    ==========

[WIDE TABLE CONTINUED FROM ABOVE]

                                                                                Accumulated
                                                                                   Other
                                                                   Retained    Comprehensive
                                                                   Earnings       Income         Total
                                                                   --------       ------         -----
Comprehensive income
   Net income                                                    $    1,937     $       --    $    1,937
     Unrealized gain on securities available for sale,
     net of reclassification and tax effects                             --          1,273         1,273
                                                                                              ----------

     Total comprehensive income                                                                    3,210
                                                                 ----------     ----------    ----------

Balance at December 31, 2002                                         28,090          1,968        47,031

Purchase of 240,666 shares of treasury stock                             --             --        (7,333)

ESOP shares earned                                                       --             --           472

Options exercised (32,910 shares)                                        --             --           518

Stock awards earned and related tax benefit                              --             --           386

Dividends declared ($.41 per share)                                    (742)            --          (742)

Comprehensive income
   Net income                                                         2,832             --         2,832
   Unrealized loss on securities available for sale,
     net of reclassification and tax effects                             --         (1,771)       (1,771)
                                                                                              ----------

     Total comprehensive income                                                                    1,061
                                                                 ----------     ----------    ----------

Balance at December 31, 2003                                     $   30,180     $      197    $   41,393
                                                                 ==========     ==========    ==========



-------------------------------------------------------------------------------

                                   (Continued)

                                       21.

                         FIRST FEDERAL BANCSHARES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              For the years ended December 31, 2003, 2002, and 2001
                             (Dollars in thousands)

-------------------------------------------------------------------------------

                                                                              2003          2002          2001
                                                                              ----          ----          ----
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                           $     2,832     $   1,937     $   1,851
    Adjustments to reconcile net income to net cash
      provided by operating activities
       Depreciation                                                              230           126           116
       Loss (gain) on sale of real estate owned                                  (11)           17           (25)
       Net amortization of premiums and discounts                                 71           149          (286)
       ESOP compensation expense                                                 472           323           282
       Stock award compensation expense                                          271           271            68
       Amortization of intangible assets                                          40           (32)           12
       Provision for loan losses                                                  90             7           103
       Deferred income taxes                                                     107            87           (70)
       Dividend reinvestments                                                   (886)       (1,102)       (1,323)
       Federal Home Loan Bank stock dividends                                    (96)          (55)          (67)
       Gain on sale of securities                                               (599)          (68)         (819)
       Gain on sale of Mt. Sterling branch                                      (428)           --            --
       Impairment loss                                                            --            --           596
       Net changes in
           Accrued interest receivable and other assets                          132           607           844
           Deferred loan (fees) costs                                             27           (52)          (10)
           Accrued interest payable and other liabilities                        131        (1,580)          (23)
                                                                         -----------   -----------   -----------
               Net cash from operating activities                              2,383           635         1,249


CASH FLOWS FROM INVESTING ACTIVITIES
    Cash acquired from PFSB Bancorp, Inc. net of cash
      paid (Note 2)                                                               --        18,108            --
    Net change in time deposits in other financial institutions                   --           293         1,378
    Purchase of securities available for sale                               (147,666)      (25,464)      (84,595)
    Purchase of securities held to maturity                                       --       (23,422)       (8,192)
    Principal paydowns on mortgage-backed securities
      available for sale                                                      19,907        10,659         6,821
    Principal paydowns on mortgage-backed securities
      held to maturity                                                            --           396           850
    Redemption of Federal Home Loan Bank stock                                  (175)          509            --
    Purchase of Federal Home Loan Bank stock                                      --           (54)           --
    Proceeds from maturities of securities available for sale                 38,755         1,000         5,917
    Proceeds from maturities of securities held to maturity                       --        10,025        58,843
    Proceeds from sale of securities available for sale                       52,494        22,973        19,757
    Capital expenditures on real estate owned                                     --            (1)           --
    Net (increase) decrease in loans receivable                               17,690         9,196         2,331
    Proceeds from sale of real estate owned                                      641           417           114
    Payments for sale of Mt. Sterling branch                                  (6,103)           --            --
    Purchase of property and equipment                                          (506)         (739)          (91)
                                                                         -----------   -----------   -----------
       Net cash from investing activities                                    (24,963)       23,896         3,133


-------------------------------------------------------------------------------

                                   (Continued)

                                       22.

                         FIRST FEDERAL BANCSHARES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              For the years ended December 31, 2003, 2002, and 2001
                             (Dollars in thousands)

-------------------------------------------------------------------------------

                                                                             2003            2002        2001
                                                                             ----            ----        ----
CASH FLOWS FROM FINANCING ACTIVITIES
    Net increase in deposits                                             $    14,607   $     6,278   $     7,906
    Net change in advances from borrowers for taxes
      and insurance                                                              (30)          (55)          (32)
    Federal Home Loan Bank advances                                            4,000            --         4,000
    Repayment of Federal Home Loan Bank advances                              (2,000)           --        (5,000)
    Purchase of treasury stock                                                (7,333)       (5,572)       (3,677)
    Dividends paid                                                              (760)         (647)         (574)
    Exercise of stock options                                                    393            43            --
                                                                         -----------   -----------   -----------
       Net cash from financing activities                                      8,877            47         2,623
                                                                         -----------   -----------   -----------

Net change in cash and cash equivalents                                      (13,703)       24,578         7,005

Cash and cash equivalents
    Beginning of year                                                         42,827        18,249        11,244
                                                                         -----------   -----------   -----------

    End of year                                                          $    29,124   $    42,827   $    18,249
                                                                         ===========   ===========   ===========

Supplemental disclosures of cash flow information
    Cash paid during the year for
       Interest                                                          $     6,677   $     6,084   $     9,268
       Taxes, net of refunds                                                   1,362         1,384         1,058
    Transfer of loans to real estate owned                                       502           346           284
    Transfer of securities to available for sale from held to
      maturity on January 24, 2003 at fair value                              24,471            --            --
    Due to broker                                                              9,000            --            --


-------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                                       23.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
             (Tables in thousands, except share and per share data)
-------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The accompanying consolidated financial statements include the accounts of First Federal Bancshares, Inc. ("the Corporation") and its wholly owned subsidiary, First Federal Bank ("the Bank"). All significant intercompany transactions and balances are eliminated in consolidation.

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

Use of Estimates: In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management must make estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported for assets, liabilities, income, and expenses, as well as affecting the disclosures provided. Actual results could differ from the current estimates. The collectibility of loans, fair values of financial instruments, impairment of goodwill, and status of contingencies are particularly subject to change.

Securities: Securities are classified as held to maturity when the Corporation has the positive intent and ability to hold those securities to maturity. Accordingly, they are stated at cost, adjusted for amortization of premiums and accretion of discounts. All other securities are classified as available for sale since the Corporation may decide to sell those securities in response to changes in market interest rates, liquidity needs, changes in yields or alternative investments, and for other reasons. These securities are carried at market value with unrealized gains and losses charged or credited, net of income taxes, to a valuation allowance included in other comprehensive income.

Interest income includes amortization of purchase premium or discount. Gains and losses on sales are based on the amortized cost of the security sold. Securities are written down to fair value when a decline in fair value is not temporary.

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses.


-------------------------------------------------------------------------------

                                   (Continued)

                                       24.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
             (Tables in thousands, except share and per share data)
-------------------------------------------------------------------------------

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

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using past loan loss experience; the nature and volume of the portfolio; information about specific borrower situations and estimated collateral values; economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged off. Loan losses are charged against the allowance when management believes that the uncollectibility of a loan balance is confirmed.

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

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Buildings and related components are depreciated using the straight-line method with useful lives ranging from 5 to 50 years. Furniture, fixtures, and equipment are depreciated using the straight-line or accelerated method with useful lives ranging from 3 to 10 years.

Income Taxes: The provision for income taxes is based on an asset and liability approach, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.

-------------------------------------------------------------------------------

                                   (Continued)

                                       25.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
             (Tables in thousands, except share and per share data)
-------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings Per Common Share: Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. ESOP shares are considered outstanding for this calculation unless unearned. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options. Earnings and dividends per share are restated for all stock splits and dividends through the date of issue of the financial statements.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale, net of tax, which are also recognized as separate components of equity.

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

Statement of Cash Flows: Cash and cash equivalents include cash on hand, amounts due from banks under 90 days, and daily federal funds sold. The Bank reports net cash flows for customer loan transactions, deposit transactions, and time deposits in other financial institutions.

Goodwill and Other Intangible Assets: Goodwill results from business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified.

Other intangible assets consist of core deposit and customer relationship assets arising from bank acquisitions. These intangibles are initially measured at fair value and then are amortized on an accelerated method over their useful lives, estimated to be ten years.


-------------------------------------------------------------------------------

                                   (Continued)

                                       26.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
             (Tables in thousands, except share and per share data)
-------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loan Commitments and Related Financial Instruments: Financial instruments include off-balance-sheet credit instruments such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Stock Options: Employee compensation expense under stock options is reported using the intrinsic value method. No stock-based compensation cost is reflected in net income, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant. The following table illustrates the effect on net income and earnings per share if expense was measured using the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation.

For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company did not issue stock options prior to 2001.

                                                                        Year Ended December 31
                                                                2003             2002              2001
                                                                ----             ----              ----
Net income as reported                                     $     2,832       $     1,937      $     1,851
Deduct:  stock-based compensation expense
  determined under fair value-based method                          90                88               37
                                                           -----------       -----------      -----------
Pro forma net income                                             2,742             1,849            1,814
Earnings per share as reported
    Basic                                                         1.58              1.09              .91
    Diluted                                                       1.48              1.04              .91
Pro forma earnings per share
    Basic                                                         1.52              1.07              .91
    Diluted                                                       1.44              1.02              .89

The pro forma effects are computed using option pricing models, using the following weighted-average assumptions as of grant date.


-------------------------------------------------------------------------------

                                   (Continued)

                                       27.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
             (Tables in thousands, except share and per share data)
-------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Date of grant                                                 January 22, 2003        October 10, 2001
Options granted                                                      3,000                 208,549
Estimated fair value of stock options granted                       $ 2.56                  $ 3.50
Assumptions used:
Risk-free interest rate                                               2.94%                   3.88%
Expected option life                                               5 years                 5 years
Expected stock price volatility                                      12.80%                  20.10%
Expected dividend yield                                               1.55%                   1.93%

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

Adoption of New Accounting Standards: During 2003, the Corporation adopted FASB Statement 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities; FASB Statement 150, Accounting for Certain Financial Instruments With Characteristics of Both Liabilities and Equities; FASB Statement 132 (revised 2003), Employers' Disclosures About Pensions and Other Postretirement Benefits; FASB Interpretation 45, Guarantor's Accounting and Disclosure Requirements for Guarantees; and FASB Interpretation 46, Consolidation of Variable Interest Entities. Adoption of the new standards did not materially affect the Corporation's operating results or financial condition.

Operating Segments: While the chief decision-makers monitor the revenue streams of the various products and services, the identifiable segments are not material and operations are managed and financial performance is evaluated on a corporate-wide basis. Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable operating segment.

Reclassifications: Some items in the prior year financial statements were reclassified to conform to the current presentation.


-------------------------------------------------------------------------------

                                   (Continued)

                                       28.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
             (Tables in thousands, except share and per share data)
-------------------------------------------------------------------------------

NOTE 2 - ACQUISITION AND DIVESTITURE

On November 22, 2002, the Corporation acquired 100 percent of the outstanding common shares of PFSB Bancorp, Inc. ("PFSB"). As a result of the acquisition, the Corporation expects to be better positioned to compete in the financial services industry in Illinois and Missouri through expanded operations and market coverage.

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

The following table presents the allocation of the acquisition cost for PFSB to assets acquired and liabilities assumed, based on their fair values:

Cash and cash equivalents                               $     23,067
Securities                                                     2,359
Loans, net of allowance for loan losses                       46,852
Premises and equipment                                         1,159
Other assets                                                     776
Goodwill                                                       1,515
Intangible assets                                                331
                                                        ------------
Total assets acquired                                         76,059
                                                        ------------

Deposits                                                     (64,796)
Other liabilities                                               (657)
                                                        ------------
Total liabilities acquired                                   (65,453)
                                                        ------------

Net assets acquired                                     $     10,606
                                                        ============

During 2003, goodwill was reduced by $175,000 to reflect an adjustment to the fair value of deferred tax assets and liabilities as a result of the final analysis of PFSB's tax position.

Goodwill is not deductible for tax purposes. Intangible assets consist primarily of a core deposit intangible, which is being amortized over ten years on an accelerated basis. Intangible assets are reported net of accumulated amortization of $43,030 and $4,000 at December 31, 2003 and 2002, respectively. Estimated amortization for intangibles for each of the next five years is approximately $40,000.


-------------------------------------------------------------------------------

                                   (Continued)

                                       29.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
             (Tables in thousands, except share and per share data)
-------------------------------------------------------------------------------

NOTE 2 - ACQUISITION AND DIVESTITURE (Continued)

PFSB Bancorp, Inc.'s results of operations have been reflected in the Corporation's consolidated statements of income beginning as of the acquisition date. The pro forma total net interest income, total income, net income, and basic and diluted earnings per share for the years ended December 31, 2002, and 2001 after giving effect to the PFSB Bancorp, Inc. acquisition as if it occurred on January 1, 2001 are as follows:

                                                     2002            2001
                                                     ----            ----
Proforma:
---------
    Net interest income                          $      8,799    $      7,877
    Total income                                        9,238           8,547
    Net income                                          1,928           1,950
    Basic earnings per share                             .98              .86
    Diluted earnings per share                           .96              .86

The Company's subsidiary, First Federal Bank, completed the sale of its Mount Sterling, Illinois branch office on September 26, 2003. The sale included the assumption of approximately $6.2 million in deposits and miscellaneous other assets totaling approximately $106,000. A gain of $428,000 was recorded on the sale.


NOTE 3 - SECURITIES

The fair value of securities available for sale and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows:

                                                                      Estimated         Gross        Gross
                                                                        Fair         Unrealized   Unrealized
                                                                        Value           Gains       Losses
                                                                        -----           -----       ------
2003
----
   U.S. government agency                                             $   36,021    $      225   $     (774)
   SLMA bonds                                                              7,058            25          (12)
   Corporate bonds                                                        15,722            75          (32)
   State and municipal obligations                                         6,850           290           (4)
                                                                      ----------    ----------   ----------
                                                                          65,651           615         (822)
   U.S. government agency mortgage- backed securities
     and collateralized mortgage obligations
      FHLMC                                                               20,452           233         (141)
      FNMA                                                                33,744           323         (639)
      GNMA                                                                 8,360            18           --
   Washington Mutual mortgage-backed security                              2,009            17           --
                                                                      ----------    ----------   ----------
                                                                          64,565           591         (780)


-------------------------------------------------------------------------------

                                   (Continued)

                                       30.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
             (Tables in thousands, except share and per share data)
-------------------------------------------------------------------------------

NOTE 3 - SECURITIES (Continued)

                                                                      Estimated         Gross        Gross
                                                                        Fair         Unrealized   Unrealized
                                                                        Value           Gains       Losses
                                                                        -----           -----       ------
2003 (Continued)
----
   Marketable equity securities
      Mortgage securities fund                                       $    17,632    $       --   $     (228)
      Federal Home Loan Bank stock                                         1,388            --           --
      Federal Home Loan Mortgage Corporation stock                         1,019           965           (3)
      Adjustable rate mortgage securities fund                             9,079             4          (21)
      Ultra Fund                                                           1,003             1           --
                                                                     -----------    ----------   ----------
                                                                          30,121           970         (252)
                                                                     -----------    ----------   ----------

   Total                                                             $   160,337    $    2,176   $   (1,854)
                                                                     ===========    ==========   ==========

2002
----
   U.S. government agency                                            $    21,519    $      529   $       --
   SLMA bonds                                                              9,480            45          (13)
   Corporate bonds                                                         3,000            --           --
   State and municipal obligations                                         4,952           207           (5)
                                                                     -----------    ----------   ----------
                                                                          38,951           781          (18)
   U.S. government agency mortgage- backed securities
     and collateralized mortgage obligations
      FHLMC                                                               13,238           538           --
      FNMA                                                                10,368           774           --
      GNMA                                                                   653            33           --
                                                                     -----------    ----------   ----------
                                                                          24,259         1,345           --
   Marketable equity securities
      Mortgage securities fund                                            17,236            49           --
      Federal Home Loan Bank stock                                         1,119            --           --
      Federal Home Loan Mortgage Corporation stock                         1,051         1,012           (2)
      Adjustable rate mortgage securities fund                             8,946            46            -
                                                                     -----------    ----------   ----------
                                                                          28,352         1,107           (2)
                                                                     -----------    ----------   ----------

          Total                                                      $    91,562    $    3,233   $      (20)
                                                                     ===========    ==========   ==========

During the first quarter of 2003, as a result of the acquisition of PFSB, changes in the structure of the balance sheet and for asset/liability management purposes, management revised the Company's policy to classify all securities as available for sale. Effective January 31, 2003, the Company reclassified all of its securities held to maturity to securities available for sale. The securities that were reclassified had a book value of $24.2 million and a fair value of $24.5 million as of that date.


-------------------------------------------------------------------------------

                                   (Continued)

                                       31.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
             (Tables in thousands, except share and per share data)
-------------------------------------------------------------------------------

NOTE 3 - SECURITIES (Continued)

The carrying amount, unrecognized gains and losses, and fair value of securities held to maturity were as follows:

                                                                        Gross           Gross      Estimated
                                                         Carrying    Unrealized      Unrealized      Fair
                                                          Amount        Gains          Losses        Value
                                                          ------        -----          ------        -----
2002
   U.S. government agency                                $    9,690   $       82    $       --   $    9,772
   Corporate bonds                                           13,369          166            --       13,535
   State and municipal obligations                            1,199           30            --        1,229
                                                         ----------   ----------    ----------   ----------
                                                             24,258          278            --       24,536
   U.S. government agency mortgage-
     backed securities
      FHLMC                                                     141           13            --          154
      FNMA                                                       68            2            --           70
      GNMA                                                        4           --            --            4
                                                         ----------   ----------    ----------   ----------
                                                                213           15            --          228
                                                         ----------   ----------    ----------   ----------

          Total                                          $   24,471   $      293    $       --   $   24,764
                                                         ==========   ==========    ==========   ==========

Sales of available for sale securities were as follows:

                                 2003           2002            2001
                                 ----           ----            ----

Proceeds                     $    52,494    $    22,973    $    19,757
Gross gains                          615             68            819
Gross losses                         (16)            --             --

Securities with a carrying amount of $8,008,149 and $9,147,145 at December 31, 2003 and 2002, respectively, were pledged to secure public deposits and for other purposes as required by law.

During the quarter ended December 31, 2001, the Company recorded an impairment loss of $596,000 related to certificates of deposit purchased through a broker who was charged by the SEC with securities fraud in relation to these certificates of deposits. The Company received a payment of $355,000 during April 2003 as an initial distribution of receivership assets. This distribution represented 59.6% of the allowed claim. During December 2003, the Company received a payment of $98,000 as a second distribution of receivership assets. This distribution represented 16.4% of the allowed claim. These amounts are reflected as "recovery impairment loss" in the accompanying financial statements. During December 2003, the Company also received a letter indicating that a third distribution for receivership of assets is in progress. The Company expects to recover an additional $25,000 through the third distribution; however, due to the uncertainty of the ultimate distribution at December 31, 2003, no additional amounts have been recorded in income.


-------------------------------------------------------------------------------

                                   (Continued)

                                       32.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
             (Tables in thousands, except share and per share data)
-------------------------------------------------------------------------------

NOTE 3 - SECURITIES (Continued)

The scheduled maturities of securities available for sale at December 31, 2003 were as follows:

                                                               Fair Value
                                                               ----------

Due in one year or less                                      $      8,245
Due after one year through five years                              15,752
Due after five years through ten years                             32,832
Due after ten years                                                 8,822
                                                             ------------
    Subtotal                                                       65,651
Mortgage-backed securities                                         64,565
Marketable equity securities                                       30,121
                                                             ------------

    Total                                                    $    160,337
                                                             ============

At year-end 2003 and 2002, there were no holdings of securities of any one issuer, other than the U.S. government and its agencies, in an amount greater than 10% of shareholders' equity.

Securities with unrealized losses at year-end 2003 are presented below by length of time the securities have been in an unrealized loss position.

                                              Less than 12 Months       12 Months or More           Total
                                              -------------------       -----------------           -----
                                               Fair      Unrealized    Fair    Unrealized      Fair    Unrealized
Description of Securities                      Value        Loss       Value      Loss         Value      Loss
-------------------------                      -----        ----       -----      ----         -----      ----
U.S. government agency                    $   30,806   $     774  $      --     $   --    $  30,806     $    774
SLMA bonds                                        --          --      3,086         12        3,086           12
Corporate bonds                                3,968          32         --         --        3,968           32
State and municipal obligations                  324           4         --         --          324            4
U.S. government agency mortgage-
backed securities and collateralized
mortgage obligations
   FHLMC                                      11,376         141         --         --       11,376          141
   FNMA                                       23,358         639         --         --       23,358          639
Marketable equity securities
    Mortgage securities fund                  17,632         228         --         --       17,632          228
   FHLMC Stock                                     3           1         22          2           25            3
    Adjustable rate mortgage
       securities fund                         7,949          21         --         --        7,949           21
                                          ----------   ---------  ---------     ------    ---------     --------

Total temporarily impaired                $   95,416   $   1,840  $   3,108     $   14    $  98,524     $  1,854
                                          ==========   =========  =========     ======    =========     ========


-------------------------------------------------------------------------------

                                   (Continued)

                                       33.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
             (Tables in thousands, except share and per share data)
-------------------------------------------------------------------------------

NOTE 3 - SECURITIES (Continued)

Unrealized losses on bonds have not been recognized into income because the issuer(s) bonds are of high credit quality, management has the intent and ability to hold the bonds for the foreseeable future, and the decline in fair value is largely due to increases in market interest rates. The fair value is expected to recover as the bond(s) approach their maturity date and/or market rates decline. The mortgage securities fund is a U.S. Government Fund, the Net Asset Value (NAV) of which is very time dependent and sensitive to interest rate movements in the market. When interest rates are high, the NAV is lower; when rates are low the NAV is higher. Over time, a plot of the NAV line for this fund would indicate cycles where the fund has recovered after a period of lower valuations and management expects the fund to recover.


NOTE 4 - LOANS RECEIVABLE

Loans receivable consist of the following:

                                                       2003             2002
                                                       ----             ----
First mortgage loans
    One- to four-family                            $     82,931    $    108,816
    Multi-family and commercial                          30,453          24,281
    Construction                                          1,579           1,221
                                                   ------------    ------------
         Total first mortgage loans                     114,963         134,318
Commercial loans                                          7,191           6,136
Consumer loans
    Automobile                                            4,470           4,342
    Home improvement                                      1,405           1,823
    Share loans                                           1,231           1,279
    Other                                                 3,621           3,400
                                                   ------------    ------------
         Total consumer loans                            10,727          10,844
                                                   ------------    ------------

             Total loans                                132,881         151,298
Less

    Unearned discounts                                     (144)           (241)
    Deferred loans costs, net                               161             188
    Allowance for loan losses                              (963)           (976)
                                                   ------------    ------------

         Loans receivable, net                     $    131,935    $    150,269
                                                   ============    ============

The Bank makes commercial and residential real estate loans, commercial business loans, and consumer loans to customers located primarily in the west central Illinois and northeast Missouri areas. Generally, the loans are backed by collateral and are expected to be repaid from cash flow or proceeds from the sale of selected assets of the borrowers.


-------------------------------------------------------------------------------

                                   (Continued)

                                       34.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
             (Tables in thousands, except share and per share data)
-------------------------------------------------------------------------------

NOTE 4 - LOANS RECEIVABLE (Continued)

Activity in the allowance for loan losses is summarized as follows:

                                                         2003           2002            2001
                                                         ----           ----            ----
Balance at beginning of period                        $       976    $       534    $       572
Provision charged to income                                    90              7            103
Charge-offs                                                  (189)           (25)          (178)
Recoveries                                                     86             88             37
Acquired allowance for loan losses                             --            372             --
                                                      -----------    -----------    -----------

    Balance at end of year                            $       963    $       976    $       534
                                                      ===========    ===========    ===========

There were no impaired loans as of December 31, 2003 or 2002. Differences in interest income recorded on the cash basis on nonaccrual loans for the years ended December 31, 2003, 2002, and 2001 and the amounts that would have been recorded if interest on such nonaccrual loans had been accrued were not material to the consolidated financial statements.

Nonperforming loans were as follows:

                                                     2003           2002
                                                     ----           ----

Loans past due over 90 days still on accrual       $    993       $  1,918
Nonaccrual loans                                        160             --

Nonperforming loans includes both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

Loans to principal officers, directors, and their affiliates in 2003 were as follows.

Beginning balance                         $       399
New loans                                         295
Repayments                                       (169)
                                          -----------

Ending balance                            $       525
                                          ===========


-------------------------------------------------------------------------------

                                   (Continued)

                                       35.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
             (Tables in thousands, except share and per share data)
-------------------------------------------------------------------------------

NOTE 5 - LOAN SERVICING

Mortgage loans serviced for others are not included in the accompanying consolidated financial statements. The unpaid principal balances of these loans are summarized below:

                                           2003            2002
                                           ----            ----

FHLMC                                   $        --    $         2
City of Quincy, Illinois                         --            367
Federal Home Loan Bank                       40,616         16,303
                                        -----------    -----------

    Total                               $    40,616    $    16,672
                                        ===========    ===========


NOTE 6 - PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

                                           2003            2002
                                           ----            ----

Land, buildings, and improvements       $     4,412    $     3,620
Furniture, fixtures, and equipment            1,929          1,797
                                        -----------    -----------
                                              6,341          5,417
Less accumulated depreciation                 2,806          2,694
                                        -----------    -----------
                                              3,535          2,723
Construction in progress                         --            571
                                        -----------    -----------

     Total                              $     3,535    $     3,294
                                        ===========    ===========


NOTE 7 - DEPOSITS

Certificate of deposit accounts with balances of $100,000 or more totaled approximately $32,922,000 and $25,088,000 at December 31, 2003 and 2002,
respectively. Deposits greater than $100,000 are not federally insured.


-------------------------------------------------------------------------------

                                   (Continued)

                                       36.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
             (Tables in thousands, except share and per share data)
-------------------------------------------------------------------------------

NOTE 7 - DEPOSITS (Continued)

Scheduled maturities of certificates of deposit at December 31, 2003 were as follows:

    2004                                        $    112,262
    2005                                              44,531
    2006                                              19,188
    2007                                               5,804
    2008                                               8,682
                                                ------------

        Total                                   $    190,467
                                                ============


NOTE 8 - FEDERAL HOME LOAN BANK ADVANCES

Advances from the Federal Home Loan Bank consist of:

   Maturity Date                Rate         Rate Adjustment                   2003               2002
   -------------                ----         ---------------                   ----               ----
 November 24, 2003              3.31%              Fixed                 $            --    $    2,000,000
 January 31, 2005               4.40%              Fixed                       2,000,000         2,000,000
 September 23, 2004             1.58%              Fixed                       4,000,000                --
                                                                         ---------------    --------------

                                                                         $     6,000,000    $    4,000,000
                                                                         ===============    ==============

The Bank maintains a collateral pledge agreement covering secured advances whereby the Bank has agreed to at all times keep on hand, free of all other pledges, and encumbrances, securities issued, insured or guaranteed by the U.S. government or any agency thereof, aggregating no less than 112% of the outstanding secured advances from the Federal Home Loan Bank of Chicago.


NOTE 9 - INCOME TAXES

An analysis of the provision for income taxes is as follows:

                                  2003           2002           2001
                                  ----           ----           ----


Current                       $     1,444    $     1,037    $     1,132
Deferred                              107             87            (70)
                              -----------    -----------    -----------

                              $     1,551    $     1,124    $     1,062
                              ===========    ===========    ===========


-------------------------------------------------------------------------------

                                   (Continued)

                                       37.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
             (Tables in thousands, except share and per share data)
-------------------------------------------------------------------------------

NOTE 9 - INCOME TAXES (Continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2003 and 2002 are as follows:

                                                            2003            2002
                                                            ----            ----
Deferred tax assets
    Deferred loan fees                                   $        62    $        74
    Bad debts                                                    374            354
    Purchase accounting adjustments                               --            115
    Stock awards                                                  81             80
    Other                                                         --             17
                                                         -----------    -----------
         Total deferred tax assets                               517            640

Deferred tax liabilities
    Unrealized gains on securities available for sale           (125)        (1,245)
    Depreciation                                                (147)          (166)
    Federal Home Loan Bank stock dividends                      (144)          (112)
    Purchase accounting adjustments                              (20)            --
    Other                                                        (38)           (87)
                                                         ------------   -----------
         Total deferred tax liabilities                         (474)        (1,610)
                                                         ------------   -----------

             Net deferred tax asset (liability)          $        43    $      (970)
                                                         ===========    ===========

As a result of the acquisition of PFSB Bancorp, Inc., in 2002, deferred tax assets increased approximately $304,000.

A reconciliation of the federal statutory tax rate of 34% for the years ended December 31, 2003 and 2002 to the effective tax rate on income before income taxes is as follows:

                                      ----------2003--------     --------2002-------------------2001----------
                                       Amount        Percent      Amount      Percent      Amount     Percent
                                       ------        -------      ------      -------      ------     -------
Tax expense at statutory rate          $   1,490         34.0%  $   1,041       34.0%      $   990       34.0%
Tax-exempt interest income                   (93)        (2.1)        (67)      (2.2)          (43)      (1.5)
State income taxes, net of federal            30          0.7          82        2.7           101        3.5
ESOP expense                                 101          2.3          50        1.6            --         --
Other                                         23          0.5          18        0.6            14        0.5
                                       ---------   ----------   ---------     ------       -------     ------

    Tax expense at effective rate      $   1,551         35.4%  $   1,124       36.7%      $ 1,062       36.5%
                                       =========   ==========   =========     ======       =======     ======


-------------------------------------------------------------------------------

                                   (Continued)

                                       38.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
             (Tables in thousands, except share and per share data)
-------------------------------------------------------------------------------

NOTE 9 - INCOME TAXES (Continued)

Retained earnings at December 31, 2003 include allocations for federal income tax purposes representing tax bad debt deductions of approximately $2,300,000 through December 31, 2003, on which no tax has been paid and no deferred federal income taxes have been provided. Reductions of amounts so allocated for purposes other than tax bad debt losses will create income for tax purposes only, which will be subject to the then current corporate income tax rate.


NOTE 10 - LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year end.

                                                2003            2002
                                                ----            ----

Commitments to make loans                     $     612      $     611
Unused lines of credit and
  letters of credit                               4,581          3,520
Construction loans in process                       610            675

Commitments to make loans are generally made for periods of 60 days or less. At December 31, 2003, the Bank did not have any fixed rate commitments to extend credit. Since many commitments expire without being used, the amounts above do not necessarily represent future cash commitments. Collateral may be obtained upon exercise of a commitment. The amount of collateral is determined by management and may include commercial and residential real estate and other business and consumer assets.

At December 31, 2003 and 2002, the Corporation had no financial guarantees under FASB Interpretation 45.


NOTE 11 - PENSION PLAN

The Corporation participates in a multi-employer defined benefit pension plan. The plan provides benefits to substantially all of the Corporation's employees. The plan is funded through contributions to a nationwide plan for savings and loan associations. Pension expense was $224,000, $142,500, and $120,000 during the years ended December 31, 2003, 2002, and 2001, respectively.


-------------------------------------------------------------------------------

                                   (Continued)

                                       39.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
             (Tables in thousands, except share and per share data)
-------------------------------------------------------------------------------

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

During 2003 and 2002, 17,940 shares and 17,940 shares of stock with an average fair value of $26.37 and $18.03 per share were committed to be released, resulting in ESOP compensation expense of $471,899 and $323,485, respectively. During 2003, 1,822 shares were released from the plan for terminated employees. Shares held by the ESOP at December 31 are as follows:

                                                    2003            2002
                                                    ----            ----

Allocated shares                                      56,412           40,294
Unallocated shares                                   121,095          139,035
                                                ------------     ------------

     Total ESOP shares                               177,507          179,329
                                                ============     ============

Fair value of unallocated shares                $      4,263     $      2,822
                                                ============     ============

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


-------------------------------------------------------------------------------

                                   (Continued)

                                       40.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
             (Tables in thousands, except share and per share data)
-------------------------------------------------------------------------------

NOTE 12 - STOCK-BASED COMPENSATION PLANS (Continued)

A summary of the status of the Corporation's stock option plan and changes including the conversion of all shares of PFSB into shares of the Corporation's common stock effective November 22, 2002, is presented below:

                                      2003                       2002                      2001
                                      ----                       ----                      ----
                                            Weighted                  Weighted                  Weighted
                                             Average                   Average                   Average
                                            Exercise                  Exercise                  Exercise
                                Shares        Price       Shares        Price        Shares       Price
                                ------        -----       ------        -----        ------       -----
Outstanding at
  beginning of year              253,760   $   13.86        208,549   $   15.10            --   $      --
Granted                            3,000       20.01             --         --        208,549       15.10
Exercised                         32,910       11.96          2,603       15.10            --          --
Options
  converted*                          --          --         47,814        8.52            --          --
                             -----------   ---------    -----------   ---------   -----------   ---------
Outstanding at end
  of year                        223,850   $   14.16        253,760   $   13.86       208,549   $   15.10
                             ===========   =========    ===========   =========   ===========   =========
Options exercisable
  at year-end                     95,729                     86,925
Weighted average
  fair value of
  options granted
  during year                              $    2.56                  $      --                 $    3.50
Average remaining
  option term                              7.7 years                  8.8 years                  10 years

*Represents conversion of all outstanding PFSB options that were converted into options to purchase options of the Corporation on November 22, 2002.


-------------------------------------------------------------------------------

                                   (Continued)

                                       41.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
             (Tables in thousands, except share and per share data)
-------------------------------------------------------------------------------

NOTE 12 - STOCK-BASED COMPENSATION PLANS (Continued)

Options outstanding at year-end 2003 were as follows.

                                    ----------Outstanding----------
                                                              Weighted
                                                               Average
Range of                                                      Remaining
Exercise                                                     Contractual          Exercisable
Prices                                 Number                   Life                Number
------                                 ------                   ----                ------
$8.52                                     32,125               7 years                 32,125
$15.10                                   188,725               8 years                 63,604
$20.01                                     3,000               9 years                     --
                                    ------------                                 ------------

Outstanding at year end                  223,850                                       95,729
                                    ============                                 ============

Pursuant to its 2001 stock-based incentive plan, the Corporation awarded 89,700 shares of restricted stock during 2001. These shares vest over a five-year period. The unamortized cost of shares not yet earned (vested) is reported as a reduction of shareholders' equity. Compensation expense for restricted stock awards totaled $270,894 for both years ended December 31, 2003 and 2002.


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

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2003 and 2002, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category.


-------------------------------------------------------------------------------

                                   (Continued)

                                       42.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
             (Tables in thousands, except share and per share data)
-------------------------------------------------------------------------------

NOTE 13 - REGULATORY CAPITAL REQUIREMENTS (Continued)

The Bank's actual and required capital amounts and ratios are presented below.

                                                                                          To Be Well Capitalized
                                                                       For Capital        Under Prompt Corrective
                                               Actual               Adequacy Purposes        Action Provisions
                                              -------               -----------------        -----------------
                                          Amount    Ratio           Amount      Ratio        Amount      Ratio
                                          ------    -----           ------      -----        ------      -----
As of December 31, 2003
    Total capital (to risk-weighted
      assets)                           $  29,086     21.13%     $  11,010       8.0%     $  13,763      10.0%
    Tier I capital (to risk-weighted
      assets)                              27,801     20.20          5,505       4.0          8,258       6.0
    Tier I (core) capital (to adjusted
      total assets)                        27,801      8.58         12,968       4.0         16,210       5.0


As of December 31, 2002
    Total capital (to risk-weighted
      assets)                           $  38,225     25.92%     $  11,796       8.0%     $  14,745      10.0%
    Tier I capital (to risk-weighted
      assets)                              36,757     24.93          5,898       4.0          8,847       6.0
    Tier I (core) capital (to adjusted
      total assets)                        36,757     11.97         12,278       4.0         15,348       5.0

The Corporation may pay dividends without restriction as a unitary thrift holding company. The Bank is subject to statutory dividend restrictions which provide, in general, that the Bank may pay the current year's earnings and the prior two years' retained earnings without the prior approval of the Office of Thrift Supervision (OTS). The Bank requested and obtained approval of the OTS to pay a dividend of $8,000,000 to the Corporation in 2003. The Bank also requested and received prior approval to pay $5,000,000 in dividends during 2002. Because of the large dividends paid in the past few years, the Bank will be required to obtain prior approval to pay dividends in 2004.

NOTE 14 - EARNINGS PER COMMON SHARE

The following is a reconciliation of the numerator and denominator of the earnings per common share computation.

                                                                  2003            2002             2001
                                                                  ----            ----             ----
Net income attributable to common shareholders               $       2,832    $       1,937   $       1,851
                                                             =============    =============   =============

Weighted average common shares outstanding
  for basic earnings per common share                            1,798,428        1,776,719       2,031,347
Add:  dilutive effects of assumed exercises of
  stock options and stock awards                                   110,845           38,821           2,350
                                                             -------------    -------------   -------------

Average shares and dilutive potential
  common shares                                                  1,909,273        1,815,540       2,033,697
                                                             =============    =============   =============

Basic earnings per share                                     $        1.58    $       1.09    $         .91
                                                             =============    ============    =============

Diluted earnings per common share                            $        1.48    $       1.07    $         .91
                                                             =============    =============   =============


-------------------------------------------------------------------------------

                                   (Continued)

                                       43.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
             (Tables in thousands, except share and per share data)
-------------------------------------------------------------------------------

NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The approximate carrying amount and estimated fair value of financial instruments as of December 31, 2003 and 2002 are as follows:

                                                 -----------2003------------     -----------2002----------
                                                            ----                            ----
                                                  Approximate     Estimated     Approximate        Estimated
                                                   Carrying         Fair         Carrying            Fair
                                                    Amount          Value         Amount             Value
                                                    ------          -----         ------             -----
Financial assets
   Cash and cash equivalents                     $    29,124     $    29,124    $    42,827     $    42,827
   Time deposits in other financial
     institutions                                        295             295            295             295
   Securities available for sale                     160,337         160,337         91,562          91,562
   Securities held to maturity                            --              --         24,471          24,764
   Loans receivable, net                             131,935         133,664        150,269         151,451
   Accrued interest receivable                         1,489           1,489          1,473           1,473


Financial liabilities
   Deposits                                      $   271,850     $   274,191    $   263,834     $   266,281
   Advance payments by borrowers
     for taxes and insurance                             137             137            167             167
   Federal Home Loan Bank advances                     6,000           6,065          4,000           4,095
   Accrued interest payable                              484             484            606             606

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


-------------------------------------------------------------------------------

                                   (Continued)

                                       44.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
             (Tables in thousands, except share and per share data)
-------------------------------------------------------------------------------

NOTE 16 - OTHER COMPREHENSIVE INCOME

Other comprehensive income components and related taxes were as follows:

                                                                             December 31,
                                                                 2003            2002              2001
                                                                 ----            ----              ----
Unrealized holdings gains (losses) on
  securities available for sale                              $    (2,292)    $     2,146      $       655
Reclassification adjustments for gains
  recognized in income                                              (599)            (68)            (819)
                                                             -----------     -----------      -----------
Net unrealized gains (losses)                                     (2,891)          2,078             (164)
Tax effect                                                         1,120            (805)              63
                                                             -----------     -----------      -----------

Other comprehensive income (loss)                            $    (1,771)    $     1,273      $      (101)
                                                             ===========     ===========      ===========


NOTE 17 - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

                             CONDENSED BALANCE SHEET
                           December 31, 2003 and 2002

                                                       2003             2002
                                                       ----             ----
ASSETS
Cash and cash equivalents                          $       888      $     2,815
Securities available for sale                            2,616            2,307
ESOP loan                                                1,384            1,524
Investment in bank subsidiary                           29,608           40,528
Accrued interest receivable and other assets             7,003                8
                                                   -----------      -----------

                                                   $    41,499      $    47,182
                                                   ===========      ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Accrued expenses and other liabilities             $       106      $       151
Shareholders' equity                                    41,393           47,031
                                                   -----------      -----------

                                                   $    41,499      $    47,182
                                                   ===========      ===========


-------------------------------------------------------------------------------

                                   (Continued)

                                       45.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
             (Tables in thousands, except share and per share data)
-------------------------------------------------------------------------------

NOTE 17 - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS (Continued)

                          CONDENSED STATEMENT OF INCOME
                         For the years ended December 31

                                                                       2003           2002             2001
                                                                       ----           ----             ----
Income
     Securities                                                   $        75     $       178      $       402
     ESOP loan                                                            140             153              164
     Deposits in other financial institutions                              18              62               48
     Dividend income from bank subsidiary                              13,000           7,000            3,500
     Gain on sale of securities                                            --               8               59
     Other operating income                                                 2              --                8
                                                                  -----------     -----------      -----------
         Total income                                                  13,235           7,401            4,181

Other expenses
     Other operating expenses                                             341             186              224
                                                                  -----------     -----------      -----------

INCOME BEFORE INCOME TAXES AND EQUITY IN OVER
  DISTRIBUTED EARNINGS OF BANK SUBSIDIARY                              12,894           7,215            3,957

Income taxes                                                              (23)             82              151
                                                                  -----------     -----------      -----------


INCOME BEFORE EQUITY IN OVER DISTRIBUTED EARNINGS
  OF BANK SUBSIDIARY                                                   12,917           7,133            3,806

Equity in over distributed earnings of bank
  subsidiary                                                          (10,085)         (5,196)          (1,955)
                                                                  -----------     -----------      -----------


NET INCOME                                                        $     2,832     $     1,937     $      1,851
                                                                  ===========     ===========      ===========


-------------------------------------------------------------------------------

                                   (Continued)

                                       46.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
             (Tables in thousands, except share and per share data)
-------------------------------------------------------------------------------

NOTE 17 - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS (Continued)

                        CONDENSED STATEMENT OF CASH FLOWS
                         For the year ended December 31

                                                                               2003        2002          2001
                                                                               ----        ----          ----
OPERATING ACTIVITIES
     Net income                                                            $   2,832   $    1,937   $    1,851
     Adjustments to reconcile net income to net cash
       provided by operating activities
         Equity in over distributed earnings of bank
           subsidiary                                                         10,085        5,196        1,955
         Net accretion                                                            (3)          (3)         (30)
         Dividend reinvestments                                                  (27)         (34)         (60)
         Gain on sale of securities                                               --           (8)         (59)
         Change in other assets and liabilities                               (7,010)         401          (39)
                                                                           ---------    ---------    ---------
              Net cash provided by operating activities                        5,877        7,489        3,620

INVESTING ACTIVITIES
     Purchase of securities available for sale                                (1,000)          --       (6,778)
     Paydowns on mortgage-backed securities                                      688          581          422
     Proceeds from sales of securities available for sale                         --        3,785        3,864
     Maturities of securities available for sale                                  --        1,000           --
     Maturities of securities held to maturity                                    --           --        3,000
     Capital contribution to subsidiary                                          (57)     (5,009)          (51)
                                                                           ---------      ------     ---------
         Net cash provided by investing activities                               369          357          457

FINANCING ACTIVITIES
     Payment received on loan to ESOP                                            140          128          116
     Purchase of treasury stock                                               (7,333)      (5,572)      (3,677)
     Exercise of options                                                         518           43           --
     Dividends paid                                                             (760)        (647)        (574)
                                                                           ---------    ---------    ---------
         Net cash used in financing activities                                (7,435)      (6,048)      (4,135)
                                                                           ---------    ---------    ---------

Net change in cash and cash equivalents                                       (1,927)       1,798          (58)

Cash and cash equivalents at beginning of year                                 2,815        1,017        1,075
                                                                           ---------    ---------    ---------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                   $     888    $   2,815    $   1,017
                                                                           =========    =========    =========


-------------------------------------------------------------------------------

                                   (Continued)

                                       47.

                         FIRST FEDERAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
             (Tables in thousands, except share and per share data)
-------------------------------------------------------------------------------

NOTE 18 - QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                  Net
                                             Interest          Interest           Net            Earnings
                                              Income            Income          Income           Per Share
                                              ------            ------          ------           ---------
2003
----
     First quarter                          $   4,032         $  2,217         $     617         $     .33
     Second quarter (1)                         3,768            2,022               788               .42
     Third quarter (2)                          3,886            2,379               925               .52
     Fourth quarter                             3,625            2,138               502               .30

2002
----
     First quarter                          $   3,276         $  1,739         $     517         $     .28
     Second quarter                             3,240            1,751               485               .26
     Third quarter                              3,183            1,704               497               .30
     Fourth quarter                             3,393            1,744               438               .25

(1) During the second quarter of 2003, the Corporation received a cash recovery related to previously impaired investments in certificates of deposit resulting in income of $452,000.

(2) During the third quarter of 2003, the Corporation sold a branch location resulting in a gain of $428,000. See Note 2 for further discussion.


-------------------------------------------------------------------------------


                                       48.

                                                       DIRECTORS AND OFFICERS

  Directors of First Federal
  Bancshares, Inc. and First                             Principal Officers of                          Principal Officers of
         Federal Bank                                First Federal Bancshares, Inc.                       First Federal Bank
         ------------                                ------------------------------                       ------------------
GERALD L. PRUNTY                                 JAMES J. STEBOR                                 JAMES J. STEBOR
    Chairman of the Board,                           President and Chief Executive                   President and Chief Executive
    First Federal Bank                               Officer                                         Officer
    Retired President,
    First Federal Bank                           CATHY D. PENDELL                                CATHY D. PENDELL
                                                     Treasurer                                       Sr. Vice President and Chief
FRANKLIN M. HARTZELL                                                                                 Financial Officer
    Chairman of the Board,                       PEGGY L. HIGGINS
    First Federal Bancshares, Inc.                   Assistant Treasurer                         PEGGY L. HIGGINS
    Partner in law firm Hartzell,                                                                    Sr. Vice President and
    Glidden, Tucker & Hartzell                   MILLIE R. SHIELDS                                   Treasurer
                                                     Corporate Secretary
MURREL HOLLIS                                                                                    MILLIE R. SHIELDS
    Ex-partner and retired president                                                                 Sr. Vice President and
    of Martin-Hollis Funeral Home                                                                    Secretary

DR. STEPHAN L. ROTH                                                                              MARK TYRPIN
    Retired family physician                                                                         Vice President

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

B. BRADFORD BILLINGS
    President and Chief Executive
    Officer of Blessing Corporate
    Services, Inc.

ELDON R. METTE
    Retired President and Chief
    Executive Officer,
    PFSB Bancorp, Inc. and
    Palmyra Savings

Director Emeritus of First Federal
   Bancshares, Inc. and First
         Federal Bank
         ------------

ELDON M. SNOWDEN
    Retired general manager and
    chief operating officer of
    McDonough Telephone Cooperative


-------------------------------------------------------------------------------


                                       49.

                       INVESTOR AND CORPORATE INFORMATION

ANNUAL MEETING

The annual meeting of shareholders will be held at 2:00 p.m., on May 25, 2004 at the Quincy Holiday Inn located at 201 S. Third Street, Quincy, Illinois 62301.

STOCK LISTING

First Federal Bancshares, Inc. common stock is listed on the Nasdaq National Market under the symbol "FFBI."

PRICE RANGE OF COMMON STOCK

The high and low bid prices and dividends paid per share of the common stock for each quarter during the last two fiscal years were as follows:

                                                 2003                                        2002
                           --------------------------------------------    ----------------------------------------

                                                              Dividend                                    Dividend
   Quarter Ended                  High            Low         Declared          High          Low         Declared
   -------------                  ----            ---         --------          ----          ---         --------
March 31                     $    21.00     $    19.95      $     .08      $    17.00     $    16.01    $       .08
June 30                           24.50          20.79            .11           18.48          16.60            .08
September                         32.95          23.31            .11           19.85          17.50            .08
December 31                       36.00          31.61            .11           20.75          17.60            .08
                                                            ---------                                   -----------
                                                            $     .41                                   $       .32
                                                            =========                                   ===========


The stock price information set forth in the table above was provided by The Nasdaq Stock Market. The closing sale price of First Federal Bancshares, Inc.'s common stock on December 31, 2003 was $35.20.

At March 19, 2004, there were 1,866,291 shares of First Federal Bancshares, Inc. common stock outstanding (including unallocated ESOP shares) and there were 601 holders of record.

SHAREHOLDERS AND GENERAL INQUIRIES          TRANSFER AGENT

Cathy D. Pendell                            Computershare Investor Services
First Federal Bancshares, Inc.              350 Indiana Street, Suite 800
109 East Depot Street                       Golden, CO 80401
Colchester, Illinois 62326                  (303) 262-0600
(309) 776-3225

ANNUAL AND OTHER REPORTS

A copy of the First Federal Bancshares, Inc.'s Annual Report on Form 10-K without exhibits for the year ended December 31, 2003, as filed with the Securities and Exchange Commission, may be obtained without charge by contacting Cathy D. Pendell, First Federal Bancshares, Inc., 109 East Depot Street, Colchester, Illinois 62326.


-------------------------------------------------------------------------------


                                       50.

                                OFFICE LOCATIONS


MAIN OFFICE
-----------

     109 East Depot Street
     Colchester, Illinois  62326


ILLINOIS BRANCH OFFICES
-----------------------

     QUINCY
     2001 Maine Street
     Quincy, Illinois 62301

     QUINCY
     101 North 36th Street
     Quincy, Illinois 62301

     MACOMB
     430 West Jackson Street
     Macomb, Illinois 61455

     BUSHNELL
     190 East Hurst Street
     Bushnell, Illinois 61422


MISSOURI BRANCH OFFICES
-----------------------

     PALMYRA
     123 W. LaFayette Street
     Palmyra, Missouri 63461

     CANTON
     600 Washington Street
     Canton, Missouri 63435

     KAHOKA
     180 S. Johnson Street
     Kahoka, Missouri 63445




-------------------------------------------------------------------------------


                                       51.