Form 10-K, Exhibit 13
period 2004-12-31
FIRST FEDERAL BANCSHARES INC /DE
filed 2005-03-31
CIK 1113107

Exhibit 13.0

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

	At December 31,
	2004	2003	2002	2001	2000
	(In thousands)
SELECTED FINANCIAL DATA:
Total assets	$312,487	$328,730	$316,400	$242,170	$237,602
Cash and cash equivalents	14,387	29,124	42,827	18,249	11,244
Loans receivable, net	136,331	131,935	150,269	112,911	115,619
Securities available for sale	153,622	160,337	91,562	97,106	42,592
Securities held to maturity	—	—	24,471	10,036	61,619
Deposits	273,711	271,850	263,834	192,784	184,878
Federal Home Loan Bank advances	6,450	6,000	4,000	4,000	5,000
Subordinated debentures	7,217	—	—	—	—
Total equity	24,124	41,393	47,031	43,701	45,867

	Years Ended December 31,				Ten Months Ended December 31, 2000
	2004	2003	2002	2001
	(In thousands)
SELECTED OPERATING DATA:
Total interest income	$14,450	$15,311	$13,092	$15,417	$12,898
Total interest expense	6,152	6,555	6,154	9,135	8,186

Net interest income	8,298	8,756	6,938	6,282	4,712
Provision for loan losses	—	90	7	103	71

Net interest income after provision for loan losses	8,298	8,666	6,931	6,179	4,641
Noninterest income	1,465	2,493	573	630	287
Noninterest expense:
Compensation and benefits	4,322	4,010	2,713	2,199	1,443
Other noninterest expense	2,556	2,766	1,730	1,697	1,241

Total noninterest expense	6,878	6,776	4,443	3,896	2,684

Income before income taxes	2,885	4,383	3,061	2,913	2,244
Provision for income taxes	1,086	1,551	1,124	1,062	788

Net Income	$1,799	$2,832	$1,937	$1,851	$1,456

2.

	Years Ended December 31,				Ten Months Ended December 31, 2000
	2004	2003	2002	2001
	(In thousands)
PER SHARE DATA:
Earnings per share:
Basic	$1.30	$1.58	$1.09	$.91	$.22
Diluted	1.21	1.48	1.07	.91	.22
Dividend declared	.44	.41	.32	.29	.05

	At or For the Year Ended December 31,				At or For the Ten Months Ended December 31, 2000*
	2004	2003	2002	2001
SELECTED FINANCIAL RATIOS AND OTHER DATA:
Performance Ratios:
Return on assets (1)	.56%	.88%	.77%	.76%	.78%
Return on equity (2)	5.92	6.26	4.49	4.01	6.01
Dividend payout ratio	33.85	25.95	29.36	31.87	22.73
Average interest rate spread (3)	2.51	2.50	2.36	1.75	1.95
Net interest margin (4)	2.67	2.80	2.84	2.64	2.56
Operating (noninterest) expense to average total assets	2.16	2.05	1.70	1.58	1.43
Efficiency ratio (5)	74.87	66.29	59.69	63.94	53.69
Average interest-earning assets to average interest-bearing liabilities	108.12	114.36	119.01	123.17	113.58
Capital Ratios:
Tangible capital ratio	7.93	8.52	11.97	14.13	15.15
Core capital ratio	7.93	8.52	11.97	14.13	15.15
Risk-based capital ratio	18.51	20.98	25.92	31.38	35.60
Ratio of average equity to average assets	9.55	13.99	17.15	18.91	12.93
Asset Quality Ratios:
Nonperforming loans to total loans	1.33	.87	1.27	.80	.94
Allowance for loan losses to nonperforming loans (6)	51.45	83.52	50.89	59.01	52.48
Allowance for loan losses to total loans	.69	.72	.65	.47	.49

*	Ratios for the ten months ended December 31, 2000 have been annualized where applicable

(1)	Net income divided by average total assets.
(2)	Net income divided by average total equity.
(3)	Difference between weighted average yield on interest-earning assets and weighted average cost of interest-bearing liabilities.
(4)	Net interest income as a percentage of average interest-earning assets.
(5)	Noninterest expense divided by the sum of net interest income and noninterest income excluding gains on sales of securities and gain on sale of branch.
(6)	Nonperforming loans consist of nonaccrual loans and loans greater than 90 days delinquent and still accruing.

3.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

First Federal Bancshares, Inc. (“the Company”) is engaged primarily in attracting deposits from the general public and using these deposits to originate loans and purchase securities. The Company derives revenues principally from interest earned on loans and securities and fees from other banking-related services. The operations of the Company are influenced significantly by general economic conditions and by policies of financial institution regulatory agencies, primarily the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. The Company’s cost of funds is influenced by interest rates on competing investments and general market interest rates. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financings may be offered.

The Company’s net interest income is dependent primarily upon the difference or spread between the average yield earned on loans receivable and securities and the average rate paid on deposits and borrowings, as well as the relative amounts of such assets and liabilities. The Company, like other thrift institutions, is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different times, or on a different basis, than its interest-earning assets.

Critical Accounting Policies

The Company considers the accounting policy relating to the allowance for loan losses to be a critical accounting policy given the uncertainty in evaluating the level of the allowance required for probable credit losses and the material effect that such judgments can have on the results of operations. The Company’s policies on the allowance for loan losses is disclosed in note 1 to the consolidated financial statements and discussed below under “Provision for Loan Losses” in the comparison of results of operations for 2004 and 2003. All accounting policies are important, and as such, the Company encourages the reader to review each of the policies included in note 1 to the consolidated financial statements to obtain a better understanding of how the Company’s financial performance is reported.

Forward-Looking Statements

This Annual Report contains certain forward-looking statements that are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company include, but are not limited to, changes in interest rates; general economic conditions; legislative/regulatory changes; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality or composition of the Company’s loan or investment portfolios; demand for loan products; deposit flows; competition; demand for

4.

financial services in the Company’s market area; and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. The Company does not undertake—and specifically disclaims any obligation—to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following presents management’s discussion and analysis of the results of operations and financial condition of the Company as of the dates and for the periods indicated. You should read this discussion in conjunction with the Company’s consolidated financial statements and the notes thereto and other financial data appearing elsewhere in this annual report.

Comparison of Financial Condition at December 31, 2004 and 2003

Total assets at December 31, 2004 were $312.5 million compared to $328.7 million at December 31, 2003, a decrease of $16.2 million. Decreases in cash and cash equivalents and securities available for sale during 2004 were slightly offset by an increase in the loan portfolio.

Loans receivable totaled $136.3 million, or 43.6% of total assets, at December 31, 2004. Loans receivable increased $4.4 million, or 3.3%, from the prior year end as a result of a shift away from loan originations through the Federal Home Loan Bank (“FHLB”) Mortgage Partnership Finance Program (“MPF”) and toward adjustable rate portfolio loans due to the increase in the interest rate environment. During 2004, multifamily and commercial mortgage loans increased $4.5 million, one-to four-family mortgage loans increased $1.2 million, and construction mortgage loans increased $1.7 million. These increases were partially offset by a decrease of $2.9 million in consumer loans and a slight decrease in commercial loans. During 2004, the Bank’s portfolio of loans serviced for the Federal Home Loan Bank increased $5.3 million from $40.6 million to $45.9 million.

The Bank participates in a MPF program with the FHLB of Chicago. Through this program, the Bank underwrites long-term fixed rate loans that are funded and owned by the FHLB of Chicago while allowing the Bank to maintain the customer relationship through servicing the loans and to manage interest rate risk more effectively by not originating long-term fixed rate loans in a low rate environment to be held in portfolio. The Bank receives loan origination fees from the FHLB and also receives servicing fees on a monthly basis.

The Company’s securities portfolio totaled $153.6 million, or 49.2% of total assets, at December 31, 2004. During 2004, the securities portfolio decreased $6.7 million, or 4.2%.

Cash and cash equivalents totaled $14.4 million, or 4.6% of total assets, at December 31, 2004. Cash and cash equivalents decreased $14.7 million in 2004 as excess funds were used for the Company’s self tender offer in May 2004 which is more fully discussed in Note 19 to the consolidated financial statements.

Total liabilities at December 31, 2004 were $288.4 million compared to $287.3 million at December 31, 2003, an increase of $1.1 million. The increase in total liabilities was primarily due to an increase in deposits of $1.9 million, an increase in Federal Home Loan Bank advances of $450,000, and the addition of $7.2 million of subordinated debt in connection with the issuance of trust preferred securities. Refer to Note 1 of the consolidated financial statements for more information. The increases in total liabilities were offset by a decrease in other liabilities of $8.7 million primarily due to the payment and settlement of amounts due to broker for the purchase of securities available-for-sale.

5.

Shareholders’ equity at December 31, 2004 was $24.1 million compared to $41.4 million at December 31, 2003, a decrease of $17.3 million. The decrease in equity primarily reflects the repurchase of 559,993 shares of common stock totaling $18.9 million through the tender offer and a decrease in the fair value of securities available-for-sale, net of tax of $751,000, offset by net income of $1.8 million. Other items affecting equity include ESOP and stock awards earned, dividends paid, and options exercised.

Comparison of Results of Operations for the Year Ended December 31, 2004 and December 31, 2003

General. Net income decreased $1.0 million, or 36.5%, to $1.8 million for the year ended December 31, 2004. The decrease was primarily a result of a decrease in noninterest income associated with loan origination and servicing fees, recovery of impairment losses, and the gain on the sale of the branch office located in Mt. Sterling, Illinois recognized in the prior period. In addition, net interest income decreased and noninterest expenses increased, and were partially offset by a decrease in the provision for income taxes.

Interest Income. Interest income for the year ended December 31, 2004 was $14.5 million compared to $15.3 million for the year ended December 31, 2003, a decrease of $800,000. The decrease was primarily a result of the tender offer completed on May 28, 2004, which decreased interest-earning assets approximately $11.6 million. The average yield on interest-earning assets decreased to 4.65% for the year ended December 31, 2004 from 4.89% for the year ended December 31, 2003.

Interest Expense. Interest expense for the year ended December 31, 2004 was $6.2 million compared to $6.6 million for the prior year, a decrease of $400,000. The decrease was primarily due to a decrease in the average cost of funds to 2.14% for the year ended December 31, 2004 from 2.39% for the year ended December 31, 2003, and was partially offset by an increase in the volume of interest-bearing liabilities for the year ended December 31, 2004 to $287.2 million from $273.7 million for the year ended December 31, 2003 as a result of the trust preferred offering completed on March 25, 2004 and the related subordinated debt.

Net Interest Income. Net interest income of $8.3 million for the year ended December 31, 2004 reflects a decrease of $500,000 from $8.8 million for the year ended December 31, 2003. Net interest income decreased primarily as a result of the tender offer completed on May 28, 2004, which decreased interest-earning assets approximately $11.6 million, and the trust preferred offering, completed on March 25, 2004, which increased interest-bearing liabilities approximately $7.2 million. The ratio of average interest-earning assets to average interest-bearing liabilities decreased to 108.12% in 2004 from 114.36% in 2003. The net interest margin decreased to 2.67% for the year ended December 31, 2004 from 2.80% in the prior year. The decrease in the margin was primarily due to the decrease in volume of interest-earning assets and the increase in volume of interest-earning liabilities. The net interest rate spread remained relatively stable increasing to 2.51% for 2004 compared to 2.50% for 2003.

Provision for Loan Losses. The Company establishes an allowance for loan losses at a level that management believes is appropriate to absorb probable incurred credit losses in the loan portfolio. The allowance for loan losses is increased by provisions for loan losses, which are

6.

charged to operations. In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, an evaluation of losses inherent in the loan portfolio, problem loans, delinquency trends, and prevailing economic conditions. In evaluating the level of the allowance for loan losses, the Company evaluates larger commercial, commercial real estate, and construction loans individually for impairment based upon collateral values, adverse situations that may affect the borrowers’ ability to repay, and other factors. Smaller balance homogeneous mortgage and consumer loans are evaluated independently based upon loss factors derived from historical loss experience, peer group information, and similar factors adjusted for current economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as circumstances change. Based on the Company’s evaluation of these factors, the Company did not make provisions for loan losses for the year ended December 31, 2004 and made provisions of $90,000 for the year ended December 31, 2003. The provision for loan losses for the year ended December 31, 2003 was largely due to increases in consumer loan charge-offs, increased classified loans, and a shift in the composition of the loan portfolio due to a decrease in lower risk one- to four-family mortgage loans, offset by an increase in commercial loans, which are inherently higher risk in nature.

Management assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses as necessary in order to maintain the adequacy of the allowance. While management believes that the existing level of the allowance is adequate, future adjustments to the allowance may be necessary due to economic, operating, regulatory, and other conditions that may be beyond the Company’s control. The allowance for loan losses as of December 31, 2004 is maintained at a level that represents management’s best estimate of losses in the loan portfolio and such losses were both probable and reasonably estimatable.

Noninterest Income. The following table summarizes noninterest income in 2004 and 2003 (dollars in thousands):

	2004	2003	$ change	% change
Service charges on deposit accounts	$321	$209	$112	-53.6
Loan origination and servicing fees	260	482	-222	-46.1
Other fee income	180	210	-30	-14.3
Net gain on sale of securities	576	599	-23	-3.8
Gain on sale of branch	—	428	-428	-100.0
Recovery of impairment loss	85	452	-367	-81.2
Other income	43	113	-70	-61.9

Total	$1,465	$2,493	$-1,028	-41.2

The decrease in noninterest income was primarily a result of decreases in gain on the sale of a branch and recovery of an impairment loss related to certificates of deposit purchased through a broker that has been charged by the Securities and Exchange Commission (“SEC”) with securities fraud in relation to these certificates. Loan origination and servicing fees decreased as the result of the Company’s shift away from loan originations through the FHLB’s MPF and toward adjustable rate portfolio loans. The increase in service charges on deposit accounts was primarily the result of the implementation of an overdraft protection program.

7.

Noninterest Expense. The following table summarizes noninterest expense in 2004 and 2003 (dollars in thousands):

	2004	2003	$ change	% change
Compensation and benefits	$4,322	$4,010	$312	7.8
Occupancy and equipment	556	542	14	2.6
Data processing	536	765	-229	-29.9
Federal insurance premiums	118	116	2	1.7
Advertising	161	150	11	7.3
Professional fees	278	319	-41	-12.9
Other noninterest expense	907	874	33	3.8

Total	$6,878	$6,776	$102	1.5

The increase in noninterest expense is primarily associated with compensation and benefits expense due to an increase in health insurance premiums and retirement funds. Slight increases also occurred in occupancy and equipment expense, advertising expense, and an increase in other non-interest expense, due to increased loan origination expenses on portfolio loans and increased expenses associated with real estate owned. The increases were offset by a decrease of $229,000 in data processing due to a change in data processing firms resulting in conversion expenses in 2003, and a slight decrease in professional fees.

Income Taxes. The provision for income taxes decreased $465,000 to $1.1 million for the year ended December 31, 2004. The decrease was a direct result of a decrease in pretax income. The effective tax rate was approximately 37.6% for 2004 and 35.4% for 2003. The increase in the effective tax rate was primarily a result of tax refunds received in 2003 for amended state tax returns to reflect apportionment of income.

Comparison of Results of Operations for the Years Ended December 31, 2003 and December 31, 2002

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

Interest Expense. Interest expense for the year ended December 31, 2003 was $6.6 million compared to $6.2 million for the year ended December 31, 2002, an increase of $400,000. The increase was primarily due to an increase in the volume of interest-bearing liabilities for the year ended December 31, 2003 to $273.7 million from $205.0 million. However, a decrease in the average cost on interest-bearing liabilities to 2.39% from 3.00% for the years 2003 and 2002 resulted in keeping interest expense from increasing as much as otherwise would have occurred.

Net Interest Income. Net interest income of $8.8 million for the year ended December 31, 2003 reflects an increase of $1.9 million from $6.9 million for the year ended December 31, 2002. The increase in net interest income was primarily a result of the increase in the net interest spread to

8.

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

Noninterest Income. The following table summarizes noninterest income in 2003 and 2002 (dollars in thousands):

	2003	2002	$ change	% change
Service charges on NOW accounts	$209	$142	$67	47.2
Loan origination and servicing fees	482	164	318	193.9
Other fee income	210	149	61	40.9
Net gain on sale of securities	599	68	531	N/M
Gain on sale of branch	428	—	428	N/M
Recovery of impairment loss	452	—	452	N/M
Other income	113	50	63	126.0

Total	$2,493	$573	$1,920	N/M

Net gain on the sale of securities, gain on the sale of a branch office and related deposits, and recovery of an impairment loss related to certificates of deposit purchased through a broker that has been charged by the SEC with securities fraud in relation to these certificates all contributed significantly to the increase in noninterest income over 2002. Loan origination and servicing fees increased significantly over 2002 as the result of the Company’s participation in the FHLB’s MPF program and the growth of the Company’s loan servicing portfolio. The increases in service charges and other fee income were primarily the result of the expansion of the customer base through the acquisition of PFSB.

Noninterest Expense. The following table summarizes noninterest expense in 2003 and 2002 (dollars in thousands):

	2003	2002	$ change	% change
Compensation and benefits	$4,010	$2,713	$1,297	47.8
Occupancy and equipment	542	383	159	41.5
Data processing	765	484	281	58.1
Federal insurance premiums	116	100	16	16.0
Advertising	150	109	41	37.6
Professional fees	319	172	147	85.5
Other noninterest expense	874	482	229	47.5

Total	$6,776	$4,443	$2,170	48.8

The acquisition of PFSB resulted in overall increases to all line items detailed above and classified in noninterest expense. Compensation and benefits expense increased due to an

9.

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

Liquidity and Capital Resources

The Company’s primary sources of funds are deposits and proceeds from principal and interest payments on loans and mortgage-backed securities. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions, and competition. The Company generally manages the pricing of its deposits to be competitive and to increase core deposit relationships.

The Company’s cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities, and financing activities. Cash flows provided by operating activities were $1,438,000, $2,383,000, and $635,000 for the years ended December 31, 2004, 2003, and 2002, respectively. Net cash from investing activities consisted primarily of disbursements for loan originations and the purchase of securities, offset by principal collections on loans, proceeds from maturation of securities, and paydowns on mortgage-backed securities. Net cash from financing activities consisted primarily of the activity in deposit accounts and FHLB advances. During 2004, the Company used subordinated debt and excess liquidity to repurchase 559,993 shares of common stock totaling $18.9 million through the tender offer. During 2003 and 2002, the Company used excess liquidity to repurchase 240,666 and 300,920 shares of its common stock for a total of $7.3 million and $5.6 million, respectively.

The Company’s most liquid assets are cash and short-term investments. The levels of these assets are dependent on the Company’s operating, financing, lending, and investing activities during any given period. At December 31, 2004, cash and short-term investments totaled $14.4 million. The Company has other sources of liquidity if a need for additional funds arises, including securities maturing within one year and the repayment of loans. The Company may also utilize the sale of securities available for sale, federal funds purchased, and Federal Home Loan Bank advances as sources of funds. At December 31, 2004, the Company had the ability to borrow a total of approximately $594,000 from the FHLB of Chicago without securing advances with securities specifically assigned to the FHLB of Chicago. On that date, the Company had outstanding advances of $6.5 million.

At December 31, 2004, the Company had outstanding commitments to originate loans of $1.7 million, none of which had fixed interest rates. These loans are to be secured by properties located in its market area. The Company anticipates that it will have sufficient funds available to meet its current loan commitments. Loan commitments have, in recent periods, been funded through liquidity or through FHLB borrowings. Certificates of deposit, which are scheduled to mature in one year or less from December 31, 2004, totaled $92.3 million. Management believes,

10.

based on past experience, that a significant portion of such deposits will remain with the Company. Based on the foregoing, in addition to the Company’s high level of core deposits and capital, the Company considers its liquidity and capital resources sufficient to meet its outstanding short-term and long-term needs.

Liquidity management is both a daily and long-term responsibility of management. The Company adjusts its investments in liquid assets based upon management’s assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and investment securities, and (4) the objectives of its asset/liability management program. Excess liquid assets are invested generally in interest-earning overnight deposits and short- and intermediate-term U.S. government and agency obligations and mortgage-backed securities of short duration.

The Bank is subject to various regulatory capital requirements imposed by the Office of Thrift Supervision (“OTS”). At December 31, 2004, the Company was in compliance with all applicable capital requirements. See Note 13 of the Notes to Consolidated Financial Statements.

Contractual Obligations

The following table sets forth the contractual obligations of the Company as of December 31, 2004 (in thousands):

	Total	Less Than 1 Year	1 – 3 Years	4 – 5 Years	After 5 Years
FHLB advances	$6,450	$2,450	$4,000	$—	$—
Subordinated debentures	7,217	—	—	—	7,217

Total contractual cash obligations	$13,667	$2,450	$4,000	$—	$7,217

Off-Balance-Sheet Arrangements

In the normal course of operations, the Company engages in a variety of financial transactions that, in accordance with accounting principles generally accepted in the United States of America, are not recorded in its consolidated financial statements. These transactions involve, to varying degrees, elements of credit, interest rate, and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments, lines of credit, and letters of credit. See Note 10 to the consolidated financial statements.

For the year ended December 31, 2004, the Company engaged in no off-balance-sheet transactions reasonably likely to have a material effect on its consolidated financial condition, results of operations or cash flows.

New Accounting Pronouncements

FAS 123R requires all public companies to record compensation cost for stock options provided to employees in return for employee service. The cost is measured at the fair value of the options when granted, and this cost is expensed over the employee service period, which is normally the vesting period of the options. This will apply to awards granted or modified after the first quarter or

11.

year beginning after June 15, 2005. Compensation cost will also be recorded for prior option grants that vest after the date of adoption. The effect on results of operations will depend on the level of future option grants and the calculation of the fair value of the options granted at such future date, as well as the vesting periods provided. Existing options that will vest after adoption date are expected to result in additional compensation expense of approximately $165,000 during the balance of 2005, $165,000 in 2006, $19,000 in 2007, $19,000 in 2008, and $17,000 in 2009. There will be no significant effect on financial position as total equity will not change.

SOP 03-3 requires that a valuation allowance for loans acquired in a transfer, including in a business combination, reflect only losses incurred after acquisition and should not be recorded at acquisition. It applies to any loan acquired in a transfer that showed evidence of credit quality deterioration since it was made.

The effect of these new standards on the Company’s financial position and results of operations is not expected to be material upon and after adoption.

Effect of Inflation and Changing Prices

The consolidated financial statements and related data presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on the operations of the Bank is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates, generally, have a more significant impact on a financial institution’s performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

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

12.

	Year ended December 31, 2004			Year ended December 31, 2003			Year ended December 31, 2002
Dollars in Thousands	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Interest-earning assets:
Loans receivable (1)	$134,237	$8,363	6.23%	$138,533	$9,327	6.73%	$113,246	$7,961	7.03%
Securities (2)	158,247	5,919	3.74	143,478	5,728	3.99	102,739	4,783	4.66
Other interest-earning assets	18,006	168	0.93	31,052	256	0.82	28,021	348	1.24

Total interest-earning assets	310,490	14,450	4.65	313,063	15,311	4.89	244,006	13,092	5.37
Non-interest-earning assets	8,018			10,214			7,428

Total assets	$318,508			$323,277			$251,434

Interest-bearing liabilities:
Deposits:
NOW and money market accounts	$46,053	$418	0.91	$45,602	$487	1.07	$39,222	$572	1.46
Savings and certificates	227,792	5,234	2.30	223,251	5,901	2.64	161,878	5,428	3.35

Total deposits	273,845	5,652	2.06	268,853	6,388	2.38	201,100	6,000	2.98
FHLB advances	6,114	177	2.89	4,888	167	3.42	3,934	154	3.91
Subordinated debentures	7,217	323	5.84	—	—	—	—	—	—

Total interest-bearing liabilities	287,176	6,152	2.14	273,741	6,555	2.39	205,034	6,154	3.00

Non-interest-bearing liabilities	921			4,287			3,281

Total liabilities	288,097			278,028			208,315
Equity	30,411			45,249			43,119

Total liabilities and equity	$318,508			$323,277			$251,434

Net interest income/ interest rate spread		$8,298	2.51%		$8,756	2.50%		$6,938	2.36%

Net interest margin			2.67%			2.80%			2.84%

Ratio of interest-earning assets to interest-bearing liabilities			108.12%			114.36%			119.01%

(1)	Includes nonaccrual loans at a 0% yield. Net of deferred fees and allowance for loan losses.
(2)	Includes Federal Home Loan Bank stock and FHLMC stock.

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

	2004 – 2003
	Increase (Decrease) Due to
	Rate	Volume	Total
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$(681)	$(283)	$(964)
Securities	(376)	567	191
Other interest-earning assets	(88)	—	(88)

Total interest-earning assets	(1,145)	284	(861)

Interest-bearing liabilities:
Deposits:
NOW and money market accounts	(69)	—	(69)
Savings accounts and certificates	(785)	118	(667)
FHLB advances	10	—	10
Subordinated debentures	—	323	323

Total interest-bearing liabilities	(844)	441	(403)

Decrease in net interest income	$(301)	$(157)	$(458)

	2003 - 2002
	Increase (Decrease) Due to
	Rate	Volume	Total
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$(348)	$1,714	$1,366
Securities	(753)	1,698	945
Other interest-earning assets	(92)	—	(92)

Total interest-earning assets	(1,193)	3,412	2,219

Interest-bearing liabilities:
Deposits:
NOW and money market accounts	(85)	—	(85)
Savings accounts and certificates	(1,305)	1,778	473
FHLB advances	13	—	13

Total interest-bearing liabilities	(1,377)	1,778	401

Increase in net interest income	$184	$1,634	$1,818

14.

Market Risk Analysis

Qualitative Aspects of Market Risk. The Company’s most significant form of market risk is interest rate risk. The principal objectives of the Company’s interest rate risk management are to evaluate the interest rate risk inherent in certain balance sheet accounts; determine the level of risk appropriate given the Company’s business strategy, operating environment, capital and liquidity requirements; and performance objectives; and manage the risk consistent with the Board of Director’s approved guidelines. The Company has an Asset/Liability Committee, responsible for reviewing its asset/liability policies and interest rate risk position. The committee meets monthly and reports trends and interest rate risk position to the Board of Directors quarterly. The extent of the movement of interest rates is uncertainty that could have a negative impact on the earnings of the Company.

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

Quantitative Aspects of Market Risk. The Company primarily utilizes an interest sensitivity analysis prepared by the OTS to review the level of interest rate risk. This analysis measures interest rate risk by computing changes in the net portfolio value of the Company’s cash flows from assets, liabilities, and off-balance-sheet items in the event of a range of assumed changes in market interest rates. Net portfolio value represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance-sheet items. This analysis assesses the risk of loss in market risk sensitive instruments in the event of a sudden and sustained 100 to 300 basis point increase or decrease in market interest rates with no effect given to any steps that management might take to counter the effect of that interest rate movement. The following tables, which are based on information provided to the Company by the OTS, presents the change in the Company’s net portfolio value at December 31, 2004, that would occur upon an immediate change in interest rates based on OTS assumptions, but without giving effect to any steps that management might take to counteract that change. Due to the abnormally low prevailing interest rate environment, the OTS report did not provide NPV estimated for the –200 and –300 basis points.

15.

	2004
Change in Interest Rates in Basis Points (Rate Shock)	Net Portfolio Value			NPV as % of Portfolio Value of Assets
	Amount	$ Change	% Change	NPV Ratio	Basis Point Change
	(Dollars in thousands)
300	$22,565	(12,719)	(36)%	7.53%	(355	)bp
200	27,731	(7,552)	(21)	9.04	(204	)bp
100	32,149	(3,134)	(9)	10.27	(82	)bp
Static	35,283	—	—	11.09	—
(100)	37,075	1,791	5	11.51	42	bp

The OTS uses certain assumptions in assessing the interest rate risk of savings associations. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under differing interest rate scenarios, among others.

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

16.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

First Federal Bancshares, Inc.

Colchester, Illinois

We have audited the accompanying consolidated statements of financial condition of First Federal Bancshares, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Federal Bancshares, Inc. as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004 in conformity with U.S. generally accepted accounting principles.

/s/ Crowe Chizek and Company LLC
Crowe Chizek and Company LLC

Oak Brook, Illinois

March 29, 2005

17.

FIRST FEDERAL BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

December 31, 2004 and 2003

(Dollars in thousands, except share and per share data)

	2004	2003
ASSETS
Cash and due from banks	$1,003	$2,068
Interest-bearing deposits	13,384	27,056

Cash and cash equivalents	14,387	29,124
Time deposits in other financial institutions	295	295
Securities available for sale, at fair value	153,622	160,337
Loans receivable, net of allowance of $942 and $963	136,331	131,935
Real estate owned, net	101	149
Premises and equipment, net	3,471	3,535
Accrued interest receivable	1,363	1,489
Goodwill	1,340	1,340
Core deposits and other intangibles	248	288
Other assets	1,329	238

Total assets	$312,487	$328,730

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits
Non-interest-bearing	$3,256	$4,012
Interest-bearing	270,455	267,838

	273,711	271,850
Advances from borrowers for taxes and insurance	184	137
Federal Home Loan Bank advances	6,450	6,000
Accrued interest payable	592	484
Other liabilities	209	8,866
Subordinated debentures	7,217	—

Total liabilities	288,363	287,337
Shareholders’ equity
Preferred stock, $.01 par value per share, 1,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $.01 par value per share, 4,000,000 shares authorized, 2,242,500 shares issued	22	22
Additional paid-in capital	22,954	22,852
Unearned ESOP shares	(1,032)	(1,211)
Unearned stock awards	(474)	(745)
Treasury stock, 925,401 shares in 2004 and 388,313 shares in 2003	(28,185)	(9,902)
Retained earnings	31,393	30,180
Accumulated other comprehensive income (loss)	(554)	197

Total shareholders’ equity	24,124	41,393

Total liabilities and shareholders’ equity	$312,487	$328,730

See accompanying notes to consolidated financial statements.

18.

FIRST FEDERAL BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

For the years ended December 31, 2004, 2003, and 2002

(Dollars in thousands, except per share data)

	2004	2003	2002
Interest income
Loans	$8,363	$9,327	$7,961
Securities	5,919	5,728	4,783
Time deposits in other financial institutions	168	256	348

Total interest income	14,450	15,311	13,092
Interest expense
Savings and certificates	5,234	5,901	5,428
NOW and money market accounts	418	487	572
Federal Home Loan Bank advances	177	167	154
Subordinated debentures	323	—	—

Total interest expense	6,152	6,555	6,154

Net interest income	8,298	8,756	6,938
Provision for loan losses	—	90	7

Net interest income after provision for loan losses	8,298	8,666	6,931

Noninterest income
Service charges on deposit accounts	321	209	142
Loan origination and servicing fees	260	482	164
Other fee income	180	210	149
Net gain on sale of securities	576	599	68
Gain on sale of branch	—	428	—
Recovery of impairment loss	85	452	—
Other income	43	113	50

Total noninterest income	1,465	2,493	573
Noninterest expense
Compensation and benefits	4,322	4,010	2,713
Occupancy and equipment	556	542	383
Data processing	536	765	484
Federal insurance premiums	118	116	100
Advertising	161	150	109
Professional fees	278	319	172
Other noninterest expense	907	874	482

Total noninterest expense	6,878	6,776	4,443

Income before income taxes	2,885	4,383	3,061
Provision for income taxes	1,086	1,551	1,124

Net income	$1,799	$2,832	$1,937

Earnings per share
Basic	$1.30	$1.58	$1.09
Diluted	$1.21	$1.48	$1.07

See accompanying notes to consolidated financial statements.

19.

FIRST FEDERAL BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the years ended December 31, 2004, 2003, and 2002

(Dollars in thousands, except share and per share data)

	Common Stock	Additional Paid-in Capital	Unearned ESOP Shares	Unearned Stock Awards	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance at December 31, 2001	$22	$21,418	$(1,570)	$(1,287)	$(2,322)	$26,745	$695	$43,701

Purchase of 300,920 shares of treasury stock	—	—	—	—	(5,572)	—	—	(5,572)

Acquisition of PFSB Bancorp, Inc. (252,310 shares)	—	1,072	—	—	4,575	—	—	5,647

ESOP shares earned	—	143	180	—	—	—	—	323

Options exercised (2,603 shares)	—	(4)	—	—	47	—	—	43

Stock awards earned	—	—	—	271	—	—	—	271

Dividends declared ($.32 per share)	—	—	—	—	—	(592)	—	(592)

Comprehensive income
Net income	—	—	—	—	—	1,937	—	1,937
Unrealized loss on securities available-for-sale, net of reclassification and tax effects	—	—	—	—	—	—	1,273	1,273

Total comprehensive income								3,210

Balance at December 31, 2002	22	22,629	(1,390)	(1,016)	(3,272)	28,090	1,968	47,031

Purchase of 240,666 shares of treasury stock	—	—	—	—	(7,333)	—	—	(7,333)

ESOP shares earned	—	293	179	—	—	—	—	472

Options exercised (32,910 shares)	—	(185)	—	—	703	—	—	518

Stock awards earned and related tax benefit	—	115	—	271	—	—	—	386

Dividends declared ($.41 per share)	—	—	—	—	—	(742)	—	(742)

(Continued)

20.

FIRST FEDERAL BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the years ended December 31, 2004, 2003, and 2002

(Dollars in thousands, except shares and per share data)

	Common Stock	Additional Paid-in Capital	Unearned ESOP Shares	Unearned Stock Awards	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Comprehensive income
Net income	$—	$—	$—	$—	$—	$2,832	$—	$2,832
Unrealized gain on securities available for sale, net of reclassification and tax effects	—	—	—	—	—	—	(1,771)	(1,771)

Total comprehensive income								1,061

Balance at December 31, 2003	22	22,852	(1,211)	(745)	(9,902)	30,180	197	41,393

Purchase of 562,148 shares of treasury stock through tender offer, including related costs	—	—	—	—	(18,969)	—	—	(18,969)

ESOP shares earned	—	324	179	—	—	—	—	503

Options exercised (25,060 shares)	—	(284)	—	—	686	—	—	402

Stock awards earned and related tax benefit	—	62	—	271	—	—	—	333

Dividends declared ($.44 per share)	—	—	—	—	—	(586)	—	(586)

Comprehensive income
Net income	—	—	—	—	—	1,799	—	1,799
Unrealized loss on securities available for sale, net of reclassification and tax effects	—	—	—	—	—	—	(751)	(751)

Total comprehensive income								1,048

Balance at December 31, 2004	$22	$22,954	$(1,032)	$(474)	$(28,185)	$31,393	$(554)	$24,124

See accompanying notes to consolidated financial statements.

21.

FIRST FEDERAL BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2004, 2003, and 2002

(Dollars in thousands)

	2004	2003	2002
Cash flows from operating activities
Net income	$1,799	$2,832	$1,937
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	259	230	126
Loss (gain) on sale of real estate owned	12	(11)	17
Net amortization of premiums and discounts	133	71	149
ESOP compensation expense	503	472	323
Stock award compensation expense	271	271	271
Amortization of intangible assets	40	40	(32)
Provision for loan losses	—	90	7
Deferred income taxes	—	107	87
Dividend reinvestments	(1,055)	(886)	(1,102)
Federal Home Loan Bank stock dividends	(89)	(96)	(55)
Net gain on sale of securities	(576)	(599)	(68)
Gain on sale of branch	—	(428)	—
Net changes in
Accrued interest receivable and other assets	(850)	7	607
Deferred loan (fees) costs	5	27	(52)
Accrued interest payable and other liabilities	986	131	(1,580)

Net cash from operating activities	1,438	2,258	635

Cash flows from investing activities
Cash acquired from PFSB Bancorp, Inc. net of cash paid	—	—	18,108
Net change in time deposits in other financial institutions	—	—	293
Purchase of securities available for sale	(65,844)	(147,666)	(25,464)
Purchase of securities held to maturity	—	—	(23,422)
Principal paydowns on mortgage-backed securities available for sale	16,676	19,907	10,659
Principal paydowns on mortgage-backed securities held to maturity	—	—	396
Redemption of Federal Home Loan Mortgage Corporation stock	20	—	—
Redemption of Federal Home Loan Bank stock	—	—	509
Purchase of Federal Home Loan Bank stock	(85)	(175)	(54)
Proceeds from maturities of securities available for sale	10,609	38,755	1,000
Proceeds from maturities of securities held to maturity	—	—	10,025
Proceeds from sales of securities available for sale	36,699	52,494	22,973
Capital expenditures on real estate owned	—	—	(1)
Net (increase) decrease in loans receivable	(4,663)	17,690	9,196
Proceeds from sale of real estate owned	298	641	417
Payments for sale of branch	—	(6,103)	—
Purchase of property and equipment	(195)	(506)	(739)

Net cash from investing activities	(6,485)	(24,963)	23,896

(Continued)

22.

FIRST FEDERAL BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2004, 2003, and 2002

(Dollars in thousands)

	2004	2003	2002
Cash flows from financing activities
Net increase in deposits	$1,861	$14,607	$6,278
Net change in advances from borrowers for taxes and insurance	47	(30)	(55)
Advances from the Federal Home Loan Bank	4,450	4,000	—
Repayment of Federal Home Loan Bank advances	(4,000)	(2,000)	—
Proceeds from subordinated debentures	7,217	—	—
Purchase of treasury stock	(18,969)	(7,333)	(5,572)
Dividends paid	(698)	(760)	(647)
Exercise of stock options	402	518	43

Net cash from financing activities	(9,690)	9,002	47

Net change in cash and cash equivalents	(14,737)	(13,703)	24,578

Cash and cash equivalents
Beginning of year	29,124	42,827	18,249

End of year	$14,387	$29,124	$42,827

Supplemental disclosures of cash flow information
Cash paid during the year for
Interest	$6,044	$6,677	$6,084
Taxes, net of refunds	627	1,362	1,384
Transfer of loans to real estate owned	262	502	346
Transfer of securities to available for sale from held to maturity on January 24, 2003 at fair value	—	24,471	—
Due to broker	—	9,000	—

See accompanying notes to consolidated financial statements.

23.

FIRST FEDERAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004 and 2003

(Tables in thousands, except share and per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The accompanying consolidated financial statements include the accounts of First Federal Bancshares, Inc. (“the Corporation”) and its wholly owned subsidiary, First Federal Bank (“the Bank”). All significant intercompany transactions and balances are eliminated in consolidation.

Nature of Operations: The only business of the Corporation is the ownership of the Bank. The Bank provides a full range of banking and related financial services to individual and corporate business customers located primarily in west central Illinois and northeast Missouri. The Bank’s primary deposit products are demand deposits and time and savings accounts. Its primary lending products are commercial and residential real estate loans to customers who are predominantly small and middle market businesses and individuals. The accounting and reporting policies of the Corporation are based upon accounting principles generally accepted in the United States of America and conform to predominant practices within the banking industry. Significant accounting policies followed by the Corporation are presented below.

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

Statement of Cash Flows: Cash and cash equivalents include cash on hand, amounts due from banks under 90 days, and daily federal funds sold. The Bank reports net cash flows for customer loan transactions, deposit transactions, time deposits in other financial institutions, and advances from borrowers for taxes and insurance.

Interest-bearing Deposits in Other Financial Institutions: Interest-bearing deposits in other financial institutions mature within one year and are carried at cost.

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

(Continued)

24.

FIRST FEDERAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004 and 2003

(Tables in thousands, except share and per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.

Declines in the fair value of securities below their cost that are other than temporary are reflected as realized losses. In estimating other-than-temporary losses, management considers: (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the Company’s ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments.

Interest income on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection. Consumer and credit card loans are typically charged off no later than 120 days past due. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

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

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using past loan loss experience; the nature and volume of the portfolio; information about specific borrower situations and estimated collateral values; economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off. Loan losses are charged against the allowance when management believes that the uncollectibility of a loan balance is confirmed.

(Continued)

25.

FIRST FEDERAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004 and 2003

(Tables in thousands, except share and per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors.

A loan is impaired when full payment under the loan terms is not expected. Commercial and commercial real estate loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

Transfers of Financial Assets: Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Corporation, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Corporation does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Foreclosed Assets: Assets acquired through or instead of loan foreclosure are initially recorded at fair value when acquired, establishing a new cost basis. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Costs after acquisition are expensed.

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Buildings and related components are depreciated using the straight-line method with useful lives ranging from 5 to 50 years. Furniture, fixtures, and equipment are depreciated using the straight-line or accelerated method with useful lives ranging from 3 to 10 years. The cost of maintenance and repairs is charged to expense as incurred and significant repairs are capitalized.

Goodwill and Other Intangible Assets: Goodwill results from business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified. No impairment was recognized in 2004 or 2003.

(Continued)

26.

FIRST FEDERAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004 and 2003

(Tables in thousands, except share and per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Other intangible assets consist of core deposit and customer relationship assets arising from bank acquisition. These intangibles are initially measured at fair value and then are amortized on an accelerated method over their useful lives, estimated to be ten years.

Long-term Assets: Premises and equipment, core deposit and other intangible assets, and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Subordinated Debt and Trust Preferred Securities: On March 25, 2004, FFBI Capital Trust I (the “Trust”), a Delaware statutory trust sponsored by the Company, issued $7.0 million in the form of fixed/floating rate capital securities through a pooled trust preferred securities offering. The proceeds from this issuance, along with the Company’s $217,000 capital contribution for the Trust’s common securities, were used to acquire $7.2 million aggregate principal amount of the Company’s fixed/floating rate junior subordinated deferrable interest debentures due 2034 (the “Debentures”), which constitute the sole asset of the Trust. Prior to April 7, 2009 the interest rate on the Debentures and the capital securities is fixed at a rate of 5.838% and on or after April 7, 2009 the interest rate on the Debentures is variable and adjustable quarterly at 2.80% over the three-month LIBOR. The stated maturity of the Debentures is April 6, 2034. In addition, the Debentures are subject to redemption at par at the option of the Company, subject to prior regulatory approval, in whole or in part on any interest payment date on or after April 7, 2009.

Under generally accepted accounting principals, the trust is not consolidated with the Company. Accordingly, the Company reports as liabilities the subordinated debentures issued by the Company and held by the trust.

Income Taxes: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

(Continued)

27.

FIRST FEDERAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004 and 2003

(Tables in thousands, except share and per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings Per Common Share: Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. ESOP shares are considered outstanding for this calculation unless unearned. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options and stock awards. Earnings and dividends per share are restated for all stock splits and dividends through the date of issue of the financial statements.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale, net of tax, which are also recognized as separate components of equity.

Employee Stock Ownership Plan (ESOP): The cost of shares issued to the ESOP but not yet allocated to participants is presented in the consolidated balance sheet as a reduction of shareholders’ equity. Compensation expense is recorded based on the market price of the shares as they are committed to be released for allocation to participant accounts. The difference between the market price and the cost of the shares committed to be released is recorded as an adjustment to additional paid-in capital. Dividends on allocated ESOP shares reduce retained earnings; dividends on unallocated ESOP shares reduce debt.

Shares are considered outstanding in earnings per share calculations as they are committed to be released, unallocated shares are not considered outstanding.

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

Stock Compensation: Employee compensation expense under stock options is reported using the intrinsic value method. No stock-based compensation cost is reflected in net income, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant. The following table illustrates the effect on net income and earnings per share if expense was measured using the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation.

For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options’ vesting period. The Company did not issue stock options prior to 2001.

(Continued)

28.

FIRST FEDERAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004 and 2003

(Tables in thousands, except share and per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

	Year Ended December 31,
	2004	2003	2002
Net income as reported	$1,799	$2,832	$1,937
Deduct: stock-based compensation expense determined under fair value-based method	93	90	88

Pro forma net income	1,706	2,742	1,849
Earnings per share as reported
Basic	1.30	1.58	1.09
Diluted	1.21	1.48	1.04
Pro forma earnings per share
Basic	1.23	1.52	1.07
Diluted	1.15	1.44	1.02

The pro forma effects are computed using option pricing models, using the following weighted-average assumptions as of grant date.

Date of grant	December 15, 2004	January 22, 2003	October 10, 2001
Options granted	12,701	3,000	208,549
Estimated fair value of stock options granted	$6.58	$3.26	$3.50

Assumptions used:
Risk-free interest rate	3.48%	2.94%	3.88%
Expected option life	5 years	5 years	5 years
Expected stock price volatility	25.10%	12.80%	20.10%
Expected dividend yield	1.56%	1.55%	1.93%

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

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

(Continued)

29.

FIRST FEDERAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004 and 2003

(Tables in thousands, except share and per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Effect of Newly Issued But Not Yet Effective Accounting Standards: FAS 123R requires all public companies to record compensation cost for stock options provided to employees in return for employee service. The cost is measured at the fair value of the options when granted, and this cost is expensed over the employee service period, which is normally the vesting period of the options. This will apply to awards granted or modified after the first quarter or year beginning after June 15, 2005. Compensation cost will also be recorded for prior option grants that vest after the date of adoption. The effect on results of operations will depend on the level of future option grants and the calculation of the fair value of the options granted at such future date, as well as the vesting periods provided. Existing options that will vest after adoption date are expected to result in additional compensation expense of approximately $165,000 during the balance of 2005, $165,000 in 2006, $19,000 in 2007, $19,000 in 2008, and $17,000 in 2009. There will be no significant effect on financial position as total equity will not change.

SOP 03-3 requires that a valuation allowance for loans acquired in a transfer, including in a business combination, reflect only losses incurred after acquisition and should not be recorded at acquisition. It applies to any loan acquired in a transfer that showed evidence of credit quality deterioration since it was made.

The effect of these new standards on the Company’s financial position and results of operations is not expected to be material upon and after adoption.

Operating Segments: While the chief decision-makers monitor the revenue streams of the various products and services, the identifiable segments are not material and operations are managed and financial performance is evaluated on a corporate-wide basis. Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable operating segment.

Reclassifications: Some items in the prior year consolidated financial statements were reclassified to conform to the current presentation.

NOTE 2 - ACQUISITION AND DIVESTITURE

On November 22, 2002, the Corporation acquired 100 percent of the outstanding common shares of PFSB Bancorp, Inc. (“PFSB”). As a result of the acquisition, the Corporation is better positioned to compete in the financial services industry in Illinois and Missouri through expanded operations and market coverage.

NOTE 2 - ACQUISITION AND DIVESTITURE (Continued)

The aggregate purchase price was $10.6 million, including $4.4 million of cash, the exchange of 252,310 shares of the Corporation’s common stock valued at $5.6 million, and transaction costs totaling $550,000. The value of the 252,310 common shares issued was determined based on the average closing price of the Corporation’s common stock over a ten-day trading period shortly before the closing of the merger.

The following table presents the allocation of the acquisition cost for PFSB to assets acquired and liabilities assumed, based on their fair values:

Cash and cash equivalents	$23,067
Securities	2,359
Loans, net of allowance for loan losses	46,852
Premises and equipment	1,159
Other assets	776
Goodwill	1,515
Intangible assets	331

Total assets acquired	76,059

Deposits	(64,796)
Other liabilities	(657)

Total liabilities acquired	(65,453)

Net assets acquired	$10,606

(Continued)

30.

FIRST FEDERAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004 and 2003

(Tables in thousands, except share and per share data)

During 2003, goodwill was reduced by $175,000 to reflect an adjustment to the fair value of deferred tax assets and liabilities as a result of the final analysis of PFSB’s tax position.

Goodwill is not deductible for tax purposes. Intangible assets consist primarily of a core deposit intangible, which is being amortized over ten years on an accelerated basis. Intangible assets are reported net of accumulated amortization of $82,750, $43,030, and $4,000 at December 31, 2004, 2003, and 2002, respectively. Estimated amortization for intangibles for each of the next five years is approximately $40,000.

The Company’s subsidiary, First Federal Bank, completed the sale of its Mount Sterling, Illinois branch office on September 26, 2003. The sale included the assumption of approximately $6.2 million in deposits and miscellaneous other assets totaling approximately $106,000. A gain of $428,000, pre-tax, was recorded on the sale. There was no goodwill or intangible assets associated with the sale of the branch.

NOTE 3 - SECURITIES

The fair value of securities available for sale and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows:

	Estimated Fair Value	Gross Unrealized Gains	Gross Unrealized Losses
2004
U.S. government agency	$26,932	$88	$(727)
SLMA bonds	2,555	—	(13)
Corporate bonds	6,036	—	(64)
State and municipal obligations	7,520	256	(6)

	43,043	344	(810)
U.S. government agency mortgage-backed securities and collateralized mortgage obligations
FHLMC	12,768	16	(116)
FNMA	44,024	59	(708)
GNMA	18,390	24	(135)
Other	3,976	—	(10)

	79,158	99	(969)
Marketable equity securities
Mortgage securities fund	18,285	—	(344)
Federal Home Loan Bank stock	1,562	—	—
FHLMC stock	907	867	—
Adjustable rate mortgage securities fund	9,232	—	(81)
Ultra Fund	1,435	—	(11)

	31,421	867	(436)

Total	$153,622	$1,310	$(2,215)

2003
U.S. government agency	$36,021	$225	$(774)
SLMA bonds	7,058	25	(12)
Corporate bonds	15,722	75	(32)
State and municipal obligations	6,850	290	(4)

	65,651	615	(822)
U.S. government agency mortgage-backed securities and collateralized mortgage obligations
FHLMC	20,452	233	(141)
FNMA	33,744	323	(639)
GNMA	8,360	18	—
Other	2,009	17	—

	64,565	591	(780)

(Continued)

31.

FIRST FEDERAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004 and 2003

(Tables in thousands, except share and per share data)

NOTE 3 - SECURITIES (Continued)

2003 (Continued)
Marketable equity securities
Mortgage securities fund	17,632	—	(228)
Federal Home Loan Bank stock	1,388	—	—
Federal Home Loan Mortgage Corporation stock	1,019	965	(3)
Adjustable rate mortgage securities fund	9,079	4	(21)
Ultra Fund	1,003	1	—

	30,121	970	(252)

Total	$160,337	$2,176	$(1,854)

During the first quarter of 2003, as a result of the acquisition of PFSB, changes in the structure of the balance sheet and for asset/liability management purposes, management revised the Company’s policy to classify all securities as available for sale. Effective January 31, 2003, the Company reclassified all of its securities held to maturity to securities available for sale. The securities that were reclassified had a book value of $24.2 million and a fair value of $24.5 million as of that date.

Sales of available for sale securities were as follows:

	2004	2003	2002
Proceeds	$36,699	$52,494	$22,973
Gross gains	608	615	68
Gross losses	(32)	(16)	—

(Continued)

32.

FIRST FEDERAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004 and 2003

(Tables in thousands, except share and per share data)

Securities with a carrying amount of $16,821 and $8,008 at December 31, 2004 and 2003, respectively, were pledged to secure public deposits and for other purposes as required by law.

During the quarter ended December 31, 2001, the Company recorded an impairment loss of $596,000 related to certificates of deposit purchased through a broker who was charged by the SEC with securities fraud in relationship to these certificates of deposit. The Company received a total of $452,000 during 2003 as distributions of receivership assets, representing 76% of the allowed claim. During 2004, the Company received three distributions totaling $85,000 for the year. The distributions of receivership assets represent 90% of the allowed claim. These amounts are reflected as “recovery impairment loss” in the accompanying consolidated statement of income.

(Continued)

33.

FIRST FEDERAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004 and 2003

(Tables in thousands, except share and per share data)

NOTE 3 - SECURITIES (Continued)

The scheduled maturities of securities available for sale at December 31, 2004 were as follows:

Fair Value
Due in one year or less	$90
Due after one year through five years	10,850
Due after five years through ten years	28,240
Due after ten years	3,863

Subtotal	43,043
Mortgage-backed securities	79,158
Marketable equity securities	31,421

Total	$153,622

Securities with unrealized losses at year-end 2004 and 2003 are presented below by length of time the securities have been in an unrealized loss position.

	Less than 12 Months		12 Months or More		Total
2004 Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. government agency	$—	$—	$24,853	$727	$24,853	$727
SLMA bonds	—	—	2,390	13	2,390	13
Corporate bonds	2,077	23	3,959	41	6,036	64
State and municipal obligations	737	5	103	1	840	6
U.S. government agency mortgage- backed securities and collateralized mortgage obligations
FHLMC	12,022	116	—	—	12,022	116
FNMA	23,984	272	16,161	436	40,145	708
GNMA	15,152	135	—	—	15,152	135
Other	1,984	10	—	—	1,984	10
Marketable equity securities
Mortgage securities fund	—	300	18,285	44	18,285	344
Adjustable rate mortgage securities fund	—	60	9,232	21	9,232	81
Ultra fund	1,435	11	—	—	1,435	11
Total temporarily impaired	$57,391	$932	$74,983	$1,283	$132,374	$2,215

(Continued)

34.

FIRST FEDERAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004 and 2003

(Tables in thousands, except share and per share data)

NOTE 3 - SECURITIES (Continued)

	Less than 12 Months		12 Months or More		Total
2003 Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. government agency	$30,806	$774	$—	$—	$30,806	$774
SLMA bonds	—	—	3,086	12	3,086	12
Corporate bonds	3,968	32	—	—	3,968	32
State and municipal obligations	324	4	—	—	324	4
U.S. government agency mortgage - backed securities and collateralized mortgage obligations
FHLMC	11,376	141	—	—	11,376	141
FNMA	23,358	639	—	—	23,358	639
Marketable equity securities
Mortgage securities fund	17,632	228	—	—	17,632	228
FHLMC Stock	3	1	22	2	25	3
Adjustable rate mortgage securities fund	7,949	21	—	—	7,949	21

Total temporarily impaired	$95,416	$1,840	$3,108	$14	$98,524	$1,854

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

(Continued)

35.

FIRST FEDERAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004 and 2003

(Tables in thousands, except share and per share data)

NOTE 4 - LOANS RECEIVABLE

Loans receivable consist of the following:

	2004	2003
First mortgage loans
One- to four-family	$84,098	$82,931
Multi-family and commercial	34,962	30,453
Construction	3,305	1,579

Total first mortgage loans	122,365	114,963
Commercial loans	6,932	7,191
Consumer loans
Automobile	5,075	4,470
Home improvement	484	1,405
Share loans	1,282	1,231
Other	1,025	3,621

Total consumer loans	7,866	10,727

Total loans	137,163	132,881
Add
Real estate in judgment	20	—
Less
Unearned discounts	(66)	(144)
Deferred loans costs, net	156	161
Allowance for loan losses	(942)	(963)

Loans receivable, net	$136,331	$131,935

The Bank makes commercial and residential real estate loans, commercial business loans, and consumer loans to customers located primarily in the west central Illinois and northeast Missouri areas. Generally, the loans are backed by collateral and are expected to be repaid from cash flow or proceeds from the sale of selected assets of the borrowers.

Activity in the allowance for loan losses is summarized as follows:

	2004	2003	2002
Balance at beginning of year	$963	$976	$534
Provision charged to income	—	90	7
Charge-offs	(96)	(189)	(25)
Recoveries	75	86	88
Acquired allowance for loan losses	—	—	372

Balance at end of year	$942	$963	$976

(Continued)

36.

FIRST FEDERAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004 and 2003

(Tables in thousands, except share and per share data)

NOTE 4 - LOANS RECEIVABLE (Continued)

There were no impaired loans as of December 31, 2004 or 2003. Differences in interest income recorded on the cash basis on nonaccrual loans for the years ended December 31, 2004, 2003, and 2002 and the amounts that would have been recorded if interest on such nonaccrual loans had been accrued were not material to the consolidated financial statements.

Nonperforming loans were as follows:

	2004	2003
Loans past due over 90 days still on accrual	$902	$993
Nonaccrual loans	929	160

Nonperforming loans includes both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

Loans to principal officers, directors, and their affiliates in 2004 were as follows.

	2004	2003
Beginning balance	$525	399
New loans	498	295
Repayments	(448)	(169)

Ending balance	$575	$525

These loans were made on substantially the same terms and conditions available to customers of the Company.

NOTE 5 - LOAN SERVICING

Mortgage loans serviced for others are not included in the accompanying consolidated financial statements. The unpaid principal balances of these loans are summarized below:

	2004	2003
Federal Home Loan Bank	45,881	40,616

Total	$45,881	$40,616

(Continued)

37.

FIRST FEDERAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004 and 2003

(Tables in thousands, except share and per share data)

NOTE 6 - PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	2004	2003
Land, buildings, and improvements	$4,477	$4,412
Furniture, fixtures, and equipment	2,026	1,929

	6,503	6,341
Less accumulated depreciation	3,032	2,806

Total	$3,471	$3,535

NOTE 7 - DEPOSITS

Certificate of deposit accounts with balances of $100,000 or more totaled approximately $31,629,000 and $32,922,000 at December 31, 2004 and 2003, respectively. Deposits greater than $100,000 are not federally insured.

Scheduled maturities of certificates of deposit at December 31, 2004 were as follows:

2005	$92,337
2006	57,567
2007	21,143
2008	9,775
2009	4,953

Total	$185,775

At year-end 2004 and 2003, deposits to related parties were approximately $1,495,000 and $1,358,000.

(Continued)

38.

FIRST FEDERAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004 and 2003

(Tables in thousands, except share and per share data)

NOTE 8 - FEDERAL HOME LOAN BANK ADVANCES

Advances from the Federal Home Loan Bank consist of:

Maturity Date	Rate	Rate Adjustment	2004	2003
September 23, 2004	1.58%	Fixed	—	4,000
January 31, 2005	4.40%	Fixed	2,000	2,000
September 30, 2005	2.67%	Fixed	450	—
September 23, 2007	3.38%	Fixed	4,000	—

			$6,450	$6,000

The Bank maintains a collateral pledge agreement covering secured advances whereby the Bank has agreed to at all times keep on hand, free of all other pledges, and encumbrances, securities issued, insured or guaranteed by the U.S. government or any agency thereof, aggregating no less than 112% of the outstanding secured advances from the Federal Home Loan Bank of Chicago.

NOTE 9 - INCOME TAXES

An analysis of the provision for income taxes is as follows:

	2004	2003	2002
Current	$1,256	$1,444	$1,037
Deferred	(170)	107	87

	$1,086	$1,551	$1,124

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2004 and 2003 are as follows:

	2004	2003
Deferred tax assets
Deferred loan fees	$—	$62
Allowance for loan losses	366	374
Stock awards	106	81
Unrealized losses on securities available for sale	247	—
Other	327	—

Total deferred tax assets	1,046	517

(Continued)

39.

FIRST FEDERAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004 and 2003

(Tables in thousands, except share and per share data)

NOTE 9 - INCOME TAXES (Continued)

Deferred tax liabilities
Deferred loan costs	(61)	—
Unrealized gains on securities available for sale	—	(125)
Depreciation	(189)	(147)
Federal Home Loan Bank stock dividends	(176)	(144)
Purchase accounting adjustments	(35)	(20)
Other	—	(38)

Total deferred tax liabilities	(461)	(474)

Net deferred tax asset (liability)	$585	$43

No valuation has been recorded as management believes that it is more likely than not that the deferred tax asset will be fully realized.

A reconciliation of the federal statutory tax rate of 34% for the years ended December 31, 2004 and 2003 to the effective tax rate on income before income taxes is as follows:

	2004		2003		2002
	Amount	Percent	Amount	Percent	Amount	Percent
Tax expense at statutory rate	$981	34.0%	$1,490	34.0%	$1,041	34.0%
Tax-exempt interest income	(89)	(3.1)	(93)	(2.1)	(67)	(2.2)
State income taxes, net of federal	58	2.0	30	0.7	82	2.7
ESOP expense	110	3.8	101	2.3	50	1.6
Other	26	0.9	23	0.5	18	0.6

Tax expense at effective rate	$1,086	37.6%	$1,551	35.4%	$1,124	36.7%

Retained earnings at December 31, 2004 include allocations for federal income tax purposes representing tax bad debt deductions of approximately $2,300,000 through December 31, 2004, on which no tax has been paid and no deferred federal income taxes have been provided. Reductions of amounts so allocated for purposes other than tax bad debt losses will create income for tax purposes only, which will be subject to the then current corporate income tax rate.

(Continued)

40.

FIRST FEDERAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004 and 2003

(Tables in thousands, except share and per share data)

NOTE 10 - LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year end.

	2004	2003
Commitments to make loans	$1,728	$612
Unused lines of credit and letters of credit	4,106	4,581
Construction loans in process	326	610

Commitments to make loans are generally made for periods of 60 days or less. At December 31, 2004, the Bank did not have any fixed rate commitments to extend credit. Since many commitments expire without being used, the amounts above do not necessarily represent future cash commitments. Collateral may be obtained upon exercise of a commitment. The amount of collateral is determined by management and may include commercial and residential real estate and other business and consumer assets.

At December 31, 2004 and 2003, the Corporation had no financial guarantees under FASB Interpretation 45.

NOTE 11 - PENSION PLAN

The Corporation participates in a multi-employer defined benefit pension plan. The plan provides benefits to substantially all of the Corporation’s employees. The plan is funded through contributions to a nationwide plan for savings and loan associations. Pension expense was $322,000, $224,000, and $142,500 during the years ended December 31, 2004, 2003, and 2002, respectively.

NOTE 12 - STOCK-BASED COMPENSATION PLANS

The Corporation maintains an ESOP for the benefit of substantially all employees. Shares issued to the ESOP are allocated to ESOP participants based on principal and interest repayments made by the ESOP on a loan from the Corporation. The loan, which had a balance of $1,230,000 at December 31, 2004, is secured by shares purchased with the loan proceeds and will be repaid by the ESOP with funds from the Corporation’s discretionary contributions to the ESOP and earnings on the ESOP’s assets. Principal payments are scheduled to occur over a ten-year period. However, in the event the Corporation’s contributions exceed the minimum debt service requirements, additional principal payments will be made.

(Continued)

41.

FIRST FEDERAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004 and 2003

(Tables in thousands, except share and per share data)

NOTE 12 - STOCK-BASED COMPENSATION PLANS (Continued)

During 2004, 2003, and 2002, 17,940 shares of stock each year with an average fair value of $28.05, $26.37, and $18.03 per share were committed to be released, resulting in ESOP compensation expense of $503,672, $471,899, and $323,485 respectively. During 2004, 2,403 shares were released from the plan for terminated employees. Shares held by the ESOP at December 31 are as follows:

	2004	2003
Allocated shares	71,949	56,412
Unallocated shares	103,155	121,095

Total ESOP shares	175,104	177,507

Fair value of unallocated shares	$2,219	$4,263

The Corporation adopted a stock-based incentive plan during 2001 under the terms of which 224,250 shares of the Corporation’s common stock were reserved for issuance. The options become exercisable in equal installments over a five-year period from the date of grant. The options expire ten years from the date of grant.

As part of the acquisition of PFSB, the Corporation assumed the outstanding stock options of PFSB and converted them into options to purchase the Corporation’s common stock. The options were converted at the same exchange ratio that was utilized for the acquisition of the outstanding common stock of PFSB as of the acquisition date. All converted options are fully vested and exercisable as of the conversion date.

(Continued)

42.

FIRST FEDERAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004 and 2003

(Tables in thousands, except share and per share data)

NOTE 12 - STOCK-BASED COMPENSATION PLANS (Continued)

A summary of the status of the Corporation’s stock option plan and changes including the conversion of all shares of PFSB into shares of the Corporation’s common stock effective November 22, 2002, is presented below:

	2004		2003		2002
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	223,850	$14.16	253,760	$13.86	208,549	$15.10
Granted	12,701	22.50	3,000	20.01	—	—
Exercised	25,060	10.29	32,910	11.96	2,603	15.10
Options converted*	—	—	—	—	47,814	8.52

Outstanding at end of year	211,491	$15.18	223,850	$14.16	253,760	$13.86

Options exercisable at year-end	112,976		95,729		86,925
Weighted average fair value of options granted during year		$6.58		$3.26		$—
Average remaining option term		7.1 years		7.7 years		8.8 years

*	Represents conversion of all outstanding PFSB options that were converted into options to purchase options of the Corporation on November 22, 2002.

Options outstanding at year-end 2004 were as follows:

	Outstanding
Exercise Prices	Number	Weighted Average Remaining Contractual Life	Exercisable Number
$8.52	13,796	6 years	13,796
$15.10	181,994	7 years	98,580
$20.01	3,000	8 years	600
$22.50	12,701	10 years	—

Outstanding at year end	211,491		112,976

(Continued)

43.

FIRST FEDERAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004 and 2003

(Tables in thousands, except share and per share data)

NOTE 12 - STOCK-BASED COMPENSATION PLANS (Continued)

Pursuant to its 2001 stock-based incentive plan, the Corporation awarded 89,700 shares of restricted stock during 2001. These shares vest over a five-year period. The unamortized cost of shares not yet earned (vested) is reported as a reduction of shareholders’ equity. Compensation expense for restricted stock awards totaled $270,894 for all three years ended December 31, 2004, 2003, and 2002.

NOTE 13 - REGULATORY CAPITAL REQUIREMENTS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2004 and 2003, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.

The Bank’s actual and required capital amounts and ratios are presented below.

(Continued)

44.

FIRST FEDERAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004 and 2003

(Tables in thousands, except share and per share data)

NOTE 13 - REGULATORY CAPITAL REQUIREMENTS (Continued)

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2004
Total capital (to risk-weighted assets)	$25,336	18.49%	$10,961	8.0%	$13,701	10.0%
Tier I capital (to risk-weighted assets)	24,512	17.89	5,480	4.0	8,221	6.0
Tier I (core) capital (to adjusted total assets)	24,512	7.93	12,357	4.0	15,447	5.0

As of December 31, 2003
Total capital (to risk-weighted assets)	$29,086	21.13%	$11,010	8.0%	$13,763	10.0%
Tier I capital (to risk-weighted assets)	27,801	20.20	5,505	4.0	8,258	6.0
Tier I (core) capital (to adjusted total assets)	27,801	8.58	12,968	4.0	16,210	5.0

The Corporation may pay dividends without restriction as a unitary thrift holding company. The Bank is subject to statutory dividend restrictions which provide, in general, that the Bank may pay the current year’s earnings and the prior two years’ retained earnings without the prior approval of the Office of Thrift Supervision (OTS). The Bank requested and obtained approval of the OTS to pay dividends of $6,000,000, $8,000,000, and $5,000,000 to the Corporation in 2004, 2003, and 2002 respectively. Because of the large dividends paid in the past few years, the Bank will be required to obtain prior approval to pay dividends in 2005.

NOTE 14 - EARNINGS PER SHARE

The following is a reconciliation of the numerator and denominator of the earnings per common share computation.

	2004	2003	2002
Net income attributable to common shareholders	$1,799	$2,832	$1,937

Weighted average common shares outstanding for basic earnings per common share	1,385,193	1,798,,428	1,776,719
Add: dilutive effects of assumed exercises of stock options and stock awards	98,692	110,845	38,821

Average shares and dilutive potential common shares	1,483,885	1,909,273	1,815,540

Basic earnings per share	$1.30	$1.58	$1.09

Diluted earnings per share	$1.21	$1.48	$1.07

(Continued)

45.

FIRST FEDERAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004 and 2003

(Tables in thousands, except share and per share data)

NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The approximate carrying amount and estimated fair value of financial instruments as of December 31, 2004 and 2003 are as follows:

	2004		2003
	Approximate Carrying Amount	Estimated Fair Value	Approximate Carrying Amount	Estimated Fair Value
Financial assets
Cash and cash equivalents	$14,387	$14,387	$29,124	$29,124
Time deposits in other financial institutions	295	295	295	295
Securities available for sale	153,622	153,622	160,337	160,337
Loans receivable, net	136,331	137,902	131,935	133,664
Accrued interest receivable	1,363	1,363	1,489	1,489

Financial liabilities
Deposits	$273,711	$274,665	$271,850	$274,191
Advance payments by borrowers for taxes and insurance	184	184	137	137
Federal Home Loan Bank advances	6,450	6,434	6,000	6,065
Accrued interest payable	592	592	484	484
Subordinated Debentures	7,217	7,368	—	—

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

(Continued)

46.

FIRST FEDERAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004 and 2003

(Tables in thousands, except share and per share data)

NOTE 16 - OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related taxes were as follows:

	December 31,
	2004	2003	2002
Unrealized holdings gains (losses) on securities available for sale	$(651)	$(2,292)	$2,146
Reclassification adjustments for net gains recognized in income	(576)	(599)	(68)

Net unrealized gains (losses)	(1,227)	(2,891)	2,078
Tax effect	476	1,120	(805)

Other comprehensive income (loss)	$(751)	$(1,771)	$1,273

NOTE 17 - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

CONDENSED BALANCE SHEET

December 31, 2004 and 2003

	2004	2003
ASSETS
Cash and cash equivalents	$918	$888
Securities available for sale	2,873	2,616
ESOP loan	1,230	1,384
Investment in bank subsidiary	25,845	29,608
Accrued interest receivable and other assets	718	7,003

	$31,584	$41,499

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accrued expenses and other liabilities	$7,460	$106
Shareholders’ equity	24,124	41,393

	$31,584	$41,499

(Continued)

47.

FIRST FEDERAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004 and 2003

(Tables in thousands, except share and per share data)

NOTE 17 - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS (Continued)

CONDENSED STATEMENT OF INCOME

For the years ended December 31

	2004	2003	2002
Income
Securities	$120	$75	$178
ESOP loan	127	140	153
Time deposits in other financial institutions	22	18	62
Dividend income from bank subsidiary	6,000	13,000	7,000
Gain (Loss) on sale of securities	(21)	—	8
Other operating income	—	2	—

Total income	6,248	13,235	7,401

Expenses
Subordinated debenture	323	—	—
Other operating expenses	388	341	186

Total expenses	711	341	186

Income before income taxes and equity in over distributed earnings of bank subsidiary	5,537	12,894	7,215

Provision for income taxes	(181)	(23)	82

Income before equity in over distributed earnings of bank subsidiary	5,718	12,917	7,133

Equity in over distributed earnings of bank subsidiary	(3,919)	(10,085)	(5,196)

Net income	$1,799	$2,832	$1,937

(Continued)

48.

FIRST FEDERAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004 and 2003

(Tables in thousands, except share and per share data)

NOTE 17 - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS (Continued)

CONDENSED STATEMENT OF CASH FLOWS

For the year ended December 31

	2004	2003	2002
Operating activities
Net income	$1,799	$2,832	$1,937
Adjustments to reconcile net income to net cash provided by operating activities
Equity in over distributed earnings of bank subsidiary	3,919	10,085	5,196
Net accretion	(1)	(3)	(3)
Dividend reinvestments	(91)	(27)	(34)
(Gain) Loss on sale of securities	21	—	(8)
Change in other assets and liabilities	13,764	(7,010)	401

Net cash provided by operating activities	19,411	5,877	7,489

Investing activities
Purchase of securities available for sale	(6,000)	(1,000)	—
Paydowns on mortgage-backed securities	184	688	581
Proceeds from sales of securities available for sale	5,600	—	3,785
Maturities of securities available for sale	—	—	1,000
Capital contribution to subsidiary	(53)	(57)	(5,009)

Net cash provided by investing activities	(269)	369	357

Financing activities
Payment received on loan to ESOP	154	140	128
Purchase of treasury stock	(18,969)	(7,333)	(5,572)
Exercise of options	402	518	43
Dividends paid	(698)	(760)	(647)

Net cash used in financing activities	(19,112)	(7,435)	(6,048)

Net change in cash and cash equivalents	30	(1,927)	1,798

Cash and cash equivalents at beginning of year	888	2,815	1,017

Cash and cash equivalents at end of year	$918	$888	$2,815

(Continued)

49.

FIRST FEDERAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004 and 2003

(Tables in thousands, except share and per share data)

NOTE 18 - QUARTERLY FINANCIAL DATA (UNAUDITED)

	Interest Income	Net Interest Income	Net Income	Basic Earnings Per Share
2004
First quarter	$3,589	$2,143	$568	$0.34
Second quarter (1)	3,612	2,108	248	0.16
Third quarter (2)	3,592	2,046	460	0.39
Fourth quarter (3)	3,657	2,001	523	0.45
2003
First quarter	$4,032	$2,217	$617	$0.33
Second quarter (4)	3,768	2,022	788	0.42
Third quarter (5)	3,886	2,379	925	0.52
Fourth quarter	3,625	2,138	502	0.30

(1)	During the second quarter 2004, the Company recorded $4,000 in net gains on the sale of securities compared to $380,000 recorded in the first quarter 2004.
(2)	During the third quarter 2004, the Company recorded $192,000 in net gains on the sale of securities compared to $4,000 during the second quarter 2004.
(3)	During the fourth quarter 2004, the Company recorded a tax benefit as a result of filing a consolidated tax return for 2004.
(4)	During the second quarter of 2003, the Company received a cash recovery related to previously impaired investments in certificates of deposit resulting in income of $452,000.
(5)	During the third quarter of 2003, the Company sold a branch location resulting in a gain of $428,000. See Note 2 for further discussion.

NOTE 19 - TENDER OFFER

On April 16, 2004, the Company commenced a self-tender offer for up to 560,000 shares of its common stock. On May 28, 2004, the Company purchased 559,993 of its common shares at $33.50 per share pursuant to its self tender offer, which expired May 21, 2004. The tender offer was in the form of a “modified Dutch auction tender.” Under this procedure, shareholders were given the opportunity to sell part or all of their shares to the Company at a price of not less than $31.00 per share and not more than $34.00 per share. Upon the expiration of the offer, the Company selected the lowest purchase price that allowed it to buy 560,000 shares. All shares purchased in this offering received the same price. According to the final report from the depositary for the offer, the number of shares that were properly tendered and not withdrawn prior to the expiration of the offer exceeded the number of shares that the Company had offered to purchase. Therefore, the Company purchased, in most cases, 66.41% of the shares tendered by each of its stockholders.

The aggregate cost of the purchase totaled $18.9 million, including fees and expenses of approximately $157,000. The tender offer was financed with proceeds of the trust preferred securities issued by the Company in a pooled offering, cash on hand and a $6.0 million capital distribution from First Federal Bank.

50.

DIRECTORS AND OFFICERS

Directors of First Federal Bancshares, Inc. and First Federal Bank	Principal Officers of First Federal Bancshares, Inc.	Principal Officers of First Federal Bank
Gerald L. Prunty	James J. Stebor	James J. Stebor
Chairman of the Board, First Federal Bank Retired President, First Federal Bank	President and Chief Executive Officer	President and Chief Executive Officer

	Cathy D. Pendell	Cathy D. Pendell
	Treasurer	Sr. Vice President and Chief Financial Officer

Franklin M. Hartzell	Peggy L. Higgins	Peggy L. Higgins
Chairman of the Board, First Federal Bancshares, Inc. Partner in law firm Hartzell, Glidden, Tucker & Hartzell;	Assistant Treasurer	Sr. Vice President and Treasurer

Millie R. Shields
Corporate Secretary

Murrel Hollis		Millie R. Shields
Ex-partner and retired president of Martin-Hollis Funeral Home		Sr. Vice President and Secretary

Dr. Stephan L. Roth		Mark Tyrpin
Retired family physician		Vice President

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

Eldon M. Snowden
Retired general manager and chief operating officer of McDonough Telephone Cooperative

51.

INVESTOR AND CORPORATE INFORMATION

Annual Meeting

The annual meeting of shareholders will be held at 2:00 p.m., on May 24, 2005 at the Quincy Holiday Inn located at 201 S. Third Street, Quincy, Illinois 62301.

Stock Listing

First Federal Bancshares, Inc. common stock is listed on the Nasdaq National Market under the symbol “FFBI.”

Price Range of Common Stock

The high and low bid prices and dividends paid per share of the common stock for each quarter during the last two fiscal years were as follows:

	2004			2003
Quarter Ended	High	Low	Dividend Declared	High	Low	Dividend Declared
March 31	$35.25	$32.85	$.11	$21.00	$19.95	$.08
June 30	33.41	27.07	.11	24.50	20.79	.11
September 30	27.31	20.30	.11	32.95	23.31	.11
December 31	24.00	21.50	.11	36.00	31.61	.11

			$.44			$.41

The stock price information set forth in the table above was provided by The Nasdaq Stock Market. The closing sale price of First Federal Bancshares, Inc.’s common stock on December 31, 2004 was $21.51.

At March 21, 2005, there were 1,318,599 shares of First Federal Bancshares, Inc. common stock outstanding (including unallocated ESOP shares) and there were 569 holders of record.

Shareholders and General Inquiries	Transfer Agent

Cathy D. Pendell	Computershare Investor Services
First Federal Bancshares, Inc.	350 Indiana Street, Suite 800
109 East Depot Street	Golden, CO 80401
Colchester, Illinois 62326	(303) 262-0600
(309) 776-3225

Annual and Other Reports

A copy of the First Federal Bancshares, Inc.’s Annual Report on Form 10-K without exhibits for the year ended December 31, 2004, as filed with the Securities and Exchange Commission, may be obtained without charge by contacting Cathy D. Pendell, First Federal Bancshares, Inc., 109 East Depot Street, Colchester, Illinois 62326.

52.

OFFICE LOCATIONS

Main Office

109 East Depot Street

Colchester, Illinois 62326

Illinois Branch Offices

Quincy

2001 Maine Street

Quincy, Illinois 62301

Quincy

101 North 36th Street

Quincy, Illinois 62301

Macomb

430 West Jackson Street

Macomb, Illinois 61455

Bushnell

190 East Hurst Street

Bushnell, Illinois 61422

Missouri Branch Offices

Palmyra

123 W. LaFayette Street

Palmyra, Missouri 63461

Canton

600 Washington Street

Canton, Missouri 63435

Kahoka

180 S. Johnson Street

Kahoka, Missouri 63445

53.