Form 10-K, Exhibit 13
period 2005-12-31
FIRST FEDERAL BANCSHARES INC /DE
filed 2006-03-30
CIK 1113107

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

	At December 31,
	2005	2004	2003	2002	2001
	(In thousands)
SELECTED FINANCIAL DATA:
Total assets	$339,302	$312,487	$328,730	$316,400	$242,170
Cash and cash equivalents	12,798	14,387	29,124	42,827	18,249
Securities available for sale, at fair value	137,023	152,060	158,949	90,443	96,096
Loans receivable, net	178,551	136,331	131,935	150,269	112,911
Securities held to maturity	—	—	—	24,471	10,036
Deposits	291,228	273,711	271,850	263,834	192,784
Federal Home Loan Bank advances	18,188	6,450	6,000	4,000	4,000
Subordinated debentures	7,217	7,217	—	—	—
Total equity	21,315	24,124	41,393	47,031	43,701

	Years Ended December 31,
	2005	2004	2003	2002	2001
	(In thousands)
SELECTED OPERATING DATA:
Total interest income	$15,634	$14,450	$15,311	$13,092	$15,417
Total interest expense	8,157	6,152	6,555	6,154	9,135

Net interest income	7,477	8,298	8,756	6,938	6,282
Provision for loan losses	303	—	90	7	103

Net interest income after provision for loan losses	7,174	8,298	8,666	6,931	6,179
Noninterest income	1,221	1,465	2,493	573	630
Noninterest expense:
Compensation and benefits	4,368	4,322	4,010	2,713	2,199
Other noninterest expense	2,595	2,556	2,766	1,730	1,697

Total noninterest expense	6,963	6,878	6,776	4,443	3,896

Income before income taxes	1,432	2,885	4,383	3,061	2,913
Provision for income taxes	517	1,086	1,551	1,124	1,062

Net Income	$915	$1,799	$2,832	$1,937	$1,851

2.

	Years Ended December 31,
	2005	2004	2003	2002	2001
	(In thousands)
PER SHARE DATA:
Earnings per share:
Basic	$.80	$1.30	$1.58	$1.09	$.91
Diluted	.76	1.21	1.48	1.07	.91
Dividend declared	.48	.44	.41	.32	.29

	At or For the Year Ended December 31,
	2005	2004	2003	2002	2001
SELECTED FINANCIAL RATIOS AND OTHER DATA:
Performance Ratios:
Return on assets (1)	.28%	.56%	.88%	.77%	.76%
Return on equity (2)	4.04	5.92	6.26	4.49	4.01
Dividend payout ratio	60.00	33.85	25.95	29.36	31.87
Average interest rate spread (3)	2.19	2.51	2.50	2.36	1.75
Net interest margin (4)	2.33	2.67	2.80	2.84	2.64
Operating (noninterest) expense to average total assets	2.13	2.16	2.05	1.70	1.58
Efficiency ratio (5)	82.15	74.87	66.29	59.69	63.94
Average interest-earning assets to average interest-bearing liabilities	105.44	108.12	114.36	119.01	123.17
Capital Ratios (6):
Tangible capital ratio	7.25	7.93	8.52	11.97	14.13
Core capital ratio	7.25	7.93	8.52	11.97	14.13
Risk-based capital ratio	15.52	18.51	20.98	25.92	31.38
Ratio of average equity to average assets	6.92	9.55	13.99	17.15	18.91
Asset Quality Ratios:
Nonperforming loans to total loans	.62	1.33	.87	1.27	.80
Allowance for loan losses to nonperforming loans (7)	86.70	51.45	83.52	50.89	59.01
Allowance for loan losses to total loans	.54	.69	.72	.65	.47

(1)	Net income divided by average total assets.
(2)	Net income divided by average total equity.
(3)	Difference between weighted average yield on interest-earning assets and weighted average cost of interest-bearing liabilities.
(4)	Net interest income as a percentage of average interest-earning assets.
(5)	Noninterest expense divided by the sum of net interest income and noninterest income excluding gains on sales of securities and gain on sale of branch.
(6)	Ratios are for First Federal Bank.
(7)	Nonperforming loans consist of nonaccrual loans and loans greater than 90 days delinquent and still accruing.

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

Critical Accounting Policies

The Company’s critical accounting policies include the allowance for loan losses and evaluation of other-than-temporary impairment of securities.

The Company considers the accounting policy relating to the allowance for loan losses to be a critical accounting policy given the uncertainty in evaluating the level of the allowance required for probable credit losses and the material effect that such judgments can have on the results of operations. The Company’s policies on the allowance for loan losses is disclosed in Note 1 to the consolidated financial statements and discussed below under “Provision for Loan Losses” in the comparison of results of operations for 2005 and 2004. All accounting policies are important, and as such, the Company encourages the reader to review each of the policies included in Note 1 to the consolidated financial statements to obtain a better understanding of how the Company’s financial performance is reported.

We have historically reviewed investment securities with significant declines in fair value for potential other-than-temporary impairment pursuant to the guidance set forth in Statement of Financial Accounting Standards 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS 115” and “SAB No. 59”).

SAB No. 59 provides that if a marketable security is in an unrealized loss position, whether due to general market conditions or industry or issuer specific factors, the holder must assess whether the impairment is other than temporary. The assessment must consider all available evidence relating to the realizable value of the investment, including the length of time and the extent to which the market value of the investment has been less than cost; the financial condition and near-term prospects of the issuer, including any specific events which may

4.

influence the operations of the issuer; and the intent and ability of the holder to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in market value.

SAB No. 59 states that the holder of the securities should conduct the foregoing assessment acting on the premise that a write-down may be required. Unless evidence exists to support a realizable value equal to or greater than the carrying value of the investment, a write-down to fair value must be recorded as a realized loss and recognized as a charge against net income in the period in which it occurs. The written down value of the investment then becomes the new carrying value for the investment.

In March 2004, the Financial Accounting Standards Board adopted new guidance for testing securities for impairment on a prospective basis. The new guidance is set forth in Emerging Issues Task Force Issue 03-1, “The Meaning of Other-than-Temporary Impairment and Its Application to Certain Instruments” (“EITF 03-1”). EITF 03-1 provides that, for equity securities and debt securities that can contractually be prepaid for less than their initial cost, an impairment is considered to be other than temporary unless the investor has the ability and intent to hold the investment for a reasonable period of time sufficient for a forecasted market price recovery, and evidence indicating that the full initial cost of the investment is recoverable within a reasonable period of time outweighs evidence to the contrary. For other debt securities, an impairment is considered other than temporary if the holder does not have the ability and intent to hold the debt security until its maturity date or the date the forecasted recovery occurs, or if it is probable that the investor will be unable to collect all amounts due according to the contractual terms of the debt security. Appropriate and unbiased weighting must be given to all reasonably available information, including the severity and duration of the loss in relation to the forecasted recovery period and other relevant evidence. The Financial Accounting Standards Board recently delayed the effective date of the impairment testing requirements of EITF 03-1. We believe that the delay does not impact the financial statements presented because we view the requirements of SAB No. 59 to be no less stringent than those set forth in the currently proposed version of EITF 03-1.

We have developed a methodology for conducting periodic impairment testing on marketable equity securities with dividends that adjust periodically based on market interest rate indices such as the Shay Funds that we own.

Forward-Looking Statements

This Annual Report contains certain forward-looking statements that are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company include, but are not limited to, changes in interest rates; general economic conditions; legislative/regulatory changes; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality or composition of the Company’s loan or investment portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company’s market area; and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. The Company does not

5.

undertake—and specifically disclaims any obligation—to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following presents management’s discussion and analysis of the results of operations and financial condition of the Company as of the dates and for the periods indicated. You should read this discussion in conjunction with the Company’s consolidated financial statements and the notes thereto and other financial data appearing elsewhere in this annual report.

Comparison of Financial Condition at December 31, 2005 and 2004

Total assets at December 31, 2005 were $339.3 million compared to $312.5 million at December 31, 2004, an increase of $26.8 million. Decreases of $1.6 million in cash and cash equivalents and $15.0 million in securities available for sale during 2005 were offset by an increase in the loan portfolio of $42.2 million.

Loans receivable totaled $178.6 million, or 52.6% of total assets, at December 31, 2005. Loans receivable increased $42.2 million, or 31.0%, from the prior year-end. The increase in loans receivable was primarily a result of loans and participations purchased of $37.4 million and originations of real estate loans totaling $36.9 million. The increase also includes originations of consumer loans in the amount of $7.2 million and commercial loans of $11.8 million, offset by net repayments of principal. Purchases of mortgage loans are part of the Company’s strategy to increase income through an increase in interest-earning assets, in particular loans receivable. Management feels the asset growth needed in loans receivable can be accomplished through purchasing loans to augment local residential and commercial production. Any future purchases will be dependent upon the Company’s local lending production and pricing levels.

The Bank participates in a Mortgage Partnership Finance (“MPF”) program with the Federal Home Loan Bank of Chicago (“FHLB”). Through this program, the Bank underwrites long-term fixed rate loans that are funded and owned by the FHLB of Chicago while allowing the Bank to maintain the customer relationship through servicing the loans and to manage interest rate risk more effectively by not originating long-term fixed rate loans in a low rate environment to be held in portfolio. The Bank receives loan origination fees from the FHLB and also receives servicing fees on a monthly basis.

The Company’s securities portfolio totaled $137.0 million, or 40.4% of total assets, at December 31, 2005. During 2005, the securities portfolio decreased $15.0 million, or 9.9%, primarily due to principal paydowns on mortgage-backed securities totaling $16.8 million and proceeds from sales of securities available for sale of $5.4 million, partially offset by purchases of securities available for sale of $9.9 million.

Cash and cash equivalents totaled $12.8 million, or 3.8% of total assets, at December 31, 2005. Cash and cash equivalents decreased $1.6 million in 2005.

Total liabilities at December 31, 2005 were $318.0 million compared to $288.4 million at December 31, 2004, an increase of $29.6 million. The increase in total liabilities was primarily due to an increase in deposits of $17.5 million and an increase in Federal Home Loan Bank advances of $11.7 million. The Company used the increase in advances and deposits to fund retail loan originations and loan purchases.

6.

Shareholders’ equity at December 31, 2005 was $21.3 million compared to $24.1 million at December 31, 2004, a decrease of $2.8 million. The decrease in equity primarily reflects the repurchase of 77,310 shares of common stock totaling $1.9 million and a decrease in the fair value of securities available-for-sale, net of tax of $2.0 million, offset by net income of $915,000. Other items affecting equity include ESOP and stock awards earned, dividends paid, and options exercised.

Comparison of Results of Operations for the Year Ended December 31, 2005 and December 31, 2004

General. Net income decreased $884,000, or 49.1%, to $915,000 for the year ended December 31, 2005. The decrease was primarily a result of decreased net interest income, and decreases in recovery of impairment losses and the net gain on the sale of securities recognized in the prior period. In addition, provision for loan losses and noninterest expenses increased, and were partially offset by a decrease in the provision for income taxes.

Interest Income. Interest income for the year ended December 31, 2005 was $15.6 million compared to $14.5 million for the year ended December 31, 2004, an increase of $1.1 million. The increase was primarily a result of an increase in the volume of interest-earning assets, in particular loans receivable.

Interest Expense. Interest expense for the year ended December 31, 2005 was $8.2 million compared to $6.2 million for the prior year, an increase of $2.0 million. The increase was primarily due to an increase in the average cost of funds to 2.68% for the year ended December 31, 2005 from 2.14% for the year ended December 31, 2004 as a result of the increasing rate environment. In addition, the volume of interest-bearing liabilities increased for the year ended December 31, 2005 to $304.2 million from $287.2 million for the year ended December 31, 2004 as a result of increased customer deposits and Federal Home Loan Bank advances. The increase in customer deposits was primarily due to more competitive pricing and growth in commercial customers.

Net Interest Income. Net interest income of $7.5 million for the year ended December 31, 2005 reflects a decrease of approximately $821,000 from $8.3 million for the year ended December 31, 2004. The ratio of average interest-earning assets to average interest-bearing liabilities decreased to 105.44% in 2005 from 108.12% in 2004. The net interest spread and the net interest margin decreased to 2.19% and 2.33% for the year ended December 31, 2005 from 2.51% and 2.67% in the prior year. The decrease in the spread and margin was due to increases in both volume and rate of interest-bearing liabilities primarily as a result of an increase of $11.7 million in Federal Home Loan Bank advances. The increase in the cost of funds exceeded the increase in the yield on interest-earning assets in reaction to the increasing short-term interest rate environment and flat yield curve. The average yield on interest-earning assets increased to 4.87% for the year ended December 31, 2005 from 4.65% for the prior year, while the average cost of interest-bearing liabilities increased to 2.68% for the year ended December 31, 2005 from 2.14% for the prior year.

Provision for Loan Losses. The Company establishes an allowance for loan losses at a level that management believes is appropriate to absorb probable incurred credit losses in the loan portfolio. The allowance for loan losses is increased by provisions for loan losses, which are charged to operations. In evaluating the level of the allowance for loan losses, management

7.

considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, an evaluation of losses inherent in the loan portfolio, problem loans, delinquency trends, and prevailing economic conditions. In evaluating the level of the allowance for loan losses, the Company evaluates larger commercial, commercial real estate, and construction loans individually for impairment based upon collateral values, adverse situations that may affect the borrowers’ ability to repay, and other factors. Smaller balance homogeneous mortgage and consumer loans are evaluated independently based upon loss factors derived from historical loss experience, peer group information, and similar factors adjusted for current economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as circumstances change. Based on the Company’s evaluation of these factors, the Company made provisions of $303,000 for the year ended December 31, 2005 and did not make provisions for the year ended December 31, 2004. The increase in the provision for loan losses for the year ended December 31, 2005 was largely due to increased classified loans, and increased loan volume in 1-4 family mortgages and multi-family and commercial real estate, which are inherently higher risk in nature.

Management assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses as necessary in order to maintain the adequacy of the allowance. While management believes that the existing level of the allowance is adequate, future adjustments to the allowance may be necessary due to economic, operating, regulatory, and other conditions that may be beyond the Company’s control. The allowance for loan losses as of December 31, 2005 is maintained at a level that represents management’s best estimate of losses in the loan portfolio and such losses were both probable and reasonably estimatable.

Noninterest Income. The following table summarizes noninterest income in 2005 and 2004 (dollars in thousands):

	2005	2004	$ change	% change
Service charges on deposit accounts	$440	$321	$119	37.1
Loan origination and servicing fees	264	260	4	1.5
Other fee income	249	180	69	38.3
Net gain on sale of securities	222	576	(354)	(61.5)
Recovery of impairment loss	—	85	(85)	(100.0)
Other income	46	43	3	7.0

Total	$1,221	$1,465	$(244)	(16.7)

The decrease in noninterest income was primarily a result of decreases in gain on the sale of securities and the recovery of impairment loss recorded in 2004 that related to certificates of deposit purchased through a broker that has been charged with securities fraud by the Securities and Exchange Commission (“SEC”). These decreases were partially offset by increases in service charges on deposit accounts and other fee income, primarily as a result of increased volume. Slight increases also occurred in loan origination and servicing fees and other income.

8.

Noninterest Expense. The following table summarizes noninterest expense in 2005 and 2004 (dollars in thousands):

	2005	2004	$ change	% change
Compensation and benefits	$4,368	$4,322	$46	1.1
Occupancy and equipment	566	556	10	1.8
Data processing	659	536	123	22.9
Federal insurance premiums	117	118	(1)	(0.8)
Advertising	150	161	(11)	(6.8)
Professional fees	286	278	8	2.9
Other noninterest expense	817	907	(90)	(9.9)

Total	$6,963	$6,878	$85	1.2

The increase in noninterest expense is primarily associated with data processing expense and compensation and benefits expense due to an increase in health insurance premiums and retirement funds. Slight increases also occurred in occupancy and equipment expense, and professional fees. The increases were offset by a decrease of $90,000 in other noninterest expense and a slight decrease in advertising expense.

Income Taxes. The provision for income taxes decreased $569,000 to $517,000 for the year ended December 31, 2005. The decrease was a direct result of a decrease in pretax income. The effective tax rate was approximately 36.1% for 2005 and 37.6% for 2004.

Comparison of Results of Operations for the Years Ended December 31, 2004 and December 31, 2003

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

9.

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

Noninterest Income. The following table summarizes noninterest income in 2004 and 2003 (dollars in thousands):

	2004	2003	$ change	% change
Service charges on deposit accounts	$321	$209	$112	53.6
Loan origination and servicing fees	260	482	(222)	(46.1)
Other fee income	180	210	(30)	(14.3)
Net gain on sale of securities	576	599	(23)	(3.8)
Gain on sale of branch	—	428	(428)	(100.0)
Recovery of impairment loss	85	452	(367)	(81.2)
Other income	43	113	(70)	(61.9)

Total	$1,465	$2,493	$(1,028)	(41.2)

The decrease in noninterest income was primarily a result of decreases in gain on the sale of a branch and recovery of an impairment loss related to certificates of deposit purchased through a broker that has been charged with securities fraud by the SEC with securities fraud in relation to these certificates. Loan origination and servicing fees decreased as the result of the Company’s shift away from loan originations through the FHLB’s MPF and toward adjustable rate portfolio loans. The increase in service charges on deposit accounts was primarily the result of the implementation of an overdraft protection program.

Noninterest Expense. The following table summarizes noninterest expense in 2004 and 2003 (dollars in thousands):

	2004	2003	$ change	% change
Compensation and benefits	$4,322	$4,010	$312	7.8
Occupancy and equipment	556	542	14	2.6
Data processing	536	765	(229)	(29.9)
Federal insurance premiums	118	116	2	1.7
Advertising	161	150	11	7.3
Professional fees	278	319	(41)	(12.9)
Other noninterest expense	907	874	33	3.8

Total	$6,878	$6,776	$102	1.5

The increase in noninterest expense is primarily associated with compensation and benefits expense due to an increase in health insurance premiums and retirement funds. Slight increases

10.

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

The Company’s cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities, and financing activities. Cash flows provided by operating activities were $2,316,000, $1,438,000, and $2,258,000 for the years ended December 31, 2005, 2004, and 2003, respectively. Net cash used in investing activities consisted primarily of disbursements for loan originations, loan purchases, and the purchase of securities, offset by principal collections on loans, proceeds from maturities, and paydowns on securities. Net cash from financing activities consisted primarily of the activity in deposit accounts and FHLB advances, less equity transactions. During 2004, the Company used subordinated debt and excess liquidity to repurchase 559,993 shares of common stock totaling $18.9 million through the tender offer.

The Company’s most liquid assets are cash and short-term investments. The levels of these assets are dependent on the Company’s operating, financing, lending, and investing activities during any given period. At December 31, 2005, cash and short-term investments totaled $12.8 million. The Company has other sources of liquidity if a need for additional funds arises, including securities maturing within one year and the repayment of loans. The Company may also utilize the sale of securities available for sale, federal funds purchased, and Federal Home Loan Bank advances as sources of funds. At December 31, 2005, the Company had the ability to borrow a total of approximately $1.7 million from the FHLB of Chicago without securing advances with securities specifically assigned to the FHLB of Chicago. On that date, the Company had outstanding advances of $18.2 million.

At December 31, 2005, the Company had outstanding commitments to originate loans of $1.1 million. These loans are to be secured by properties located in its market area. The Company anticipates that it will have sufficient funds available to meet its current loan commitments. Loan commitments have, in recent periods, been funded through liquidity or through FHLB borrowings. Certificates of deposit, which are scheduled to mature in one year or less from December 31, 2005, totaled $119.8 million. Management believes, based on past experience, that a significant portion of such deposits will remain with the Company. Based on the foregoing, in

11.

addition to the Company’s high level of core deposits and capital, the Company considers its liquidity and capital resources sufficient to meet its outstanding short-term and long-term needs.

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

The Bank is subject to various regulatory capital requirements imposed by the Office of Thrift Supervision (“OTS”). At December 31, 2005, the Company was in compliance with all applicable capital requirements. See Note 14 of the Notes to Consolidated Financial Statements.

Contractual Obligations

The following table sets forth the contractual obligations of the Company as of December 31, 2005 (in thousands):

	Total	Less Than 1 Year	1 – 3 Years	4 – 5 Years	After 5 Years
FHLB advances	$18,188	$7,087	$10,186	$206	$709
Subordinated debentures	7,217	—	—	—	7,217

Total contractual cash obligations	$25,405	$7,087	$10,186	$206	$7,926

Off-Balance-Sheet Arrangements

In the normal course of operations, the Company engages in a variety of financial transactions that, in accordance with U.S. generally accepted accounting principals, are not recorded in its consolidated financial statements. These transactions involve, to varying degrees, elements of credit, interest rate, and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments, lines of credit, and letters of credit. See Note 11 to the Consolidated Financial Statements.

For the year ended December 31, 2005, the Company engaged in no off-balance-sheet transactions reasonably likely to have a material effect on its consolidated financial condition, results of operations or cash flows.

New Accounting Pronouncements

FAS 123R requires all public companies to record compensation cost for stock options provided to employees in return for employee service. The cost is measured at the fair value of the options when granted, and this cost is expensed over the employee service period, which is normally the vesting period of the options. This will apply to awards granted or modified beginning in 2006. Compensation cost will also be recorded for prior option grants that vest after the date of adoption. The effect on results of operations will depend on the level of future

12.

option grants and the calculation of the fair value of the options granted at such future date, as well as the vesting periods provided. Existing options that will vest after adoption date are expected to result in additional compensation expense of approximately $165,000 in 2006, $19,000 in 2007, $19,000 in 2008, and $17,000 in 2009. There will be no significant effect on financial position as total equity will not change.

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

Effect of Inflation and Changing Prices

The consolidated financial statements and related data presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on the operations of the Company is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates, generally, have a more significant impact on a financial institution’s performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

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

13.

	Year ended December 31, 2005			Year ended December 31, 2004			Year ended December 31, 2003
Dollars in Thousands	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Interest-earning assets:
Loans receivable (1)	$159,874	$9,556	5.98%	$134,237	$8,363	6.23%	$138,533	$9,327	6.73%
Securities (2)	148,211	5,819	3.93	158,247	5,919	3.74	143,478	5,728	3.99
Other interest-earning assets	12,668	259	2.04	18,006	168	0.93	31,052	256.82

Total interest-earning assets	320,753	15,634	4.87	310,490	14,450	4.65	313,063	15,311	4.89
Non-interest-earning assets	6,816			8,018			10,214

Total assets	$327,569			$318,508			$323,277

Interest-bearing liabilities:
Deposits:
NOW and money market accounts	$54,852	1,035	1.89	$46,053	418.91		$45,602	487	1.07
Savings and certificates	229,594	6,220	2.71	227,792	5,234	2.30	223,251	5,901	2.64

Total deposits	284,446	7,255	2.55	273,845	5,652	2.06	268,853	6,388	2.38
FHLB advances	12,540	481	3.84	6,114	177	2.89	4,888	167	3.42
Subordinated debentures	7,217	421	5.83	7,214	323	5.84	—	—	—

Total interest-bearing liabilities	304,203	8,157	2.68	287,176	6,152	2.14	273,741	6,555	2.39

Non-interest-bearing liabilities	690			921			4,287

Total liabilities	304,893			288,097			278,028
Equity	22,676			30,411			45,249

Total liabilities and equity	$327,569			$318,508			$323,277

Net interest income/interest rate spread		$7,477	2.19%		$8,298	2.51%		$8,756	2.50%

Net interest margin			2.33%			2.67%			2.80%

Ratio of interest-earning assets to interest-bearing liabilities			105.44%			108.12%			114.36%

(1)	Includes nonaccrual loans at a 0% yield. Net of deferred fees and allowance for loan losses.
(2)	Includes Federal Home Loan Bank stock and FHLMC stock.

14.

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

	2005 - 2004
	Increase (Decrease) Due to
	Rate	Volume	Total
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$(351)	$1,544	$1,193
Securities	286	(386)	(100)
Other interest-earning assets	91	—	91

Total interest-earning assets	26	1,158	1,184

Interest-bearing liabilities:
Deposits:
NOW and money market accounts	617	—	617
Savings accounts and certificates	944	42	986
FHLB advances	304	—	304
Subordinated debentures	98	—	98

Total interest-bearing liabilities	1,963	42	2,005

Increase (Decrease) in net interest income	$(1,937)	$1,116	$(821)

	2004 - 2003
	Increase (Decrease) Due to
	Rate	Volume	Total
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$(681)	$(283)	$(964)
Securities	(376)	567	191
Other interest-earning assets	(88)	—	(88)

Total interest-earning assets	(1,145)	284	(861)

Interest-bearing liabilities:
Deposits:
NOW and money market accounts	(69)	—	(69)
Savings accounts and certificates	(785)	118	(667)
FHLB advances	10	—	10
Subordinated debentures	—	323	323

Total interest-bearing liabilities	(844)	441	(403)

Decrease in net interest income	$(301)	$(157)	$(458)

15.

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

The Company has used the following strategies to manage interest rate risk: (1) emphasizing the origination of adjustable-rate and balloon loans and not originating long-term, fixed-rate loans for retention in its portfolio; (2) using the Federal Home Loan Bank Mortgage Partnership Finance Program and Countrywide Home Loans to continue to offer fixed-rate loans with no interest rate risk to the Company; (3) introducing floating-rate commercial business loans tied to the prime rate; (4) maintaining a high quality securities portfolio that provides adequate liquidity and flexibility to take advantage of opportunities that may arise from fluctuations in market interest rates, the overall maturity of which is monitored in relation to the repricing of its loan portfolio; and (5) using Federal Home Loan Bank advances to better structure maturities of its interest rate sensitive liabilities. The Company currently does not participate in hedging programs, interest rate swaps, or other activities involving the use of off-balance-sheet derivative financial instruments.

Quantitative Aspects of Market Risk. The Company primarily utilizes an interest sensitivity analysis prepared by the OTS to review the level of interest rate risk. This analysis measures interest rate risk by computing changes in the net portfolio value of the Company’s cash flows from assets, liabilities, and off-balance-sheet items in the event of a range of assumed changes in market interest rates. Net portfolio value represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance-sheet items. This analysis assesses the risk of loss in market risk sensitive instruments in the event of a sudden and sustained 100 to 300 basis point increase or decrease in market interest rates with no effect given to any steps that management might take to counter the effect of that interest rate movement. The following tables, which are based on information provided to the Company by the OTS, presents the change in the Company’s net portfolio value at December 31, 2005, that would occur upon an immediate change in interest rates based on OTS assumptions, but without giving effect to any steps that management might take to counteract that change. Due to the abnormally low prevailing interest rate environment, the OTS report did not provide NPV estimated for the -300 basis points.

16.

Change in Interest Rates in Basis Points (Rate Shock)	2005
				NPV as % of Portfolio Value of Assets
	Net Portfolio Value			NPV Ratio	Basis Point Change
	Amount	$ Change	% Change
	(Dollars in thousands)
300	$15,687	(14,915)	(49)%	4.91%	(408	)bp
200	21,145	(9,458)	(31)	6.46	(252	)bp
100	26,275	(4,328)	(14)	7.86	(112	)bp
Static	30,602	—	—	8.99	—
(100)	33,877	3,275	11	9.79	81	bp
(200)	35,162	4,560	15	10.06	108	bp

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

17.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

First Federal Bancshares, Inc.

Colchester, Illinois

We have audited the accompanying consolidated statements of financial condition of First Federal Bancshares, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Federal Bancshares, Inc. as of December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2005 in conformity with U.S. generally accepted accounting principles.

/S/    CROWE CHIZEK AND COMPANY LLC

Crowe Chizek and Company LLC

Oak Brook, Illinois

March 8, 2006

18.

FIRST FEDERAL BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

December 31, 2005 and 2004

(Dollars in thousands, except share and per share data)

	2005	2004
ASSETS
Cash and due from banks	$1,605	$1,003
Interest-bearing deposits	11,193	13,384

Cash and cash equivalents	12,798	14,387
Time deposits in other financial institutions	196	295
Securities available for sale, at fair value	137,023	152,060
Loans receivable, net of allowance of $971 and $942	178,551	136,331
Real estate owned, net	233	101
Federal Home Loan Bank stock, at cost	1,682	1,562
Premises and equipment, net	3,300	3,471
Goodwill	1,340	1,340
Core deposits and other intangibles	209	248
Accrued interest receivable	1,606	1,363
Other assets	2,364	1,329

Total assets	$339,302	$312,487

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits
Non-interest-bearing	$5,027	$3,256
Interest-bearing	286,201	270,455

	291,228	273,711
Advances from borrowers for taxes and insurance	217	184
Federal Home Loan Bank advances	18,188	6,450
Subordinated debentures	7,217	7,217
Accrued interest payable	754	592
Other liabilities	383	209

Total liabilities	317,987	288,363
Shareholders’ equity
Preferred stock, $.01 par value per share, 1,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $.01 par value per share, 4,000,000 shares authorized, 2,242,500 shares issued	22	22
Additional paid-in capital	23,166	22,954
Unearned ESOP shares	(852)	(1,032)
Unearned stock awards	(203)	(474)
Treasury stock, 1,000,236 shares in 2005 and 925,401 shares in 2004	(30,015)	(28,185)
Retained earnings	31,751	31,393
Accumulated other comprehensive loss	(2,554)	(554)

Total shareholders’ equity	21,315	24,124

Total liabilities and shareholders’ equity	$339,302	$312,487

See accompanying notes to consolidated financial statements.

19.

FIRST FEDERAL BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

For the years ended December 31, 2005, 2004, and 2003

(Dollars in thousands, except per share data)

	2005	2004	2003
Interest income
Loans	$9,556	$8,363	$9,327
Securities	5,819	5,919	5,728
Time deposits in other financial institutions	259	168	256

Total interest income	15,634	14,450	15,311
Interest expense
Savings and certificates	6,220	5,234	5,901
NOW and money market accounts	1,035	418	487
Federal Home Loan Bank advances	481	177	167
Subordinated debentures	421	323	—

Total interest expense	8,157	6,152	6,555

Net interest income	7,477	8,298	8,756
Provision for loan losses	303	—	90

Net interest income after provision for loan losses	7,174	8,298	8,666

Noninterest income
Service charges on deposit accounts	440	321	209
Loan origination and servicing fees	264	260	482
Other fee income	249	180	210
Net gain on sale of securities	222	576	599
Gain on sale of branch	—	—	428
Recovery of impairment loss	—	85	452
Other income	46	43	113

Total noninterest income	1,221	1,465	2,493
Noninterest expense
Compensation and benefits	4,368	4,322	4,010
Occupancy and equipment	566	556	542
Data processing	659	536	765
Federal insurance premiums	117	118	116
Advertising	150	161	150
Professional fees	286	278	319
Other noninterest expense	817	907	874

Total noninterest expense	6,963	6,878	6,776

Income before income taxes	1,432	2,885	4,383
Provision for income taxes	517	1,086	1,551

Net income	$915	$1,799	$2,832

Earnings per share
Basic	$.80	$1.30	$1.58
Diluted	$.76	$1.21	$1.48

See accompanying notes to consolidated financial statements.

20.

FIRST FEDERAL BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the years ended December 31, 2005, 2004, and 2003

(Dollars in thousands, except share and per share data)

	Common Stock	Additional Paid-In Capital	Unearned ESOP Shares	Unearned Stock Awards	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance at January 1, 2003	$22	$22,629	$(1,390)	$(1,016)	$(3,272)	$28,090	$1,968	$47,031

Purchase of 240,666 shares of treasury stock	—	—	—	—	(7,333)	—	—	(7,333)

ESOP shares earned	—	293	179	—	—	—	—	472

Options exercised (32,910 shares)	—	(185)	—	—	703	—	—	518

Stock awards earned and related tax benefit	—	115	—	271	—	—	—	386

Dividends declared ($.41 per share)	—	—	—	—	—	(742)	—	(742)

Comprehensive income

Net income	—	—	—	—	—	2,832	—	2,832
Unrealized loss on securities available-for-sale, net of reclassification and tax effects	—	—	—	—	—	—	(1,771)	(1,771)

Total comprehensive income								1,061

Balance at December 31, 2003	22	22,852	(1,211)	(745)	(9,902)	30,180	197	41,393

(Continued)

21.

FIRST FEDERAL BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the years ended December 31, 2005, 2004, and 2003

(Dollars in thousands, except share and per share data)

	Common Stock	Additional Paid-In Capital	Unearned ESOP Shares	Unearned Stock Awards	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total

Purchase of 562,148 shares of treasury stock through tender offer, including related costs	$—	$—	$—	$—	$(18,969)	$—	$—	$(18,969)

ESOP shares earned	—	324	179	—	—	—	—	503

Options exercised (32,910 shares)	—	(284)	—	—	686	—	—	402

Stock awards earned and related tax benefit	—	62	—	271	—	—	—	333

Dividends declared ($.44 per share)	—	—	—	—	—	(586)	—	(586)

Comprehensive income
Net income	—	—	—	—	—	1,799	—	1,799
Unrealized gain on securities available for sale, net of reclassification and tax effects	—	—	—	—	—	—	(751)	(751)

Total comprehensive income								1,048

Balance at December 31, 2004	22	22,954	(1,032)	(474)	(28,185)	31,393	(554)	24,124

(Continued)

22.

FIRST FEDERAL BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the years ended December 31, 2005, 2004, and 2003

(Dollars in thousands, except shares and per share data)

	Common Stock	Additional Paid-In Capital	Unearned ESOP Shares	Unearned Stock Awards	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total

Purchase of 77,310 shares of treasury stock	$—	$—	$—	$—	$(1,905)	$—	$—	$(1,905)

ESOP shares earned	—	209	180	—	—	—	—	389

Options exercised (2,475 shares)	—	(33)	—	—	75	—	—	42

Stock awards earned and related tax benefit	—	36	—	271	—	—	—	307

Dividends declared ($.48 per share)	—	—	—	—	—	(557)	—	(557)

Comprehensive income
Net income	—	—	—	—	—	915	—	915
Unrealized loss on securities available for sale, net of reclassification and tax effects	—	—	—	—	—	—	(2,000)	(2,000)

Total comprehensive loss								(1,085)

Balance at December 31, 2005	$22	$23,166	$(852)	$(203)	$(30,015)	$31,751	$(2,554)	$21,315

See accompanying notes to consolidated financial statements.

23.

FIRST FEDERAL BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2005, 2004, and 2003

(Dollars in thousands)

	2005	2004	2003
Cash flows from operating activities
Net income	$915	$1,799	$2,832
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	256	259	230
Loss (gain) on sale of real estate owned	(51)	12	(11)
Net amortization of premiums and discounts	131	133	71
ESOP compensation expense	389	503	472
Stock award compensation expense	271	271	271
Amortization of intangible assets	40	40	40
Provision for loan losses	303	—	90
Deferred income taxes	106	—	107
Federal Home Loan Bank stock dividends	(79)	(89)	(96)
Net gain on sale of securities	(222)	(576)	(599)
Gain on sale of branch	—	—	(428)
Net changes in
Accrued interest receivable and other assets	(30)	(850)	7
Deferred loan (fees) costs	(45)	5	27
Accrued interest payable and other liabilities	332	986	131

Net cash from operating activities	2,316	2,493	3,144

Cash flows from investing activities
Net change in time deposits in other financial institutions	99	—	—
Purchase of securities available for sale	(9,905)	(65,844)	(147,666)
Principal paydowns on mortgage-backed securities	16,774	16,676	19,907
Sale of Federal Home Loan Mortgage Corporation stock	239	20	—
Purchase of Federal Home Loan Bank stock	(42)	(85)	(175)
Proceeds from maturities of securities available for sale	90	10,609	38,755
Proceeds from sales of securities available for sale	5,399	36,699	52,494
Dividend reinvestments	(738)	(1,055)	(886)
Purchase of loans	(37,354)	(4,039)	(7,137)
Sale of loans	2,104	—	—
Net (increase) decrease in loans receivable	(7,894)	(624)	24,827
Proceeds from sale of real estate owned	585	298	641
Payments for sale of branch	—	—	(6,103)
Purchase of property and equipment	(85)	(195)	(506)

Net cash from investing activities	(30,728)	(7,540)	(25,849)

(Continued)

24.

FIRST FEDERAL BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2005, 2004, and 2003

(Dollars in thousands)

	2005	2004	2003
Cash flows from financing activities
Net increase in deposits	$17,517	$1,861	$14,607
Net change in advances from borrowers for taxes and insurance	33	47	(30)
Advances from the Federal Home Loan Bank	14,192	4,450	4,000
Repayment of Federal Home Loan Bank advances	(2,454)	(4,000)	(2,000)
Proceeds from subordinated debentures	—	7,217	—
Purchase of treasury stock	(1,905)	(18,969)	(7,333)
Dividends paid	(602)	(698)	(760)
Exercise of stock options	42	402	518

Net cash from financing activities	26,823	(9,690)	9,002

Net change in cash and cash equivalents	(1,589)	(14,737)	(13,703)

Cash and cash equivalents
Beginning of year	14,387	29,124	42,827

End of year	$12,798	$14,387	$29,124

Supplemental disclosures of cash flow information
Cash paid during the year for Interest	$7,995	$6,044	$6,677
Taxes, net of refunds	261	627	1,362
Transfer of loans to real estate owned	856	262	502
Transfer of securities to available for sale from held to maturity at fair value	—	—	24,471
Due to broker	—	—	9,000

See accompanying notes to consolidated financial statements.

25.

FIRST FEDERAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005 and 2004

(Tables in thousands, except share and per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The accompanying consolidated financial statements include the accounts of First Federal Bancshares, Inc. (“the Company”) and its wholly owned subsidiary, First Federal Bank (“the Bank”). All significant intercompany transactions and balances are eliminated in consolidation.

Nature of Operations: The only business of the Company is the ownership of the Bank. The Bank provides a full range of banking and related financial services to individual and corporate business customers located primarily in west central Illinois and northeast Missouri. The Bank’s primary deposit products are demand deposits and time and savings accounts. Its primary lending products are commercial and residential real estate loans to customers who are predominantly small and middle market businesses and individuals. The accounting and reporting policies of the Company are based upon accounting principles generally accepted in the United States of America and conform to predominant practices within the banking industry. Significant accounting policies followed by the Company are presented below.

Use of Estimates: In preparing consolidated financial statements in conformity with U.S. generally accepted accounting principles, management must make estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported for assets, liabilities, income, and expenses, as well as affecting the disclosures provided. Actual results could differ from the current estimates. The collectibility of loans, fair values of financial instruments, evaluation of other-than-temporary impairment of securities, impairment of goodwill, and status of contingencies are particularly subject to change.

Statement of Cash Flows: Cash and cash equivalents include cash on hand, and amounts due from banks under 90 days. The Bank reports net cash flows for customer loan transactions, deposit transactions, time deposits in other financial institutions, and advances from borrowers for taxes and insurance.

Interest-bearing Deposits in Other Financial Institutions: Interest-bearing deposits in other financial institutions mature within one year and are carried at cost.

Securities: All securities are classified as available for sale since the Company may decide to sell those securities in response to changes in market interest rates, liquidity needs, changes in yields or alternative investments, and for other reasons. Securities are carried at market value with unrealized gains and losses charged or credited, net of income taxes, to a valuation allowance included in other comprehensive income.

(Continued)

26.

FIRST FEDERAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005 and 2004

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

Loans: Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or market, as determined by outstanding commitments from investors. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings. Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments.

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

December 31, 2005 and 2004

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

Transfers of Financial Assets: Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Real Estate Owned: Assets acquired through or instead of loan foreclosure are initially recorded at fair value when acquired, establishing a new cost basis. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Costs after acquisition are expensed.

(Continued)

28.

FIRST FEDERAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005 and 2004

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

Goodwill and Other Intangible Assets: Goodwill results from business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified. No impairment was recognized in 2005 or 2004. Other intangible assets consist of core deposit and customer relationship assets arising from bank acquisition. These intangibles are initially measured at fair value and then are amortized on an accelerated method over their useful lives, estimated to be ten years.

Gain on Sale of Branch: The Bank completed the sale of its Mount Sterling, Illinois branch office on September 26, 2003. The sale included the assumption of approximately $6.2 million in deposits and miscellaneous other assets totaling approximately $106,000. A gain of $428,000, pre-tax, was recorded on the sale.

Federal Home Loan Bank (“FHLB”) Stock: The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

Long-Term Assets: Premises and equipment, core deposit and other intangible assets, and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Income Taxes: The Company and the Bank file consolidated income tax returns. Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

(Continued)

29.

FIRST FEDERAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005 and 2004

(Tables in thousands, except share and per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Equity: Stock dividends in excess of 20% are reported by transferring the par value of the stock issued from retained earnings to common stock. Stock dividends for 20% or less are reported by transferring the fair value, as of the ex-dividend date, of the stock issued from retained earnings to common stock and additional paid-in capital. Fractional share amounts are paid in cash with a reduction in retained earnings.

Dividend Restriction: Banking regulations require maintaining certain capital levels and may limit the dividends paid by the bank to the holding company or by the holding company to shareholders. These restrictions pose no practical limit on the ability of the bank or holding company to pay dividends at historical levels. (See Note 14 for more specific disclosures related to national banks or savings associations.)

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

Employee Stock Ownership Plan (“ESOP”): The cost of shares issued to the ESOP but not yet allocated to participants is presented in the consolidated balance sheet as a reduction of shareholders’ equity. Compensation expense is recorded based on the market price of the shares as they are committed to be released for allocation to participant accounts. The difference between the market price and the cost of the shares committed to be released is recorded as an adjustment to additional paid-in capital. Dividends on allocated ESOP shares reduce retained earnings; dividends on unallocated ESOP shares reduce debt.

Shares are considered outstanding in earnings per share calculations as they are committed to be released, unallocated shares are not considered outstanding.

(Continued)

30.

FIRST FEDERAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005 and 2004

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

For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options’ vesting period.

	Year Ended December 31,
	2005	2004	2003
Net income as reported	$915	$1,799	$2,832
Deduct: stock-based compensation expense determined under fair value-based method	101	93	90

Pro forma net income	814	1,706	2,742
Earnings per share as reported
Basic	.80	1.30	1.58
Diluted	.76	1.21	1.48
Pro forma earnings per share
Basic	.71	1.23	1.52
Diluted	.68	1.15	1.44

(Continued)

31.

FIRST FEDERAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005 and 2004

(Tables in thousands, except share and per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The pro forma effects are computed using option pricing models, using the following weighted-average assumptions as of grant date. No options were granted during 2005.

	2004	2003
Options granted	12,701	3,000
Weighted average fair value of stock options granted	$6.58	$3.26
Assumptions used:
Risk-free interest rate	3.48%	2.94%
Expected option life	5 years	5 years
Expected stock price volatility	25.10%	12.80%
Expected dividend yield	1.56%	1.55%

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

Effect of Newly Issued But Not Yet Effective Accounting Standards: SFAS No. 123R requires all public companies to record compensation cost for stock options provided to employees in return for employee service. The cost is measured at the fair value of the options when granted, and this cost is expensed over the employee service period, which is normally the vesting period of the options. This will apply to awards granted or modified beginning in 2006. Compensation cost will also be recorded for prior option grants that vest after the date of adoption. The effect on results of operations will depend on the level of future option grants and the calculation of the fair value of the options granted at such future date, as well as the vesting periods provided. Existing options that will vest after adoption date are expected to result in additional compensation expense of approximately $165,000 in 2006, $19,000 in 2007, $19,000 in 2008, and $17,000 in 2009.

(Continued)

32.

FIRST FEDERAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005 and 2004

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

NOTE 2 - SECURITIES

The fair value of securities available for sale and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows:

	Estimated Fair Value	Gross Unrealized Gains	Gross Unrealized Losses
2005
U.S. government agency	$26,407	$20	$(1,185)
SBA	1,751	—	(10)
Corporate bonds	5,868	—	(232)
State and municipal obligations	7,296	137	(22)

	41,322	157	(1,449)
U.S. government agency mortgage-backed securities and collateralized mortgage obligations
FHLMC	10,110	6	(372)
FNMA	38,669	6	(1,538)
GNMA	14,547	3	(266)
Other	3,493	—	(91)

	66,819	15	(2,267)

(Continued)

33.

FIRST FEDERAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005 and 2004

(Tables in thousands, except share and per share data)

NOTE 2 - SECURITIES (Continued)

	Estimated Fair Value	Gross Unrealized Gains	Gross Unrealized Losses
Marketable equity securities
FHLMC stock	$531	$503	$—
Mortgage securities fund	18,223	—	(911)
Adjustable rate mortgage securities fund	9,127	—	(203)
Ultra Fund	1,001	—	(20)

	28,882	503	(1,134)

Total	$137,023	$675	$(4,850)

2004
U.S. government agency	$26,932	$88	$(727)
SLMA bonds	2,555	—	(13)
Corporate bonds	6,036	—	(64)
State and municipal obligations	7,520	256	(6)

	43,043	344	(810)
U.S. government agency mortgage-backed securities and collateralized mortgage obligations
FHLMC	12,768	16	(116)
FNMA	44,024	59	(708)
GNMA	18,390	24	(135)
Other	3,976	—	(10)

	79,158	99	(969)
Marketable equity securities
FHLMC stock	907	867	—
Mortgage securities fund	18,285	—	(344)
Adjustable rate mortgage securities fund	9,232	—	(81)
Ultra Fund	1,435	—	(11)

	29,859	867	(436)

Total	$152,060	$1,310	$(2,215)

During the first quarter of 2003, as a result of an acquisition, changes in the structure of the balance sheet and for asset/liability management purposes, management revised the Company’s policy to classify all securities as available for sale. Accordingly, all of its securities held to maturity were reclassified to available for sale. The securities that were reclassified had a book value of $24.2 million and a fair value of $24.5 million as of that date.

(Continued)

34.

FIRST FEDERAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005 and 2004

(Tables in thousands, except share and per share data)

NOTE 2 - SECURITIES (Continued)

Sales of available for sale securities were as follows:

	2005	2004	2003
Proceeds	$5,638	$36,699	$52,494
Gross gains	232	608	615
Gross losses	(10)	(32)	(16)

Securities with a carrying amount of $27,816 and $16,821 at year-end 2005 and 2004 were pledged to secure public deposits and for other purposes as required by law.

During 2001, the Company recorded an impairment loss of $596,000 related to certificates of deposit purchased through a broker who was charged by the SEC with securities fraud. The Company received a total of $452,000 in 2003 as distributions of receivership assets, representing 76% of the allowed claim. During 2004, the Company received distributions totaling $85,000. The distributions of receivership assets represent 90% of the allowed claim. These amounts are reflected as “recovery of impairment loss” in the accompanying consolidated statement of income.

The scheduled maturities of securities available for sale at year-end 2005 were as follows:

Fair Value
Due in one year or less	$184
Due after one year through five years	21,696
Due after five years through ten years	17,171
Due after ten years	2,271

Subtotal	41,322
Mortgage-backed securities	66,819
Marketable equity securities	28,882

Total	$137,023

(Continued)

35.

FIRST FEDERAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005 and 2004

(Tables in thousands, except share and per share data)

NOTE 2 - SECURITIES (Continued)

Securities with unrealized losses at year-end 2005 and 2004 aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position are as follows:

	Less Than 12 Months		12 Months or More		Total
2005	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss

U.S. government agency	$—	$—	$24,395	$(1,185)	$24,395	$(1,185)
SBA	—	—	1,751	(10)	1,751	(10)
Corporate bonds	—	—	5,868	(232)	5,868	(232)
State and municipal obligations	348	(3)	722	(19)	1,070	(22)
U.S. government agency mortgage- backed securities and collateralized mortgage obligations	13,833	(261)	52,459	(2,006)	66,292	(2,267)
Marketable equity securities	—	—	28,351	(1,134)	28,351	(1,134)

Total temporarily impaired	$14,181	$(264)	$113,546	$(4,586)	$127,727	$(4,850)

2004
U.S. government agency	$—	$—	$24,853	$(727)	$24,853	$(727)
SLMA bonds	—	—	2,390	(13)	2,390	(13)
Corporate bonds	2,077	(23)	3,959	(41)	6,036	(64)
State and municipal obligations	737	(5)	103	(1)	840	(6)
U.S. government agency mortgage- backed securities and collateralized mortgage obligations	53,142	(533)	16,161	(436)	69,303	(969)
Marketable equity securities	1,435	(187)	27,517	(249)	28,952	(436)

Total temporarily impaired	$57,391	$(748)	$74,983	$(1,467)	$132,374	$(2,215)

Unrealized losses on bonds have not been recognized into income because the issuer(s) bonds are of high credit quality, management is not aware of any specific credit risk issues, management has the intent and the Company has the ability to hold the bonds/funds through the expected recovery period, and the decline in fair value is largely due to increases in market interest rates. The fair value is expected to recover as the bonds/funds approach their maturity date and/or market rates decline. The mortgage securities fund, which holds U.S. government bonds, is inversely sensitive to interest rate movements with U.S. five-year treasury notes. Historical performance supports that the fund is expected to recover within normal interest rate cycles. The adjustable rate mortgage securities fund holds mortgage-backed securities and is inversely sensitive to short-term rates. The fund is expected to recover as short-term interest rates stabilize or decline.

(Continued)

36.

FIRST FEDERAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005 and 2004

(Tables in thousands, except share and per share data)

NOTE 3 - LOANS RECEIVABLE

Loans receivable consist of the following:

	2005	2004
First mortgage loans
One- to four-family	$111,267	$84,098
Multi-family and commercial	49,469	34,962
Construction	1,904	3,305

Total first mortgage loans	162,640	122,365
Commercial loans	7,526	6,932
Consumer loans
Automobile	5,976	5,075
Home improvement	413	484
Share loans	1,524	1,282
Other	1,153	1,025

Total consumer loans	9,066	7,866

Total loans	179,232	137,163
Add
Real estate in judgment	—	20
Unearned premiums	160	—
Less
Unearned discounts	(71)	(66)
Deferred loans costs, net	201	156
Allowance for loan losses	(971)	(942)

Loans receivable, net	$178,551	$136,331

The Bank makes commercial and residential real estate loans, commercial business loans, and consumer loans to customers located primarily in the west central Illinois and northeast Missouri areas. Generally, the loans are backed by collateral and are expected to be repaid from cash flow or proceeds from the sale of selected assets of the borrowers.

Activity in the allowance for loan losses is summarized as follows:

	2005	2004	2003
Balance at beginning of year	$942	$963	$976
Provision charged to income	303	—	90
Charge-offs	(338)	(96)	(189)
Recoveries	64	75	86

Balance at end of year	$971	$942	$963

(Continued)

37.

FIRST FEDERAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005 and 2004

(Tables in thousands, except share and per share data)

NOTE 3 - LOANS RECEIVABLE (Continued)

There were no impaired loans at year-end 2005 or 2004. Differences in interest income recorded on the cash basis on nonaccrual loans for the years ended 2005, 2004, and 2003 and the amounts that would have been recorded if interest on such nonaccrual loans had been accrued were not material to the consolidated financial statements.

Nonperforming loans were as follows:

	2005	2004
Loans past due over 90 days still on accrual	$1,086	$902
Nonaccrual loans	34	929

Nonperforming loans includes both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

Loans to principal officers, directors, and their affiliates in 2005 were as follows:

	2005	2004
Beginning balance	$575	$525
New loans	76	498
Repayments	(99)	(448)

Ending balance	$552	$575

NOTE 4 - LOAN SERVICING

Mortgage loans serviced for the Federal Home Loan Bank are not included in the accompanying consolidated financial statements. The unpaid principal balances of these loans totaled $51,061,000 and $45,881,000 at year-end 2005 and 2004.

(Continued)

38.

FIRST FEDERAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005 and 2004

(Tables in thousands, except share and per share data)

NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	2005	2004
Land, buildings, and improvements	$4,481	$4,477
Furniture, fixtures, and equipment	2,097	2,026

	6,578	6,503
Less accumulated depreciation	(3,278)	(3,032)

Total	$3,300	$3,471

NOTE 6 - INTANGIBLE ASSETS

Goodwill and other intangible assets resulted from the 2002 acquisition of PFSB Bancorp, Inc. Goodwill is not deductible for tax purposes. Intangible assets consist primarily of a core deposit intangible, which is being amortized over ten years on an accelerated basis. Intangible assets are reported net of accumulated amortization of $122,000, $83,000 and $43,000 at year-end 2005, 2004, and 2003. Estimated amortization for intangibles for each of the next five years is approximately $40,000.

NOTE 7 - DEPOSITS

Certificate of deposit accounts with balances of $100,000 or more totaled approximately $32,419,000 and $31,629,000 at year-end 2005 and 2004. Deposits greater than $100,000 are not federally insured.

Scheduled maturities of certificates of deposit at year-end 2005 were as follows:

2006	$119,778
2007	45,711
2008	16,018
2009	10,574
2010	4,200
Thereafter	105

Total	$196,386

At year-end 2005 and 2004, deposits to related parties were approximately $1,097,000 and $1,495,000.

(Continued)

39.

FIRST FEDERAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005 and 2004

(Tables in thousands, except share and per share data)

NOTE 8 - FEDERAL HOME LOAN BANK ADVANCES

Federal Home Loan Bank advances consist of:

Maturity Date	Fixed Rate	2005	2004
January 31, 2006	3.41%	$2,000	$—
June 14, 2006	3.96%	5,000	—
February 20, 2007	4.43%	3,000	—
September 24, 2007	3.38%	4,000	4,000
June 24, 2008	4.19%	3,000	—
August 3, 2015	5.07%	223	—
December 1, 2015	5.16%	965	—
Matured January 2005	4.40%	—	2,000
Matured September 2005	2.67%	—	450

		$18,188	$6,450

The Bank maintains a collateral pledge agreement covering secured advances whereby the Bank has agreed to at all times keep on hand, free of all other pledges, and encumbrances, securities issued, insured or guaranteed by the U.S. government or any agency thereof, with an aggregate market value of no less than 95% of the outstanding secured advances.

Scheduled repayments and maturities at year-end 2005 were as follows:

2006	$7,087
2007	7,091
2008	3,095
2009	100
2010	106
2011	709

Total	$18,188

(Continued)

40.

FIRST FEDERAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005 and 2004

(Tables in thousands, except share and per share data)

NOTE 9 - SUBORDINATED DEBENTURES AND TRUST PREFERRED SECURITIES

On March 25, 2004, FFBI Capital Trust I (“the Trust”), a Delaware statutory trust sponsored by the Company, issued $7.0 million in the form of fixed/floating rate capital securities through a pooled trust preferred securities offering. The proceeds from this issuance, along with the Company’s $217,000 capital contribution for the Trust’s common securities, were used to acquire $7.2 million aggregate principal amount of the Company’s fixed/floating rate junior subordinated deferrable interest debentures due 2034 (“the Debentures”), which constitute the sole asset of the Trust. Prior to April 7, 2009 the interest rate on the Debentures and the capital securities is fixed at a rate of 5.838% and on or after April 7, 2009 the interest rate on the Debentures is variable and adjustable quarterly at 2.80% over the three-month LIBOR. The stated maturity of the Debentures is April 6, 2034. In addition, the Debentures are subject to redemption at par at the option of the Company, subject to prior regulatory approval, in whole or in part on any interest payment date on or after April 7, 2009.

Under U.S. generally accepted accounting principles, the trust is not consolidated with the Company. Accordingly, the Company reports as liabilities the subordinated debentures issued by the Company and held by the trust.

(Continued)

41.

FIRST FEDERAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005 and 2004

(Tables in thousands, except share and per share data)

NOTE 10 - INCOME TAXES

An analysis of the provision for income taxes is as follows:

	2005	2004	2003
Current	$59	$1,256	$1,444
Deferred	458	(170)	107

	$517	$1,086	$1,551

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at year-end 2005 and 2004 are as follows:

	2005	2004
Deferred tax assets
Allowance for loan losses	$377	$366
Stock awards	81	106
Unrealized losses on securities available for sale	1,621	351
Other	39	223

Total deferred tax assets	2,118	1,046
Deferred tax liabilities
Deferred loan costs	(78)	(61)
Depreciation	(207)	(189)
Federal Home Loan Bank stock dividends	(209)	(176)
Purchase accounting adjustments	(108)	(35)
Other	(119)	—

Total deferred tax liabilities	(721)	(461)

Net deferred tax asset	$1,397	$585

No valuation has been recorded as management believes that it is more likely than not that the deferred tax asset will be fully realized.

(Continued)

42.

FIRST FEDERAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005 and 2004

(Tables in thousands, except share and per share data)

NOTE 10 - INCOME TAXES (Continued)

A reconciliation of the federal statutory tax rate of 34% for the years ended 2005 and 2004 to the effective tax rate on income before income taxes is as follows:

	2005		2004		2003
	Amount	Percent	Amount	Percent	Amount	Percent
Tax expense at statutory rate	$487	34.0%	$981	34.0%	$1,490	34.0%
Tax-exempt interest income	(91)	(6.4)	(89)	(3.1)	(93)	(2.1)
State income taxes, net of federal	36	2.5	58	2.0	30	0.7
ESOP expense	70	4.9	110	3.8	101	2.3
Other	15	1.1	26	0.9	23	0.5

Tax expense at effective rate	$517	36.1%	$1,086	37.6%	$1,551	35.4%

Retained earnings at year-end 2005 include allocations for federal income tax purposes representing tax bad debt deductions of approximately $2,300,000 through year-end 2005, on which no tax has been paid and no deferred federal income taxes have been provided. Reductions of amounts so allocated for purposes other than tax bad debt losses will create income for tax purposes only, which will be subject to the then current corporate income tax rate.

NOTE 11 - LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year-end.

	2005	2004
Commitments to make loans	$1,083	$1,728
Unused lines of credit and letters of credit	5,163	4,106
Construction loans in process	2,227	326

Commitments to make loans are generally made for periods of 60 days or less. At year-end 2005, the Company had $447,000 in fixed rate commitments to extend credit ranging from 6.5% to 7.0% and maturities ranging from six months to thirty years. At year-end 2004, the Company did not have any fixed rate commitments to extend credit. Since many commitments expire without being used, the amounts above do not necessarily represent future cash commitments. Collateral may be obtained upon exercise of a commitment. The amount of collateral is determined by management and may include commercial and residential real estate and other business and consumer assets.

(Continued)

43.

FIRST FEDERAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005 and 2004

(Tables in thousands, except share and per share data)

NOTE 12 - PENSION PLAN

The Company participates in a multi-employer defined benefit pension plan. The plan provides benefits to substantially all employees. The plan is funded through contributions to a nationwide plan for savings and loan associations. Pension expense was $407,000, $322,000, and $224,000 during the years ended 2005, 2004, and 2003. Under ERISA, a contributor to a multi-employer pension plan may be liable in the event of complete withdrawal for the benefit payments guaranteed under ERISA, but there is no intention to withdraw.

NOTE 13 - STOCK-BASED COMPENSATION PLANS

ESOP: The Company maintains an ESOP for the benefit of substantially all employees. Shares issued to the ESOP are allocated to ESOP participants based on principal and interest repayments made by the ESOP on a loan from the Company. The loan, which had a balance of $1,061,000 at year-end 2005, is secured by shares purchased with the loan proceeds and will be repaid by the ESOP with funds from the Company’s discretionary contributions to the ESOP and earnings on the ESOP’s assets. Principal payments are scheduled to occur over a ten-year period. However, in the event the Company’s contributions exceed the minimum debt service requirements, additional principal payments will be made.

During 2005, 2004, and 2003, 17,940 shares of stock each year with an average fair value of $21.60, $28.05, and $26.37 per share were committed to be released, resulting in ESOP compensation expense of $389,000, $504,000, and $472,000 respectively. During 2005, 3,066 shares were released from the plan for terminated employees. Shares held by the ESOP at December 31 are as follows:

	2005	2004
Allocated shares	86,823	71,949
Unallocated shares	85,215	103,155

Total ESOP shares	172,038	175,104

Fair value of unallocated shares	$1,576	$2,219

Stock Option Plan: The Company adopted a stock-based incentive plan during 2001 under the terms of which 224,250 shares of common stock were reserved for issuance. The options become exercisable in equal installments over a five-year period from the date of grant. The options expire ten years from the date of grant.

(Continued)

44.

FIRST FEDERAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005 and 2004

(Tables in thousands, except share and per share data)

NOTE 13 - STOCK-BASED COMPENSATION PLANS (Continued)

A summary of the status of the stock option plan is presented below:

	2005		2004		2003
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	211,491	$15.18	223,850	$14.16	253,760	$13.86
Granted	—	—	12,701	22.50	3,000	20.01
Exercised	2,475	14.37	25,060	10.29	32,910	11.96

Outstanding at end of year	209,016	$15.19	211,491	$15.18	223,850	$14.16

Options exercisable at year-end	155,349		112,976		95,729
Weighted average fair value of options granted during year				$6.58		$3.26
Average remaining option term		6.1 years		7.1 years		7.7 years

Options outstanding at year-end 2005 were as follows:

	Outstanding
Exercise Prices	Number	Weighted Average Remaining Contractual Life	Exercisable Number
$8.52	13,521	5 years	13,521
$15.10	179,794	6 years	138,087
$20.01	3,000	7 years	1,200
$22.50	12,701	9 years	2,541

Outstanding at year end	209,016		155,349

Restricted Stock Plan: Pursuant to its 2001 stock-based incentive plan, the Company awarded 89,700 shares of restricted stock during 2001. These shares vest over a five-year period. The unamortized cost of shares not yet earned (vested) is reported as a reduction of shareholders’ equity. Compensation expense for restricted stock awards totaled $270,894 for all three years ended year-end 2005, 2004, and 2003.

(Continued)

45.

FIRST FEDERAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005 and 2004

(Tables in thousands, except share and per share data)

NOTE 14 - REGULATORY CAPITAL REQUIREMENTS

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

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2005 and 2004, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.

There are no conditions or events since that notification that management believes have changed the institution’s category.

The Bank’s actual and required capital amounts and ratios are presented below at year end:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2005
Total capital (to risk-weighted assets)	$24,919	15.52%	$12,847	8.0%	$16,059	10.0%
Tier I capital (to risk-weighted assets)	24,486	15.25	6,424	4.0	9,635	6.0
Tier I (core) capital (to adjusted total assets)	24,486	7.25	13,505	4.0	16,882	5.0

2004
Total capital (to risk-weighted assets)	$25,336	18.49%	$10,961	8.0%	$13,701	10.0%
Tier I capital (to risk-weighted assets)	24,512	17.89	5,480	4.0	8,221	6.0
Tier I (core) capital (to adjusted total assets)	24,512	7.93	12,357	4.0	15,447	5.0

(Continued)

46.

FIRST FEDERAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005 and 2004

(Tables in thousands, except share and per share data)

NOTE 14 - REGULATORY CAPITAL REQUIREMENTS (Continued)

The Company may pay dividends without restriction as a unitary thrift holding company. The Bank is subject to statutory dividend restrictions, which provide, in general, that the Bank may pay the current year’s earnings and the prior two years’ retained earnings without the prior approval of the Office of Thrift Supervision (“OTS”). The Bank requested and obtained approval of the OTS to pay dividends of $2,000,000, $6,000,000, and $8,000,000 to the Company in 2005, 2004, and 2003 respectively. Because of the large dividends paid in the past few years, the Bank will be required to obtain prior approval to pay dividends in 2006.

NOTE 15 - EARNINGS PER SHARE

The following is a reconciliation of the numerator and denominator of the earnings per common share computation.

	2005	2004	2003
Net income attributable to common shareholders	$915	$1,799	$2,832

Weighted average common shares outstanding for basic earnings per common share	1,146,385	1,385,193	1,798,428
Add: dilutive effects of assumed exercises of stock options and stock awards	57,636	98,692	110,845

Average shares and dilutive potential common shares	1,204,021	1,483,885	1,909,273

Basic earnings per share	$.80	$1.30	$1.58

Diluted earnings per share	$.76	$1.21	$1.48

(Continued)

47.

FIRST FEDERAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005 and 2004

(Tables in thousands, except share and per share data)

NOTE 16 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The approximate carrying amount and estimated fair value of financial instruments at year-end 2005 and 2004 are as follows:

	2005		2004
	Approximate Carrying Amount	Estimated Fair Value	Approximate Carrying Amount	Estimated Fair Value
Financial assets
Cash and cash equivalents	$12,798	$12,798	$14,387	$14,387
Time deposits in other financial Institutions	196	196	295	295
Securities available for sale	137,023	137,023	152,060	152,060
Loans receivable, net	178,551	178,903	136,331	137,902
Federal Home Loan Bank stock, at cost	1,682	1,682	1,562	1,562
Accrued interest receivable	1,606	1,606	1,363	1,363

Financial liabilities
Deposits	$291,228	$291,271	$273,711	$274,665
Advance payments by borrowers for taxes and insurance	217	217	184	184
Federal Home Loan Bank advances	18,188	18,018	6,450	6,434
Subordinated Debentures	7,217	6,871	7,217	7,368
Accrued interest payable	754	754	592	592

The methods and assumptions used to estimate fair value are described as follows:

Carrying amount is the estimated fair value for cash and cash equivalents, time deposits in other institutions, short-term borrowings, Federal Home Loan Bank stock, accrued interest receivable and payable, demand deposits, short-term debt, and variable rate loans or deposits that reprice frequently and fully. Security fair values are based on market prices or dealer quotes and, if no such information is available, on the rate and term of the security and information about the issuer. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. Fair value of debt is based on current rates for similar financing. The fair value of off balance sheet items is not considered material.

(Continued)

48.

FIRST FEDERAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005 and 2004

(Tables in thousands, except share and per share data)

NOTE 17 - OTHER COMPREHENSIVE LOSS

Other comprehensive loss components and related taxes were as follows:

	December 31,
	2005	2004	2003
Unrealized holdings losses on securities available for sale	$(3,048)	$(651)	$(2,292)
Reclassification adjustments for net gains recognized in income	(222)	(576)	(599)

Net unrealized losses	(3,270)	(1,227)	(2,891)
Tax effect	1,270	476	1,120

Other comprehensive loss	$(2,000)	$(751)	$(1,771)

NOTE 18 - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

CONDENSED BALANCE SHEET

December 31, 2005 and 2004

	2005	2004
ASSETS
Cash and cash equivalents	$888	$918
Securities available for sale	2,222	2,873
ESOP loan	1,061	1,230
Investment in bank subsidiary	23,798	25,845
Accrued interest receivable and other assets	810	718

	$28,779	$31,584

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accrued expenses and other liabilities	$7,464	$7,460
Shareholders’ equity	21,315	24,124

	$28,779	$31,584

(Continued)

49.

FIRST FEDERAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005 and 2004

(Tables in thousands, except share and per share data)

NOTE 18 - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS (Continued)

CONDENSED STATEMENT OF INCOME

For the years ended December 31

	2005	2004	2003
Income
Securities	$109	$120	$75
ESOP loan	111	127	140
Time deposits in other financial institutions	19	22	18
Dividend income from bank subsidiary	2,000	6,000	13,000
Loss on sale of securities	(10)	(21)	—
Other operating income	—	—	2

Total income	2,229	6,248	13,235

Expenses
Subordinated debentures	421	323	—
Other operating expenses	240	388	341

Total expenses	661	711	341

Income before income taxes and equity in over distributed earnings of bank subsidiary	1,568	5,537	12,894

Provision (benefit) for income taxes	(158)	(181)	(23)

Income before equity in over distributed earnings of bank subsidiary	1,726	5,718	12,917

Equity in over distributed earnings of bank subsidiary	(811)	(3,919)	(10,085)

Net income	$915	$1,799	$2,832

(Continued)

50.

FIRST FEDERAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005 and 2004

(Tables in thousands, except share and per share data)

NOTE 18 - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS (Continued)

CONDENSED STATEMENT OF CASH FLOWS

For the year ended December 31

	2005	2004	2003
Operating activities
Net income	$915	$1,799	$2,832
Adjustments to reconcile net income to net cash provided by operating activities
Equity in over distributed earnings of bank subsidiary	811	3,919	10,085
Net accretion	(1)	(1)	(3)
Dividend reinvestments	(81)	(91)	(27)
Loss on sale of securities	10	21	—
Change in other assets and liabilities	(32)	13,763	(7,010)

Net cash provided by operating activities	1,622	19,410	5,877

Investing activities
Purchase of securities available for sale	—	(6,000)	(1,000)
Paydowns on mortgage-backed securities	61	184	688
Proceeds from sales of securities available for sale	633	5,600	—
Capital contribution to bank subsidiary	(50)	(53)	(57)
Payment received on loan to ESOP	169	154	140

Net cash provided by investing activities	813	(115)	(229)

Financing activities
Purchase of treasury stock	(1,905)	(18,969)	(7,333)
Exercise of options	42	402	518
Dividends paid	(602)	(698)	(760)

Net cash used in financing activities	(2,465)	(19,265)	(7,575)

Net change in cash and cash equivalents	(30)	30	(1,927)

Cash and cash equivalents at beginning of year	918	888	2,815

Cash and cash equivalents at end of year	$888	$918	$888

(Continued)

51.

FIRST FEDERAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005 and 2004

(Tables in thousands, except share and per share data)

NOTE 19 - QUARTERLY FINANCIAL DATA (UNAUDITED)

	Interest Income	Net Interest Income	Net Income	Basic Earnings Per Share
2005
First quarter	$3,680	$1,929	$285	$0.24
Second quarter	3,812	1,892	289	0.26
Third quarter (1)	4,049	1,880	142	0.13
Fourth quarter	4,093	1,776	199	0.17
2004
First quarter	$3,589	$2,143	$568	$0.34
Second quarter (2)	3,612	2,108	248	0.16
Third quarter (3)	3,592	2,046	460	0.39
Fourth quarter (4)	3,657	2,001	523	0.45

(1)	During the third quarter 2005, the Company recorded $7,000 in net losses on the sale of securities compared to $225,000 net gains recorded in the second quarter 2005.
(2)	During the second quarter 2004, the Company recorded $4,000 in net gains on the sale of securities compared to $380,000 recorded in the first quarter 2004.
(3)	During the third quarter 2004, the Company recorded $192,000 in net gains on the sale of securities compared to $4,000 during the second quarter 2004.
(4)	During the fourth quarter 2004, the Company recorded a tax benefit as a result of filing a consolidated tax return for 2004.

NOTE 20 - TENDER OFFER

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

(Continued)

52.

FIRST FEDERAL BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005 and 2004

(Tables in thousands, except share and per share data)

NOTE 20 - TENDER OFFER (Continued)

The aggregate cost of the purchase totaled $18.9 million, including fees and expenses of approximately $157,000. The tender offer was financed with proceeds of the trust preferred securities issued by the Company in a pooled offering, cash on hand and a $6.0 million capital distribution from First Federal Bank.

(Continued)

53.

DIRECTORS AND OFFICERS

Directors of First Federal Bancshares, Inc. and First Federal Bank	Principal Officers of First Federal Bancshares, Inc.	Principal Officers of First Federal Bank
Gerald L. Prunty	James J. Stebor	James J. Stebor
Chairman of the Board, First Federal Bank	President and Chief Executive Officer	President and Chief Executive Officer
Retired President, First Federal Bank

	Cathy D. Pendell	Cathy D. Pendell
	Treasurer	Sr. Vice President and Chief Financial Officer

Franklin M. Hartzell	Peggy L. Higgins	Peggy L. Higgins
Chairman of the Board, First Federal Bancshares, Inc.	Assistant Treasurer	Sr. Vice President and Treasurer
Partner in law firm Hartzell,
Glidden, Tucker & Hartzell

	Millie R. Shields	Millie R. Shields
	Corporate Secretary	Sr. Vice President and Secretary

Murrel Hollis
Ex-partner and retired president of Martin-Hollis Funeral Home

Dr. Stephan L. Roth		Mark Tyrpin
Retired family physician		Sr. Vice President

James J. Stebor
President and Chief Executive Officer

Richard D. Stephens
Retired attorney serving as Counsel to the law firm of Flack, McRaven & Stephens

B. Bradford Billings
President and Chief Executive Officer of Blessing Corporate Services, Inc.

Mark K. Bross
Chief Financial Officer of Chester Bross Construction Company, Mark Twain Redi- Mix, and LWK Trucking Company

Director Emeritus of
First Federal Bancshares, Inc. and
First Federal Bank

Eldon M. Snowden
Retired general manager and chief operating officer of McDonough Telephone Cooperative

54.

INVESTOR AND CORPORATE INFORMATION

Annual Meeting

The annual meeting of shareholders will be held at 2:00 p.m., on May 23, 2006 at the Quincy Holiday Inn located at 201 S. Third Street, Quincy, Illinois 62301.

Stock Listing

First Federal Bancshares, Inc. common stock is listed on the Nasdaq National Market under the symbol “FFBI.”

Price Range of Common Stock

The high and low bid prices and dividends paid per share of the common stock for each quarter during the last two fiscal years were as follows:

	2005			2004
Quarter Ended	High	Low	Dividend Declared	High	Low	Dividend Declared
March 31	$26.99	$21.55	$.12	$35.25	$32.85	$.11
June 30	25.10	18.83	.12	33.41	27.07	.11
September 30	22.65	19.23	.12	27.31	20.30	.11
December 31	20.48	17.02	.12	24.00	21.50	.11

			$.48			$.44

The stock price information set forth in the table above was provided by The Nasdaq Stock Market. The closing sale price of First Federal Bancshares, Inc.’s common stock on December 31, 2005 was $18.50.

At March 20, 2006, there were 1,160,039 shares of First Federal Bancshares, Inc. common stock outstanding (including unallocated ESOP shares) and there were 554 holders of record.

Shareholders and General Inquiries	Transfer Agent

Cathy D. Pendell First Federal Bancshares, Inc. P.O. Box 256 Colchester, Illinois 62326 (309) 776-3225	Computershare Investor Services 350 Indiana Street, Suite 800 Golden, CO 80401 (303) 262-0600

Annual and Other Reports

A copy of the First Federal Bancshares, Inc.’s Annual Report on Form 10-K without exhibits for the year ended December 31, 2005, as filed with the Securities and Exchange Commission, may be obtained without charge by contacting Cathy D. Pendell, First Federal Bancshares, Inc., P.O. Box 256, Colchester, Illinois 62326.

55.

OFFICE LOCATIONS

Main Office

109 East Depot Street

Colchester, Illinois 62326

Illinois Branch Offices

Quincy

2001 Maine Street

Quincy, Illinois 62301

Quincy

101 North 36th Street

Quincy, Illinois 62301

Macomb

430 West Jackson Street

Macomb, Illinois 61455

Bushnell

190 East Hurst Street

Bushnell, Illinois 61422

Missouri Branch Offices

Palmyra

123 W. LaFayette Street

Palmyra, Missouri 63461

Canton

600 Washington Street

Canton, Missouri 63435

Kahoka

180 S. Johnson Street

Kahoka, Missouri 63445

56.